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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on July 6, 2012

Registration No. 333-168105

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT
NO. 8 TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMC ENTERTAINMENT HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7832 (Primary Standard Industrial Classification Code Number)	26-0303916 (I.R.S. Employer Identification Number)

c/o AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105-1977
(816) 221-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kevin M. Connor, Esq.
Senior Vice President, General Counsel & Secretary
AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105
(816) 221-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:
Monica K. Thurmond, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Matthew D. Bloch, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000

         Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

         If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 6, 2012

                Shares

AMC Entertainment Inc.

Common Stock

        This is an initial public offering of shares of common stock of AMC Entertainment Inc. (formerly AMC Entertainment Holdings, Inc.). We are selling an aggregate of                  shares in this offering.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $        and $        per share. We have applied to list the common stock on a national securities exchange under the symbol "AMC".

        The underwriters have an option to purchase up to a maximum of                  additional shares of common stock from us.

        An affiliate of J.P. Morgan Securities LLC., one of the underwriters in this offering, is one of our principal stockholders: J.P. Morgan Partners, LLC, or JPMP. JPMP currently owns approximately    % of our common stock on a fully diluted basis and will own approximately    % of our common stock upon the completion of this offering (assuming the underwriters' option to purchase additional shares is not exercised). As a result of JPMP's current ownership interest in us, this offering is being conducted in accordance with the applicable provisions of the Financial Industry Regulatory Authority, or the FINRA, rules. These rules require, among other things, that the "qualified independent underwriter" (as such term is defined by the rules) participates in the preparation of the registration statement and prospectus and conducts due diligence. Goldman, Sachs & Co. is assuming the responsibilities of acting as the qualified independent underwriter in this offering.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 21.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Us

Per Share

Total

        Delivery of the shares of common stock will be made on or about                      , 2012.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

J.P. Morgan		Goldman, Sachs & Co.
Barclays	Citi	Credit Suisse	Deutsche Bank Securities

The date of this prospectus is                      , 2012.

        You should rely only on the information contained in or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

 MARKET AND INDUSTRY INFORMATION

        Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of our estimates based on data and reports compiled by industry professional organizations, including the Motion Picture Association of America, the National Association of Theatre Owners ("NATO"), Nielsen Media Research, Rentrak Corporation ("Rentrak"), industry analysts and our management's knowledge of our business and markets. Unless otherwise noted in this prospectus, all information provided by the Motion Picture Association of America is for the 2011 calendar year, all information provided by NATO is for the 2011 calendar year and all information provided by Rentrak is for the period ended March 29, 2012.

        Although we believe that the sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to changes based on various factors, including those discussed under "Risk Factors" in this prospectus.

ii

PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and our consolidated financial statements and accompanying notes.

        AMC Entertainment Holdings, Inc. ("Parent"), an entity created on June 6, 2007, is the sole stockholder of AMC Entertainment Inc. ("AMCE"). Upon completion of this initial public offering, AMCE will be merged with and into Parent, with Parent continuing as the surviving entity (the "Merger"). Parent will change its name to AMC Entertainment Inc. As used in this prospectus, unless the context otherwise requires, references to "we," "us," "our," the "Company," "AMC" or "AMC Entertainment" refer to Parent and its subsidiaries after giving effect to the Merger.

        As used in this prospectus, the term "pro forma" refers to, in the case of pro forma financial information, such information after giving pro forma effect to (i) the Merger and (ii) this offering and the use of proceeds therefrom and related transactions (collectively, the "Transactions"). Except as stated otherwise herein, the share data set forth in this prospectus reflects the reclassification of Parent's capital stock as described below under "—The Reclassification."

        Parent has a 52-week or 53-week fiscal year ending on the Thursday closest to March 31. Fiscal years 2009, 2010, 2011 and 2012 contained 52 weeks. Fiscal year 2008 contained 53 weeks.

Who We Are

        We are one of the world's leading theatrical exhibition companies. As of March 29, 2012, we owned, operated or held interests in 346 movie theatres with a total of 5,034 screens, approximately 99% of which were located in the United States and Canada. Our theatres are primarily located in major metropolitan markets, which we believe offer us strategic, operational and financial advantages. We also have a modern, highly productive theatre circuit that leads the theatrical exhibition industry in key asset quality and performance metrics, such as revenues per head and per theatre productivity measures. Our industry-leading performance is largely driven by the quality of our theatre sites, our operating practices, which focus on delivering the best customer experience through consumer-focused innovation, and, most recently, our implementation of premium sight and sound formats, which we believe will be key components of the future movie-going experience. As of March 29, 2012, we are the largest IMAX exhibitor in the world with a 45% market share in the United States and nearly twice the screen count of the second largest U.S. IMAX exhibitor, and each of our local IMAX installations is protected by geographic exclusivity.

        Approximately 200 million consumers have attended our theatres each year for the past five years. We offer these consumers a fully immersive out-of-home entertainment experience by featuring a wide array of entertainment alternatives, including popular movies, throughout the day and at different price points. This broad range of entertainment alternatives appeals to a wide variety of consumers across different age, gender, and socioeconomic demographics. For example, in addition to traditional film programming, we offer more diversified programming that includes independent and foreign films, performing arts, music and sports. We also offer food and beverage alternatives beyond traditional concession items, including made-to-order meals, customized coffee, healthy snacks and dine-in theatre options, all designed to create further service and selection for our consumers. We believe there is potential for us to further increase our annual attendance as we gain market share from other in-home and out-of-home entertainment options.

        Our large annual attendance has made us an important partner to content providers who want access and distribution to consumers. We currently generate 19% more estimated unique visitors per year (34.5 million) than HBO's subscribers (29 million) and 31% more than Netflix's subscribers (26.3 million) according to SNL Kagan, the December 31, 2011 Netflix Form 10-K and the Theatrical

Market Statistics 2011 report from the Motion Picture Association of America. Further underscoring our importance to content providers, according to Rentrak, over the past five calendar years we have represented approximately 17% to 20%, on average, of each of the six largest grossing studios' U.S. box office revenues. Average annual film rental payments to each of these studios ranged from approximately $100 million to $170 million.

        For the fiscal year ended March 29, 2012, we generated pro forma revenues of approximately $2.6 billion, pro forma Adjusted EBITDA (as defined on pages 18 and 19) of $368.0 million and pro forma loss from continuing operations of $78.0 million. For the fiscal year ended March 29, 2012, the fiscal year ended March 31, 2011 and the fiscal year ended April 1, 2010, we generated revenues of approximately $2.6 billion, $2.4 billion and $2.4 billion, respectively, Adjusted EBITDA (as defined on pages 18 and 19) of $368.0 million, $313.3 million and $364.0 million, respectively, and earnings (loss) from continuing operations of $(94.1) million, $(174.9) million and $87.4 million, respectively. For the fiscal years ended March 29, 2012 and March 31, 2011, we reported net earnings (loss) of $(94.1) million and $(174.3) million, respectively.

        We were founded in 1920 and since then have pioneered many of the theatrical exhibition industry's most important innovations, including the multiplex theatre format in the early 1960s and the North American megaplex theatre format in the mid-1990s. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews Cineplex Entertainment Corporation ("Loews"), General Cinema Corporation ("General Cinema") and, more recently, Kerasotes Showplace Theatres, LLC ("Kerasotes"), the acquisition of which is described under "—Recent Developments." Our historic growth has been driven by a combination of organic growth and acquisition strategies, in addition to strategic alliances and partnerships that highlight our ability to capture innovation and value beyond the traditional exhibition space. For example:

  •
  On April 1, 2011, we fully launched AMC Stubs™, a guest frequency program which allows members to earn rewards redeemable on future purchases at AMC locations. AMC Stubs is the first frequency program of its kind in the theatrical exhibition industry. As of March 29, 2012, AMC Stubs had 3.2 million members, which represents approximately 18% of our attendance during fiscal 2012;

  •
  In March 2011, we announced the launch of an innovative distribution company called Open Road Films along with another major theatrical exhibition chain. Open Road Films is a dynamic acquisition-based domestic theatrical distribution company that concentrates on wide-release movies including Killer Elite and The Grey, which were released during fiscal 2012;

  •
  In March 2005, we formed a joint venture with one of the major theatrical exhibition chains which combined our respective cinema screen advertising businesses into a company called National CineMedia, LLC ("NCM") and in July 2005, another of the major theatrical exhibition chains joined NCM as one of the founding members. As of March 29, 2012, we owned 17,323,782 common units in NCM, or a 15.47% ownership interest in NCM. All of our NCM membership units are redeemable for, at the option of NCM, cash or shares of common stock of National CineMedia, Inc. ("NCM, Inc.") on a share-for-share basis. The estimated fair market value of our units in NCM was approximately $264.4 million based on the closing price per share of NCM, Inc. on March 29, 2012 of $15.26 per share; and

  •
  We hold a 29% interest in Digital Cinema Implementation Partners LLC ("DCIP"), a joint venture charged with implementing digital cinema in the Company's theatres.

        Consistent with our history and culture of innovation, we believe we have pioneered a new way of thinking about theatrical exhibition: as a consumer entertainment provider. This vision, which introduces a strategic and marketing overlay to traditional theatrical exhibition, has been instrumental in driving and redirecting our future strategy.

 Our Competitive Strengths

        We believe our leadership in major metropolitan markets, superior asset quality and continuous focus on innovation and the guest experience have positioned us well to capitalize disproportionately on trends providing momentum to the theatrical exhibition industry as a whole, particularly the mass adoption of digital and 3D technologies. We believe we can gain additional revenue from the consumer by broadening our offerings to them and increasing our engagement with them. We can then enable marketers and partners, such as NCM, to engage with our guests, deriving further financial value and benefit. We believe our management team is uniquely equipped to execute our strategy to realize these opportunities, making us a particularly effective competitor in our industry and positioning us well for future growth. Our competitive strengths include:

        Broad National Reach.    Thirty-nine percent (39%) of Americans (or approximately 120 million consumers) live within 10 miles of an AMC theatre. This proximity and convenience, along with the affordability and diversity of our film product, drive approximately 200 million consumers into our theatres each year, or approximately 34.5 million unique visitors annually. We believe our ability to serve a broad consumer base across numerous entertainment occasions, such as teenage socializing, romantic dates and group events, is a significant competitive advantage. Our broad consumer reach, operating scale, access to diverse content and marketing platforms are valuable to content providers and marketers who want to access this broad and diverse audience.

        Major Market Leader.    We maintain the leading market share within our markets. As of March 29, 2012, we operated in 24 of the top 25 Designated Market Areas as defined by Nielsen Media Research ("DMAs") and had the number one or two market share in each of the top 15 DMAs, including New York City, Los Angeles, Chicago, Philadelphia, San Francisco, Atlanta and Dallas. In addition, 75% of our screens were located in the top 25 DMAs and 89% were located in the top 50 DMAs. Our strong presence in the top DMAs makes our theatres more visible and therefore strategically more important to content providers who rely on these markets for a disproportionately large share of box office receipts. According to Rentrak, during the 52 weeks ended March 29, 2012, 59% of all U.S. box office receipts were derived from the top 25 DMAs and 76% were derived from the top 50 DMAs. In some of our densely populated major metropolitan markets, we believe a scarcity of attractive retail real estate opportunities enhances the strategic value of our existing theatres. We also believe the complexity inherent in operating in these major metropolitan markets is a deterrent to other less sophisticated competitors, protecting our market share position.

        We believe that customers in our major metropolitan markets are generally more affluent and culturally diverse than customers in smaller markets. Traditionally, our strong presence in these markets has created a greater opportunity to exhibit a broad array of programming and premium formats, which we believe drives higher levels of attendance at our theatres. This has allowed us to generate higher per screen and per theatre operating metrics. For example, our average ticket price in the United States was $8.89 for our 52 weeks ended March 29, 2012, as compared to $7.93 for the industry as a whole for calendar year 2011.

        Modern, Highly Productive Theatre Circuit.    We believe the combination of our strong major market presence, focus on a superior guest experience and core operating strategies enables us to deliver industry-leading theatre level operating metrics. For the 52 weeks ended March 29, 2012, our theatre exhibition circuit in the United States generated attendance per average theatre of 580,000 (higher than any of our peers), revenues per average theatre of $7.5 million and operating cash flows before rent (defined as Adjusted EBITDA before rent and G&A-Other) per average theatre of $2.5 million. Over the past five fiscal years, we invested an average of $131.7 million per year to improve and expand our theatre circuit, contributing to the modern portfolio of theatres we operate today.

        Leader in Deployment of Premium Formats.    We also believe our strong presence in major markets and our highly productive theatre circuit allow us to take greater advantage of incremental revenue-generating opportunities associated with the premium services that are beginning to define the future of the theatrical business, including digital delivery, 3D projection, large screen formats, such as IMAX and our proprietary ETX offering, and alternative programming. As the industry's digital conversion accelerates, we believe we have established a differentiated leadership position in premium formats. For example, we are the world's largest IMAX exhibitor with 128 screens as of March 29, 2012, all of which are 3D enabled, and we expect to increase our IMAX screen count to 129 by the end of fiscal year 2013. We are able to charge a premium price for the IMAX experience, which, in combination with higher attendance levels, produces average weekly box office per print that is 300% greater than standard 2D versions of the same movie. The availability of IMAX and 3D content has increased significantly from calendar year 2005 to 2011. During this period, available 3D content increased from 3 titles to 45 titles, while available IMAX content increased from 5 titles to 19 titles. Industry film grosses for available 3D products increased from $191.0 million to approximately $3.0 billion, while industry film grosses for available IMAX products increased from $864.0 million to approximately $3.0 billion over this period. This favorable trend continues in calendar year 2012 with 36 3D titles and 13 IMAX titles, including highly successful franchise installments such as Journey 2: The Mysterious Island, Men in Black 3, Madagascar 3, The Amazing Spider Man, Ice Age: Continental Drift, Resident Evil 5, Silent Hill: Revelation,The Dark Knight Rises and The Great Gatsby. As reported in the May 6, 2012 issue of Box Office Analyst, the film release schedule for calendar year 2013 is beginning to solidify with 29 3D titles and 6 IMAX titles already announced, including sequels of high profile franchises such as Iron Man, Star Trek, Thor, Teenage Mutant Ninja Turtles and a 3D version of Jurassic Park. We expect that additional 3D and IMAX titles will be announced as the beginning of 2013 approaches.

        Innovative Growth Initiatives in Food and Beverage.    We believe our theatre circuit is better positioned than our peer competitors' to generate additional revenue from broader and more diverse food and beverage offerings, in part due to our markets' larger, more diverse and more affluent customer base and our management's extensive experience in guest services, specifically within the food and beverage industry. Our annual food and beverage sales exceed the domestic food service sales generated from 17 of the top 75 ranked restaurant chains in the U.S., while representing only approximately 27% of our total revenue. To capitalize on this opportunity, we have currently introduced one or more proprietary food and beverage offerings in 154 theatres as of March 29, 2012, and we intend to deploy these offerings across our theatre circuit based on the needs and specific circumstances of each theatre. Our wide range of food and beverage offerings feature expanded menus, enhanced concession formats and unique dine-in theatre options, which we believe appeals to a larger cross section of potential customers. For example, in fiscal 2009 we converted a small, six-screen theatre in Atlanta, Georgia to a dine-in theatre facility with full kitchen facilities, seat-side servers and a separate bar and lounge area. From fiscal 2008 to fiscal 2012, this theatre's attendance increased over 60%, revenues more than doubled, and operating cash flow and margins increased significantly. We plan to continue to invest in one or more enhanced food and beverage offerings across 85 to 110 theatres over the next three years.

        As of March 29, 2012, our food and beverage initiatives include:

  •
  Dine-in theatre concepts at 9 locations, which feature full kitchen facilities, seat-side servers and a separate bar and lounge area;

  •
  Concession Stand of the Future ("The Marketplace") at 6 locations, featuring self serve and premium concession items and specialty drinks;

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  Concession Freshen at 56 locations, which provides a guest friendly grab and go experience and creates visual interest and space for more products;

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  Better For You Merchandisers at 53 locations, addressing currently unmet guest needs by providing healthy choice concession items; and

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  Made To Order Hot Foods at 136 locations, including menu choices such as curly fries, chicken tenders and mozzarella sticks.

        Strong Cash Flow Generation.    We believe that our major market focus and highly productive theatre circuit have enabled us to generate significant cash flow provided by operating activities. For the 52 weeks ended March 29, 2012 our net cash provided by operating activities totaled $137.0 million. For the fiscal year ended March 31, 2011, our net cash (used in) operating activities totaled $(16.2) million. This strong cash flow will enable us to continue our deployment of premium formats and services and to finance planned capital expenditures without relying on the capital markets for funding. In addition, in future years, we expect to continue to generate cash flow sufficient to allow us to grow our revenues, maintain our facilities, service our indebtedness and make dividend payments to our stockholders.

        Management Team Uniquely Positioned to Execute.    Our management team has a unique combination of industry experiences and skill-sets, equipping them to effectively execute our strategies. Our CEO's broad experience in a number of consumer packaged goods and entertainment-related businesses expands our growth perspectives beyond traditional theatrical exhibition and has increased our focus on providing more value to our guests. Recent additions, including a Chief Marketing Officer, heads of Food and Beverage, Programming and Development/Real Estate and a Senior Vice President for Strategy and Strategic Partnerships, augment our existing deep bench of industry experience. The expanded breadth of our management team complements the established team that is focused on operational excellence, innovation and successful industry consolidation.

Our Strategy

        Our strategy is to leverage our modern theatre circuit and major market position to lead the industry in consumer-focused innovation and financial and operating metrics. The use of emerging premium formats and our focus on the guest experience give us a unique opportunity to leverage our theatre circuit and major market position across our platform. Our primary goal is to maintain our company's and the industry's social relevance and to offer consumers distinctive, affordable and compelling out-of-home entertainment alternatives that capture a greater share of their personal time and spend. We have a two-pronged strategy to accomplish this goal: first, drive consumer-related growth and second, focus on operational excellence.

        Drive Consumer-Related Growth

        Capitalize on Premium Formats.    Technical innovation has allowed us to enhance the consumer experience through premium formats such as IMAX and 3D. Our customers are willing to pay a premium price for this differentiated and superior entertainment experience. When combined with our major markets' customer base, the operating flexibility of digital technology will further enhance our capacity utilization and dynamic pricing capabilities. This will enable us to achieve higher ticket prices for premium formats, and provide incremental revenue from the exhibition of alternative content such as live concerts, sporting events, Broadway shows, opera and other non-traditional programming. We have already seen success from the Metropolitan Opera, with respect to which, during fiscal 2012, we programmed 42 performances in over 130 theatres and charged an average ticket price of $18. Within each of our major markets, we are able to charge a premium for these services relative to our smaller markets. We will continue to broaden our content offerings through the installation of additional IMAX, ETX and RealD systems and the presentation of attractive alternative content. For example:

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  We have the leading market share of IMAX 3D-enabled digital projection systems. We expect to increase our IMAX screen count to 129 by the end of fiscal year 2013. These IMAX projection systems are slated to be installed in many of our top performing locations in major U.S. markets, each of our local IMAX installations is protected by geographic exclusivity. There have been 13 IMAX titles announced for calendar year 2012.

  •
  As of March 29, 2012, we had installed 3,692 digital projectors in our existing theatre base, representing a 73% digital penetration in our theatre circuit. We intend to continue our rapid deployment of digital projectors through our arrangements with DCIP and expect to have installed over 4,300 digital projectors by the end of fiscal year 2013. We lease our digital projection systems from DCIP and therefore do not bear the majority of the cost of the digital projector rollout. Operating a digital theatre circuit provides numerous benefits, which include forming the foundation for 3D formats and alternative programming, allowing for more efficient film operations, lowering costs and enabling a better, more versatile advertising platform.

  •
  To complement our deployment of digital technology, in 2006 we partnered with RealD to install their 3D enabled systems in our theatres. As of March 29, 2012, we had 2,191 RealD, 128 IMAX and 17 ETX 3D-enabled systems. During the past year, 3D films have generated approximately 39% greater admissions revenues than the standard 2D versions of the same film, or approximately $3.27 additional revenue per ticket. There have been 36 3D titles announced for calendar year 2012.

  •
  During fiscal 2010, we introduced our proprietary large-screen digital format, ETX, and as of March 29, 2012 we operated at 17 locations. ETX features wall-to-wall screens that are 20% larger than traditional screens, a custom sound system that is three times more powerful than a traditional auditorium, and 3D-enabled digital projection with twice the clarity of high definition. We charge a premium price for the ETX experience, which, in combination with higher attendance levels, produces average weekly box office per print that is 200% more than standard 2D versions of the same movie, at approximately $5.38 additional revenue per ticket.

        Broaden and Enhance Food and Beverage Offerings.    To address consumer trends, we are expanding our menu of premium food and beverage products to include made-to-order meals, customized coffee, healthy snacks, alcohol and other gourmet products. We plan to invest across a spectrum of enhanced food and beverage formats, from simple, less capital-intensive concession design improvements to the development of new dine-in theatre options. We have successfully implemented our dine-in theatre offerings to rejuvenate theatres approaching the end of their useful lives as traditional movie theatres and also in some of our larger theatres to more efficiently leverage their additional capacity. The costs of these conversions in some cases are partially covered by investments from the theatre landlord. We plan to continue to invest in one or more enhanced food and beverage offerings across 85 to 110 theatres over the next three years.

        Maximize Guest Engagement and Loyalty.    In addition to differentiating the AMC Entertainment movie-going experience by deploying new sight and sound formats, as well as food and beverage offerings, we are also focused on creating differentiation through guest marketing. We are already the most recognized theatre exhibition brand, with almost 60% brand awareness in the United States. We are actively marketing our own "AMC experience" message to our customers, focusing on every aspect of a customer's engagement with AMC, from the moment a guest visits our website or purchases a ticket to the moment a guest leaves our theatre. We have also refocused our marketing to drive active engagement with our customers through a redesigned website, Facebook, Twitter, Short Message Service ("SMS") and push email campaigns. As of May 1, 2012, we had approximately 3.2 million "likes" on Facebook, and we engaged directly with our guests via close to 200 million emails in fiscal 2012. We have fully launched our new fee-based guest frequency program, AMC Stubs, on April 1, 2011. This new program replaces Moviewatcher Rewards, which ended fiscal 2011 with 1.5 million active members, many of which converted over to AMC Stubs. As of March 29, 2012, we had over 3.2 million AMC Stubs members, which represent approximately 18% of our attendance during fiscal 2012.

        Additional marketing initiatives include:

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  The ongoing continuous improvements of amctheatres.com, our Interactive Voice Response ("IVR") system, and expansion of our use of social medial channels to supplant traditional communication via newspapers with contemporary engagement platforms that offer comprehensive theatre, show time and movie-related information. Additional means of consumer engagement are being expanded to include email, social networking, Twitter and text messaging.

  •
  The addition of music, live sports and other special events to transform our buildings into full-fledged entertainment venues. This growing complement to traditional content has grown to 86 events in fiscal 2012, including the very popular Metropolitan Opera series.

  •
  Targeting film content to the ethnicities/lifestyles within individual theatre trade areas enables us to drive incremental traffic and create greater guest engagement. Our circuit-within-a-circuit initiative includes a number of guest profiles, including independent films, Latino, Bollywood, Asian/Korean and Urban genre of films.

        Focus on Operational Excellence

        Disciplined Approach to Theatre Portfolio Management.    We evaluate the potential for new theatres and, where appropriate, replace underperforming theatres with newer, more modern theatres that offer amenities consistent with our portfolio. We also intend to selectively pursue acquisitions where the characteristics of the location, overall market and facilities further enhance the quality of our theatre portfolio. We presently have no current plans, proposals or understandings regarding any such acquisitions. Historically, we have demonstrated a successful track record of integrating acquisitions such as Loews, General Cinema and Kerasotes. For example, our January 2006 acquisition of Loews combined two leading theatrical exhibition companies, each with a long history of operating in the industry, thereby increasing the number of screens we operated by 47%.

        Continue to Achieve Operating Efficiencies.    We believe that the size of our theatre circuit, our major market concentration and the breadth of our operations will allow us to continue to achieve economies of scale and further improve operating margins. Our operating strategies are focused on the following areas:

  •
  Leveraging our scale to lower our cost of doing business without sacrificing quality or the important elements of guest satisfaction. We have cost savings initiatives for procurement and other functions that allow for vendor consolidation, more targeted marketing and promotional efforts, energy management, and other programs that are expected to provide annual cost savings following March 29, 2012 of approximately $31.2 million.

  •
  Lowering occupancy costs in many of our facilities by renegotiating rental agreements with landlords, strictly enforcing co-tenancy provisions and effective auditing of common area billings. During fiscal 2009 through 2012 we renewed or renegotiated rental agreements at 99 locations. During this four year period, for these 99 locations we have reduced the aggregate annual rental amounts from the original terms by 24%, or approximately $20.0 million in total savings.

  •
  Maintaining our theatres to reduce deferred maintenance costs and lower future capital requirements that might otherwise be required to maintain our facilities in first class operating condition.

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  Creating and monetizing financial value from our strategic alliances and partnerships, such as NCM, DCIP, RealD and Open Road Films.

 Our Industry

        Movie-going is a compelling consumer out-of-home entertainment experience. Movie theatres currently garner a relatively small share of overall consumer entertainment time and spend, leaving significant room for further expansion and growth in the U.S. In addition, our industry benefits from available capacity to satisfy additional consumer demand without capital investment.

        As major studio releases have declined in recent years, we believe that companies like Open Road Films could fill an important gap that exists in the market today for consumers, movie producers and theatrical exhibitors by providing a broader availability of movies to consumers. Theatrical exhibitors are uniquely positioned to not only support, but also benefit from new distribution companies and content providers. We believe the theatrical exhibition industry is and will continue to be attractive for a number of key reasons, including:

        A Highly Popular and Affordable Out-of-Home Entertainment Experience.    Going to the movies has been and remains one of the most popular and affordable out-of-home entertainment options for decades. The estimated average price of a movie ticket was $7.93 in calendar 2011, considerably less than other out-of-home entertainment alternatives such as concerts and sporting events. In calendar 2011, attendance at indoor movie theatres in the United States and Canada was 1.3 billion. This contrasts to the 111.8 million combined annual attendance generated by professional baseball, basketball and football over the same period.

        Adoption of Digital Technology.    The theatrical exhibition industry is well underway in its overall conversion from film-based to digital projection technology. This digital conversion will position the industry with lower distribution and exhibition expenses, efficient delivery of alternative content and niche programming, and premium experiences for consumers. Digital projection also results in a premium visual experience for patrons, and digital content gives the theatre operator greater flexibility in programming. The industry will benefit from the conversion to digital delivery, alternative content, 3D formats and dynamic pricing models. As theatre exhibitors have adopted digital technology, the theatre circuits have shown enhanced productivity, profitability and efficiency. Digital technology has increased attendance and average ticket prices. Digital technology also facilitates live and pre-recorded networked and single-site meetings and corporate events in movie theatres and will allow for the distribution of live and pre-recorded entertainment content and the sale of associated sponsorships.

        Long History of Steady Growth.    The theatrical exhibition industry has produced steady growth in revenues over the past several decades. In recent years, net new build activity has slowed, and screen count has rationalized and is expected to decline in the near term before stabilizing, thereby increasing revenue per screen for existing theatres. The combination of the popularity of movie-going, its steady long-term growth characteristics and the industry's consolidation and relative maturity makes theatrical exhibition a high cash flow generating business today. Box office revenues in the United States and Canada have increased from $5.0 billion in 1989 to $10.2 billion in 2011, driven by increases in both ticket prices and attendance across multiple economic cycles. The industry has also demonstrated its resilience to economic downturns; during four of the last six recessions, attendance and box office revenues grew an average of 8.1% and 12.3%, respectively.

        Importance to Content Providers.    We believe that the theatrical success of a motion picture is often the key determinant in establishing the film's value in the other parts of the product life cycle, such as DVD, cable television, merchandising and other ancillary markets. For each $1.00 of theatrical box office receipts, an average of $1.33 of additional revenue is generated in the remainder of a film's product life cycle. As a result, we believe motion picture studios will continue to work cooperatively with theatrical exhibitors to ensure the continued value of the theatrical window.

 Recent Developments

Acquisition Agreement

        On May 20, 2012, Parent and Dalian Wanda Group Co., Ltd. ("Wanda"), a leading Chinese private conglomerate and China's largest investor in cultural and entertainment activities, announced that they had signed an agreement pursuant to which Wanda will acquire all of the outstanding equity interests in Parent. Upon the closing, Parent and AMCE will become wholly owned subsidiaries of Wanda (the "Proposed Acquisition").

        The Proposed Acquisition, which is subject to government approval in China and the United States, is valued at approximately $2.6 billion, including $277.6 million of cash on hand at Parent, which includes $272.3 million of cash on hand at AMCE. The consummation of the Proposed Acquisition is subject to customary closing conditions and the receipt of regulatory approvals.

        Wanda has provided to us copies of commitment letters evidencing financing commitments to Wanda which, together with Wanda's cash on hand, are sufficient to fully finance the Proposed Acquisition. None of Parent, AMCE or their subsidiaries will be obligors under any of the indebtedness entered into pursuant to such financing commitments.

        If the Proposed Acquisition is consummated as expected, this offering will not occur.

Consent Solicitation and Credit Agreement Amendment

        On June 22, 2012, AMCE announced that it had received the requisite consents from holders of each of its 8.75% Senior Notes due 2019 (the "Notes due 2019") and its 9.75% Senior Subordinated Notes due 2020 (the "Notes due 2020" and, together with the Notes due 2019, the "Notes") for (i) a waiver of the requirement for AMCE to comply with the "change of control" covenant in each of the Indenture governing the Notes due 2019 (the "2019 Indenture") and the Indenture governing the Notes due 2020 (the "2020 Indenture" and, together with the 2019 Indenture, the "Indentures") in connection with the Proposed Acquisition (the "Waivers"), including the Company's obligation to make a "change of control offer" in connection with the Proposed Acquisition with respect to each series of Notes, and (ii) certain amendments to each of the 2019 Indenture and the 2020 Indenture (the "Amendments"), to reflect the change in ownership going forward by adding Wanda and its affiliates to the definition of "Permitted Holder" under each of the Indentures.

        Each consent solicitation expired at 5:00 p.m., New York City time, on June 21, 2012 (the "Consent Date"). AMCE has been advised by Global Bondholder Services Corporation, as Information Agent and Tabulation Agent for the consent solicitations, that as of the Consent Date, consents were delivered and not revoked by holders of at least a majority in aggregate principal amount of each series of the outstanding Notes, voting as a separate class, excluding any Notes owned by AMCE or any of its affiliates. As a result, on June 21, 2012, AMCE and U.S. Bank National Association, as trustee under each of the Indentures, executed supplemental indentures (the "Supplemental Indentures") giving effect to the Waivers and Amendments, which will become operative upon payment of the applicable consent fee immediately prior to the closing of the Proposed Acquisition.

        On July 2, 2012, AMCE entered into a waiver and fourth amendment to its credit agreement dated as of January 26, 2006 (the "Credit Agreement") to, among, other things: (i) waive a certain specified default that would otherwise occur upon the change of control effected by the Proposed Acquisition, (ii) permit AMCE to change its fiscal year after completion of the Proposed Acquisition, (iii) reflect the change in ownership going forward by restating the definition of "Permitted Holder" to include only Wanda and its affiliates under the Credit Agreement in connection with the Proposed Acquisition, (iv) provide for a minimum LIBOR percentage of 1.00%, from, and only after, the completion of the Proposed Acquisition, to the $476.6 million Term Loan B-2 due December 2016 ("Term Loan due 2016"), and (v) provide for an interest rate of L+375 basis points to the $300 million

Term Loan B-3 due January 2018 ("Term Loan due 2018"), from and only after, the completion of the Proposed Acquisition.

        If the closing of the Proposed Acquisition occurs, AMCE currently intends to retire or redeem all of its outstanding 8% Senior Subordinated Notes due 2014 at par on the earliest practicable date following the closing of the Proposed Acquisition, using a combination of cash on hand and funds contributed to AMCE by Wanda.

Holdings Merger

        On March 31, 2011, Marquee Holdings Inc. ("Holdings"), a direct, wholly-owned subsidiary of Parent and a holding company, the sole assets of which consisted of the capital stock of AMCE, was merged with and into Parent, with Parent continuing as the surviving entity (the "Holdings Merger"). As a result of the merger, AMCE became a direct subsidiary of Parent.

Theatre and Other Closures

        During the fourth quarter of our fiscal year ending March 31, 2011, we evaluated excess capacity and vacant and under-utilized retail space throughout our theatre circuit. On March 28, 2011, management decided to permanently close 73 underperforming screens and auditoriums in six theatre locations in the United States and Canada while continuing to operate 89 screens at these locations. The permanently closed screens are physically segregated from the screens that will remain in operation and access to the closed space is restricted. Additionally, management decided to discontinue development of and cease use of (including for storage) certain vacant and under-utilized retail space at four other theatres in the United States and the United Kingdom. As a result of closing the screens and auditoriums and discontinuing the development and use of the other spaces, we recorded a charge of $55 million for theatre and other closure expense during the fiscal year ending March 31, 2011. The charge to theatre and other closure expense reflects the discounted contractual amounts of the existing lease obligations for the remaining 7 to 13 year terms of the leases as well as expected incremental cash outlays for related asset removal and shutdown costs. A significant portion of each of the affected properties will be closed and no longer used. The charges to theatre and other closure expense do not result in any new, increased or accelerated obligations for cash payments related to the underlying long-term operating lease agreements. We expect that the estimated future savings in rent expense and variable operating expenses as a result of our exit plan and from operating these ten theatres in a more efficient manner will exceed the estimated loss in attendance and revenues that we may experience related to the closed auditoriums.

Original Notes Offering, Cash Tender Offers and Redemptions

        On February 7, 2012, we launched a cash tender offer to purchase up to $160.0 million aggregate principal amount of our outstanding $300.0 million aggregate principal amount of 8% Senior Subordinated Notes due 2014 ("Notes due 2014"). On February 21, 2012, holders of $109.0 million aggregate principal amount of our Notes due 2014 tendered pursuant to the cash tender offer. On February 22, 2012, we accepted for purchase $58.1 million aggregate principal amount for total consideration equal to (i) $972.50 per $1,000.00 in principal amount of notes validly tendered plus (ii) $30 per $1,000.00 in principal amount of the notes validly tendered. On March 7, 2012 we accepted for purchase the remaining $50.9 million aggregate principal amount of our Notes due 2014 tendered on February 21, 2012 for total consideration equal to (i) $972.50 per $1,000.00 in principal amount of notes validly tendered plus (ii) $30 per $1,000.00 in principal amount of the notes validly tendered. We also accepted $10,000 aggregate principal amount of Notes due 2014 tendered after February 21, 2012 for total consideration equal to $972.50 per $1,000 in principal amount of the notes validly tendered. We recorded a loss on extinguishment of $640,000 related to the cash tender offer and redeemed our Notes due 2014 during the fifty-two weeks ended March 29, 2012. On March 7, 2012 we announced our intent to redeem $51.0 million aggregate principal amount of Notes due 2014 at a price of $1,000 per $1,000 principal amount such that an aggregate of $160.0 million of Notes due 2014 would be retired through the tender offer and redemption. On April 6, 2012, we completed the redemption of $51.0 million aggregate principal amount of Notes due 2014 at a redemption price of 100% of the principal amount plus accrued and unpaid interest.

        On December 15, 2010, we issued $600.0 million aggregate principal amount of our Notes due 2020 pursuant to the 2020 Indenture. The 2020 Indenture provides that the notes are general unsecured senior subordinated obligations of the Company and are fully and unconditionally guaranteed on a joint and several senior subordinated unsecured basis by all of our existing and future domestic restricted subsidiaries that guarantee our other indebtedness.

        Concurrently with the offering of the Notes due 2020, we launched a cash tender offer and consent solicitation for any and all of our then outstanding 11% Senior Subordinated Notes due 2016 (the "Notes due 2016") at a purchase price of $1,031.00 plus a $30.00 consent fee for each $1,000.00 of principal amount of then outstanding 2016 Subordinated Notes validly tendered and accepted by us on or before the early tender date, and Holdings launched a tender offer for its 12% Senior Discount Notes due 2014 (the "Discount Notes due 2014") at a purchase price of $797.00 plus a $30.00 consent fee for each $1,000.00 face amount (or $792.09 accreted value) of then outstanding Discount Notes due 2014 validly tendered and accepted by Holdings on or before the early tender date (the "Cash Tender Offers"). As of December 29, 2010, we had purchased $95.1 million principal amount of our Notes due 2016 for a total consideration of $104.8 million, and Holdings had purchased $215.5 million principal amount at face value (or $170.7 million accreted value) of the Discount Notes due 2014 for a total consideration of $185.0 million. We recorded a loss on extinguishment for the Notes due 2016 and our Senior Secured Credit Facility Amendment, referred to below, of approximately $11.0 million and Holdings recorded a loss on extinguishment for the Discount Notes due 2014 of approximately $10.7 million.

        We used a portion of the net proceeds from the issuance of the Notes due 2020 to pay the consideration for the Notes due 2016 Cash Tender Offer plus any accrued and unpaid interest and distributed proceeds to Holdings to be applied to the Holdings Discount Notes due 2014 Cash Tender Offer. On January 3, 2011, Holdings redeemed $88.5 million principal amount at face value (or $70.1 million accreted value) of the Discount Notes due 2014 that remained outstanding after the closing of the Cash Tender Offers at a price of $823.77 per $1,000.00 face amount (or $792.09 accreted value) of Discount Notes due 2014 for a total consideration of $76.1 million in accordance with the terms of the indenture governing the Discount Notes due 2014, as amended pursuant to the consent solicitation. Holdings recorded an additional loss on extinguishment related to the Discount Notes due 2014 of approximately $4.1 million. On December 30, 2010, we issued an irrevocable notice of redemption in respect of the $229.9 million principal amount of Notes due 2016 that remained outstanding after the closing of the Cash Tender Offers, and we redeemed the remaining Notes due 2016 at a price of $1,055.00 per $1,000.00 principal amount of Notes due 2016 on February 1, 2011 for a total consideration of $255.2 million in accordance with the terms of the indenture governing the 2016 Senior Subordinated Notes. We recognized an additional loss on extinguishment of approximately $16.7 million in the fourth quarter of fiscal 2011.

Senior Secured Credit Facility Amendment

        On February 22, 2012, we entered into an incremental amendment to our Senior Secured Credit Facility pursuant to which we borrowed $300.0 million in term loans (the "Term Loan due 2018"), and used the proceeds, together with cash on hand, to fund the cash tender offer and redemption of $160.0 million of the Notes due 2014 and to repay the then existing aggregate term loan principal amount of $140.7 million (the "Term Loan due 2013").

        On December 15, 2010, we amended our Senior Secured Credit Facility dated January 26, 2006. The amendments, among other things: (i) replaced the existing revolving facility with a new five year revolving facility (with higher interest rates than the existing revolving facility); (ii) extended the maturity of term loans held by term lenders who consented to such extension; (iii) increased the interest rates payable to holders of extended term loans; and (iv) included certain other modifications to the Senior Secured Credit Facility in connection with the foregoing.

NCM, Inc. Stock Sale

        All of our NCM membership units are redeemable for, at the option of NCM, cash or shares of common stock of NCM, Inc. on a share-for-share basis. On August 18, 2010, we sold 6.5 million shares of common stock of NCM, Inc., in an underwritten public offering for $16.00 per share and reduced our related investment in NCM, Inc. by $36.7 million, the average carrying amount of all shares owned. Net proceeds received on this sale were $99.8 million, after deducting related underwriting fees and professional and consulting costs of $4.2 million, resulting in a gain on sale of $63.1 million. In addition, on September 8, 2010, we sold 155,193 shares of NCM, Inc. to the underwriters to cover over allotments for $16.00 per share and reduced our related investment in NCM, Inc. by $867,000, the average carrying amount of all shares owned. Net proceeds received on this sale were $2.4 million, after deducting related underwriting fees and professional and consulting costs of $99,000, resulting in a gain on sale of $1.5 million.

NCM 2010 Common Unit Adjustment

        On March 17, 2011, NCM, Inc., as sole manager of NCM, disclosed the changes in ownership interest in NCM pursuant to the Common Unit Adjustment Agreement dated as of February 13, 2007 by and among NCM, Inc., NCM, Regal CineMedia Holdings, LLC, American Multi-Cinema, Inc., Cinemark Media, Inc., Regal Cinemas, Inc. and Cinemark USA, Inc. (the "2010 Common Unit Adjustment"). This agreement provides for a mechanism for adjusting membership units based on increases or decreases in attendance. Prior to the 2010 Common Unit Adjustment, we held 18,803,420 units, or a 16.98% ownership interest, in NCM as of December 30, 2010. As a result of theatre closings and dispositions and a related decline in attendance, we elected to surrender 1,479,638 ownership units to satisfy the 2010 Common Unit Adjustment, leaving us with 17,323,782 units, or a 15.66% ownership interest, in NCM as of March 31, 2011. We recorded the surrendered common units as a reduction to deferred revenues for exhibitor services agreement at fair value of $25.4 million, based on a price per share of NCM, Inc. of $17.14 on March 17, 2011, and recorded the reduction of our NCM investment at weighted average cost for Tranche 2 Investments of $25.6 million, resulting in a loss on the surrender of the units of $207,000. The gain from the NCM, Inc. stock sales and the loss from the surrendered NCM common units are reported as gain from NCM transactions on the Consolidated Statements of Operations. As a result of theatre closings and a related decline in attendance, the NCM Common Unit Adjustment for calendar 2011 called for a reduction in common units. We elected to pay NCM $214,000 to retain 16,717 common units effective March 16, 2012. The amount paid to retain the units decreased the deferred revenues for exhibitor services agreement available for amortization to advertising income for future periods.

Kerasotes Acquisition

        On May 24, 2010, we completed the acquisition of 92 theatres and 928 screens from Kerasotes (the "Kerasotes Acquisition"). Kerasotes operated 95 theatres and 972 screens in mid-sized, suburban and metropolitan markets, primarily in the Midwest. More than three quarters of the Kerasotes theatres feature stadium seating and almost 90% have been built since 1994. The purchase price for the Kerasotes theatres paid in cash at closing was $276.8 million, net of cash acquired, and was subject to working capital and other purchase price adjustments. We paid working capital and other purchase price adjustments of $3.8 million during the second quarter of fiscal 2011, based on the final closing date working capital and deferred revenue amounts and have included this amount as part of the total purchase price. The acquisition of Kerasotes significantly increased our size.

Launch of Open Road Films

        On March 7, 2011, AMCE and another major theatrical exhibition chain announced the launch of Open Road Films, a dynamic acquisition-based domestic theatrical distribution company that concentrates on wide-release movies. Tim Ortenberg, who has more than 25 years of movie marketing, distribution and acquisition experience, joined as Chief Executive Officer of Open Road Films.

Dividend

        During fiscal 2012, AMCE used cash on hand to pay a dividend distribution to Parent in an aggregate amount of $109.6 million. Parent used the available funds to pay corporate overhead expenses incurred in the ordinary course of business and to redeem its Term Loan Facility due June 2012, plus accrued and unpaid interest.

        During fiscal 2011, AMCE made dividend distributions to Holdings in an aggregate amount of $278.3 million, and Holdings used the available funds to make a principal payment related to a tender offer for the Discount Notes due 2014, in addition to interest payments, and to make dividend distributions to its stockholder, Parent. Holdings and Parent also used the available funds to pay corporate overhead expenses incurred in the ordinary course of business.

        During fiscal 2010, AMCE made dividend distributions to Holdings in an aggregate amount of $330.0 million, and Holdings used the available funds to make a cash interest payment on the Discount Notes due 2014 and to make dividend distributions to its stockholder, Parent. Parent made payments to purchase term loans and reduced the principal balance of its Parent Term Loan Facility from $466.9 million to $193.3 million with a portion of the dividend proceeds. In addition, Holdings and Parent used the available funds to pay corporate overhead expenses incurred in the ordinary course of business.

The Reclassification

        Prior to consummating this offering, we intend to reclassify each share of the Parent's existing Class A common stock, Class N common stock and Class L common stock. Pursuant to the reclassification, each holder of shares of Class A common stock, Class N common stock and Class L common stock will receive               shares of common stock for one share of Class A common stock, Class L common stock or Class N common stock. The transactions described in this paragraph are referred to in this prospectus as the "Reclassification."

        Currently, investment vehicles affiliated with J.P. Morgan Partners, LLC (collectively, "JPMP"), Apollo Investment Fund V, L.P. and certain related investment funds (collectively, "Apollo"), JPMP's and Apollo's co-investors, funds associated with Bain Capital Partners, LLC ("Bain"), affiliates of The Carlyle Group (collectively, "Carlyle"), affiliates of Spectrum Equity Investors (collectively, "Spectrum"), and management hold 100% of our outstanding common stock. JPMP, Apollo, Bain, Carlyle and Spectrum are collectively referred to in this prospectus as the "Sponsors." After giving effect to the Reclassification and this offering, the Sponsors will hold               shares of our common stock, representing approximately       % of our outstanding common stock, and will have the power to control our affairs and policies including with respect to the election of directors (and, through the election of directors, the appointment of management), the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The governance agreements will provide that, initially, the Sponsors will collectively have the right to designate eight directors (out of a total of 10 initial board members) and that each will vote for the others' nominees. The number of

Sponsor-designated directors will be reduced as the Sponsors' ownership percentage reduces, such that the Sponsors will not have the ability to nominate a majority of the board of directors once their collective ownership (together with the share ownership held by the JPMP and Apollo co-investors) becomes less than 50.1%. However, because our board of directors will be divided into three staggered classes, the Sponsors may be able to influence or control our affairs and policies even after they cease to own 50.1% of our outstanding common stock during the period in which the Sponsors' nominees finish their terms as members of our board but in any event no longer than would be permitted under applicable law and national securities exchange listing requirements. See "Certain Relationships and Related Party Transactions—Governance Agreements." Pursuant to the Fee Agreement as described under the heading "Certain Relationships and Related Party Transactions—Fee Agreement," upon consummation of this offering, the Sponsors will receive an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement and our obligation to pay annual management fees will terminate. We estimate that our aggregate payment to the Sponsors would have been $22.0 million had the offering occurred on March 29, 2012.

Risk Factors

        The "Risk Factors" section included in this prospectus contains a discussion of factors that you should carefully read and consider before deciding to invest in shares of our common stock.

Corporate Information

        We are a Delaware corporation. Our principal executive offices are located at 920 Main Street, Kansas City, Missouri 64105. The telephone number of our principal executive offices is (816) 221-4000. We maintain a website at www.amctheatres.com, on which we will post our key corporate governance documents, including our board committee charters and our code of ethics. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

The Offering

Common stock offered	shares
Common stock to be outstanding immediately after this offering	shares
Option to purchase additional shares	We have granted to the underwriters a 30-day option to purchase up to additional shares from us at the initial public offering price less underwriting discounts and commissions.
Common stock voting rights	Each share of our common stock will entitle its holder to one vote per share.
Dividend policy

We intend to pay cash dividends commencing from the closing date of this offering. We expect that our first dividend will be with respect to the    quarter of fiscal 2013. The declaration and payment of future dividends to holders of our common stock will be at the sole discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our senior secured credit facility and the indentures governing our debt securities and other factors our board of directors deem relevant. See "Risk Factors—We may not generate sufficient cash flows or have sufficient restricted payment capacity under our senior secured credit facility or the indentures governing our debt securities to pay our intended dividends on the common stock," "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies," "Description of Certain Indebtedness" and "Description of Capital Stock."

Use of proceeds

We estimate that our net proceeds from this offering without exercise of the underwriters' option to purchase additional shares will be approximately $             million after deducting the estimated underwriting discounts and commissions and expenses, assuming the shares are offered at $            per share, which represents the midpoint of the range set forth on the front cover of this prospectus. We intend to use the net proceeds to us, together with cash on hand, to: first, retire $191.0 million principal amount of our outstanding 8% senior subordinated notes due 2014 plus accrued and unpaid interest and second, pay an estimated $22.0 million lump sum payment to the Sponsors pursuant to the Fee Agreement with our Sponsors. Affiliates of certain of the underwriters are holders of our outstanding 8% senior subordinated notes due 2014 and will receive a portion of our net proceeds from this offering. See "Use of Proceeds."

Proposed national securities exchange trading symbol	"AMC"

        Unless otherwise stated herein, the information in this prospectus (other than our historical financial statements and historical financial data) assumes that:

  •
  the Reclassification has been completed;

  •
  the underwriters have not exercised their option to purchase up to                additional shares of common stock from us;

  •
  the initial offering price is $        per share, the midpoint of the range set forth on the cover page of this prospectus; and

  •
  our amended and restated certificate of incorporation and amended and restated bylaws are in effect, pursuant to which the provisions described under "Description of Capital Stock" will become operative.

        In the Reclassification, each holder of shares of Parent's Class A common stock, Class L common stock and Class N common stock will receive                      shares of common stock for one share of Class A common stock, Class L common stock or Class N common stock. The number of shares of common stock to be outstanding after completion of this offering is based on                     shares of our common stock to be sold in this offering and, except where we state otherwise, the common stock information we present in this prospectus excludes, as of                    , 2012:

  •
                shares of common stock issuable upon the exercise of outstanding employee options, at                    , 2012, at a weighted average exercise price of $      per share; and

  •
                shares of common stock we will reserve for future issuance under our equity incentive plan.

Summary Historical and Unaudited Pro Forma Financial and Operating Data

        The following summary historical financial and operating data sets forth our historical financial and operating data for the fiscal years ended March 29, 2012, March 31, 2011 and April 1, 2010 and have been derived from the Company's consolidated financial statements and related notes for such periods included elsewhere in this prospectus. The historical financial data set forth below is qualified in its entirety by reference to the Company's consolidated financial statements and the notes thereto included elsewhere in this prospectus.

        The following summary unaudited pro forma financial and operating data sets forth our unaudited pro forma consolidated balance sheet as of March 29, 2012 and unaudited pro forma consolidated statement of operations for the 52 weeks ended March 29, 2012. The pro forma financial data has been derived from the Company's historical consolidated financial information, including the notes thereto, included elsewhere in this prospectus, and has been prepared based on the Company's historical consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma combined balance sheet gives pro forma effect to the Transactions as if they had occurred on March 29, 2012. The unaudited pro forma combined statement of operations data gives pro forma effect to the Transactions as if they had occurred on April 1, 2011. The summary unaudited pro forma financial and operating data is based on certain assumptions and adjustments and does not purport to present what the Company's actual results of operations would have been had the Transactions and events reflected by them in fact occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. The summary unaudited pro forma financial data should be read in conjunction with "Unaudited Pro Forma Condensed Financial Information," the historical consolidated financial statements, including the notes thereto, of the Company, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's other financial data presented elsewhere in this prospectus.

        The summary historical financial and operating data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", our historical consolidated financial statements, including the notes thereto, and the Kerasotes historical financial statements, including the notes thereto, included in this prospectus.

	Pro Forma	Historical
		Years Ended
	52 Weeks Ended March 29, 2012	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010
	(in thousands, except per share and operating data)
Statement of Operations Data:
Total revenues	$2,600,594	$2,600,594	$2,437,099	$2,431,330

Operating Costs and Expenses:
Cost of operations	1,763,674	1,763,674	1,684,791	1,612,260
Rent	468,823	468,823	475,810	440,664
General and administrative:
Merger, acquisition and transactions costs	4,206	4,206	16,838	2,578
Management fee	2,500	5,000	5,000	5,000
Other	51,495	51,495	58,157	58,274
Depreciation and amortization	214,029	214,029	212,413	188,342
Impairment of long-lived assets	285	285	12,779	3,765

Operating costs and expenses	2,505,012	2,507,512	2,465,788	2,310,883

Operating income (loss)	$95,582	$93,082	$(28,689)	$120,447
Other (income) expense	1,965	1,965	42,687	(74,202)
Interest expense	154,809	178,127	183,657	174,091

	Pro Forma	Historical
		Years Ended
	52 Weeks Ended March 29, 2012(1)	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010
	(in thousands, except per share and operating data)
Equity in (earnings) loss of non-consolidated entities(2)	(12,559)	(12,559)	(17,178)	(30,300)
Gain on NCM transactions		—	(64,441)	—
Investment loss (income)	17,607	17,607	(491)	(287)

Earnings (loss) from continuing operations before income taxes	(66,240)	(92,058)	(172,923)	51,145
Income tax provision (benefit)	11,715	2,015	1,950	(36,300)

Earnings (loss) from continuing operations	$(77,955)	$(94,073)	$(174,873)	$87,445

Basic earnings (loss) from continuing operations per share		$(73.54)	$(136.73)	$68.38
Diluted earnings (loss) from continuing operations per share		(73.54)	(136.73)	68.24
Average shares outstanding:
Basic		1,279.14	1,278.92	1,278.82
Diluted		1,279.14	1,278.92	1,281.42
Balance Sheet Data (at period end):
Cash and equivalents	$385,896	$277,605	$417,408	$611,593
Corporate borrowings, including current portion	1,955,759	2,146,534	2,312,108	2,271,914
Other long-term liabilities	426,829	426,829	432,439	309,591
Capital and financing lease obligations, including current portion	62,220	62,220	65,675	57,286
Stockholders' equity	457,872	157,601	265,949	439,542
Total assets	3,748,558	3,640,267	3,855,954	3,774,912
Other Data:
Adjusted EBITDA(3)	$368,029	$368,029	$313,322	$364,022
NCM cash distributions received	31,523	31,523	35,502	34,633
Net cash provided by (used in) operating activities	160,980	137,029	(16,168)	198,936
Capital expenditures	(139,359)	(139,359)	(129,347)	(97,011)
Proceeds from sale/leasebacks	953	953	4,905	6,570
Operating Data (at period end):
Screen additions	26	26	1,015	6
Screen dispositions	120	120	400	105
Average screens—continuing operations(4)	4,977	4,977	5,086	4,485
Number of screens operated	5,034	5,034	5,128	4,513
Number of theatres operated	346	346	360	297
Screens per theatre	14.5	14.5	14.2	15.2
Attendance (in thousands)—continuing operations(4)	199,884	199,884	194,412	200,285

(1)
See "Unaudited Pro Forma Condensed Financial Information" for further discussion of the calculation of unaudited pro forma financial data for the 52 weeks ended March 29, 2012.

(2)
During fiscal 2012, fiscal 2011 and fiscal 2010, equity in earnings including cash distributions from NCM were $28.5 million, $32.9 million and $34.4 million, respectively.

(3)
We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provisions (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Set forth below is a reconciliation of Adjusted EBITDA to earnings (loss) from continuing operations, our most comparable GAAP measure:

	Pro Forma	Historical
		Years Ended
	52 Weeks Ended March 29, 2012(1)	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010
	(in thousands, except per share and operating data)
Earnings (loss) from continuing operations	$(77,955)	$(94,073)	$(174,873)	$87,445
Plus:
Income tax provision (benefit)	11,715	2,015	1,950	(36,300)
Interest expense	154,809	178,127	183,657	174,091
Depreciation and amortization	214,029	214,029	212,413	188,342
Impairment of long-lived assets	285	285	12,779	3,765
Certain operating expenses(a)	16,341	16,341	57,421	6,099
Equity in (earnings) losses of non-consolidated entities	(12,559)	(12,559)	(17,178)	(30,300)
Cash distributions from non-consolidated entities(b)	33,112	33,112	35,893	36,163
Gain on NCM transactions	—	—	(64,441)	—
Investment income	17,607	17,607	(491)	(287)
Other (income) expense(c)	1,977	1,977	42,828	(73,958)
General and administrative expense:
Merger, acquisition and transaction costs	4,206	4,206	16,838	2,578
Management fee	2,500	5,000	5,000	5,000
Stock-based compensation expense	1,962	1,962	1,526	1,384

Adjusted EBITDA(d)(e)	$368,029	$368,029	$313,322	$364,022

  (a)
  Amounts represent preopening expense, theatre and other closure expense (income), deferred digital equipment rent expense and disposition of assets and other gains included in operating expenses.

  (b)
  Effective July 1, 2011, cash distributions from non-consolidated entities were included in our Adjusted EBITDA presentation with conforming reclassification made for the current and prior year presentation. The presentation reclassification reflects how our management evaluates our Adjusted EBITDA performance and is generally consistent with treatment in our various debt covenant calculations.

  (c)
  Other expense for the 52 weeks ended March 29, 2012 is comprised of the loss on extinguishment of indebtedness and debt modification related to our 11% Senior Subordinated Notes due 2016, our 12% Senior Discount Notes due 2014 and our senior secured credit facility amendment. Other expense for fiscal 2011 is comprised of the loss on extinguishment of indebtedness related to the redemption of our 11% Senior Subordinated Notes due 2016 and expense related to the modification of our senior secured credit facility. Other expense for fiscal 2010 includes a gain on extinguishment of indebtedness of $85.2 million related to the Parent's term loan facility partially offset by the loss on extinguishment of indebtedness related to the cash tender offer and remaining redemption with respect to our 8 5/8% senior notes due 2012.

  (d)
  Does not reflect reductions in costs that we anticipate we will achieve relating to cost savings initiatives for procurement and other functions that allow for vendor consolidation, more targeted marketing and promotional efforts, energy management, and other programs that are expected to provide annual cost savings following March 29, 2012. Had these cost savings initiatives been in place at March 31, 2011, we believe we would have improved our fiscal 2012 Adjusted EBITDA results by approximately $31.2 million.

  (e)
  The acquisition of Kerasotes contributed approximately $34,600,000 during the fifty-two weeks ended March 29, 2012 in Adjusted EBITDA compared to $31,600,000 during the forty-four week period of May 24, 2010 to March 31, 2011.

Adjusted EBITDA and Pro Forma Adjusted EBITDA are non-GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA and Pro Forma Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA and Pro Forma Adjusted EBITDA because we believe they provide management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

Adjusted EBITDA and Pro Forma Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

•
does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•
does not reflect changes in, or cash requirements for, our working capital needs;

•
does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•
excludes tax payments that represent a reduction in cash available to us;

•
does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•
does not reflect management fees that may be paid to our sponsors.

(4)
Includes consolidated theatres only.

RISK FACTORS

        Before you decide to purchase shares of our common stock, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus, including our pro forma and historical financial statements and related notes. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline, perhaps significantly.

Risks Related to Our Industry

We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

        We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Major motion picture distributors are required by law to offer and license film to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. Our business may be adversely affected if our access to motion pictures is limited or delayed because of deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We license first-run motion pictures, the success of which has increasingly depended on the marketing efforts of the major motion picture studios. Poor performance of, or any disruption in the production of these motion pictures (including by reason of a strike or lack of adequate financing), or a reduction in the marketing efforts of the major motion picture studios, could hurt our business and results of operations. Conversely, the successful performance of these motion pictures, particularly the sustained success of any one motion picture, or an increase in effective marketing efforts of the major motion picture studios, may generate positive results for our business and operations in a specific fiscal quarter or year that may not necessarily be indicative of, or comparable to, future results of operations. In addition, a change in the type and breadth of movies offered by motion picture studios may adversely affect the demographic base of moviegoers.

We are subject, at times, to intense competition.

        Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense with respect to the following factors:

  •
  Attracting patrons.  The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

  •
  Licensing motion pictures.  We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor's theatres.

  •
  Low barriers to entry.  We must compete with exhibitors and others in our efforts to locate and acquire attractive sites for our theatres. In areas where real estate is readily available, there are few barriers to entry that prevent a competing exhibitor from opening a theatre near one of our theatres.

        The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems and from other forms of in-home entertainment.

Industry-wide screen growth has affected and may continue to affect the performance of some of our theatres.

        In recent years, theatrical exhibition companies have emphasized the development of large megaplexes, some of which have as many as 30 screens in a single theatre. The industry-wide strategy of aggressively building megaplexes generated significant competition and rendered many older, multiplex theatres obsolete more rapidly than expected. Many of these theatres are under long-term lease commitments that make closing them financially burdensome, and some companies have elected to continue operating them notwithstanding their lack of profitability. In other instances, because theatres are typically limited-use design facilities, or for other reasons, landlords have been willing to make rent concessions to keep them open. In recent years, many older theatres that had closed are being reopened by small theatre operators and in some instances by sole proprietors that are able to negotiate significant rent and other concessions from landlords. As a result, there was growth in the number of screens in the U.S. and Canadian exhibition industry from 2005 to 2008. This has affected and may continue to affect the performance of some of our theatres. The number of screens in the U.S. and Canadian exhibition industry increased slightly from 2008 to 2011.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

        We compete with other film delivery methods, including network, syndicated cable and satellite television, DVDs and video cassettes, as well as video-on-demand, pay-per-view services and downloads via the Internet. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, amusement parks, live music concerts, live theatre and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations.

Our results of operations may be impacted by shrinking video release windows.

        Over the last decade, the average video release window, which represents the time that elapses from the date of a film's theatrical release to the date a film is available on DVD, an important downstream market, has decreased from approximately six months to approximately three to four months. If patrons choose to wait for a DVD release rather than attend a theatre for viewing the film, it may adversely impact our business and results of operations, financial condition and cash flows. Several major film studios are currently testing a premium video on demand product released in homes approximately 60 days after a movie's theatrical debut, which could cause the release window to shrink further. We cannot assure you that this release window, which is determined by the film studios, will not shrink further or be eliminated altogether, which could have an adverse impact on our business and results of operations.

Development of digital technology may increase our capital expenses.

        The industry is in the process of converting film-based media to digital-based media. We, along with some of our competitors, have commenced a roll-out of digital equipment for exhibiting feature films and plan to continue the roll-out through our joint venture DCIP. However, significant obstacles exist that impact such a roll-out plan, including the cost of digital projectors and the supply of projectors by manufacturers. During fiscal 2010, DCIP completed its formation and $660.0 million funding to facilitate the financing and deployment of digital technology in our theatres. During March of 2011, DCIP completed additional financing of $220.0 million, which we believe will allow us to complete our planned digital deployments.

General political, social and economic conditions can reduce our attendance.

        Our success depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on concessions, which accounted for 27% of our revenues in fiscal 2012, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn. Political events, such as terrorist attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance.

Risks Related to Our Business

Our substantial debt could adversely affect our operations and prevent us from satisfying those debt obligations.

        We have a significant amount of debt. As of March 29, 2012, we had outstanding $2,208.8 million of indebtedness ($2,223.6 million face amount), which consisted of $767.4 million under our Senior Secured Credit Facility ($770.3 million face amount), $588.4 million of our senior notes ($600.0 million face amount), $790.8 million of our existing subordinated notes and $62.2 million of existing capital and financing lease obligations, and $180.0 million would have been available for borrowing as additional senior debt under our Senior Secured Credit Facility. As of March 29, 2012, we also had approximately $4.0 billion of undiscounted rental payments under operating leases (with initial base terms generally between 15 to 20 years).

        The amount of our indebtedness and lease and other financial obligations could have important consequences to you. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures, dividend payments, acquisitions, general corporate purposes or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations and any future business opportunities;

  •
  limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

  •
  place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

        If we fail to make any required payment under our senior secured credit facility or to comply with any of the financial and operating covenants contained therein, we would be in default. Lenders under our senior secured credit facility could then vote to accelerate the maturity of the indebtedness under the senior secured credit facility and foreclose upon the stock and personal property of our subsidiaries that is pledged to secure the senior secured credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the senior secured credit facility accelerate the maturity of the indebtedness thereunder, we might not have sufficient assets to satisfy our obligations under the senior secured credit facility or our other indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        Our indebtedness under our senior secured credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our senior secured credit facility and other indebtedness.

We have had significant financial losses in recent years.

        Prior to fiscal 2007, we had reported net losses in each of the prior nine fiscal years totaling approximately $510.1 million. For fiscal 2007, 2008, 2009, 2010, 2011 and 2012, we reported net earnings (losses) of $116.9 million, $(6.2) million, $(149.0) million, $79.9 million, $(174.3) million and $(94.1) million, respectively. If we experience losses in the future, we may be unable to meet our payment obligations while attempting to expand our theatre circuit and withstand competitive pressures or adverse economic conditions.

We face significant competition for new theatre sites, and we may not be able to build or acquire theatres on terms favorable to us.

        We anticipate significant competition from other exhibition companies and financial buyers when trying to acquire theatres, and there can be no assurance that we will be able to acquire such theatres at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. In addition, given our size and market share, as well as our recent experiences with the Antitrust Division of the United States Department of Justice in connection with the acquisition of Kerasotes and prior acquisitions, we may be required to dispose of theatres in connection with future acquisitions that we make. As a result of the foregoing, we may not succeed in acquiring theatres or may have to pay more than we would prefer to make an acquisition.

Acquiring or expanding existing circuits and theatres may require additional financing, and we cannot be certain that we will be able to obtain new financing on favorable terms, or at all.

        Our net capital expenditures aggregated approximately $139.4 million for fiscal 2012. We estimate that our planned capital expenditures will be between $130.0 million and $140.0 million in fiscal 2013 and will continue at approximately $120.0 million annually over the next three years. Actual capital expenditures in fiscal 2013 may differ materially from our estimates. We may have to seek additional financing or issue additional securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

We may be reviewed by antitrust authorities in connection with acquisition opportunities that would increase our number of theatres in markets where we have a leading market share.

        Given our size and market share, pursuit of acquisition opportunities that would increase the number of our theatres in markets where we have a leading market share would likely result in significant review by the Antitrust Division of the United States Department of Justice, and we may be required to dispose of theatres in order to complete such acquisition opportunities. For example, in connection with the acquisition of Kerasotes, we were required to dispose of 11 theatres located in various markets across the United States, including Chicago, Denver and Indianapolis. As a result, we may not be able to succeed in acquiring other exhibition companies or we may have to dispose of a significant number of theatres in key markets in order to complete such acquisitions.

The agreements governing our indebtedness contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us.

        The agreements governing our indebtedness contain various covenants that limit our ability to, among other things:

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends or make other distributions to our stockholders;

  •
  make restricted payments;

  •
  incur liens;

  •
  engage in transactions with affiliates; and

  •
  enter into business combinations.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

        Although the indentures for our notes contain a fixed charge coverage test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, the indentures do not impose any limitation on our incurrence of capital or finance lease obligations or liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries," which are subsidiaries that we designate, that are not subject to the restrictive covenants contained in the indentures governing our notes. Furthermore, there are no restrictions in the indentures on our ability to invest in other entities (including unaffiliated entities) and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us. Also, although the indentures limit our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications.

We may not generate sufficient cash flow from our theatre acquisitions to service our indebtedness.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating and integrating the acquired operations and personnel into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that the acquired theatres do not perform as expected.

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

        Our ability to make payments on and refinance our debt and other financial obligations and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control.

        In addition, our notes require us to repay or refinance those notes when they come due. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

        The terms of the agreements governing our indebtedness restrict, but do not prohibit us from incurring additional indebtedness. If we are in compliance with the financial covenants set forth in the senior secured credit facility and our other outstanding debt instruments, we may be able to incur substantial additional indebtedness. If we incur additional indebtedness, the related risks that we face may intensify.

Optimizing our theatre circuit through new construction is subject to delay and unanticipated costs.

        The availability of attractive site locations is subject to various factors that are beyond our control.

        These factors include:

  •
  local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and

  •
  competition for site locations from both theatre companies and other businesses.

        In addition, we typically require 18 to 24 months in the United States from the time we identify a site to the opening of the theatre. We may also experience cost overruns from delays or other unanticipated costs. Furthermore, these new sites may not perform to our expectations.

Our investment in and revenues from NCM may be negatively impacted by the competitive environment in which NCM operates.

        We have maintained an investment in NCM. NCM's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that NCM's in-theatre advertising format will be favorably received by the theatre-going public. If NCM is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, its results of operations and cash flows may be adversely affected and our investment in and revenues and dividends from NCM may be adversely impacted.

We may suffer future impairment losses and theatre and other closure charges.

        The opening of large megaplexes by us and certain of our competitors has drawn audiences away from some of our older, multiplex theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable. As a result, we may have to close certain theatres or recognize impairment losses related to the decrease in value of particular theatres. We review long-lived assets, including intangibles, marketable securities and non-consolidated entities for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We recognized non-cash impairment losses in 1996 and in each fiscal year thereafter except for 2005. Our impairment losses of long-lived assets from continuing operations over this period aggregated to $298.1 million. Beginning fiscal 1999 through March 29, 2012, we also incurred theatre and other closure expenses, including theatre lease termination charges aggregating approximately $124.4 million. Deterioration in the performance of our theatres could require us to recognize additional impairment losses and close additional theatres, which could have an adverse effect on the results of our operations. We continually monitor the performance of our theatres, and factors such as changing consumer preferences for filmed entertainment in international markets and our inability to sublease vacant retail space could negatively impact operating results and result in future closures, sales, dispositions and significant theatre and other closure charges prior to expiration of underlying lease agreements.

We must comply with the ADA, which could entail significant cost.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

        On January 29, 1999, the Civil Rights Division of the Department of Justice, or the Department, filed suit alleging that our stadium-style theatres violated the ADA and related regulations. AMCE and the Department reached a settlement regarding the extent of betterments and remedies required for line-of-sight violations which the trial court approved on November 29, 2010. On January 21, 2003, the trial court entered summary judgment in favor of the Department on the non-line-of-sight matters. On December 5, 2003, the trial court entered a consent order and final judgment on non-line-of-sight issues under which AMCE agreed to remedy certain violations at its stadium-style theatres and at certain theatres it may open in the future. Currently we estimate that these betterments will be required at approximately 140 stadium-style theatres. We estimate that the total cost of these betterments will be approximately $60.0 million and through March 29, 2012 we have incurred approximately $51.6 million of these costs. The estimate is based on actual costs incurred on remediation work completed to date.

We may be subject to liability under environmental laws and regulations.

        We own and operate facilities throughout the United States and manage or own facilities in several foreign countries and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

We may not be able to generate additional ancillary revenues.

        We intend to continue to pursue ancillary revenue opportunities such as advertising, promotions and alternative uses of our theatres during non-peak hours. Our ability to achieve our business objectives may depend in part on our success in increasing these revenue streams. Some of our U.S. and Canadian competitors have stated that they intend to make significant capital investments in digital advertising delivery, and the success of this delivery system could make it more difficult for us to compete for advertising revenue. In addition, in March 2005 we contributed our cinema screen advertising business to NCM. As such, although we retain board seats and an ownership interest in NCM, we do not control this business, and therefore do not control our revenues attributable to cinema screen advertising. We cannot assure you that we will be able to effectively generate additional ancillary revenue and our inability to do so could have an adverse effect on our business and results of operations.

Although AMCE already files certain periodic reports with the Securities and Exchange Commission, becoming a public company will increase our expenses and administrative burden, in particular to bring our company into compliance with certain provisions of the Sarbanes Oxley Act of 2002 to which we are not currently subject.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to create or revise the roles and duties of our board committees, adopt additional internal controls and disclosure controls and procedures, retain a transfer agent and adopt an insider trading policy in compliance with our obligations under the securities laws.

        In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related regulations implemented by the Securities and Exchange Commission and the applicable national securities exchange, are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We are currently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

We depend on key personnel for our current and future performance.

        Our current and future performance depends to a significant degree upon the retention of our senior management team and other key personnel. The loss or unavailability to us of any member of our senior management team or a key employee could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we would be able to locate or employ qualified replacements for senior management or key employees on acceptable terms.

We rely on our information systems to conduct our business, and failure to protect these systems against security breaches could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

        The efficient operation of our business is dependent on computer hardware and software systems. Information systems are vulnerable to security breaches by computer hackers and cyber terrorists. We rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not adequately prevent security breaches. In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated for any reason could disrupt our business and could result in decreased performance and increased operating costs, causing our business and results of operations to suffer. Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business and results of operations.

Risks Related to This Offering

Future sales of our common stock could cause the market price for our common stock to decline.

        Upon consummation of this offering, there will be                     shares of our common stock outstanding. All shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). Of the remaining shares of common stock outstanding,                will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline. After giving effect to the Reclassification, the Sponsors will hold                     shares of our common stock, all of which constitute "restricted securities" under the Securities Act. Provided the holders comply with the applicable volume limits and other conditions prescribed in Rule 144 under the Securities Act, all of these restricted securities are currently freely tradable. The Securities and Exchange Commission (the "SEC") adopted revisions to Rule 144 that, among other things, shorten the holding period applicable to restricted securities under certain circumstances from one year to six months.

        Additionally, as of the consummation of this offering, approximately                     shares of our common stock will be issuable upon exercise of stock options that vest and are exercisable at various dates through May 28, 2019, with an exercise price of $            . Of such options,                     will be immediately exercisable. As soon as practicable after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of our common stock reserved for issuance under our equity incentive plan. Accordingly, shares of our common stock registered under such registration statement will be available for sale in the open market upon exercise by the holders, subject to vesting restrictions, Rule 144 limitations applicable to our affiliates and the contractual lock-up provisions described below.

        We and certain of our stockholders, directors and officers have agreed to a "lock-up," pursuant to which neither we nor they will sell any shares without the prior consent of             for 180 days after the date of this prospectus, subject to certain exceptions and extension under certain circumstances. Following the expiration of the applicable lock-up period, all these shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. In addition, the Sponsors have certain demand and "piggy-back" registration rights with respect to the common stock that they will retain following this offering. See "Shares Eligible for Future Sale" for a discussion of the shares of common stock that may be sold into the public market in the future, including common stock held by the Sponsors.

Our stock price may be volatile and may decline substantially from the initial offering price.

        Immediately prior to this offering, there has been no public market for our common stock, and an active trading market for our common stock may not develop or continue upon completion of the offering. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the price at which our common stock will trade after the offering.

        The stock market in general has experienced extreme price and volume fluctuations in recent years. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. You may be unable to resell your shares at or above the public offering price because of a number of factors, including:

  •
  actual or anticipated quarterly fluctuations in our operating results;

  •
  changes in expectations of future financial performance or changes in estimates of securities analysts;

  •
  changes in the market valuations of other companies;

  •
  announcements relating to actions of other media companies, strategic relationships, acquisitions or industry consolidation;

  •
  terrorist acts or wars; and

  •
  general economic, market and political conditions including those not related to our business.

We may not generate sufficient cash flows or have sufficient restricted payment capacity under our senior secured credit facility or the indentures governing our debt securities to pay our intended dividends on the common stock.

        Following this offering, and subject to legally available funds, we intend to pay quarterly cash dividends, commencing from the closing date of this offering. We expect that our first dividend will be with respect to the    quarter of fiscal 2013. We are a holding company and will have no direct operations. We will only be able to pay dividends from our available cash on hand and funds received from our subsidiaries. Our subsidiaries' ability to make distributions to us will depend on their ability to generate substantial operating cash flow. Our ability to pay dividends to our stockholders will be subject to the terms of our senior secured credit facility and the indentures governing the outstanding notes. Our operating cash flow and ability to comply with restricted payments covenants in our debt instruments will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. In addition, dividend payments are not mandatory or guaranteed, and our board of directors may never declare a dividend, decrease the level of dividends or entirely discontinue the payment of dividends. Your decision whether to purchase shares of our common stock should allow for the possibility that no dividends will be paid. You may not receive any dividends as a result of the following additional factors, among others:

  •
  the agreements governing our indebtedness contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us that may arise;

  •
  we are not legally or contractually required to pay dividends;

  •
  while we currently intend to pay a regular quarterly dividend, this policy could be modified or revoked at any time;

  •
  even if we do not modify or revoke our dividend policy, the actual amount of dividends distributed and the decision to make any distribution is entirely at the discretion of our board of directors and future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant;

  •
  the amount of dividends distributed is and will be subject to contractual restrictions under the restrictive payment covenants contained in:

  •
  the indentures governing our debt securities,

  •
  the terms of our senior secured credit facility, and

  •
  the terms of any other outstanding indebtedness incurred by us or any of our subsidiaries after the completion of this offering;

  •
  the amount of dividends distributed is subject to state law restrictions; and

  •
  our stockholders have no contractual or other legal right to dividends.

        The maximum amount we would be permitted to distribute in compliance with our senior secured credit facility and the indentures governing our debt securities on a pro forma basis was approximately $255.2 million as of March 29, 2012. As a result of the foregoing limitations on our ability to make distributions, we cannot assure you that we will be able to make all of our intended quarterly dividend payments.

We are controlled by the Sponsors, whose interests may not be aligned with our public stockholders.

        Even after giving effect to this offering, the Sponsors will beneficially own approximately        % of our common stock and will have the power to control our affairs and policies including with respect to the election of directors (and through the election of directors the appointment of management), the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. We intend to avail ourselves of the "controlled company" exception under the applicable national securities exchange rules, which eliminates the requirement that we have a majority of independent directors on our board of directors and that we have compensation and nominating committees composed entirely of independent directors, but retains the requirement that we have an audit committee composed entirely of independent members. The governance agreements will provide that, initially, the Sponsors will collectively have the right to designate eight directors and that each will vote for the others' nominees. Additionally, our governance documents provide that directors shall be elected by a plurality of votes and do not provide for cumulative voting rights. The right to designate directors will reduce as the Sponsors' ownership percentage reduces, such that the Sponsors will not have the ability to nominate a majority of the board of directors once their collective ownership (together with the share ownership held by the JPMP and Apollo co-investors) becomes less than 50.1%. However, because our board of directors will be divided into three staggered classes, the Sponsors may be able to influence or control our affairs and policies even after they cease to own 50.1% of our outstanding common stock during the period in which the Sponsors' nominees finish their terms as members of our board but in any event no longer than would be permitted under applicable law and national securities exchange listing requirements. The directors elected by the Sponsors will have the authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in our doing so.

        The interests of the Sponsors could conflict with our public stockholders' interests in material respects. For example, the Sponsors could cause us to make acquisitions that increase the amount of our indebtedness or sell revenue-generating assets. Furthermore, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. In addition, our governance documents do not contain any provisions applicable to deadlocks among the members of our board, and as a result we may be precluded from taking advantage of opportunities due to disagreements among the Sponsors and their respective board designees. So long as the Sponsors continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions. See "Certain Relationships and Related Party Transactions—Governance Agreements."

Our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, contain anti-takeover protections, which may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to our stockholders.

        Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. These provisions include:

  •
  a classified board of directors;

  •
  the sole power of a majority of the board of directors to fix the number of directors;

  •
  limitations on the removal of directors;

  •
  the sole power of the board of directors or the Sponsors, in the case of a vacancy of a Sponsor board designee, to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

  •
  the ability of our board of directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval;

  •
  the inability of stockholders to act by written consent if less than 50.1% of our outstanding common stock is owned by the Sponsors; and

  •
  the inability of stockholders to call special meetings.

        Our issuance of shares of preferred stock could delay or prevent a change of control of our company. Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to                     shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

        Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock or a stockholder rights plan and certain other provisions of our amended and restated certificate of incorporation and amended and restated bylaws could impede a merger, takeover or other business combination involving Parent or the replacement of our management or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See "Description of Capital Stock."

Our issuance of preferred stock could dilute the voting power of the common stockholders.

        The issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock.

Our issuance of preferred stock could adversely affect the market value of our common stock.

        The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.

J.P. Morgan Securities LLC may have a conflict of interest with respect to this offering.

        Prior to the completion of this offering, JPMP, an affiliate of J.P. Morgan Securities LLC ("J.P. Morgan"), owned more than 10% of our outstanding common stock and therefore J.P. Morgan is presumed to have a "conflict of interest" with us under FINRA Rule 2720. Accordingly, J.P. Morgan's interest may go beyond receiving customary underwriting discounts and commissions. In particular, there may be a conflict of interest between J.P. Morgan's own interests as underwriter (including in negotiating the initial public offering price) and the interests of its affiliate JPMP (as a principal stockholder). Because of the conflict of interest under FINRA Rule 2720, this offering is being conducted in accordance with the applicable provisions of that rule. FINRA Rule 2720 requires that the "qualified independent underwriter" (as such term is defined by FINRA Rule 2720) participates in the preparation of the registration statement and prospectus and conducts due diligence. Accordingly, Goldman, Sachs & Co. ("Goldman Sachs") is assuming the responsibilities of acting as the qualified independent underwriter in this offering. Although the qualified independent underwriter has participated in the preparation of the registration statement and prospectus and conducted due diligence, we cannot assure you that this will adequately address any potential conflicts of interest related to J.P. Morgan and JPMP. We have agreed to indemnify Goldman Sachs for acting as qualified independent underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that Goldman Sachs may be required to make for these liabilities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        In addition to historical information, this prospectus contains forward-looking statements. The words "forecast," "estimate," "project," "intend," "expect," "should," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

  •
  national, regional and local economic conditions that may affect the markets in which we or our joint venture investees operate;

  •
  the levels of expenditures on entertainment in general and movie theatres in particular;

  •
  increased competition within movie exhibition or other competitive entertainment mediums;

  •
  technological changes and innovations, including alternative methods for delivering movies to consumers;

  •
  the popularity of major film releases;

  •
  shifts in population and other demographics;

  •
  our ability to renew expiring contracts at favorable rates, or to replace them with new contracts that are comparably favorable to us;

  •
  our need for, and ability to obtain, additional funding for acquisitions and operations;

  •
  risks and uncertainties relating to our significant indebtedness;

  •
  fluctuations in operating costs;

  •
  capital expenditure requirements;

  •
  changes in interest rates; and

  •
  changes in accounting principles, policies or guidelines.

        This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive. In addition, new risks and uncertainties may arise from time to time. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.

        Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

 USE OF PROCEEDS

        We estimate that our net proceeds from this offering without exercise of the underwriters' option to purchase additional shares will be approximately $             million after deducting the estimated underwriting discounts and commissions and expenses, assuming the shares are offered at $            per share, which represents the midpoint of the range set forth on the front cover of this prospectus. If the underwriters exercise their option to purchase additional shares in full, the net proceeds to us will be approximately $             million.

        We intend to use these net proceeds, together with cash on hand, to: first, retire $191.0 million principal amount of our outstanding 8% senior subordinated notes due 2014 and second, pay an estimated $22.0 million lump sum payment to the Sponsors pursuant to the Fee Agreement with our Sponsors. Affiliates of certain of the underwriters are holders of our outstanding 8% senior subordinated notes due 2014 and will receive a portion of our net proceeds from this offering. See "Risk Factors—Risks Related to this Offering."

        Our outstanding 8% senior subordinated notes mature on March 1, 2014.

 DIVIDEND POLICY

        Following this offering and subject to legally available funds, we intend to pay a quarterly cash dividend at an annual rate initially equal to $            per share (or a quarterly rate initially equal to $            per share) of common stock, commencing from the closing date of this offering. We expect that our first dividend will be with respect to the    quarter of fiscal 2013. Based on the approximately                     million shares of common stock to be outstanding after the offering, this dividend policy implies a quarterly cash requirement of approximately $             million. We cannot assure you that any dividends will be paid in the anticipated amounts and frequency set forth in this prospectus, if at all.

        We are a holding company and have no direct operations. We will only be able to pay dividends from our available cash on hand and funds received from our subsidiaries. Their ability to make any payments to us will depend upon many factors, including its operating results, cash flows and the terms of our senior secured credit facility and the indentures governing our subsidiaries' debt securities. In addition, our ability to pay dividends to our stockholders will be subject to the terms of our indebtedness. Although we have sustained net losses in prior periods and cannot assure you that we will be able to pay dividends on a quarterly basis or at all, we believe that a number of recent positive developments in our business have improved our ability to pay dividends in compliance with applicable state corporate law once this offering has been completed. These include: the completion of the Kerasotes Acquisition, which increased the scale and cash flow of our company and generated, and we expect will continue to generate, synergies and cost savings; the continued positive impact of our implementation of premium formats and enhanced food and beverage offerings; the Redemptions; the use of proceeds from this offering, together with cash on hand, to retire $191.0 million principal amount of our outstanding 8% senior subordinated notes due 2014, which reduced our annual cash interest expense by approximately $23.3 million for the fiscal year ended March 29, 2012; and the discontinuation of $5.0 million per year management fees paid to our Sponsors as a result of this offering. Further, we expect to continue to benefit from substantial net operating loss carry-forwards from prior periods that will be available to offset taxes that we may owe. Also, because the Delaware General Corporation Law, or the DGCL, permits corporations to pay dividends either out of surplus (generally, the excess of a corporation's net assets (total assets minus total liabilities) over its stated capital, in each case as defined and calculated in the manner prescribed by the DGCL) or net profits, we may be able to pay dividends even if we report net losses in future periods. We do not intend to borrow funds to pay the projected quarterly dividend described above.

        The maximum amount we would be permitted to distribute in compliance with our senior secured credit facility and the indentures governing our debt securities, on a pro forma basis, was approximately $255.2 million as of March 29, 2012.

        The declaration and payment of any future dividends will be at the sole discretion of our board of directors after taking into account various factors, including legal requirements, our subsidiaries' ability to make payments to us, our financial condition, operating results, cash flow from operating activities, available cash and current and anticipated cash needs.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 29, 2012 (i) on an actual basis, and (ii) on a pro forma basis giving effect to the Mergers, this offering and the use of proceeds therefrom. The information in this table should be read in conjunction with "Unaudited Pro Forma Condensed Financial Information," "Business," the audited consolidated financial statements and the historical financial statements of the Company and the respective accompanying notes thereto appearing elsewhere in this prospectus.

	As of March 29, 2012
	Actual	Pro Forma
	(in thousands)
Cash and cash equivalents(1)	$277,605	$385,896

Short term debt (current portion of 8% Senior Subordinated Notes due 2014, Senior Secured Term Loan and Capital and Financing Lease Obligations)	$61,846	$10,811
Long-term debt:
8% Senior Subordinated Notes due 2014	139,740	—
9.75% Senior Subordinated Notes due 2020	600,000	600,000
8.75% Senior Fixed rate Notes due 2019	588,366	588,366
Senior secured credit facility:
Revolving loan facility(2)	—	—
Term loan due 2016	465,339	465,339
Term loan due 2018	294,050	294,050
Capital and financing lease obligations	59,413	59,413

Total debt	$2,208,754	$2,017,979

Stockholders' equity
Common Stock voting ($.01 par value shares authorized; shares issued and outstanding as of September 29, 2011 after giving pro forma effect to the Reclassification)	$—	$14
Class A-1 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 382,475.00 shares issued and outstanding as of September 29, 2011)	4	—
Class A-2 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 382,475.00 shares issued and outstanding as of September 29, 2011)	4	—
Class N Common Stock nonvoting ($.01 par value, 375,000 shares authorized; 2,021.02 shares issued and outstanding as of September 29, 2011)	—	—
Class L-1 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 256,085.61 shares issued and outstanding as of September 29, 2011)	3	—
Class L-2 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 256,085.61 shares issued and outstanding as of September 29, 2011)	3	—
Additional paid-in capital	673,325	973,856
Treasury stock, 4,314 shares at cost	(2,596)	(2,596)
Accumulated other comprehensive loss	(20,203)	(20,203)
Accumulated deficit	(492,939)	(493,199)

Total stockholders' equity	157,601	457,872

Total capitalization	$2,366,355	$2,475,851

(1)
A $1.00 increase (decrease) in the assumed initial public offering price of $        per share would increase (decrease) our cash and cash equivalents by $        , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

(2)
The aggregate revolving loan commitment under our senior secured credit facility is $192.5 million.

 DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of the common stock to be sold in the offering exceeds the net tangible book value per share of common stock after the offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

        Our net tangible book value as of                        , 2012 was $         million, or $        per share. After giving effect to the receipt and our intended use of approximately $         million of estimated net proceeds from our sale of         shares of common stock in the offering at an assumed offering price of $             per share (the midpoint of the range set forth on the cover page of this prospectus), our as adjusted net tangible book value as of                        , 2012 would have been approximately $         million, or $        per share. This represents an immediate increase in pro forma net tangible book value of $        per share to existing stockholders and an immediate dilution of $        per share to new investors purchasing shares of common stock in the offering. The following table illustrates this substantial and immediate per share dilution to new investors:

Per Share
Assumed initial public offering price per share	$
Net tangible book value before the offering
Increase per share attributable to investors in the offering

Pro forma net tangible book value after the offering

Dilution per share to new investors	$

        A $1.00 increase (decrease) in the assumed initial public offering price of $        per share would increase (decrease) our pro forma net tangible book value by $        , the as adjusted net tangible book value per share after this offering by $        per share and the dilution per share to new investors in this offering by $        , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

        The following table summarizes on an as adjusted basis as of                        , 2012, giving effect to:

  •
  on an actual basis;

  •
  the total number of shares of common stock purchased from us;

  •
  the total consideration paid to us, assuming an initial public offering price of $            per share (before deducting the estimated underwriting discount and commissions and offering expenses payable by us in connection with this offering); and

  •
  the average price per share paid by existing stockholders and by new investors purchasing shares in this offering:

Total Consideration
Shares Purchased
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
Investors in the offering			%			%

Total		100%		$	100%		$

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share (the midpoint of the range set forth on the cover page of this prospectus) would increase (decrease) total

consideration paid by existing stockholders, total consideration paid by new investors and the average price per share by $            , $            and $            , respectively, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and without deducting underwriting discounts and commissions and estimated expenses payable by us.

        The tables and calculations above assume no exercise of:

  •
  shares of common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of approximately $                per share on                        , 2012; and

  •
  shares of common stock issuable in this offering to the underwriters pursuant to an option to purchase additional shares.

        To the extent any of these options are exercised, there will be further dilution to new investors.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

        We derived the following unaudited pro forma condensed financial information by applying pro forma adjustments attributable to the Transactions to our historical consolidated financial statements included in this prospectus.

        These adjustments include:

  •
  this offering and the use of the proceeds therefrom; and

  •
  the Merger of AMCE with and into Parent in connection with the offering.

        The unaudited pro forma balance sheet gives pro forma effect to the Transactions as if they had occurred on March 29, 2012. The unaudited pro forma condensed statement of operations data for the 52 weeks ended March 29, 2012 to the Transactions as if they had occurred on April 1, 2011. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed financial information.

        We estimate that our net proceeds from this offering without exercise of the option to purchase additional shares will be approximately $       million after deducting the estimated underwriting discounts and commissions and expenses, assuming the shares are offered at $      per share, which represents the midpoint of the range set forth on the front cover of this prospectus. If the underwriters exercise their option to purchase additional shares in full, the net proceeds to us will be approximately $       million. We intend to use these net proceeds, together with cash on hand: first, to retire all $191.0 million principal amount of our outstanding 8% senior subordinated notes due 2014 plus accrued and unpaid interest and second, to pay an estimated $22.0 million lump sum payment to the Sponsors pursuant to the Fee Agreement with our Sponsors.

        The unaudited pro forma condensed financial information is for illustrative and informational purposes only and should not be considered indicative of the results that would have been achieved had the transactions been consummated on the dates or for the periods indicated and do not purport to represent consolidated balance sheet data or statement of operations data or other financial data as of any future date or any future period.

        The unaudited pro forma condensed financial information should be read in conjunction with the information contained in "Selected Historical Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and accompanying notes appearing elsewhere in this prospectus.

 AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
AS OF MARCH 29, 2012
(dollars in thousands)

	As of March 29, 2012
	Parent Historical	Offering Transactions Pro Forma Adjustments		Parent Pro Forma
Assets
Cash and equivalents	$277,605	$350,000	(1)	$385,896
		(241,709	)(1)
Current assets	128,954	—		128,954
Property, net	883,697	—		883,697
Intangible assets, net	135,024	—		135,024
Goodwill	1,953,686	—		1,953,686
Other long-term assets	261,301	—		261,301

Total assets	$3,640,267	$108,291		$3,748,558

Liabilities and Stockholders' Equity
Current liabilities	$518,641	$(1,205	)(1)	$517,436
Current Maturities:
Parent Term Loan Facility, Senior Secured Term Loan and Capital and Financing Lease Obligations	61,846	(51,035	)(1)	10,811
Corporate borrowings:
8% Senior Subordinated Notes due 2014	139,740	(139,740	)(1)	—
9.75% Senior Subordinated Notes due 2020	600,000	—		600,000
8.75% Senior Notes due 2019	588,366	—		588,366
Senior Secured Term Loan Facility due 2016	465,339	—		465,339
Senior Secured Term Loan Facility due 2018	294,050	—		294,050
Capital and financing lease obligations	59,413	—		59,413
Other long-term liabilities	755,271	—		755,271

Total liabilities	3,482,666	(191,980)		3,290,686
Stockholders' equity:
Common Stock	14	—		14
Additional paid-in capital	673,325	300,531	(1)	973,856
Treasury stock	(2,596)	—		(2,596)
Accumulated other comprehensive loss	(20,203)	—		(20,203)
Accumulated deficit	(492,939)	(260	)(1a)	(493,199)

Total stockholders' equity	157,601	300,271		457,872

Total liabilities and stockholders' equity	$3,640,267	$108,291		$3,748,558

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
FIFTY-TWO WEEKS ENDED MARCH 29, 2012
(dollars in thousands, except per share data)

	Fifty-Two Weeks Ended March 29, 2012
	Parent Historical	Offering Transactions Pro Forma Adjustments		Parent Pro Forma
Revenues	$2,600,594	$—			$2,600,594
Cost of operations	1,763,674	—			1,763,674
Rent	468,823	—			468,823
General and administrative:
M&A Costs	4,206	—			4,206
Management fee	5,000	(2,500)	(3)		2,500
Other	51,495	—			51,495
Depreciation and amortization	214,029	—			214,029
Impairment of long-lived assets	285	—			285

Operating costs and expenses	2,507,512	(2,500)			2,505,012
Operating income (loss)	93,082	2,500			95,582
Other expense	1,965	—			1,965
Interest expense	178,127	(23,318)	(2)		154,809
Equity in earnings of non-consolidated entities	(12,559)	—			(12,559)
Investment income	17,607	—			17,607

Total other expense (income)	185,140	(23,318)			161,822

Earnings (loss) from continuing operations before income taxes	(92,058)	25,818			(66,240)
Income tax provision (benefit)	2,015	9,700	(4)		11,715

Earnings (loss) from continuing operations	$(94,073)	$16,118			$(77,955)

Basic earnings (loss) per share from continuing operations	$(73.54)			$

Average shares outstanding-Basic	1,279.14
Diluted loss per share from continuing operations	$(73.54)			$

Average shares outstanding-Diluted	1,279.14

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

AMC ENTERTAINMENT HOLDINGS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

Loss per Share from Continuing Operations

        Loss per share from continuing operations is computed by dividing net loss from continuing operations by the weighted-average number of common shares outstanding. Diluted loss per share from continuing operations includes the effects of outstanding stock options, if dilutive. The following table sets forth the computation of basic and diluted loss from continuing operations per common share:

(in thousands, except per share data)	52 Weeks Ended March 29, 2012
Numerator:
Loss from continuing operations	$(94,073)
Denominator:
Shares for basic loss per common share	1,279.14
Stock options and nonvested restricted stock	—

Shares for diluted loss per common share	1,279.14

Basic loss from continuing operations per common share	$(73.54)

Diluted loss from continuing operations per common share	$(73.54)

        Options to purchase 35,678.2 shares of common stock at a weighted average exercise price of $450 per share and 5,366 shares of nonvested restricted stock were outstanding during the 52 weeks ended March 29, 2012, but were not included in the computation of diluted loss per share since the shares were anti-dilutive.

Pro Forma Loss per Share from Continuing Operations

        Basic loss per share from continuing operations is computed by dividing net loss from continuing operations by the weighted-average number of common shares outstanding. Diluted loss per share from continuing operations includes the effects of outstanding stock options, if dilutive. The following table sets forth the computation of basic and diluted loss from continuing operations per common share:

(in thousands, except per share data)	52 Weeks Ended March 29, 2012
Numerator:
Earnings (loss) from continuing operations	$
Denominator:
Shares for basic earnings (loss) per common share
Stock options and nonvested restricted stock

Shares for diluted earnings (loss) per common share

Basic earnings (loss) from continuing operations per common share	$

Diluted earnings (loss) from continuing operations per common share	$

        Options to purchase                         shares of common stock at a weighted average exercise price of $      per share were outstanding during the period above, but were not included in the computation of diluted earnings per share since the options were anti-dilutive.

Offering Transactions Pro Forma Adjustments

(1)
Reflects the estimated cash sources and uses of funds in connection with the offering Transactions as summarized below.

Sources of Funds	Amount	Uses of Funds	Amount
	(thousands of dollars)		(thousands of dollars)
Proceeds from the sale of common stock	$350,000	Repayment of principal 8% senior subordinated notes due 2014—Current	$51,035
		Repayment of principal 8% senior subordinated notes due 2014—Long-term	140,000
		Repayment of accrued interest on 8% senior subordinated notes due 2014	1,205
		Lump sum payment under management fee agreement	21,969
		Underwriting fees for sale of common stock	21,000
		Professional and consulting fees for sale of common stock	6,500
		Company cash	108,291

	$350,000		$350,000

(1a)
Pro forma adjustments have been made to stockholders' equity for those income statement items that are not expected to have a continuing impact in connection with the offering Transactions, as follows:

Write off of discount on 8% senior subordinated notes due 2014	$260
Lump sum payment under Amended & Restated Fee Agreement	21,969

$22,229

(2)
Represents the elimination of all interest expense and amortization of discount and deferred charges recorded historically related to the debt obligations to be extinguished with the proceeds from this offering as follows:

(thousands of dollars)	52 Weeks Ended March 29, 2012
8% senior subordinated notes due 2014 interest	$23,134
8% senior subordinated notes due 2014 discount amortization	184

$23,318

(3)
Reflects the termination of the management fee agreement. The management fee will be terminated in connection with the Transactions as discussed elsewhere in this prospectus.

(4)
Represents the expected income tax impact of the offering Transactions, in U.S. tax jurisdictions at our expected state and federal tax rate of 37.5%.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

        The following table sets forth certain of our selected historical financial and operating data. Our selected financial data for the fiscal years ended March 29, 2012, March 31, 2011, April 1, 2010, April 2, 2009 and April 3, 2008 have been derived from the consolidated financial statements for such periods either included elsewhere in this prospectus or not included herein.

        The selected financial data presented herein should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," consolidated financial statements, including the notes thereto, and our other historical financial information, including the notes thereto, included elsewhere in this prospectus.

	Years Ended(1)(3)
	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
	(in thousands, except per share and operating data)
Statement of Operations Data:
Revenues:
Admissions	$1,777,467	$1,697,858	$1,711,853	$1,580,328	$1,615,606
Concessions	709,872	664,108	646,716	626,251	648,330
Other theatre	113,255	75,133	72,761	73,047	80,397

Total revenues	2,600,594	2,437,099	2,431,330	2,279,626	2,344,333

Operating Costs and Expenses:
Film exhibition costs	945,012	887,758	928,632	842,656	860,241
Concession costs	97,236	83,187	72,854	67,779	69,597
Operating expense(7)	721,426	713,846	610,774	576,022	572,740
Rent	468,823	475,810	440,664	448,803	439,389
General and administrative:
Merger, acquisition and transactions costs	4,206	16,838	2,578	1,481	7,310
Management fee	5,000	5,000	5,000	5,000	5,000
Other	51,495	58,157	58,274	53,800	39,084
Depreciation and amortization	214,029	212,413	188,342	201,413	222,111
Impairment of long-lived assets	285	12,779	3,765	73,547	8,933

Operating costs and expenses	2,507,512	2,465,788	2,310,883	2,270,501	2,224,405

Operating income (loss)	93,082	(28,689)	120,447	9,125	119,928
Other (income) loss	1,965	42,687	(74,202)	—	(1,643)
Interest expense:
Corporate borrowings	172,159	177,459	168,439	182,691	197,721
Capital and financing lease obligations	5,968	6,198	5,652	5,990	6,505
Equity in (earnings) losses of non-consolidated entities(5)	(12,559)	(17,178)	(30,300)	(24,823)	(43,019)
Gain on NCM transactions	—	(64,441)	—	—	—
Investment income(6)	17,607	(491)	(287)	(1,759)	(24,013)

Earnings (loss) from continuing operations before income taxes	(92,058)	(172,923)	51,145	(152,974)	(15,623)
Income tax provision (benefit)	2,015	1,950	(36,300)	5,800	(7,580)

Earnings (loss) from continuing operations	(94,073)	(174,873)	87,445	(158,774)	(8,043)
Earnings (loss) from discontinued operations, net of income tax provision(2)	(25)	569	(7,534)	9,728	1,802

Net earnings (loss)	$(94,098)	$(174,304)	$79,911	$(149,046)	$(6,241)

	Years Ended(1)(3)
	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended April 2, 2009	53 Weeks Ended April 3, 2008
	(in thousands, except per share and operating data)
Basic earnings (loss) per share of common stock:
Earnings (loss) from continuing operations	$(73.54)	$(136.73)	$68.38	$(123.93)	$(6.27)
Earnings (loss) from discontinued operations	(0.02)	0.44	(5.89)	7.60	1.40

Net earnings (loss) per share	$(73.56)	$(136.29)	$62.49	$(116.33)	$(4.87)

Average shares outstanding:
Basic	1,279.14	1,278.92	1,278.82	1,281.20	1,282.65
Diluted earnings (loss) per share of common stock:
Earnings (loss) from continuing operations	$(73.54)	$(136.73)	$68.24	$(123.93)	$(6.27)
Earnings (loss) from discontinued operations	(0.02)	0.44	(5.88)	7.60	1.40

Net earnings (loss) per share	$(73.56)	$(136.29)	$62.36	$(116.33)	$(4.87)

Average shares outstanding:
Diluted	1,279.14	1,278.92	1,281.42	1,281.20	1,282.65
Balance Sheet Data (at period end):
Cash and equivalents	$277,605	$417,408	$611,593	$539,597	$111,820
Corporate borrowings, including current portion	2,146,534	2,312,108	2,271,914	2,394,586	2,287,521
Other long-term liabilities	426,829	432,439	309,591	308,702	350,250
Capital and financing lease obligations, including current portion	62,220	65,675	57,286	60,709	69,983
Stockholders' equity	157,601	265,949	439,542	378,484	506,731
Total assets	3,640,267	3,855,954	3,774,912	3,774,894	3,899,128
Other Data:
Net cash provided by (used in) operating activities	$137,029	$(16,168)	$198,936	$167,249	$201,209
Capital expenditures	(139,359)	(129,347)	(97,011)	(121,456)	(171,100)
Proceeds from sale/leasebacks	953	4,905	6,570	—	—
Operating Data (at period end):
Screen additions	26	55	6	83	136
Screen acquisitions	—	960	—	—	—
Screen dispositions	120	400	105	77	196
Average screens—continuing operations(4)	4,977	5,086	4,485	4,545	4,561
Number of screens operated	5,034	5,128	4,513	4,612	4,606
Number of theatres operated	346	360	297	307	309
Screens per theatre	14.5	14.2	15.2	15.0	14.9
Attendance (in thousands)—continuing operations(4)	199,884	194,412	200,285	196,184	207,603

(1)
A cash dividend of $652.8 million was declared on common stock for fiscal 2008. There were no other cash dividends declared on common stock.

(2)
All periods presented after fiscal 2008 includes earnings and losses from discontinued operations related to 44 theatres in Mexico that were sold during fiscal 2009.

(3)
Fiscal 2008 includes 53 weeks. All other years have 52 weeks.

(4)
Includes consolidated theatres only.

(5)
During fiscal 2012, fiscal 2011, fiscal 2010, fiscal 2009 and fiscal 2008, equity in earnings, including cash distributions from NCM, were $28.5 million, $32.9 million, $34.4 million, $27.7 million and $22.2 million, respectively. During fiscal 2008, equity in (earnings) losses of non-consolidated entities includes a gain of $18.8 million from the sale of Hoyts General Cinema South America.

(6)
Includes gain of $16.0 million for the 53 weeks ended April 3, 2008 from the sale of our investment in Fandango, Inc.

(7)
Includes theatre and other closure expense (income) for fiscal 2012, 2011, 2010, 2009 and 2008 of $7.5 million, $60.8 million, $2.6 million, $(2.3) million and $(21.0) million, respectively. In the fourth quarter of fiscal 2011, the Company permanently closed 73 underperforming screens in six theatre locations while continuing to operate 89 screens at these locations, and discontinued development of and ceased use of certain vacant and under-utilized retail space at four other theatres, resulting in a charge of $55.0 million for theatre and other closure expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis concerns our historical financial condition and results of operations for the periods indicated. This discussion contains forward-looking statements. Please see "Forward-Looking Statements" for a discussion of the risks, uncertainties and assumptions relating to these statements.

Overview

        We are one of the world's leading theatrical exhibition companies. As of March 29, 2012, we owned, operated or had interests in 346 theatres and 5,034 screens with 99%, or 4,993, of our screens in the United States and Canada.

        During the fifty-two weeks ended March 29, 2012, we opened one theatre with 12 screens in the U.S., permanently closed 15 theatres with 106 screens in the U.S., and temporarily closed and reopened one theatre with 14 screens in the U.S. to remodel into a dine-in theatre.

        Our Theatrical Exhibition revenues and income are generated primarily from box office admissions and theatre concession sales. The balance of our revenues are generated from ancillary sources, including on-screen advertising, fees earned from the AMC Stubs guest frequency membership program, rental of theatre auditoriums, non-presentment income from packaged tickets sales, on-line ticket fees and arcade games located in theatre lobbies.

        Box office admissions are our largest source of revenue. We predominantly license "first-run" films from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. Film exhibition costs are accrued based on the applicable admissions revenues and estimates of the final settlement pursuant to our film licenses. Licenses that we enter into typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office gross or pay based on a scale of percentages tied to different amounts of box office gross. The settlement process allows for negotiation based upon how a film actually performs.

        Technical innovation has allowed us to enhance the consumer experience through premium formats such as IMAX, 3D and other large screen formats. When combined with our major markets' customer base, the operating flexibility of digital technology will enhance our capacity utilization and dynamic pricing capabilities. This will enable us to achieve higher ticket prices for premium formats, and provide incremental revenue from the exhibition of alternative content such as live concerts, sporting events, Broadway shows, opera and other non-traditional programming. Within each of our major markets, we are able to charge a premium for these services relative to our smaller markets. We will continue to broaden our content offerings through the installation of additional IMAX, ETX (our proprietary large screen format) and RealD systems and the presentation of attractive alternative content.

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items traditionally include popcorn, soft drinks, candy and hot dogs. Different varieties of concession items are offered at our theatres based on preferences in that particular geographic region. Our strategy emphasizes prominent and appealing concessions counters designed for rapid service and efficiency, including a guest friendly self-serve experience. We design our theatres to have more concessions capacity to make it easier to serve larger numbers of customers. Strategic placement of large concessions stands within theatres increases their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the concessions stands. To address recent consumer trends, we are expanding our menu of premium food and beverage products to include made-to-order drinks and meals, customized coffee, healthy snacks, alcohol and other gourmet products. We plan to invest across a spectrum of enhanced food and beverage formats, from simple, less capital-intensive concession design improvements to the development of new dine-in theatre options to rejuvenate theatres approaching the end of their useful lives as traditional movie theatres and also in some of our larger theatres, to more efficiently leverage their additional capacity. The costs of these conversions in some cases are partially covered by investments from the theatre landlord. As of March 29, 2012, we have 154 theatres featuring one or more of our proprietary food and beverage concepts. We have successfully implemented our dine-in theatre concepts at 9 locations, which feature full kitchen facilities, seat-side servers and a separate bar and lounge area. We plan to continue to invest in one or more enhanced food and beverage offerings over the next three years across 85 to 110 theatres.

        Our revenues are dependent upon the timing and popularity of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business is highly seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Consequently, our results of operations will vary significantly from quarter to quarter.

        During fiscal 2012, films licensed from our six largest distributors based on revenues accounted for approximately 83% of our U.S. and Canada admissions revenues. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year.

        During the period from 1990 to 2011, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 638 in 2008, according to the Motion Picture Association of America 2011 MPAA Theatrical Market Statistics and prior reports. The number of digital 3D films released annually increased to a high of 45 in 2011 from a low of 0 during this same time period.

        We continually upgrade the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions, substantial upgrades to seating concepts, expansion of food and beverage offerings, including dine-in-theatres, and by disposing of older screens through closures and sales. We are an industry leader in the development and operation of theatres. Typically our theatres have 12 or more screens and offer amenities to enhance the movie-going experience, such as stadium seating providing unobstructed viewing, digital sound and enhanced seat design. As of March 29, 2012, approximately 46.4% of our screens were 3D enabled screens, including IMAX 3D enabled screens, and approximately 2.5% of our screens were IMAX 3D enabled screens. We are the largest IMAX exhibitor in the world, with a 45% market share in the United States and nearly twice the screen count of the second largest U.S. IMAX exhibitor, and each of our IMAX local installations is protected by geographic exclusivity. The following table identifies the upgrades to our theatre circuit during fiscal 2012:

Format	Number of Screens As of March 29, 2012	Number of Screens As of March 31, 2011	Increase in Number of Screens
Digital	3,692	2,301	1,391
3D enabled	2,208	1,603	605
IMAX (3D enabled)	128	107	21
ETX (3D enabled)	17	14	3
Dine-in theatres	81	61	20

        On April 1, 2011 we fully launched AMC Stubs, a guest frequency program, which allows members to earn rewards, including $10 for each $100 spent, redeemable on future purchases at AMC locations. The portion of the admissions and concessions revenues attributed to the rewards is deferred as a reduction of admissions and concessions revenues, based on member redemptions. Rewards must be redeemed no later than 90 days from the date of issuance. Upon redemption, deferred rewards are recognized as revenues along with associated cost of goods. Rewards not redeemed within 90 days are forfeited and recognized as admissions or concessions revenues based on original point of sale. The program's $12 annual membership fee is deferred, net of estimated refunds, and is recognized ratably over the one-year membership period.

        Since launching AMC Stubs during the current fiscal year we have experienced an initial increase in membership which has resulted in more rewards earned than redeemed. As of March 29, 2012, we had 3.2 million AMC Stubs members. Our AMC Stubs members represented approximately 18% of our attendance during fiscal 2012 with an average ticket price 5% lower than our non-members and concession expenditures per patron 26% higher than non-members. As a result of launching AMC Stubs, our admissions and concessions revenues have been reduced during the current fiscal year, and because the program is new, there was no similar impact in the prior fiscal year. The following table reflects AMC Stubs activity during the fifty-two weeks ended March 29, 2012:

			AMC Stubs Revenue for Fifty-Two Weeks Ended March 29, 2012
(In thousands)	Deferred Membership Fees	Deferred Rewards	Other Theatre Revenues (Membership Fees)	Admissions Revenues	Concessions Revenues
Balance, March 31, 2011	$858	$579
Membership fees received	27,477	—	$—	$—	$—
Rewards accumulated, net of expirations:
Admissions	—	16,752	—	(16,752)	—
Concessions	—	32,209	—	—	(32,209)
Rewards redeemed:
Admissions	—	(10,819)	—	10,819	—
Concessions	—	(17,760)	—	—	17,760
Amortization of deferred revenue	(14,642)	—	14,642	—	—

For the period ended or balance as of March 29, 2012	$13,693	$20,961	$14,642	$(5,933)	$(14,449)

Significant Events

        Prior to the fourth quarter of fiscal 2012, we recognized breakage income when gift card redemptions were deemed remote and we determined that there was no legal obligation to remit the unredeemed gift cards to the relevant tax jurisdiction ("Remote Method"), which, based on historical information, we concluded to be 18 months after the gift card was issued. At the end of the fourth quarter of fiscal 2012, we concluded we had accumulated a sufficient level of historical data from a large pool of homogeneous transactions to allow us to reasonably and objectively determine an estimated gift card breakage rate and the pattern of actual gift card redemptions. Accordingly, we changed our method for recording gift card breakage income to recognize breakage income and derecognize the gift card liability for unredeemed gift cards in proportion to actual redemptions of gift cards ("Proportional Method"). We believe the Proportional Method is preferable to the Remote Method as it better reflects the gift card earnings process resulting in the recognition of gift card breakage income over the period of gift card redemptions (i.e., over the performance period). We will continue to review historical gift card redemption information at each reporting period to assess the continued appropriateness of the gift card breakage rates and pattern of redemption.

        In accordance with ASC 250, Accounting Changes and Error Corrections, we concluded that this accounting change represented a change in accounting estimate effected by a change in accounting principle and accordingly, accounted for the change as a change in estimate following a cumulative catch-up method. As a result, the cumulative catch-up adjustment recorded at the end of the fourth quarter of fiscal 2012 resulted in an additional $15.0 million of gift card breakage income under the Proportional Method. Inclusive of this cumulative catch-up, we recognized $32.6 million of gift card breakage income in fiscal 2012. Gift card breakage income has been reclassified from other income to other theatre revenues during fiscal 2012 with conforming reclassifications made for prior periods.

        On February 7, 2012, we launched a cash tender offer to purchase up to $160.0 million aggregate principal amount of our outstanding $300.0 million aggregate principal amount of Notes due 2014. On February 21, 2012, holders of $109.0 million aggregate principal amount of our Notes due 2014 tendered pursuant to the cash tender offer. On February 22, 2012, we accepted for purchase $58.1 million aggregate principal amount for total consideration equal to (i) $972.50 per $1,000 in principal amount of notes validly tendered plus (ii) $30 per $1,000 in principal amount of the notes validly tendered. On March 7, 2012 we accepted for purchase the remaining $50.9 million aggregate principal amount of our Notes due 2014 tendered on February 21, 2012 for total consideration equal to (i) $972.50 per $1,000 in principal amount of notes validly tendered plus (ii) $30 per $1,000 in principal amount of the notes validly tendered. We also accepted $10,000 aggregate principal amount of Notes due 2014 tendered after February 21, 2012 for total consideration equal to $972.50 per $1,000 in principal amount of the notes validly tendered. We recorded a loss on extinguishment of $640,000 related to the cash tender offer and redeemed our Notes due 2014 during the fifty-two weeks ended March 29, 2012. On March 7, 2012 we announced our intent to redeem $51.0 million aggregate principal amount of Notes due 2014 at a price of $1,000 per $1,000 principal amount such that an aggregate of $160.0 million of Notes due 2014 would be retired through the tender offer and redemption. On April 6, 2012, we completed the redemption of $51.0 million aggregate principal amount of Notes due 2014 at a redemption price of 100% of the principal amount plus accrued and unpaid interest.

        On February 22, 2012, we entered into an incremental amendment to our Senior Secured Credit Facility pursuant to which we borrowed the Term Loan due 2018, the proceeds of which, together with cash on hand, were used to fund the cash tender offer and redemption of the Notes due 2014 and to repay our then existing Term Loan due 2013. The Term Loan due 2018 was issued under the Senior Secured Credit Facility for $300.0 million aggregate principal amount and net proceeds received were $297.0 million. The Term Loan due 2018 requires repayments of principal of 1% per annum and the remaining principal payable upon maturity on February 22, 2018. The Term Loan due 2018 bears interest at 4.25% as of March 29, 2012 which is based on LIBOR plus 3.25% and subject to a 1.00% minimum LIBOR rate. On February 22, 2012, we redeemed the outstanding Term Loan due 2013 at a redemption price of 100% of the then outstanding aggregate principal balance of $140.7 million. The Term Loan due 2013 bore interest at 2.0205% on February 22, 2012 which was based on LIBOR plus 1.75%. We recorded a loss on extinguishment of the Term Loan due 2013 of $383,000, during the fifty-two weeks ended March 29, 2012.

        On December 29, 2011, we reviewed the fair value of our investment in RealD Inc. common stock, which is accounted for as an equity security, available for sale, and is recorded in the Consolidated Balance Sheets in other long-term assets at fair value (Level 1). Our investment in RealD Inc. common stock had been in an unrealized loss position for approximately six months at December 29, 2011. We reviewed the unrealized loss for a possible other-than-temporary impairment and determined that the loss as of December 29, 2011 was other-than-temporary. The impairment analysis requires significant judgment to identify events or circumstances that would likely have a significant adverse effect on the future value of the investment. On December 29, 2011, we recognized an impairment loss of $17.8 million within investment loss (income), related to unrealized losses previously recorded in accumulated other comprehensive loss, as we have determined the decline in fair value below historical cost to be other than temporary at December 29, 2011. Consideration was given to the financial condition and near-term prospects of the issuer, the length of time and extent to which the fair value has been less than cost and our intent and ability to retain our investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

        AMCE used cash on hand to pay a dividend distribution of $109.6 million on December 6, 2011 to its stockholder, Parent, which was treated as a reduction of additional paid-in capital. Parent used the available funds to pay corporate overhead expenses incurred in the ordinary course of business, and on January 25, 2012, to redeem its Term Loan Facility due June 2012, plus accrued and unpaid interest.

        On March 31, 2011, Marquee Holdings Inc., a direct, wholly-owned subsidiary of Parent and a holding company, the sole asset of which consisted of the capital stock of AMCE, was merged with and into Parent, with Parent continuing as the surviving entity. As a result of the merger, AMCE became a direct subsidiary of Parent.

        During the fourth quarter of our fiscal year ending March 31, 2011, we evaluated excess capacity and vacant and under-utilized retail space throughout our theatre circuit. On March 28, 2011, management decided to permanently close 73 underperforming screens and auditoriums in six theatre locations in the United States and Canada while continuing to operate 89 screens at these locations. The permanently closed screens are physically segregated from the screens that will remain in operation and access to the closed space is restricted. Additionally, management decided to discontinue development of and cease use of (including for storage) certain vacant and under-utilized retail space at four other theatres in the United States and the United Kingdom. As a result of closing the screens and auditoriums and discontinuing the development and use of the other spaces, we recorded a charge of $55.0 million for theatre and other closure expense, which is included in operating expense in the Consolidated Statements of Operations during the fiscal year ending March 31, 2011. The charge to theatre and other closure expense reflects the discounted contractual amounts of the existing lease obligations of $53.6 million for the remaining 7 to 13 year terms of the leases as well as expenses incurred for related asset removal and shutdown costs of $1.5 million. A significant portion of each of the affected properties will be closed and no longer used. The charges to theatre and other closure expense do not result in any new, increased or accelerated obligations for cash payments related to the underlying long-term operating lease agreements. We expect that the estimated future savings in variable operating expenses as a result of our exit plan and from operating these ten theatres in a more efficient manner will exceed the estimated loss in attendance and revenues that we may experience related to the closed auditoriums.

        In addition to the auditorium closures, we permanently closed 22 theatres with 144 screens in the U.S. during the fifty-two weeks ended March 31, 2011 prior to the expiration of the lease term. We recorded $5.8 million for theatre and other closure expense, which is included in operating expense in the Consolidated Statements of Operations, due primarily to the remaining lease terms of 5 theatre closures and accretion of the closure liability related to theatres closed during prior periods. Of the theatre closures in fiscal 2011, 9 theatres with 35 screens are owned properties with no related lease obligation; 7 theatres with 67 screens had leases that were allowed to expire; a single screen theatre with a management agreement was allowed to expire; and 5 theatres with 41 screens were closed with remaining lease terms in excess of one month. Reserves for leases that have not been terminated are recorded at the present value of the future contractual commitments for the base rents, taxes and common area maintenance.

        On December 15, 2010, we completed the offering of $600.0 million aggregate principal amount of our Notes due 2020. Concurrently with the offering of the Notes due 2020 offering, we launched a cash tender offer and consent solicitation for any and all of our then outstanding $325.0 million aggregate principal amount of our Notes due 2016 at a purchase price of $1,031 plus a $30 consent fee for each $1,000 of principal amount of then outstanding Notes due 2016 validly tendered and accepted by us on or before the early tender date (the "2010 Cash Tender Offer"). We used the net proceeds from the issuance of the Notes due 2020 to pay the consideration for the 2010 Cash Tender Offer plus accrued and unpaid interest on $95.1 million principal amount of Notes due 2016 validly tendered. We recorded a loss on extinguishment related to the 2010 Cash Tender Offer of $7.6 million in Other expense during the fifty-two weeks ended March 31, 2011, which included previously capitalized deferred financing fees of $1.7 million, a tender offer and consent fee paid to the holders of $5.8 million and other expenses of $149,000. We redeemed the remaining $229.9 million aggregate principal amount outstanding Notes due 2016 at a price of $1,055 per $1,000 principal amount on February 1, 2011 in accordance with the terms of the indenture. We recorded a loss on extinguishment related to the 2010 Cash Tender Offer of $16.7 million in Other expense during the fifty-two weeks ended March 31, 2011, which included previously capitalized deferred financing fees of $4.0 million, a tender offer and consent fee paid to the holders of $12.6 million and other expenses of $99,000.

        Concurrently with the Notes due 2020 offering on December 15, 2010, Holdings launched a cash tender offer and consent solicitation for any and all of its outstanding $240.8 million aggregate principal amount (accreted value) of its Discount Notes due 2014 at a purchase price of $797 plus a $30 consent fee for each $1,000 face amount (or $792.09 accreted value) of then outstanding Discount Notes due 2014 validly tendered and accepted by Holdings. We used cash on hand to make a dividend payment of $185.0 million on December 15, 2010 to our stockholder, Holdings, which was treated as a reduction of additional paid-in capital. Holdings used the funds received from us to pay the consideration for the Discount Notes due 2014 cash tender offer plus accrued and unpaid interest on $170.7 million principal amount (accreted value) of the Discount Notes due 2014 validly tendered. Holdings redeemed the remaining $70.1 million (accreted value) outstanding Discount Notes due 2014 at a price of $823.77 per $1,000 face amount (or $792.09 accreted value) on January 3, 2011 using funds from an additional dividend received from us of $76.1 million.

        On December 15, 2010, we entered into a third amendment to our Senior Secured Credit Agreement dated as of January 26, 2006 to, among other things: (i) extend the maturity of the term loans held by accepting lenders of $476.6 million aggregate principal amount of term loans from January 26, 2013 to December 15, 2016 and to increase the interest rate with respect to such term loans, (ii) replace our existing revolving credit facility with a new five-year revolving credit facility (with higher interest rates and a longer maturity than the existing revolving credit facility), and (iii) amend certain of our existing covenants therein. We recorded a loss on the modification of our Senior Secured Credit Agreement of $3.7 million in Other expense during the fifty-two weeks ended March 31, 2011, which included third party modification fees and other expenses of $3.3 million and previously capitalized deferred financing fees related to the revolving credit facility of $367,000.

        All of our NCM membership units are redeemable for, at the option of NCM, cash or shares of common stock of NCM, Inc. on a share-for-share basis. On August 18, 2010, we sold 6.5 million shares of common stock of NCM, Inc., in an underwritten public offering for $16.00 per share and reduced our related investment in NCM by $36.7 million, the carrying amount of all shares sold. Net proceeds received on this sale were $99.8 million, after deducting related underwriting fees and professional and consulting costs of $4.2 million, resulting in a gain on sale of $63.1 million. In addition, on September 8, 2010, we sold 155,193 shares of NCM, Inc. to the underwriters to cover over allotments for $16.00 per share and reduced our related investment in NCM by $867,000, the carrying amount of all shares sold. Net proceeds received on this sale were $2.4 million, after deducting related underwriting fees and professional and consulting costs of $99,000, resulting in a gain on sale of $1.5 million.

        On March 17, 2011, NCM, Inc., as sole manager of NCM, disclosed the changes in ownership interest in NCM pursuant to the Common Unit Adjustment Agreement dated as of February 13, 2007 ("2010 Common Unit Adjustment"). This agreement provides for a mechanism for adjusting membership units based on increases or decreases in attendance. Prior to the 2010 Common Unit Adjustment, we held 18,803,420 units, or a 16.98% ownership interest, in NCM as of December 30, 2010. As a result of theatre closings and dispositions and a related decline in attendance, we elected to surrender 1,479,638 common membership units to satisfy the 2010 Common Unit Adjustment, leaving us with 17,323,782 units, or a 15.66% ownership interest, in NCM as of March 31, 2011. We recorded the surrendered common units as a reduction to deferred revenues for exhibitor services agreement at fair value of $25.4 million, based on a price per share of NCM, Inc. of $17.14 on March 17, 2011, and recorded the reduction of the Company's NCM investment at weighted average cost for Tranche 2 Investments of $25.6 million, resulting in a loss on the surrender of the units of $207,000. The gain from the NCM, Inc. stock sales and the loss from the surrendered NCM common units are reported as Gain from NCM transactions on the Consolidated Statements of Operations. As a result of theatre closings and a related decline in attendance, the NCM Common Unit Adjustment for calendar 2011 called for a reduction in common units. We elected to pay NCM $214,000 to retain 16,717 common units effective March 16, 2012. The amount paid to retain the units decreased the deferred revenues for exhibitor services agreement available for amortization to advertising income for future periods.

        On May 24, 2010, we completed the acquisition of 92 theatres and 928 screens from Kerasotes. Kerasotes operated 95 theatres and 972 screens in mid-sized, suburban and metropolitan markets, primarily in the Midwest. More than three quarters of the Kerasotes theatres feature stadium seating and almost 90 percent have been built since 1994. The purchase price for the Kerasotes theatres paid in cash at closing, was $276.8 million, net of cash acquired, and was subject to working capital and other purchase price adjustments. We paid working capital and other purchase price adjustments of $3.8 million during the second quarter of fiscal 2011, based on the final closing date working capital and deferred revenue amounts, and have included this amount as part of the total purchase price. The acquisition of Kerasotes significantly increased our size. Accordingly, results of operations for the fifty-two weeks ended March 29, 2012, which include fifty-two weeks of operations of the theatres we acquired, are not comparable to our results for the fifty-two weeks ended March 31, 2011, which include forty-four weeks of the operations we acquired, and are not comparable to our results for the fifty-two weeks ended April 1, 2010, which did not include any results of operations for the theatres we acquired. For additional information about the Kerasotes acquisition, see the notes to our financial statements included elsewhere in this prospectus.

        On March 10, 2010, Digital Cinema Implementation Partners, LLC ("DCIP") completed its financing transactions for the deployment of digital projection systems to nearly 14,000 movie theatre screens across North America, including screens operated or managed by the Company, Regal Entertainment Group and Cinemark Holdings, Inc. At closing, we contributed 342 projection systems that we owned to DCIP, which we recorded at estimated fair value as part of an additional investment in DCIP of $21.8 million. We also made cash investments in DCIP of $840,000 at closing and DCIP made a distribution of excess cash to us after the closing date and prior to fiscal 2010 year-end of $1.3 million. We recorded a loss on contribution of the 342 projection systems of $563,000, based on the difference between estimated fair value and our carrying value on the date of contribution. On March 26, 2010, we acquired 117 digital projectors from third party lessors for $6.8 million and sold them together with seven digital projectors that we owned to DCIP for $6.6 million. We recorded a loss on the sale of these 124 systems to DCIP of $697,000. As of March 29, 2012, we operated 3,692 digital projection systems leased from DCIP pursuant to operating leases and anticipate that we will have deployed over 4,300 of these systems in our existing theatres by the end fiscal 2013.

        The additional digital projection systems have allowed us to add additional 3D enabled screens to our circuit where we are generally able to charge a higher admission price than 2D. The digital projection systems leased from DCIP and its affiliates have replaced most of our existing 35 millimeter projection systems in our U.S. theatres. We are examining the estimated depreciable lives for our existing 35 millimeter projection systems, with a net book value of $1.4 million as of March 29, 2012, and have adjusted the depreciable lives in order to accelerate the depreciation of the applicable existing 35 millimeter projection systems, so that such systems are fully depreciated at the end of the digital projection system deployment timeframe. We currently estimate these assets will be fully depreciated in fiscal 2013. Upon full deployment of the digital projection systems, we expect the cash rent expense of such equipment to approximate $4.5 million, annually, and the deferred rent expense to approximate

$5.5 million, annually, which will be recognized in our Consolidated Statements of Operations as operating expense. See Note 7—Investments to our Consolidated Financial Statements included elsewhere in this prospectus for further information.

        On June 9, 2009, we completed the offering of $600.0 million aggregate principal amount of our Notes due 2019. Concurrently with the notes offering, we launched a cash tender offer and consent solicitation for any and all of our then outstanding $250.0 million aggregate principal amount of 8 5/8% Senior Notes due 2012 (the "Fixed Notes due 2012") at a purchase price of $1,000 plus a $30 consent fee for each $1,000 of principal amount of then outstanding Fixed Notes due 2012 validly tendered and accepted by us on or before the early tender date (the "2009 Cash Tender Offer"). We used the net proceeds from the issuance of the Notes due 2019 to pay the consideration for the 2009 Cash Tender Offer plus accrued and unpaid interest on the $238.1 million principal amount of the Fixed Notes due 2012. We recorded a loss on extinguishment related to the 2009 Cash Tender Offer of $10.8 million in Other expense during the fifty-two weeks ended April 1, 2010, which included previously capitalized deferred financing fees of $3.3 million, a consent fee paid to holders of $7.1 million, and other expenses of $372,000. On August 15, 2009, we redeemed the remaining $11.9 million of Fixed Notes due 2012 at a price of $1,021.56 per $1,000 principal in accordance with the terms of the indenture. We recorded a loss of $450,000 in Other expense related to the extinguishment of the remaining Fixed Notes due 2012 principal during the fifty-two weeks ended April 1, 2010, which included previously capitalized deferred financing fees of $157,000, a consent fee paid to the holder of $257,000 and other expenses of $36,000.

        We acquired Grupo Cinemex, S.A. de C.V. ("Cinemex"), in January 2006 as part of a larger acquisition of Loews Cineplex Entertainment Corporation. On December 29, 2008, we sold all of our interests in Cinemex, which then operated 44 theatres with 493 screens primarily in the Mexico City Metropolitan Area, to Entretenimiento GM de Mexico S.A. de C.V. ("Entretenimiento"). The purchase price received at the date of the sale and in accordance with the Stock Purchase Agreement was $248.1 million. During the year ended April 1, 2010, we received payments of $4.3 million for purchase price related to tax payments and refunds, and a working capital calculation and post closing adjustments. During the year ended March 31, 2011, we received payments, net of legal fees, of $1.8 million of the purchase price related to tax payments and refunds. Additionally, we estimate that we are contractually entitled to receive an additional $6.6 million of the purchase price related to tax payments and refunds. While we believe we are entitled to these amounts from Cinemex, the collection will require litigation which was initiated by us on April 30, 2010. Resolution could take place over a prolonged period. In fiscal 2010, as a result of the litigation, we established an allowance for doubtful accounts related to this receivable and further directly charged off certain amounts as uncollectible with an offsetting charge of $8.9 million recorded to loss on disposal included as a component of discontinued operations.

        The operations and cash flows of the Cinemex theatres have been eliminated from our ongoing operations as a result of the disposal transaction. We do not have any significant continuing involvement in the operations of the Cinemex theatres. The results of operations of the Cinemex theatres have been classified as discontinued operations for all periods presented. We do not operate any other theatres in Mexico and have divested of the majority of our other investments in international theatres in Japan, Hong Kong, Spain, Portugal, France, Argentina, Brazil, Chile, and Uruguay over the past several years as part of our overall business strategy.

Stock-Based Compensation

        We account for stock-based employee compensation arrangements using the fair value method. The fair value of each stock option was estimated on the grant date using the Black-Scholes option pricing model using the following assumptions: common stock value on the grant date, risk-free interest rate, expected term, expected volatility, and dividend yield. We have elected to use the simplified method for estimating the expected term of "plain vanilla" share option grants as we do not have enough historical experience to provide a reasonable estimate. Compensation cost is calculated on the date of the grant and then amortized over the vesting period. See Note 10—Stockholders' Equity to our audited consolidated financial statements included elsewhere in this prospectus.

        We granted 38,876.7 options on December 23, 2004, 600 options on January 26, 2006, 15,980.5 options on March 6, 2009 and 4,786 options on May 28, 2009 to employees to acquire our common stock. The fair value of these options on their respective grant dates was $22.4 million, $138,000, $2.1 million, and $0.65 million, respectively. All of these options currently outstanding are equity classified.

        During fiscal 2011, we granted 6,507 options and 6,856 shares of restricted stock. The fair value of these options and restricted shares on their respective grant dates was approximately $1.9 million and $5.2 million, respectively. During the first quarter of fiscal 2012, there was a stock option grant for 7 shares, a restricted stock (time vesting) grant of 7 shares, and a restricted stock (performance vesting) grant of 1,346 shares. The fair value of the options and restricted stock (performance vesting) shares was approximately $2,056 and $1.0 million, respectively. All of the awards currently outstanding are equity classified.

        The common stock value used to estimate the fair value of each option on the March 6, 2009 grant date was based upon a contemporaneous valuation reflecting market conditions as of January 1, 2009, a purchase of 2,542 shares by Parent for $323.95 per share from our former Chief Executive Officer pursuant to his Separation and General Release Agreement dated February 23, 2009 and a sale of 385.862 shares by Parent to our current Chief Executive Officer pursuant to his Employment Agreement dated February 23, 2009 for $323.95 per share.

        The common stock value of $339.59 per share used to estimate the fair value of each option on the May 28, 2009 grant date was based upon a valuation prepared by management on behalf of the Compensation Committee of the Board of Directors. Management chose not to obtain a contemporaneous valuation performed by an unrelated valuation specialist as management believed that the valuation obtained at January 1, 2009 and the subsequent stock sales and purchases were recent and could easily be updated and rolled forward without engaging a third party and incurring additional costs. Additionally, management considered that the number of options granted generated a relatively low amount of annual expense over 5 years ($130,100) and that any differences in other estimates of fair value would not be expected to materially impact the related annual expense. The common stock value was estimated based on current estimates of annual operating cash flows multiplied by the current average peer group multiple for similar publicly traded competitors of 6.7x less net indebtedness, plus the current fair value of our investment in NCM. Management compared the estimated stock value of $339.59 per share with the $323.95 value per share discussed above related to the March 6, 2009 option grant and noted the overall increase in value was primarily due the following:

March 6, 2009 grant value per share	$323.95

Decline in net indebtedness	20.15
Increase in value of investment in NCM	37.10
Increase due to peer group multiple	47.89
Decrease in annual operating cash flows	(89.50)

May 28, 2009 grant value per share	$339.59

        The common stock value of $752 per share was used to estimate the fair value of each option and restricted share on July 8, 2010. The common stock value of $752 per share was based upon a contemporaneous valuation reflecting market conditions on July 8, 2010, which was prepared by an independent third party valuation specialist, and was used to estimate grants of 6,167 options and

6,431 shares of restricted stock granted in July 2010. The third party valuation was reviewed by management and provided to our board of directors and the Compensation Committee of our board of directors. In determining the fair market value of our common stock, the board of directors and the Compensation Committee of our board of directors considered the valuation report and other qualitative and quantitative factors that they considered relevant. The common stock value of $752 per share was used to estimate the fair value of each of the remaining grants of options and shares of restricted stock during fiscal 2011 granted on each of August 2, 2010, December 23, 2010 and March 22, 2011 as the Company believed at the time of grant that the valuation reflected current market conditions on each of such grant dates. The Company believes that market conditions had not changed significantly over the course of fiscal 2011. The total estimated grant date fair value for 5,484 shares of restricted stock (time vesting) and 1,372 shares of restricted stock (performance vesting, where the performance targets were established at the grant date following ASC 718-10-55-95) was based on $752 per share and was $4.1 million and $1.0 million, respectively. The estimated grant date fair value of the options granted on 5,484 shares under the 2010 Equity Incentive Plan was $293.72 per share, or $1.6 million, and was determined using the Black-Sholes option-pricing model. The estimated grant date fair value of the options granted on 1,023 shares under the 2004 Stock Option Plan was $300.91 per share, or $308,000, and was determined using the Black-Sholes option-pricing model. The option exercise price for these grants were $752 per share, and the estimated fair value of the shares were $752, resulting in $0 intrinsic value for the option grants. The estimated grant date fair value of the options granted on April 6, 2011 on 7 shares under the 2010 Equity Incentive Plan was $293.72 per share, or $2,056, and was determined using the Black-Scholes option-pricing model. The option exercise price for these grants was $752 per share, and the estimated fair value of the shares was $752, resulting in $0 intrinsic value for the option grants. The estimated grant date fair value for the 7 shares of restricted stock (time vesting) granted on April 6, 2011 was $5,264, or approximately $752 per share.

        The common stock value of $755 per share used to estimate the fair value of the restricted stock (performance vesting) shares on June 22, 2011 was based upon a contemporaneous valuation reflecting market conditions on June 22, 2011, which was prepared by an independent third party valuation specialist. The third party valuation was reviewed by management and provided to our board of directors and the Compensation Committee of our board of directors. In determining the fair market value of our common stock, the board of directors and the Compensation Committee of our board of directors considered the valuation report and other qualitative and quantitative factors that they considered relevant. The total estimated grant date fair value for 1,346 shares of restricted stock (performance vesting, where the performance targets were established at the grant date following ASC 718-10-55-95) was based on $755 per share and was approximately $1.0 million.

        As of March 29, 2012, there was approximately $4.4 million of total estimated unrecognized compensation cost related to nonvested stock-based compensation arrangements under both the 2010 Equity Incentive Plan and the 2004 Stock Option Plan.

Critical Accounting Estimates

        Our consolidated financial statements are prepared in accordance with GAAP. In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates, and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates, and judgments to ensure that our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

        Our significant accounting policies are discussed in Note 1—The Company and Significant Accounting Policies to our audited consolidated financial statements included elsewhere in this prospectus. A listing of some of the more critical accounting estimates that we believe merit additional discussion and aid in better understanding and evaluating our reported financial results are as follows.

        Impairments.    We evaluate goodwill and other indefinite lived intangible assets for impairment annually, or more frequently as specific events or circumstances dictate. Impairment for other long lived assets (including finite lived intangibles) is done whenever events or changes in circumstances indicate that these assets may not be fully recoverable. We have invested material amounts of capital in goodwill and other intangible assets in addition to other long lived assets. We operate in a very competitive business environment and our revenues are highly dependent on movie content supplied by film producers. In addition, it is not uncommon for us to closely monitor certain locations where operating performance may not meet our expectations. Because of these and other reasons over the past three years we have recorded material impairment charges primarily related to long lived assets. For the last three years, impairment charges were $20.8 million in fiscal 2012, $21.6 million in fiscal 2011, and $3.8 million in fiscal 2010. There are a number of estimates and significant judgments that are made by management in performing these impairment evaluations. Such judgments and estimates include estimates of future revenues, cash flows, capital expenditures, and the cost of capital, among others. We believe we have used reasonable and appropriate business judgments. There is considerable management judgment with respect to cash flow estimates and appropriate multiples and discount rates to be used in determining fair value, and, accordingly, actual results could vary significantly from such estimates, which fall under Level 3 within the fair value measurement hierarchy. These estimates determine whether an impairment has been incurred and also quantify the amount of any related impairment charge. Given the nature of our business and our recent history, future impairments are possible and they may be material based upon business conditions that are constantly changing.

        Our recorded goodwill was $1,953.7 million as of March 29, 2012 and March 31, 2011. We evaluate goodwill and our trademarks for impairment annually during our fourth fiscal quarter and any time an event occurs or circumstances change that would more likely than not reduce the fair value for a reporting unit below its carrying amount. Our goodwill is recorded in our Theatrical Exhibition operating segment, which is also the reporting unit for purposes of evaluating recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value, we are required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit.

        During fiscal 2012, we assessed qualitative factors and reached a determination that it is not more likely than not that the fair value of our reporting unit is less than its carrying value and therefore the two step method, as described in ASC 350-20, is not necessary. Factors considered in determining this conclusion include but are not limited to recent improvements in industry box office results; our successful extension of maturities of long-term debt at favorable interest rates; our estimated fair value exceeded our carrying value by a substantial margin in fiscal 2011; our operating results including revenues, cash flows from operating activities and Adjusted EBITDA improved significantly from fiscal 2011 and the equity values of our publicly traded peer competitors increased from fiscal 2011.

        We evaluated our enterprise value in fiscal 2011 based on contemporaneous valuations reflecting market conditions. Two valuation approaches were utilized; the income approach and the market approach. The income approach provides an estimate of enterprise value by measuring estimated annual cash flows over a discrete projection period and applying a present value rate to the cash flows. The present value of the cash flows is then added to the present value equivalent of the residual value of the business to arrive at an estimated fair value of the business. The residual value represents the present value of the projected cash flows beyond the discrete projection period. The discount rate is determined using a rate of return deemed appropriate for the risk of achieving the projected cash flows. The market approach used publicly traded peer companies and reported transactions in the industry. Due to conditions and the relatively few sale transactions, the market approach was used to provide additional support for the value achieved in the income approach.

        Key rates used in the income approach for fiscal 2011 follow:

Description	Fiscal 2011
Discount rate	9.0%
Market risk premium	5.5%
Hypothetical capital structure:
Debt/Equity	40%/60%

        The discount rate is an estimate of the weighted average cost of debt and equity capital. The required return on common equity was estimated by adding the risk-free required rate of return, the market risk premium (which is adjusted for the Company's estimated market volatility, or beta), and small stock premium.

        The results of our annual goodwill impairment analysis performed during the fourth quarter of fiscal 2011 indicated the estimated fair value of our Theatrical Exhibition reporting unit exceeded its carrying value by approximately $500.0 million. While the fair value of our Theatrical Exhibition operations exceed the carrying value at the present time, small changes in certain assumptions can have a significant impact on fair value. Facts and circumstances could change, including further deterioration of general economic conditions, the number of motion pictures released by the studios, and the popularity of films supplied by our distributors. These and/or other factors could result in changes to the assumptions underlying the calculation of fair value which could result in future impairment of our remaining goodwill.

        The aggregate annual cash flows were determined based on management projections on a theatre-by-theatre basis further adjusted by non-theatre cash flows. The projections considered various factors including theatre lease terms, a reduction in attendance, and a reduction in capital investments in new theatres, given current market conditions and the resulting difficulty with obtaining contracts for new-builds. Cash flow estimates included in the analysis reflect our best estimate of the impact of the roll-out of digital projectors throughout our theatre circuit. Based on the seasonal nature of our business, fluctuations in attendance from period to period are expected and we do not believe that the results would significantly decrease our projections or impact our conclusions regarding goodwill impairment. The anticipated acceleration of depreciation of the 35mm equipment described above under "—Significant Events" does not have an impact on our estimation of fair value as depreciation does not impact our projected available cash flow. The expected increases in rent expense upon full deployment of the digital projection systems also described under "—Significant Events" were included in the cash flow projections used to estimate our fair value as a part of our fiscal 2011 annual goodwill impairment analysis, and had the impact of reducing the projected cash flows. Cash flows were projected through fiscal 2017 and assumed revenues would increase approximately 3.25% annually primarily due to projected increases in ticket and concession pricing. Costs and expenses, as a percentage of revenue are projected to decrease from 85.5% to 85.1% through fiscal 2017. The residual value is a function of the estimated cash flow for fiscal 2018 divided by a capitalization rate (discount rate less long-term growth rate of 2%) then discounted back to represent the present value of the cash flows beyond the discrete projection period. We utilized the foregoing assumptions about future revenues and costs and expenses for the limited purpose of performing our annual goodwill impairment analysis. These assumptions should not be viewed as "projections" or as representations by us as to expected future performance or results of operations, and you should not rely on them in deciding whether to invest in our common stock. See "Special Note Regarding Forward-Looking Statements."

        As the expectations of the average investor are not directly observable, the market risk premium must be inferred. One approach is to use the long-run historical arithmetic average premiums that investors have historically earned over and above the returns on long-term Treasury bonds. The premium obtained using the historical approach is sensitive to the time period over which one calculates the average. Depending on the time period chosen, the historical approach yields an average premium in a range of 5.0% to 8.0%.

        There was no goodwill impairment in fiscal 2012 or fiscal 2011.

        Film exhibition costs.    We have agreements with film companies who provide the content we make available to our customers. We are required to routinely make estimates and judgments about box office receipts for certain films and for films provided by specific film distributors in closing our books each period. These estimates are subject to adjustments based upon final settlements and determinations of final amounts due to our content providers that are typically based on a film's box office receipts and how well it performs. In certain instances this evaluation is done on a film by film basis or in the aggregate by film production suppliers. We rely upon our industry experience and professional judgment in determining amounts to fairly record these obligations at any given point in time. The accruals made for film costs have historically been material and we expect they will continue to be so into the future. During fiscal years 2012, 2011 and 2010 our film exhibition costs totaled $945.0 million, $887.8 million and $928.6 million, respectively.

        Income and operating taxes.    Income and operating taxes are inherently difficult to estimate and record. This is due to the complex nature of the U.S. tax code which we use to file our tax returns and also because our returns are routinely subject to examination by government tax authorities, including federal, state and local officials. Most of these examinations take place a few years after we have filed our tax returns. Our tax audits in many instances raise questions regarding our tax filing positions, the timing and amount of deductions claimed and the allocation of income among various tax jurisdictions. Our federal and state tax operating loss carried forward of approximately $521.8 million and

$790.3 million, respectively at March 29, 2012, require us to estimate the amount of carry forward losses that we can reasonably be expected to realize using feasible and prudent tax planning strategies that are available to us. Future changes in conditions and in the tax code may change these strategies and thus change the amount of carry forward losses that we expect to realize and the amount of valuation allowances we have recorded. Accordingly future reported results could be materially impacted by changes in tax matters, positions, rules and estimates and these changes could be material.

        Theatre and other closure expense (income).    Theatre and other closure expense (income) is primarily related to payments made or received or expected to be made or received to or from landlords to terminate leases on certain of our closed theatres, other vacant space and theatres where development has been discontinued. Theatre and other closure expense (income) is recognized at the time the theatre or auditorium closes, space becomes vacant or development is discontinued. Expected payments to or from landlords are based on actual or discounted contractual amounts. We estimate theatre closure expense (income) based on contractual lease terms and our estimates of taxes and utilities. The discount rate we use to estimate theatre and other closure expense (income) is based on estimates of our borrowing costs at the time of closing. Our theatre and other closure liabilities have been measured using a discount rate of approximately 7.55% to 9.0%. During the fourth quarter of our fiscal year ending March 31, 2011, we permanently closed 73 underperforming screens and auditoriums in six theatre locations while continuing to operate the remaining 89 screens, and discontinued the development of and ceased use of certain vacant and under-utilized retail space at four other theatres. As a result of closing the screens and auditoriums and discontinuing the development and use of the other spaces, we recorded a charge of $55.0 million for theatre and other closure expense. We have recorded theatre and other closure expense, which is included in operating expense in the consolidated statements of operations, of $7.5 million, $60.8 million, and $2.6 million during the fiscal years ended March 29, 2012, March 31, 2011 and April 1, 2010, respectively.

        Gift card and packaged ticket breakage.    As noted in our significant accounting policies for revenue, we defer 100% of these items and recognize these amounts as they are redeemed by customers or breakage income is recognized. A vast majority of gift cards are used or partially used. However a portion of the gift cards and packaged ticket sales we sell to our customers are not redeemed and not used in whole or in part. Non-redeemed or partially redeemed cards or packaged tickets are known as "breakage" in our industry. We are required to estimate breakage and do so based upon our historical redemption patterns. Our history indicates that if a card or packaged ticket is not used for 18 months or longer, its likelihood of being used past this 18 month period is remote. In the fourth quarter of fiscal 2012, we changed our accounting method for estimating gift card breakage income. Prior to the fourth quarter of fiscal 2012, we recognized breakage income when gift card redemptions were deemed remote and the Company determined that there was no legal obligation to remit the unredeemed gift cards to the relevant tax jurisdiction ("Remote Method"), which based on historical information we concluded to be 18 months after the gift card was issued. In the fourth quarter of fiscal 2012, we accumulated a sufficient level of historical data from a large pool of homogeneous transactions to allow management to reasonably and objectively determine an estimated gift card breakage rate and the pattern of actual gift card redemptions. Accordingly, we changed our method for recognizing gift card breakage income to recognize breakage income and derecognize the gift card liability for unredeemed gift cards in proportion to actual redemptions of gift cards ("Proportional Method"). Breakage for packaged tickets continues to be recognized as the redemption of these items is determined to be remote, that is if a ticket has not been used within 18 months after being purchased. Additionally, concurrent with the accounting change discussed above, the Company changed the presentation of gift card breakage income from other income to other theatre revenues during fiscal 2012, with conforming changes made for all prior periods presented. During fiscal 2012, we recognized $32.6 million of net gift card breakage income, of which $15.0 million represented the adjustment related to the change from the Remote Method to the Proportional Method. Refer to

Note 2 to the Consolidated Financial Statements for the impact to our Consolidated Financial Statements.

Operating Results

        The following table sets forth our revenues, costs and expenses attributable to our operations. Reference is made to Note 17—Operating Segment to the audited consolidated financial statements included elsewhere in this prospectus for additional information therein.

(In thousands)	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010
Revenues
Theatrical exhibition
Admissions	$1,777,467	$1,697,858	$1,711,853
Concessions	709,872	664,108	646,716
Other theatre	113,255	75,133	72,761

Total revenues	$2,600,594	$2,437,099	$2,431,330

Operating Costs and Expenses
Theatrical exhibition
Film exhibition costs	$945,012	$887,758	$928,632
Concession costs	97,236	83,187	72,854
Operating expense	721,426	713,846	610,774
Rent	468,823	475,810	440,664
General and administrative expense:
Merger, acquisition and transaction costs	4,206	16,838	2,578
Management fee	5,000	5,000	5,000
Other	51,495	58,157	58,274
Depreciation and amortization	214,029	212,413	188,342
Impairment of long-lived assets	285	12,779	3,765

Operating costs and expenses	$2,507,512	$2,465,788	$2,310,883

Operating Data (at period end—unaudited)
New theatre screens	26	55	6
Screens acquired	—	960	—
Screen dispositions	120	400	105
Average screens—continuing operations(1)	4,977	5,086	4,485
Number of screens operated	5,034	5,128	4,513
Number of theatres operated	346	360	297
Screens per theatre	14.5	14.2	15.2
Attendance (in thousands)—continuing operations(1)	199,884	194,412	200,285

(1)
Includes consolidated theatres only.

        We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provisions (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Reconciliation of Adjusted EBITDA

(In thousands)	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010
Earnings (loss) from continuing operations	$(94,073)	$(174,873)	$87,445
Plus:
Income tax provision (benefit)	2,015	1,950	(36,300)
Interest expense	178,127	183,657	174,091
Depreciation and amortization	214,029	212,413	188,342
Impairment of long-lived assets	285	12,779	3,765
Certain operating expenses(1)	16,341	57,421	6,099
Equity in earnings of non-consolidated entities	(12,559)	(17,178)	(30,300)
Cash distributions from non-consolidated entities(2)	33,112	35,893	36,163
Gain on NCM transactions	—	(64,441)	—
Investment loss (income)	17,607	(491)	(287)
Other (income) expense(3)	1,977	42,828	(73,958)
General and administrative expense:
Merger, acquisition and transaction costs	4,206	16,838	2,578
Management fee	5,000	5,000	5,000
Stock-based compensation expense	1,962	1,526	1,384

Adjusted EBITDA(2)(4)	$368,029	$313,322	$364,022

(1)
Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense, and disposition of assets and other gains included in operating expenses.

(2)
Effective July 1, 2011, cash distributions from non-consolidated entities were included in our Adjusted EBITDA presentation with conforming reclassification made for the current and prior year presentation. The presentation reclassification reflects how our management evaluates our Adjusted EBITDA performance and is consistent with treatment in our various debt covenant calculations.

(3)
Other expense for fiscal 2012 is primarily comprised of expenses on extinguishment of indebtedness related to the redemption of our Parent's term loan facility of $510,000, our 11% Senior Subordinated Notes due 2016 of $69,000, purchase and redemption of Senior Subordinated Notes due 2014 of $640,000 and expenses related to the modification of the Senior Secured Credit Facility of $705,000. Other expense for fiscal 2011 is comprised of the loss on extinguishment of indebtedness related to the redemption of our Discount Notes due 2014 of $14.8 million, Notes due 2016 of $24.3 million and expense related to the modification of the senior secured credit facility of $3.7 million. Other expense for fiscal 2010 is comprised of the gain or extinguishment of indebtedness of $(85.2) million related to the Parent's term loan facility and the loss on extinguishment of indebtedness related to the redemption of our 8 5/8% senior notes due 2012 of $11.3 million.

(4)
The acquisition of Kerasotes contributed approximately $34.6 million during the fifty-two weeks ended March 29, 2012 in Adjusted EBITDA compared to $31.6 million during the forty-four week period of May 24, 2010 to March 31, 2011.

        Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

        Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

  •
  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

  •
  does not reflect changes in, or cash requirements for, our working capital needs;

  •
  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  excludes tax payments that represent a reduction in cash available to us;

  •
  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

  •
  does not reflect management fees that may be paid to our sponsors.

For the Year Ended March 29, 2012 and March 31, 2011

        Revenues.    Total revenues increased 6.7%, or $163.5 million, during the year ended March 29, 2012 compared to the year ended March 31, 2011. The increase in total revenues included $48.1 million resulting from the acquisition of Kerasotes. (Fiscal 2012 reflects 52 weeks of operations of Kerasotes compared with 44 weeks in fiscal 2011.) Admissions revenues increased $79.6 million, during the fifty-two weeks ended March 29, 2012 compared to the year ended March 31, 2011, primarily due to a 2.8% increase in attendance and a 1.8% increase in average ticket price. The increase in total admissions revenues included the additional attendance and admissions revenues resulting from the acquisition of Kerasotes of approximately $32.1 million. Total admissions revenues were reduced by deferrals, net of rewards redeemed, of $5.9 million during the year ended March 29, 2012, related to rewards accumulated under AMC Stubs. The rewards accumulated under AMC Stubs are deferred and recognized in future periods upon redemption or expiration of guest rewards. The increase in average ticket price was primarily due to an increase in ticket prices for standard 2D film. Admissions revenues at comparable theatres (theatres opened on or before fiscal 2011 and before giving effect to the net deferral of admissions revenues due to the new AMC Stubs guest frequency program) increased $66.3 million, during the year ended March 29, 2012 from the comparable period last year, primarily due to an increase in attendance and an increase in average ticket prices. Concessions revenues increased 6.9%, or $45.8 million, during the year ended March 29, 2012 compared to the year ended March 31, 2011, due to a 3.8% increase in average concessions per patron and the increase in attendance, partially offset by the net deferral of concession revenues due to the new AMC Stubs guest frequency program. The increase in concession revenues included approximately $15.4 million resulting from the acquisition of Kerasotes. The increase in concessions per patron includes the impact of concession price and size increases placed in effect during the second and third quarters of fiscal 2011, and a shift in product mix to higher priced items, including our dine-in theatres and premium food and beverage products. Total concessions revenues were reduced by a net amount of $14.5 million during the year ended March 29, 2012, related to rewards accumulated under AMC Stubs and deferred to be recognized in future periods upon redemption or expiration of guest rewards. Other theatre revenues increased 50.7%, or $38.1 million, during the year ended March 29, 2012 compared to the year ended

March 31, 2011, primarily due to a change in accounting for gift card breakage of $15.0 million (see Note 2—Accounting Changes included elsewhere in this prospectus for further information), increases in membership fees earned through the AMC Stubs guest frequency program of $14.6 million, advertising revenues, and breakage income from gift card and package ticket sales.

        Operating costs and expenses.    Operating costs and expenses increased 1.7%, or $41.7 million, during the year ended March 29, 2012 compared to the year ended March 31, 2011. The increase in operating costs and expenses included approximately $36.1 million resulting from the acquisition of Kerasotes. Film exhibition costs increased 6.4%, or $57.3 million, during the year ended March 29, 2012 compared to the year ended March 31, 2011 primarily due the increase in admissions revenues and the increase in film exhibition costs as a percentage of admissions revenues. As a percentage of admissions revenues, film exhibition costs were 53.2% in the current period and 52.3% in the prior period. Film exhibition costs as a percentage of admissions revenues increased primarily due to the net deferral of admissions revenues of $5.9 million during the year ended March 29, 2012, related to the new AMC Stubs guest frequency program. Concession costs increased 16.9%, or $14.1 million, during the year ended March 29, 2012 compared to the year ended March 31, 2011 due the increase in concession costs as a percentage of concession revenues and the increase concession revenues. As a percentage of concessions revenues, concession costs were 13.7% in the current period compared with 12.5% in the prior period, primarily due to the concession price and size increases, a shift in product mix to items that generate higher sales but lower percentage margins, and the net deferral of concessions revenues of $14.5 million during the year ended March 29, 2012, related to the new AMC Stubs guest frequency program. As a percentage of revenues, operating expense was 27.7% in the current period as compared to 29.3% in the prior period. During the year ended March 31, 2011, we evaluated excess capacity and vacant and under-utilized retail space throughout our theatre circuit and recorded charges to theatre and other closure expense of $60.8 million, which caused our operating expense to increase. See Note 15-Theatre and Other Closure and Disposition of Assets included elsewhere in this prospectus for further information. Gains were recorded on disposition of assets during the year ended March 31, 2011 which reduced operating expenses by approximately $9.7 million, primarily due to the sale of a divested AMC theatre in conjunction with the acquisition of Kerasotes. Rent expense decreased 1.5%, or $7.0 million, during the year ended March 29, 2012 compared to the year ended March 31, 2011, primarily due to decreases in rent from the closure of screens and lower renewal rentals negotiated with landlords at the end of the base lease term, partially offset by increased rent as a result of the acquisition of Kerasotes on May 24, 2010.

General and Administrative Expense:

        Merger, acquisition and transaction costs.    Merger, acquisition and transaction costs decreased $12.6 million during the year ended March 29, 2012 compared to the year ended March 31, 2011. Prior year costs primarily consisted of costs related to the acquisition of Kerasotes.

        Management fees.    Management fees were unchanged during the year ended March 29, 2012. Management fees of $1.3 million are paid quarterly, in advance, to our Sponsors in exchange for consulting and other services.

        Other.    Other general and administrative expense decreased 11.5%, or $6.7 million, during the year ended March 29, 2012 compared to the year ended March 31, 2011, due primarily to decreases related to a union-sponsored pension plan and decreases in professional and consulting expenses partially offset by increases in incentive compensation expense related to improvements in operating performance. During the year ended March 31, 2011, we recorded $3.0 million of expense related to our complete withdrawal from a union-sponsored pension plan.

        Depreciation and amortization.    Depreciation and amortization was essentially unchanged during the year ended March 29, 2012 and March 31, 2011, respectively.

        Other expense.    During the year ended March 29, 2012, other expense includes loss on extinguishment related to redemption of our Term Loan due 2013 of $705,000, a loss of $640,000 in connection with the cash tender offer and redemption of our Notes due 2014, and a loss of $510,000 related to the extinguishment of the Parent Term Loan. During the year ended March 31, 2011, other expense includes a loss on extinguishment of indebtedness related to the redemption of our Discount Notes due 2014 of $14.8 million, a loss on extinguishment of indebtedness related to the redemption of our 11% Senior Subordinated Notes due 2016 of $24.3 million, and expense related to the modification of our Senior Secured Credit Facility Term Loan due 2013 of $3.3 million and of our Senior Secured Credit Facility Revolver of $367,000.

        Interest expense.    Interest expense decreased 3.1%, or $5.5 million, during the year ended March 29, 2012 compared to the year ended March 31, 2011, primarily due to the redemption of the Senior Discount Notes due 2014 on December 15, 2010 and January 3, 2011, and the redemption of the Parent Term Loan on January 25, 2012, partially offset by increases in indebtedness and related interest expense due to the $600.0 million issuance of our Notes due 2020 on December 15, 2010 and the increases in interest expense related to the modification of our Senior Secured Credit Facility on December 15, 2010, which was partially offset by the extinguishment of $325.0 million of our 11% Senior Subordinated Notes due 2016 redeemed with payments made on December 15, 2010 and February 1, 2011. The issuance of our $300.0 million Term Loan due 2018 on February 22, 2012, the redemption of our $140.7 million Term Loan due 2013 on February 22, 2012 and the purchase and redemptions of $58.1 million of our Notes due 2014 on February 22, 2012, $50.9 million of our Notes due 2014 on March 7, 2012 and $51.0 million of our Notes due 2014 on April 6, 2012 did not significantly impact interest expense during the fiscal year ended March 29, 2012.

        Equity in earnings of non-consolidated entities.    Equity in earnings of non-consolidated entities were $12.6 million in the current period compared to equity in earnings of $17.2 million in the prior period. The decrease in equity in earnings of non-consolidated entities was primarily due to the equity in losses related to our investment in Open Road Releasing, LLC of $14.7 million, due primarily to advertising expenses related to current and upcoming film releases and also the decrease in earnings and distributions received from NCM, partially offset by a decrease in equity in losses related to our investments in DCIP and Midland Empire Partners, LLC. We recognized an impairment loss of $8.8 million related to an equity method investment through Midland Empire Partners, LLC during the year ended March 31, 2011. See Note 7—Investments for further information.

        Gain on NCM transactions.    The gain on NCM, Inc. shares of common stock sold during the year ended March 31, 2011 was $64.7 million. We also recorded a loss of $207,000 from the surrender of 1.5 million ownership units in NCM as part of the 2010 Common Unit Adjustment. See Note 7—Investments for further information.

        Investment loss (income).    Investment loss (income) was an expense of $17.6 million for the year ended March 29, 2012 compared to income of $491,000 for the year ended March 31, 2011. During the year ended March 29, 2012, we recognized an impairment loss of $17.8 million related to unrealized losses previously recorded in accumulated other comprehensive loss on marketable securities related to our investment in RealD Inc. common stock when we determined the decline in fair value below historical cost to be other-than-temporary.

        Income tax provision.    The income tax provision from continuing operations was $2.0 million for the year ended March 29, 2012 and $2.0 million for the year ended March 31, 2011. See Note 11—Income Taxes for further information.

        Earnings from discontinued operations, Net.    On December 29, 2008, we sold our operations in Mexico, including 44 theatres and 493 screens. The results of operations of the Cinemex theatres have been classified as discontinued operations for all periods presented.

        Net Loss.    Net loss was $(94.1) million and $(174.3) million for the year ended March 29, 2012 and March 31, 2011, respectively. Net loss during the year ended March 29, 2012 was impacted by, the impairment charge of $17.8 million on RealD Inc. common stock, the reduced admissions and concessions revenues of $20.4 million during the year ended March 29, 2012 related to the new AMC Stubs guest frequency program, and the $4.6 million decline in equity in earnings offset by the increase in attendance and a $5.5 million decrease in interest expense. Net loss during the year ended March 31, 2011 was primarily due to theatre and other closure expense of $60.8 million, loss on extinguishment and modification of indebtedness of $42.8 million, increased interest expense of $9.6 million, impairment charges of $21.6 million, increased merger and acquisition costs of approximately $14.3 million primarily due to the acquisition of Kerasotes, and the decrease in attendance, partially offset by the gain on NCM transactions of $64.4 million and a gain on disposition of assets of approximately $9.7 million.

For the Year Ended March 31, 2011 and April 1, 2010

        Revenues.    Total revenues increased 0.2%, or $5.8 million, during the year ended March 31, 2011 compared to the year ended April 1, 2010. Total revenues included approximately $225.2 million of additional revenues resulting from the acquisition of Kerasotes. Admissions revenues decreased 0.8%, or $14.0 million, during the year ended March 31, 2011 compared to the year ended April 1, 2010, due to a 2.9% decrease in attendance, partially offset by a 2.1% increase in average ticket prices. Attendance was negatively impacted by underperformance of film product during the year ended March 31, 2011 as compared to the year ended April 1, 2010. The increase in average ticket price was primarily due to an increase in attendance from 3D film product for which we are able to charge more per ticket than for a standard 2D film, as well as increases in IMAX and 3D ticket prices. Admission revenues included approximately $148.2 million of additional revenues resulting from the acquisition of Kerasotes. Admissions revenues at comparable theatres (theatres opened on or before the first quarter of fiscal 2010) decreased 8.2%, or $136.4 million, during the year ended March 31, 2011 from the comparable period last year. Concessions revenues increased 2.7%, or $17.4 million, during the year ended March 31, 2011 compared to the year ended April 1, 2010, due to a 5.9% increase in average concessions per patron, partially offset by the decrease in attendance. The increase in concessions per patron includes the impact of concession price and size increases placed in effect during the third quarter of fiscal 2010 and the second and third quarters of fiscal 2011, and a shift in product mix to higher priced items. The increase in concession revenues includes approximately $73.3 million from Kerasotes. Other theatre revenues increased 3.3%, or $2.4 million, during the year ended March 31, 2011 compared to the year ended April 1, 2010, primarily due to increases in advertising revenues and theatre rentals, partially offset by a reduction in on-line ticket fees. The increase in other theatre revenues includes $3.7 million from Kerasotes.

        Operating costs and expenses.    Operating costs and expenses increased 6.7%, or $154.9 million during the year ended March 31, 2011 compared to the year ended April 1, 2010. The effect of the acquisition of Kerasotes was an increase in operating costs and expenses of approximately $237.5 million. Film exhibition costs decreased 4.4%, or $40.9 million, during the year ended March 31, 2011 compared to the year ended April 1, 2010 due to the decrease in admissions revenues and the decrease in film exhibition costs as a percentage of admissions revenues. As a percentage of admissions revenues, film exhibition costs were 52.3% in the current period and 54.2% in the prior year period, due to the underperformance of film product during the current year. Concession costs increased 14.2%, or $10.3 million, during the year ended March 31, 2011 compared to the year ended April 1, 2010 due to an increase in concession costs as a percentage of concessions revenues and the increase in concession revenues. As a percentage of concessions revenues, concession costs were 12.5% in the current period compared with 11.3% in the prior period, primarily due to the concession price and size increases, a shift in product mix to items that generate higher sales but lower percentage margins, and concession offers targeting attendance growth. As a percentage of revenues, operating expense was

29.3% in the current period as compared to 25.1% in the prior period. During the year ended March 31, 2011, we evaluated excess capacity and vacant and under-utilized retail space throughout our theatre circuit and recorded charges to theatre and other closure expense of $60.8 million, which caused our operating expense to increase. See Note 15—Theatre and Other Closure and Disposition of Assets to our audited consolidated financial statements included elsewhere in this prospectus for further information. Gains were recorded on disposition of assets during the year ended March 31, 2011 which reduced operating expenses by approximately $9.7 million, primarily due to the sale of a divested AMC theatre in conjunction with the acquisition of Kerasotes. Rent expense increased 8.0%, or $35.1 million, during the year ended March 31, 2011 compared to the year ended April 1, 2010, primarily due to increased rent as a result of the acquisition of Kerasotes of approximately $42.9 million.

General and Administrative Expense:

        Merger, acquisition and transaction costs.    Merger, acquisition and transaction costs increased $14.3 million during the year ended March 31, 2011 compared to the year ended April 1, 2010. Current year costs primarily consist of costs related to the acquisition of Kerasotes.

        Management fees.    Management fees were unchanged during the year ended March 31, 2011. Management fees of $1.3 million are paid quarterly, in advance, to our Sponsors in exchange for consulting and other services.

        Other.    Other general and administrative expense decreased 0.2%, or $117,000, during the year ended March 31, 2011 compared to the year ended April 1, 2010 primarily due to increases in salaries expense, advertising and public relations, and estimated expense related to our complete withdrawals from a union-sponsored pension plans of $3.0 million, partially offset by decreases in incentive compensation expense related to declines in operating performance. During the year ended April 1, 2010, we recorded $1.4 million of expense related to a complete withdrawal from a union-sponsored pension plan.

        Depreciation and amortization.    Depreciation and amortization increased 12.8%, or $24.1 million, compared to the prior year. Increases in depreciation and amortization expense during the year ended March 31, 2011 are the result of increased net book value of theatre assets primarily due to the acquisition of Kerasotes, which contributed $30.9 million of depreciation expense, partially offset by decreases in the declining net book value of AMC theatre assets.

        Impairment of long-lived assets.    During the year ended March 31, 2011, we recognized non-cash impairment losses of $12.8 million. We recognized an impairment loss of $11.4 million on seven theatres with 75 screens (in Arizona, California, Maryland, Missouri and New York) in property, net. In addition, we recognized an impairment loss related to a favorable lease of $1.3 million recorded in intangible assets, net. During the year ended April 1, 2010, we recognized non-cash impairment losses of $3.8 million related to theatre fixed assets and real estate recorded in other long-term assets. We recognized an impairment loss of $2.3 million on five theatres with 41 screens (in Florida, California, New York, Utah and Maryland). Of the theatre charge, $2.3 million was related to property, net. We also adjusted the carrying value of undeveloped real estate assets based on a recent appraisal which resulted in an impairment charge of $1.4 million.

        Other expense.    Other expense includes a loss on extinguishment of indebtedness related to the redemption of our Discount Notes due 2014 of $14.8 million, a loss on extinguishment of indebtedness related to the redemption of our Notes due 2016 of $24.3 million and expense related to the modification of our senior secured credit facility term loan due 2013 of $3.3 million, and senior secured credit facility revolver of $367,000 during the year ended March 31, 2011. Other expense includes a loss of $11.3 million related to the redemption of our 8 5/8% Notes due 2012 and a gain on extinguishment of indebtedness related to the Parent term loan facility of $85.2 million during the year ended April 1, 2010.

        Interest expense.    Interest expense increased 5.5%, or $9.6 million, primarily due to an increase in interest expense related to the issuance of our 8.75% Senior Notes due 2019 (the "Notes due 2019") on June 9, 2009 and our 9.75% Senior Subordinated Notes due 2020 (the "Notes due 2020") on December 15, 2010 and modification of our senior secured credit facility on December 15, 2010.

        Equity in earnings of non-consolidated entities.    Equity in earnings of non-consolidated entities was $17.2 million in the current year compared to $30.3 million in the prior year. Equity in earnings related to our investment in National CineMedia, LLC were $32.9 million and $34.4 million for the year ended March 31, 2011 and April 1, 2010, respectively. Equity in losses related to our investment in DCIP were $5.2 million and $4.1 million for the year ended March 31, 2011 and April 1, 2010, respectively. We recognized an impairment loss of $8.8 million related to an equity method investment through Midland Empire Partners, LLC during the year ended March 31, 2011.

        Gain on NCM transactions.    The gain on NCM, Inc. shares of common stock sold during the year ended March 31, 2011 was $64.6 million. We also recorded a loss of $207,000 from the surrender of 1,479,638 ownership units in NCM as part of the 2010 Common Unit Adjustment. See Note 7—Investments to our audited consolidated financial statements included elsewhere in this prospectus for further information.

        Investment income.    Investment income was $491,000 for the year ended March 31, 2011 compared to $287,000 for the year ended April 1, 2010.

        Income tax provision (benefit).    The income tax provision (benefit) from continuing operations was a provision of $2.0 million for the year ended March 31, 2011 and a benefit of $36.3 million for the year ended April 1, 2010. Our income tax benefit in fiscal 2010 includes the release of $55.2 million of valuation allowance for deferred tax assets. See Note 11—Income Taxes to our audited consolidated financial statements included elsewhere in this prospectus for further information.

        Earnings (loss) from discontinued operations, Net.    On December 29, 2008, we sold our operations in Mexico, including 44 theatres and 493 screens. The results of operations of the Cinemex theatres have been classified as discontinued operations for all years presented and include bad debt expense related to amounts due from Cinemex of $8.9 million for the year ended April 1, 2010. See Note 4—Discontinued Operations to our audited consolidated financial statements included elsewhere in this prospectus for further information.

        Net earnings (loss).    Net earnings (loss) were $(174.3) million and $79.9 million for the year ended March 31, 2011 and April 1, 2010, respectively. Net loss during the year ended March 31, 2011 was primarily due to theatre and other closure expense of $60.8 million, loss on extinguishment and modification of indebtedness of $42.8 million, increased interest expense of $9.6 million, impairment charges of $21.6 million in the current year, increased merger and acquisition costs of approximately $14.3 million primarily due to the acquisition of Kerasotes, and the decrease in attendance, partially offset by the gain on NCM transactions of $64.4 million and a gain on disposition of assets of approximately $9.7 million. Net earnings during the year ended April 1, 2010 were favorably impacted by a $55.2 million reduction in the valuation allowance for deferred income tax assets, partially offset by an expense of $11.3 million related to the redemption of our 8 5/8% Senior Notes due 2012 and a gain on extinguishment of indebtedness related to the Parent term loan facility of $85.2 million and losses of $8.9 million related to the allowance for doubtful accounts and direct write-offs of amounts due from Cinemex included in discontinued operations.

Liquidity and Capital Resources

        Our consolidated revenues are primarily collected in cash, principally through box office admissions and theatre concessions sales. We have an operating "float" which partially finances our operations and which generally permits us to maintain a smaller amount of working capital capacity. This float exists because admissions revenues are received in cash, while exhibition costs (primarily film rentals) are ordinarily paid to distributors from 20 to 45 days following receipt of box office admissions revenues. Film distributors generally release the films which they anticipate will be the most successful during the summer and holiday seasons. Consequently, we typically generate higher revenues during such periods.

        We have the ability to borrow against our Senior Secured Credit Facility to meet obligations as they come due (subject to limitations on the incurrence of indebtedness in our various debt instruments) and had approximately $180.0 million under our Senior Secured Revolving Credit Facility available to meet these obligations as of March 29, 2012.

        We believe that cash generated from operations and existing cash and equivalents will be sufficient to fund operations and planned capital expenditures and acquisitions currently and for at least the next 12 months and enable us to maintain compliance with covenants related to the senior secured credit facility and our 8% Senior Subordinated Notes due 2014 (the "Notes due 2014"), Notes due 2019 and 9.75% Senior Subordinated Notes due 2020 (the "Notes due 2020"). We are considering various options with respect to the utilization of cash and equivalents on hand in excess of our anticipated operating needs. Such options might include, but are not limited to, acquisitions of theatres or theatre companies, repayment of our corporate borrowings and payment of dividends.

Cash Flows from Operating Activities

        Cash flows provided by (used in) operating activities, as reflected in the Consolidated Statements of Cash Flows, were $137.0 million, $(16.2) million and $198.9 million during the years ended March 29, 2012, March 31, 2011 and April 1, 2010, respectively. The increase in operating cash flows provided by operating activities during the year ended March 29, 2012 was primarily due to the decrease in net loss and increase in attendance and also higher amounts of accounts payables and accrued expenses and other liabilities associated with higher levels of business volume partially off set by an increase in interest paid and discount on repurchase of Parent Term Loan. The decrease in operating cash flows provided by operating activities during the year ended March 31, 2011 was primarily due to increased payments due to the retirement of indebtedness, the decrease in net earnings and attendance and also lower amounts of accounts payables and accrued expenses and other liabilities associated with lower levels of business volume and including payments of amounts acquired in the Kerasotes Acquisition as well as payments made for merger, acquisition and transaction costs in connection with the Kerasotes Acquisition. We had working capital surplus (deficit) as of March 29, 2012 and March 31, 2011 of $(173.9) million and $74.1 million, respectively. Working capital includes $174.4 million and $141.2 million of deferred revenue as of March 29, 2012 and March 31, 2011, respectively.

Cash Flows from Investing Activities

        Cash used in investing activities, as reflected in the Consolidated Statement of Cash Flows, were $163.7 million, $250.0 million and $96.3 million during the years ended March 29, 2012, March 31, 2011 and April 1, 2010, respectively. Cash outflows from investing activities include capital expenditures during the years ended March 29, 2012, March 31, 2011 and April 1, 2010 of $139.4 million, $129.3 million and $97.0 million, respectively. Our capital expenditures primarily consisted of maintaining our theatre circuit, technology upgrades, strategic initiatives and remodels. We expect that our gross capital expenditures in fiscal 2013 will be approximately $130.0 million to $140.0 million.

        We made partnership investments in non-consolidated entities accounted for under the equity method of approximately $26.9 million during the year ended March 29, 2012.

        During the year ended March 31, 2011, we paid $280.6 million for the purchase of Kerasotes theatres at closing, net of cash acquired. The purchase included working capital and other purchase price adjustments as described in the Unit Purchase Agreement.

        During the year ended March 31, 2011, we received net proceeds of $102.2 million from the sale of 6.7 million shares of common stock of NCM, Inc. for $16.00 per share and reduced our related investment in NCM by $37.6 million, the carrying amount of the shares sold.

        We received $57.4 million in cash proceeds from the sale of certain theatres required to be divested in connection with the Kerasotes acquisition during the year ended March 31, 2011 and received $991,000 for the sale of real estate acquired from Kerasotes.

        On March 26, 2010, we acquired 117 digital projection systems from third party lessors for $6.8 million and sold these systems together with seven digital projectors that we owned to DCIP for cash proceeds of $6.6 million on the same day.

        We have received an additional $1.8 million and $4.3 million of purchase price from Cinemex related to tax payments and refunds and a working capital calculation and post-closing adjustments during the years ended March 31, 2011 and April 1, 2010, respectively.

        We fund the costs of constructing, maintaining and remodeling new theatres through existing cash balances, cash generated from operations or borrowed funds, as necessary. We generally lease our theatres pursuant to long-term non-cancelable operating leases which may require the developer, who owns the property, to reimburse us for the construction costs. We may decide to own the real estate assets of new theatres and, following construction, sell and leaseback the real estate assets pursuant to long-term non-cancelable operating leases.

Cash Flows from Financing Activities

        Cash flows provided by (used in) financing activities, as reflected in the Consolidated Statement of Cash Flows, were $(113.7) million, $73.1 million, and $(29.4) million during the years ended March 29, 2012, March 31, 2011, and April 1, 2010, respectively.

        During the year ended March 29, 2012, proceeds from the issuance of Term Loans due 2018 were $297.0 million and deferred financing costs paid related to the issuance of the Term Loans due 2018 were $5.3 million.

        During the year ended March 29, 2012 we redeemed the Parent Term Loan of $159.4 million, repaid the remaining principal balance due on our Term Loans due 2013 of $140.7 million and made payments to repurchase our Notes due 2014 of $109.0 million.

        Proceeds from the issuance of the Notes due 2020 were $600.0 million and deferred financing costs paid related to the issuance of the Notes due 2020 were $12.7 million during the year ended March 31, 2011. In addition, deferred financing costs paid related to the Senior Secured Credit Facility were $1.9 million. During the year ended April 1, 2010, we issued $600.0 million aggregate principal amount of Notes due 2019. Proceeds from the issuance of the Notes due 2019 were $585.5 million and deferred financing costs paid related to the issuance of the Notes due 2019 were $16.3 million.

        During the year ended March 31, 2011, we made principal payments of $325.0 million to repurchase our Notes due 2016. In addition, we made payments for tender offer and consent consideration of $18.5 million for our Notes due 2016. During the year ended March 31, 2011, we made payments of $240.8 million to redeem our Discount Notes due 2014, of which $169.9 million is classified as a financing activity and $70.9 million is classified as an operating activity.

        During fiscal 2012, AMCE used cash on hand to make dividend distributions to Parent in an aggregate amount of $109.6 million. Parent used the available funds to pay corporate overhead expenses incurred in the ordinary course of business and, on January 25, 2012, to redeem its Term Loan Facility due June 2012, plus accrued and unpaid interest. During fiscal 2011, AMCE used cash on hand to pay four dividend distributions to Holdings in an aggregate amount of $278.3 million. Holdings used the available funds to make cash payments to extinguish the Discount Notes due 2014 and the related cash interest payments and to pay corporate overhead expenses incurred in the ordinary course of business and to pay a dividend to Parent. During fiscal 2010, AMCE used cash on hand to pay two dividend distributions to Holdings in an aggregate amount of $330.0 million. Holdings used the available funds to make cash interest payments on its Discount Notes due 2014, to pay corporate overhead expenses incurred in the ordinary course of business and to pay a dividend to Parent. Parent made payments to purchase term loans and reduced the principal balance of its Parent Term Loan Facility from $466.9 million to $193.3 million with a portion of the dividend proceeds.

        During the fiscal year ended April 1, 2010, AMCE made principal payments of $250.0 million in connection with a cash tender offer and redemption of all of its then outstanding Fixed Notes due 2012, and it repaid $185.0 million of revolving credit borrowings under the Senior Secured Credit Facility.

        Concurrently with the closing of the merger of Loews with AMCE, AMCE entered into a senior secured credit facility, which is with a syndicate of banks and other financial institutions and initially provided for financing of up to $850.0 million, consisting of a $650.0 million term loan facility with a maturity date of January 26, 2013 and a $200.0 million revolving credit facility that matures in 2012. The revolving credit facility includes borrowing capacity for available letters of credit and for swingline borrowings on same-day notice.

        On December 15, 2010, AMCE entered into a third amendment to its senior secured credit facility dated as of January 26, 2006 to, among other things: (i) extend the maturity of the term loans held by accepting lenders and to increase the interest rate with respect to such term loans, (ii) replace our existing revolving credit facility (with higher interest rates and a longer maturity than the existing revolving credit facility), and (iii) amend certain of the existing covenants therein. The following are key terms of the amendment:

  •
  The term loan maturity was extended to December 15, 2016 (the "Term Loan due 2016") for the then aggregate principal amount of $476.6 million held by lenders who consented to the amendment. The remaining then aggregate term loan principal amount of the Term Loan due 2013 was scheduled to mature on January 26, 2013.

  •
  The amended five-year revolving credit facility includes a borrowing capacity of $192.5 million through December 15, 2015 and is available for letters of credit and for swingline borrowings on same-day notice. The current applicable margin for borrowings under the revolving credit facility is 2.25% with respect to base rate borrowings and 3.25% with respect to LIBOR borrowings. AMCE is required to pay an unused commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum. It will also pay customary letter of credit fees. As of March 29, 2012, AMCE had approximately $12.5 million in outstanding letters of credit issued under the credit facility, leaving approximately $180.0 million available to borrow against the revolving credit facility.

        We recorded a loss on the modification of the Senior Secured Credit Agreement of $3.7 million in Other expense during the fifty-two weeks ended March 31, 2011, which included third party modification fees and other expenses of $3.3 million and previously capitalized financing fees related to the revolving credit facility of $367,000. We capitalized deferred financing costs paid to creditors of $1.9 million related to the modification of the Senior Secured Credit Agreement during the year ended March 31, 2011.

        On February 22, 2012, the Company entered into an amendment to its Senior Secured Credit Facility pursuant to which the Company borrowed term loans (the "Term Loan due 2018"), and used the proceeds, together with cash on hand, to fund the cash tender offer and redemption of the 8% Senior Subordinated Notes due 2014 and to repay the then existing Term Loan due 2013. The Term Loan due 2018 was issued under the Senior Secured Credit Facility for $300.0 million aggregate principal amount and the net proceeds received were $297.0 million. The issuance of the 1% discount is amortized to interest expense over the term of the loan. The Term Loan due 2018 requires repayments of principal of 1% per annum and the remaining principal payable upon maturity on February 22, 2018. The Company capitalized deferred financing costs paid to creditors of $5.2 million related to the issuance of the Term Loan due 2018 during the year ended March 29, 2012. Concurrently with the Term Loan due 2018 borrowings on February 22, 2012, the Company redeemed all outstanding Term Loan due 2013 at a redemption price of 100% of the then outstanding aggregate principal balance of $14.7 million, plus accrued and unpaid interest. The Company recorded a loss on extinguishment of the Term Loan due 2013 in Other expense, due to previously capitalized deferred financing fees of $383,000, during the fifty-two weeks ended March 29, 2012.

        During fiscal 2012, Parent made payments to extinguish the remaining principal balance of its Parent Term Loan Facility due June 2012 of $160.9 million, plus accrued and unpaid interest, with a portion of the dividend provided by AMCE.

        On February 24, 2004, AMCE sold $300.0 million aggregate principal amount of 8% senior subordinated notes due 2014. We intend to repay a portion of these notes in connection with this offering or otherwise redeem them.

        On June 9, 2009, AMCE issued $600.0 million aggregate principal amount of Notes due 2019. Proceeds from the issuance of the notes were $585.5 million and were used to redeem the then outstanding $250.0 million aggregate principal amount of the Fixed Notes due 2012. Deferred financing costs paid related to the issuance of the notes were $16.3 million. The Notes due 2019 bear interest at the rate of 8.75% per annum, payable in June and December of each year. The Notes due 2019 are redeemable at AMCE's option, in whole or in part, at any time on or after June 1, 2014 at 104.375% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after June 1, 2017, plus interest accrued to the redemption date.

        On December 15, 2010, AMCE completed the offering of $600.0 million aggregate principal amount of the Notes due 2020. The Notes due 2020 mature on December 1, 2020, pursuant to an indenture dated as of December 15, 2010, among us, the Guarantors named therein and U.S. Bank National Association, as trustee (the "Indenture"). The Indenture provides that the Notes due 2020 are AMCE's general unsecured senior subordinated obligations and are fully and unconditionally guaranteed on a joint and several senior subordinated unsecured basis by all of its existing and future domestic restricted subsidiaries that guarantee its other indebtedness. AMCE will pay interest on the notes at 9.75% per annum, semi-annually in arrears on June 1 and December 1, commencing on June 1, 2011. AMCE may redeem some or all of the Notes due 2020 at any time on or after December 1, 2015, at the redemption prices set forth in the Indenture. AMCE may redeem the Notes due 2020 on or after December 1, 2018 at a price equal to 100% of the principal amount of the Notes due 2020 redeemed plus accrued and unpaid interest to the redemption date. In addition, AMCE may redeem up to 35% of the aggregate principal amount of the Notes due 2020 using net proceeds from certain equity offerings completed prior to December 1, 2013.

        On a pro forma basis giving effect to the Merger, this offering and the use of proceeds therefrom, the maximum amount we would be permitted to distribute in compliance with our senior secured credit facility and the indentures governing our debt securities on a pro forma basis was approximately $255.2 million as of March 29, 2012.

        As of March 29, 2012, we were in compliance with all financial covenants relating to our Parent term loan facility, senior secured credit facility, the Notes due 2014, the Notes due 2019 and the Notes due 2020.

New Post-IPO Governance Arrangements

        In connection with this offering, the Sponsors and certain of our pre-existing stockholders will enter into an Amended and Restated Stockholders Agreement, which, together with our Second Amended and Restated Certificate of Incorporation and the Management Stockholders Registration Rights Agreement, will define the rights of such stockholders post-initial public offering with respect to voting, governance, ownership and transfer of our stock. See "Certain Relationships and Related Party Transactions—Governance Agreements."

Contractual Obligations

        Pro Forma.    Minimum annual cash payments required under existing capital and financing lease obligations, maturities of corporate borrowings, future minimum rental payments under existing operating leases, furniture, fixtures, and equipment and leasehold purchase provisions, ADA related betterments and pension funding that have initial or remaining non-cancelable terms in excess of one year as of March 29, 2012 on a pro forma basis are as follows:

(In thousands) Fiscal Year	Minimum Capital and Financing Lease Payments	Principal Amount of Corporate Borrowings(1)	Interest Payments on Corporate Borrowings(2)	Minimum Operating Lease Payments	Acquisitions and Capital Related Betterments(3)	Pension Funding(4)	Pro Forma Total Commitments
2013	$8,456	$8,004	$140,058	$417,237	$8,257	$6,054	$588,066
2014	8,107	10,005	139,755	417,556	4,187	—	579,610
2015	8,129	8,004	139,453	415,533	—	—	571,119
2016	8,235	8,004	139,151	404,061	—	—	559,451
2017	8,235	451,327	134,300	387,027	—	—	980,889
Thereafter	64,464	1,484,999	344,423	1,909,774	—	—	3,803,660

Total	$105,626	$1,970,343	$1,037,140	$3,951,188	$12,444	$6,054	$7,082,795

(1)
Represents cash requirements for the payment of principal on corporate borrowings. Total amount does not equal carrying amount due to unamortized discounts on issuance.

(2)
Interest expense on the term loan portion of our senior secured credit facility was estimated at 3.49% for the Term Loan due 2013 and 4.25% for the Term Loan due 2016 based upon the interest rate in effect as of March 29, 2012.

(3)
Includes committed capital expenditures, investments, and betterments to our circuit including the estimated cost of ADA related betterments. Does not include planned, but non-committed capital expenditures.

(4)
We fund our pension plan such that the plan is in compliance with the Employee Retirement Income Security Act ("ERISA") and the plan is not considered "at risk" as defined by ERISA guidelines. The plan has been frozen effective December 31, 2006. Also included are payments due under a withdrawal liability for a union sponsored plan. The retiree health plan is not funded.

        Historical.    Minimum annual cash payments required under existing capital and financing lease obligations, maturities of corporate borrowings, future minimum rental payments under existing operating leases, furniture, fixtures, and equipment and leasehold purchase provisions, ADA related betterments and pension funding that have initial or remaining non-cancelable terms in excess of one year as of March 29, 2012 are as follows:

(In thousands) Fiscal Year	Minimum Capital and Financing Lease Payments	Principal Amount of Corporate Borrowings(1)	Interest Payments on Corporate Borrowings(2)	Minimum Operating Lease Payments	Capital Related Betterments(3)	Pension Funding(4)	Total Commitments
2013	$8,456	$59,039	$151,258	$417,237	$8,257	$6,054	$650,301
2014	8,107	150,005	150,022	417,556	4,187	—	729,877
2015	8,129	8,004	139,453	415,533	—	—	571,119
2016	8,235	8,004	139,151	404,061	—	—	559,451
2017	8,235	451,327	134,300	387,027	—	—	980,889
Thereafter	64,464	1,484,999	344,423	1,909,774	—	—	3,803,660

Total	$105,626	$2,161,378	$1,058,607	$3,951,188	$12,444	$6,054	$7,295,297

(1)
Represents cash requirements for the payment of principal on corporate borrowings. Total amount does not equal carrying amount due to unamortized discounts on issuance.

(2)
Interest expense on the term loan portion of our Senior Secured Credit Facility was estimated at 3.49% for the Term Loan due 2016 and 4.25% for the Term Loan due 2018 based upon the interest rate in effect as of March 29, 2012.

(3)
Includes committed capital expenditures, investments, and betterments to our circuit including the estimated cost of ADA related betterments. Does not include planned, but non-committed capital expenditures.

(4)
We fund our pension plan such that the plan is in compliance with the Employee Retirement Income Security Act ("ERISA") and the plan is not considered "at risk" as defined by ERISA guidelines. The plan has been frozen effective December 31, 2006. Also included are payments due under a withdrawal liability for a union sponsored plan. The retiree health plan is not funded.

        As discussed in Note 11—Income Taxes to our audited consolidated financial information included elsewhere in this prospectus, we adopted accounting for uncertainty in income taxes per the guidance in ASC 740, Income Taxes, ("ASC 740"). At March 29, 2012, we have recognized an obligation for unrecognized benefits of $24.8 million. There are currently unrecognized tax benefits which we anticipate will be resolved in the next 12 months; however, we are unable at this time to estimate what the impact on our effective tax rate will be. Any amounts related to these items are not included in the tables above.

Fee Agreement

        In connection with the holdco merger, on June 11, 2007, Parent, AMCE and the Sponsors entered into a Fee Agreement (the "Management Fee Agreement"), which replaced the December 23, 2004 fee agreement among Holdings, AMCE and the Sponsors, as amended and restated on January 26, 2006 (the "original fee agreement"). The Management Fee Agreement provides for an annual management fee of $5 million, payable quarterly and in advance to our Sponsors, on a pro rata basis, until the earlier of (i) the twelfth anniversary from December 23, 2004 and (ii) such time as the Sponsors own less than 20% in the aggregate of Parent.

        In addition, the Management Fee Agreement provides for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses, and by AMCE to Parent of up to $3.5 million for fees payable by Parent in any single fiscal year in order to maintain Parents' and AMCE's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of a change in control transaction or an IPO, the Sponsors will receive, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. As of March 29, 2012, we estimate this amount would be $[•] million should a change in control transaction or an IPO occur.

        The Management Fee Agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

Investment in NCM

        We hold an investment of 15.47% in NCM accounted for following the equity method as of March 29, 2012. The fair market value of these units is approximately $264.4 million as of March 29, 2012, based upon the closing price of NCM, Inc. common stock. We have little tax basis in these units; therefore, the sale of all these units would require us to report taxable income of approximately $369.4 million, including distributions received from NCM that were previously deferred. Our investment in NCM is a source of liquidity for us and we expect that any sales we may make of NCM units would be made in such a manner to most efficiently manage any related tax liability. We have available net operating loss carry forwards which could reduce any related tax liability.

Impact of Inflation

        Historically, the principal impact of inflation and changing prices upon us has been to increase the costs of the construction of new theatres, the purchase of theatre equipment, rent and the utility and labor costs incurred in connection with continuing theatre operations. Film exhibition costs, our largest cost of operations, are customarily paid as a percentage of admissions revenues and hence, while the film exhibition costs may increase on an absolute basis, the percentage of admissions revenues represented by such expense is not directly affected by inflation. Except as set forth above, inflation and changing prices have not had a significant impact on our total revenues and results of operations.

New Accounting Pronouncements

        See Note 1—The Company and Significant Accounting Policies to the unaudited condensed consolidated financial statements included elsewhere in this prospectus for information regarding recently issued accounting standards.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to various market risks including interest rate risk and foreign currency exchange rate risk.

        Market risk on variable-rate financial instruments.    We maintain a senior secured credit facility, comprised of a $192.5 million revolving credit facility and a $650.0 term loan facility, which permits borrowings at a rate equal to an applicable margin plus, at our option, either a base rate or LIBOR. Increases in market interest rates would cause interest expense to increase and earnings before income taxes to decrease. The change in interest expense and earnings before income taxes would be dependent upon the weighted average outstanding borrowings during the reporting period following an increase in market interest rates. We had no borrowings on our revolving credit facility as of March 29, 2012 and had a principal balance of $770.3 million outstanding under the Senior Secured Term Loans due 2016 and 2018 on March 29, 2012. A 100 basis point change in market interest rates would have increased or decreased interest expense on the Senior Secured Credit Facility by $6.4 million during the fifty-two weeks ended March 29, 2012.

        Market risk on fixed-rate financial instruments.    Included in long-term corporate borrowings are principal amounts of $191.0 million of our Notes due 2014, $600.0 million of our Notes due 2019, and $600.0 million of our Notes due 2020. Increases in market interest rates would generally cause a decrease in the fair value of the Notes due 2014, Notes due 2019, and Notes due 2020 and a decrease in market interest rates would generally cause an increase in fair value of the Notes due 2014, Notes due 2019 and Notes due 2020.

        Foreign currency exchange rates.    We currently operate theatres in Canada, France and the United Kingdom. As a result of these operations, we have assets, liabilities, revenues and expenses denominated in foreign currencies. The strengthening of the U.S. dollar against the respective currencies causes a decrease in the carrying values of assets, liabilities, revenues and expenses denominated in such foreign currencies and the weakening of the U.S. dollar against the respective currencies causes an increase in the carrying values of these items. The increases and decreases in assets, liabilities, revenues and expenses are included in accumulated other comprehensive loss. Changes in foreign currency exchange rates also impact the comparability of earnings in these countries on a year-to-year basis. As the U.S. dollar strengthens, comparative translated earnings decrease, and as the U.S. dollar weakens, comparative translated earnings from foreign operations increase. A 10% increase in the value of the U.S. dollar against all foreign currencies of countries where we currently operate theatres would increase earnings before income taxes by approximately $638,000 for the fifty-two weeks ended March 29, 2012 and decrease accumulated other comprehensive loss by approximately $9.5 million as of March 29, 2012. A 10% decrease in the value of the U.S. dollar against all foreign currencies of countries where we currently operate theatres would decrease earnings before income taxes by approximately $780,000 for the fifty-two weeks ended March 29, 2012 and increase accumulated other comprehensive loss by approximately $11.6 million as of March 29, 2012.

BUSINESS

        We are one of the world's leading theatrical exhibition companies. As of March 29, 2012, we owned, operated or held interests in 346 movie theatres with a total of 5,034 screens, approximately 99% of which were located in the United States and Canada. Our theatres are primarily located in major metropolitan markets, which we believe offer strategic, operational and financial advantages. We also have a modern, highly productive theatre circuit that leads the theatrical exhibition industry in key asset quality and performance metrics, such as revenues per head and per theatre productivity measures. Our industry leading performance is largely driven by the quality of our theatre sites, our operating practices, which focus on delivering the best customer experience through consumer-focused innovation, and, most recently, our implementation of premium sight and sound formats, which we believe will be key components of the future movie-going experience. As of March 29, 2012, we are the largest IMAX exhibitor in the world with a 45% market share in the United States and nearly twice the screen count of the second largest U.S. IMAX exhibitor, and each of our local IMAX installations is protected by geographic exclusivity.

        Approximately 200 million consumers have attended our theatres each year for the past five years. We offer these consumers a fully immersive out-of-home entertainment experience by featuring a wide array of entertainment alternatives, including popular movies, throughout the day and at different price points. This broad range of entertainment alternatives appeals to a wide variety of consumers across different age, gender, and socioeconomic demographics. For example, in addition to traditional film programming, we offer more diversified programming that includes independent and foreign films, performing arts, music and sports. We also offer food and beverage alternatives beyond traditional concession items, including made-to-order meals, customized coffee, healthy snacks and dine-in theatre options, all designed to create further service and selection for our consumers. We believe there is potential for us to further increase in our annual attendance as we gain market share from other in-home and out-of-home entertainment options.

        Our large annual attendance has made us an important partner to content providers who want access and distribution to consumers. We currently generate 19% more estimated unique visitors per year (34.5 million) than HBO's subscribers (29 million) and 31% more than Netflix's subscribers (26.3 million) according to SNL Kagan, the December 31, 2011 Netflix Form 10-K and the Theatrical Market Statistics 2011 report from the Motion Picture Association of America. Further underscoring our importance to content providers, over the past five calendar years we have represented an average of approximately 17% to 20%, according to Rentrak, of each of the 6 largest grossing studios' U.S. box office revenues. The five year average of annual film rental payments to each of these studios ranged from approximately $100 million to $170 million.

        For the fiscal year ended March 29, 2012, we generated pro forma revenues of approximately $2.6 billion, pro forma Adjusted EBITDA (as defined on pages 18 and 19) of $368.0 million, and pro forma loss from continuing operations of $(78.0) million. For the fiscal year ended March 29, 2012, the fiscal year ended March 31, 2011 and the fiscal year ended April 1, 2010, we generated revenues of approximately $2.6 billion, $2.4 billion and $2.4 billion, respectively, Adjusted EBITDA (as defined on pages 18 and 19) of $368.0 million, $313.3 million and $364.0 million, respectively, and earnings (loss) from continuing operations of $(94.1) million, $(174.9) million and $87.4 million, respectively. For the fiscal years ended March 29, 2012 and March 31, 2011, we reported net earnings (loss) of $(94.1) million and $(174.3) million, respectively.

        The following table provides detail with respect to digital delivery, 3D enabled projection, large screen formats, such as IMAX and our proprietary ETX, and deployment of our enhanced food and beverage offerings as deployed throughout our circuit on March 29, 2012.

Format	Theatres	Screens	Planned Deployed Screens FYE 2013
Digital	333	3,692	4,388
3D enabled	333	2,208	2,208
IMAX (3D enabled)	128	128	129
ETX (3D enabled)	17	17	17
Dine-in theatres	9	81	125-140

        The following table provides detail with respect to the geographic location of our Theatrical Exhibition circuit as of March 29, 2012:

Theatrical Exhibition	Theatres(1)	Screens(1)
California	43	645
Illinois	40	488
Texas	20	389
Florida	20	366
New Jersey	23	304
New York	24	266
Indiana	21	258
Michigan	9	178
Georgia	11	167
Colorado	12	166
Arizona	9	160
Washington	11	137
Missouri	11	135
Massachusetts	10	129
Pennsylvania	10	126
Maryland	10	113
Virginia	7	113
Minnesota	7	111
Ohio	6	94
Louisiana	5	68
Wisconsin	4	63
North Carolina	3	60
Oklahoma	3	60
Kansas	2	48
Connecticut	2	36
Iowa	2	31
Nebraska	1	24
District of Columbia	3	22
Kentucky	1	20
Arkansas	1	16
South Carolina	1	14
Nevada	1	10
Utah	1	9
Canada	8	167

Theatrical Exhibition	Theatres(1)	Screens(1)
China (Hong Kong)(2)	2	13
United Kingdom	2	28

Total Theatrical Exhibition	346	5,034

(1)
Included in the above table are 8 theatres and 96 screens that we manage or in which we have a partial interest. We manage 3 theatres where we receive a fee from the owner and where we do not own any economic interest in the theatre. We manage and own 50% economic interests in 3 theatres accounted for following the equity method and own a 50% economic interest in 1 IMAX screen accounted for following the equity method.

(2)
In Hong Kong, we maintain a partial interest represented by a license agreement for use of our trademark.

        We were founded in 1920 and since then have pioneered many of the theatrical exhibition industry's most important innovations, including the multiplex theatre format in the early 1960s and the North American megaplex theatre format in the mid-1990s. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews, General Cinema and, more recently, Kerasotes. Our historic growth has been driven by a combination of organic growth and acquisition strategies, in addition to strategic alliances and partnerships that highlight our ability to capture innovation and value beyond the traditional exhibition space. For example:

  •
  On April 1, 2011, we fully launched AMC Stubs™, a guest frequency program which allows members to earn rewards redeemable on future purchases at AMC locations. AMC Stubs is the first frequency program of its kind in the theatrical exhibition industry. As of March 29, 2012, AMC Stubs had 3.2 million members, which represents approximately 18% of our attendance during fiscal 2012;

  •
  In March 2011, we announced the launch of an innovative distribution company called Open Road Films along with another major theatrical exhibition chain. Open Road Films is a dynamic acquisition-based domestic theatrical distribution company that concentrates on wide-release movies including Killer Elite and The Grey, which were released during fiscal 2012;

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  In March 2005, we formed a joint venture with one of the major theatrical exhibition chains which combined our respective cinema screen advertising businesses into a company called NCM and in July 2005, another of the major theatrical exhibition chains joined NCM as one of the founding members. As of March 29, 2012, we owned 17,323,782 common units in NCM, or a 15.47% ownership interest in NCM. All of our NCM membership units are redeemable for, at the option of NCM, cash or shares of common stock of NCM, Inc. on a share-for-share basis. The estimated fair market value of our units in NCM was approximately $264.4 million based on the closing price per share of NCM, Inc. on March 29, 2012 of $15.26 per share; and

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  We hold a 29% interest in DCIP, a joint venture charged with implementing digital cinema in the Company's theatres.

        Consistent with our history and culture of innovation, we believe we have pioneered a new way of thinking about theatrical exhibition: as a consumer entertainment provider. This vision, which introduces a strategic and marketing overlay to traditional theatrical exhibition, has been instrumental in driving and redirecting our future strategy.

        The following table sets forth our historical information, on a continuing operations basis, concerning new builds (including expansions), acquisitions and dispositions and end-of-period operated theatres and screens through March 29, 2012:

	New Builds		Acquisitions		Closures/Dispositions		Total Theatres
Fiscal Year	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens
2007	7	107	2	32	26	243	318	4,666
2008	9	136	—	—	18	196	309	4,606
2009	6	83	—	—	8	77	307	4,612
2010	1	6	—	—	11	105	297	4,513
2011	4	55	95	960	36	400	360	5,128
2012	2	26	—	—	16	120	346	5,034

	29	413	97	992	115	1,141

        We have also created and invested in a number of allied businesses and strategic initiatives that have created differentiated viewing formats and experiences, greater variety in food and beverage options and value appreciation for our company. We believe these initiatives will continue to generate incremental value for our company in the future. For example:

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  During fiscal 2010, DCIP, our joint venture with two other exhibitors, completed its formation and $660.0 million funding to facilitate the financing and deployment of digital technology in our theatres. During March of 2011, DCIP completed additional financing of $220.0 million, which we believe will allow us to complete our planned digital deployments. We anticipate that our deployment of digital projection systems should take three and a half years to complete. Future digital cinema developments will be managed by DCIP, subject to certain approvals. We intend to continue our rapid deployment of digital projectors through our arrangements with DCIP and expect to have installed over 4,300 digital projectors by the end of fiscal year 2013.

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  To complement our deployment of digital technology, in 2006 we partnered with RealD to install their 3D enabled systems in our theatres. As of March 29, 2012, we had 2,191 RealD, 128 IMAX and 17 ETX 3D-enabled systems. During the past year, 3D films have generated in the United States approximately 39% greater admissions revenue per person than the standard 2D versions of the same film, or approximately $3.27 additional revenue per ticket.

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  We are the world's largest IMAX exhibitor with 128 screens (all 3D-enabled) as of March 29, 2012. With a 45% market share in the United States (as of March 29, 2012), our IMAX screen count is nearly twice the screen count of the second largest U.S. IMAX exhibitor. During June 2010, we announced an expansion of our IMAX relationship. Under this expanded agreement, we expect to increase our IMAX screen count to 129 by the end of fiscal year 2013.

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  During fiscal 2010, we introduced our proprietary large-screen digital format, ETX, and as of March 29, 2012 we operated at 17 locations. ETX features wall-to-wall screens that are 20% larger than traditional screens, a custom sound system that is three times more powerful than a traditional auditorium, and 3D-enabled digital projection with twice the clarity of high definition. We charge a premium price for the ETX experience, which produces average weekly box office per print that is 200% more than standard 2D versions of the same movie, at approximately $5.38 additional revenue per ticket.

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  As of March 29, 2012, we have 154 theatres featuring one or more of our proprietary food and beverage concepts. We believe that these enhanced food and beverage concepts allow us to offer a more diverse array of food types such as expanded menus and venues including dine-in theatre options, which should appeal to a greater cross section of potential customers. We plan to continue to invest in one or more food and beverage offerings across 85 to 110 theatres over the next three years.

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  We are a founding member of NCM, a cinema screen advertising venture. As of March 29, 2012 we had a 15.47% interest in NCM. See Note 7—Investments to the audited consolidated financial statements included elsewhere in this prospectus. NCM operates an in-theatre digital network in the United States. The digital network consists of projectors used to display advertising and other non-film events. NCM's primary activities that impact our theatres include:

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  advertising through its branded "First Look" pre-feature entertainment program, lobby promotions and displays,

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  live and pre-recorded concerts, sporting events and other non-film entertainment programming.

    We believe that the reach, scope and digital delivery capability of NCM's network provides an effective platform for national, regional and local advertisers to reach an engaged audience. We receive a monthly theatre access fee for participation in the NCM network. In addition, we are entitled to receive mandatory quarterly distributions of excess cash from NCM.

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  Our tickets are currently on sale over the Internet at Fandango. During 2011, our Internet ticket services sold approximately 11.7 million tickets for us. We believe there is additional upside in our future Internet ticketing service alliances which would provide consumers with mobile ticketing applications and integration with our digital marketing programs.

Our Competitive Strengths

        We believe our leadership in major metropolitan markets, superior asset quality and continuous focus on innovation and the guest experience have positioned us well to capitalize disproportionately on trends providing momentum to the theatrical exhibition industry as a whole, particularly the mass adoption of digital and 3D technologies. We believe we can gain additional share of wallet from the consumer by broadening our offerings to them and increasing our engagement with them. We can then enable marketers and partners, such as NCM, to engage with our guests, deriving further financial value and benefit. We believe our management team is uniquely equipped to execute our strategy to realize these opportunities, making us a particularly effective competitor in our industry and positioning us well for future growth. Our competitive strengths include:

        Broad National Reach.    Thirty-nine percent (39%) of Americans (or approximately 120 million consumers) live within 10 miles of an AMC theatre. This proximity and convenience, along with the affordability and diversity of our film product, drive approximately 200 million consumers into our theatres each year, or approximately 34.5 million unique visitors annually. We believe our ability to serve a broad consumer base across numerous entertainment occasions, such as teenage socializing, romantic dates and group events, is a significant competitive advantage. Our broad consumer reach, operating scale, access to diverse content and marketing platforms are valuable to content providers and marketers who want to access this broad and diverse audience.

        Major Market Leader.    We maintain the leading market share within our markets. As of March 29, 2012, we operated in 24 of the top 25 DMAs and had the number one or two market share in each of the top 15 DMAs, including New York City, Los Angeles, Chicago, Philadelphia, San Francisco, Atlanta and Dallas. In addition, 75% of our screens were located in the top 25 DMAs and 89% were located in the top 50 DMAs. Population growth from 2011 through 2016 is projected by Nielsen Claritas to be 4.9% in the top 25 DMAs and 4.7% in the top 50 DMAs, compared to only 2.5% in all other DMAs. Our strong presence in the top DMAs makes our theatres more visible and therefore strategically more important to content providers who rely on these markets for a disproportionately large share of box office receipts. According to Rentrak, during the 52 weeks ended March 29, 2012, 59% of all U.S. box office receipts were derived from the top 25 DMAs and 76% were derived from the top 50 DMAs. In some of our densely populated major metropolitan markets, we believe a scarcity of attractive retail real estate opportunities enhances the strategic value of our existing theatres. We also believe the complexity inherent in operating in these major metropolitan markets is a deterrent to other less sophisticated competitors, protecting our market share position.

        We believe that customers in our major metropolitan markets are generally more affluent and culturally diverse than customers in smaller markets. Traditionally, our strong presence in these markets has created a greater opportunity to exhibit a broad array of programming and premium formats, which we believe drives higher levels of attendance at our theatres. This has allowed us to generate higher per screen and per theatre operating metrics. For example, our average ticket price in the United States was $8.89 for our 52 weeks ended March 29, 2012, as compared to $7.93 for the industry as a whole for calendar year 2011.

        Modern, Highly Productive Theatre Circuit.    We believe the combination of our strong major market presence, focus on a superior guest experience and core operating strategies enables us to deliver industry-leading theatre level operating metrics. For the 52 weeks ended March 29, 2012, our theatre exhibition circuit in the United States generated attendance per average theatre of 580,000 (higher than any of our peers) revenues per average theatre of $7.5 million and operating cash flows before rent (defined as Adjusted EBITDA before rent and G&A-Other) per average theatre of $2.5 million. Over the past five fiscal years, we invested an average of $131.7 million per year to improve and expand our theatre circuit, contributing to the modern portfolio of theatres we operate today.

        Leader in Deployment of Premium Formats.    We also believe our strong presence in major markets and our highly productive theatre circuit allow us to take greater advantage of incremental revenue-generating opportunities associated with the premium services that will define the future of the theatrical business, including digital delivery, 3D projection, large screen formats, such as IMAX and our proprietary ETX offering, and alternative programming. As the industry's digital conversion accelerates, we believe we have established a differentiated leadership position in premium formats. For example, we are the world's largest IMAX exhibitor with 128 screens as of March 29, 2012, all of which are 3D enabled, and we expect to increase our IMAX screen count to 129 by the end of fiscal year 2013. We are able to charge a premium price for the IMAX experience, which, in combination with higher attendance levels, produces average weekly box office per print that is 300% greater than standard 2D versions of the same movie. The availability of IMAX and 3D content has increased significantly from calendar year 2005 to 2011. During this period, available 3D content increased from 3 titles to 45 titles while available IMAX content increased from 5 titles to 19 titles. Industry film grosses for available 3D products increased from $191.0 million to approximately $3.0 billion, while industry film grosses for available IMAX products increased from $864.0 million to approximately $3.0 billion over this time period. This favorable trend continues in calendar year 2012 with 36 3D titles and 13 IMAX titles, including highly successful franchise installments such as Journey 2: The Mysterious Island, Men in Black 3, Madagascar 3, The Amazing Spider Man, Ice Age: Continental Drift, Resident Evil 5, Silent Hill: Revelation,The Dark Knight Rises and The Great Gatsby. As reported in the May 6, 2012 issue of Box Office Analyst, the film release schedule for calendar year 2013 is beginning to solidify with 29 3D titles and 6 IMAX titles already announced, including sequels of high profile franchises such as Iron Man, Star Trek, Thor, Teenage Mutant Ninja Turtles and a 3D version of Jurassic Park. We expect that additional 3D and IMAX titles will be announced as the beginning of 2013 approaches.

        Innovative Growth Initiatives in Food and Beverage.    We believe our theatre circuit is better positioned than our peer competitors' to generate additional revenue from broader and more diverse food and beverage offerings, in part due to our markets' larger, more diverse and more affluent customer base and our management's extensive experience in guest services, specifically within the food and beverage industry. Our annual food and beverage sales exceed the domestic food service sales generated from 17 of the top 75 ranked restaurant chains in the United States, while representing only approximately 27% of our total revenue. To capitalize on this opportunity, we have introduced proprietary food and beverage offerings in 154 theatres as of March 29, 2012, and we intend to deploy these offerings across our theatre circuit based on the needs and specific circumstances of each theatre. Our wide range of food and beverage offerings feature expanded menus, enhanced concession formats and unique dine-in theatre options, which we believe appeals to a larger cross section of potential customers. For example, in fiscal 2009 we converted a small, six-screen theatre in Atlanta, Georgia to a dine-in theatre facility with full kitchen facilities, seat side services and with a separate bar and lounge area. From fiscal 2008 to fiscal 2012, this theatre's attendance increased over 60%, revenues more than doubled, and operating cash flow and margins increased significantly. We plan to continue to invest in one or more enhanced food and beverage offerings across 85 to 110 theatres over the next three years.

        As of March 29, 2012, our food and beverage initiatives include:

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  Dine-in theatre concepts at 9 locations, which feature full kitchen facilities, seat-side servers and a separate bar and lounge area;

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  Concession Stand of the Future ("The Marketplace") at 6 locations, featuring self serve and premium concession items and specialty drinks;

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  Concession Freshen at 56 locations, which provides a guest friendly grab and go experience and creates visual interest and space for more products;

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  Better For You Merchandisers at 53 locations, addressing currently unmet guest needs by providing healthy choice concession items; and

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  Made To Order Hot Foods at 136 locations, including menu choices such as curly fries, chicken tenders and mozzarella sticks.

        Strong Cash Flow Generation.    We believe that our major market focus and highly productive theatre circuit have enabled us to generate significant cash flow provided by operating activities. For the 52 weeks ended March 29, 2012, our net cash provided by operating activities totaled $137.0 million. This strong cash flow will enable us to continue our deployment of premium formats and services and to finance planned capital expenditures without relying on the capital markets for funding. In addition, in future years, we expect to continue to generate cash flow sufficient to allow us to grow our revenues, maintain our facilities, service our indebtedness and make dividend payments to our stockholders.

        Management Team Uniquely Positioned to Execute.    Our management team has a unique combination of industry experiences and skill-sets, equipping them to effectively execute our strategies. Our CEO's broad experience in a number of consumer packaged goods and entertainment-related businesses expands our growth perspectives beyond traditional theatrical exhibition and has increased our focus on providing more value to our guests. Recent additions, including a Chief Marketing Officer, heads of Food and Beverage, Programming and Development/Real Estate and a Senior Vice President for Strategy and Strategic Partnerships, augment our existing deep bench of industry experience. The expanded breadth of our management team complements the established team that is focused on for operational excellence, innovation and successful industry consolidation.

Our Strategy

        Our strategy is to leverage our modern theatre circuit and major market position to lead the industry in consumer-focused innovation and financial operating metrics. The use of emerging premium formats and our focus on the guest experience give us a unique opportunity to leverage our theatre circuit and major market position across our platform. Our primary goal is to maintain our company's and the industry's social relevance and to offer consumers distinctive, affordable and compelling out-of-home entertainment alternatives that capture a greater share of their personal time and spend. We have a two-pronged strategy to accomplish this goal: first, drive consumer-related growth and second, focus on operational excellence.

        Drive Consumer-Related Growth

        Capitalize on Premium Formats.    Technical innovation has allowed us to enhance the consumer experience through premium formats such as IMAX and 3D. Our customers are willing to pay a premium price for this differentiated and superior entertainment experience. When combined with our major markets' customer base, the operating flexibility of digital technology will further enhance our capacity utilization and dynamic pricing capabilities. This will enable us to achieve higher ticket prices for premium formats, and provide incremental revenue from the exhibition of alternative content such as live concerts, sporting events, Broadway shows, opera and other non-traditional programming. We have already seen success from the Metropolitan Opera, with respect to which, during fiscal 2012, we programmed 42 performances in over 130 theatres and charged an average ticket price of $18. Within each of our major markets, we are able to charge a premium for these services relative to our smaller markets. We will continue to broaden our content offerings through the installation of additional IMAX, ETX and RealD systems and the presentation of attractive alternative content. For example:

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  We have the leading market share of IMAX 3D-enabled digital projection systems. We expect to increase our IMAX screen count to 129 by the end of fiscal year 2013. These IMAX projection systems are slated to be installed in many of our top performing locations in major U.S. markets, each of our local IMAX installations is protected by geographic exclusivity. There have been 13 IMAX titles announced for calendar year 2012.

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  As of March 29, 2012, we had installed 3,692 digital projectors in our existing theatre base, representing a 73% digital penetration in our theatre circuit. We intend to continue our rapid deployment of digital projectors through our arrangements with DCIP and expect to have installed over 4,300 digital projectors by the end of fiscal year 2013. We lease our digital projection systems from DCIP and therefore do not bear the majority of the cost of the digital projector rollout. Operating a digital theatre circuit provides numerous benefits, which include forming the foundation for 3D formats and alternative programming, allowing for more efficient film operations, lowering costs and enabling a better, more versatile advertising platform.

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  To complement our deployment of digital technology, in 2006 we partnered with RealD to install their 3D enabled systems in our theatres. As of March 29, 2012, we had 2,191 RealD, 128 IMAX and 17 ETX 3D-enabled systems. During the past year, 3D films have generated approximately 39% greater admissions revenues per person than the standard 2D versions of the same film, or approximately $3.27 additional revenue per ticket. There have been 36 3D titles announced for calendar year 2012.

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  During fiscal 2010, we introduced our proprietary large-screen digital format, ETX, and as of March 29, 2012 we operated at 17 locations. ETX features wall-to-wall screens that are 20% larger than traditional screens, a custom sound system that is three times more powerful than a traditional auditorium, and 3D-enabled digital projection with twice the clarity of high definition. We charge a premium price for the ETX experience, which, in combination with higher attendance levels, produces average weekly box office per print that is 200% more than standard 2D versions of the same movie at approximately $5.38 additional revenue per ticket.

        Broaden and Enhance Food and Beverage Offerings.    To address consumer trends, we are expanding our menu of premium food and beverage products to include made-to-order meals, customized coffee, healthy snacks, alcohol and other gourmet products. We plan to invest across a spectrum of enhanced food and beverage formats, from simple, less capital-intensive concession design improvements to the development of new dine-in theatre options. We have successfully implemented our dine-in theatre offerings to rejuvenate theatres approaching the end of their useful lives as traditional movie theatres and also in some of our larger theatres to more efficiently leverage their additional capacity. The costs of these conversions in some cases are partially covered by investments from the theatre landlord. We plan to continue to invest in one or more enhanced food and beverage offerings across 85 to 110 theatres over the next three years.

        Maximize Guest Engagement and Loyalty.    In addition to differentiating the AMC Entertainment movie-going experience by deploying new sight and sound formats, as well as food and beverage offerings, we are also focused on creating differentiation through guest marketing. We are already the most recognized theatre exhibition brand, with almost 60% brand awareness in the United States. We are actively marketing our own "AMC experience" message to our customers, focusing on every aspect of a customer's engagement with AMC, from the moment a guest visits our website or purchases a ticket to the moment a guest leaves our theatre. We have also refocused our marketing to drive active engagement with our customers through a redesigned website, Facebook, Twitter, Short Message Service ("SMS") and push email campaigns. As of May 1, 2012, we had over 3.2 million "likes" on Facebook, and we engaged directly with our guests via close to 200 million emails in fiscal 2012. We have fully launched our new fee-based guest frequency program, AMC Stubs, on April 1, 2011. This new program replaces Moviewatcher Rewards, which ended the fiscal 2011 with 1.5 million active members, many of which converted over to AMC Stubs. As of March 29, 2012, we had approximately 3.2 million AMC Stubs members which represents approximately 18% of our attendance during fiscal 2012. Additional marketing initiatives include:

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  The ongoing continous improvement of amctheatres.com, our upgraded Interactive Voice Response ("IVR") system and expansion of our use of social medial channels to supplant traditional communication via newspapers with contemporary engagement platforms that offer comprehensive theatre, show time and movie-related information. Additional means of consumer engagement are being expanded to include email, social networking, Twitter and text messaging.

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  The addition of music, live sports and other special events to transform our buildings into full-fledged entertainment venues. This growing complement to traditional content has grown to 86 events in fiscal 2011, including the very popular Metropolitan Opera series.

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  Targeting film content to the ethnicities/lifestyles within individual theatre trade areas enables us to drive incremental traffic and create greater guest engagement. Our circuit-within-a-circuit initiative includes a number of guest profiles, including independent films, Latino, Bollywood, Asian/Korean and Urban genre of films.

        Focus on Operational Excellence

        Disciplined Approach to Theatre Portfolio Management.    We evaluate the potential for new theatres and, where appropriate, replace underperforming theatres with newer, more modern theatres that offer amenities consistent with our portfolio. We also intend to selectively pursue acquisitions where the characteristics of the location, overall market and facilities further enhance the quality of our theatre portfolio. We presently have no current plans, proposals or understandings regarding any such acquisitions. Historically, we have demonstrated a successful track record of integrating acquisitions such as Loews, General Cinema and Kerasotes. For example, our January 2006 acquisition of Loews combined two leading theatrical exhibition companies, each with a long history of operating in the industry, thereby increasing the number of screens we operated by 47%.

        Continue to Achieve Operating Efficiencies.    We believe that the size of our theatre circuit, our major market concentration and the breadth of our operations will allow us to continue to achieve economies of scale and further improve operating margins. Our operating strategies are focused on the following areas:

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  Leveraging our scale to lower our cost of doing business without sacrificing quality or the important elements of guest satisfaction. We have cost savings initiatives for procurement and other functions that allow for vendor consolidation, more targeted marketing and promotional efforts, energy management, and other programs that are expected to provide annual cost savings following March 29, 2012 of approximately $31.2 million.

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  Lowering occupancy costs in many of our facilities by renegotiating rental agreements with landlords, strictly enforcing co-tenancy provisions and effective auditing of common area billings. During fiscal 2009 through 2012 we renewed or renegotiated rental agreements at 99 locations. During this four year period, for these 99 locations we have reduced the aggregate annual rental amounts from the original terms by 24%, or approximately $20.0 million in total savings.

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  Maintaining our theatres to reduce deferred maintenance costs and lower future capital requirements that might otherwise be required to maintain our facilities in first class operating condition.

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  Creating and monetizing financial value from our strategic alliances and partnerships, such as NCM, DCIP, RealD and Open Road Films.

Film Licensing

        We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

        During the period from 1990 to 2011, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 638 in 2008, according to the Motion Picture Association 2011 Theatrical Market Statistics and prior reports.

        North American film distributors typically establish geographic film licensing zones and generally allocate available film to one theatre within each zone. Film zones generally encompass a radius of three to five miles in metropolitan and suburban markets, depending primarily upon population density. In film zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those offered and negotiating directly with the distributor. As of March 29, 2012, approximately 91% of our screens in the United States and Canada were located in film licensing zones where we are the sole exhibitor.

        Our licenses typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts or pay based on a scale of percentages tied to different amounts of box office gross. The settlement process allows for negotiation based upon how a film actually performs.

        There are several distributors which provide a substantial portion of quality first-run motion pictures to the exhibition industry. These include Paramount Pictures, Twentieth Century Fox, Warner Bros. Distribution, Buena Vista Pictures (Disney), Sony Pictures Releasing, and Universal Pictures. Films licensed from these distributors accounted for approximately 83% of our U.S. and Canadian admissions revenues during fiscal 2012. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year. In fiscal 2012, no single distributor accounted for more than 20% of our box office admissions.

Concessions

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs, premium concession items, specialty drinks, healthy choice items and made to order hot foods including menu choices such as curly fries, chicken tenders and mozzarella sticks. Different varieties of concession items are offered at our theatres based on preferences in that particular geographic region. As of March 29, 2012, we have implemented dine-in theatre concepts at 9 locations, which feature full kitchen facilities, seat-side servers and a separate bar and lounge area.

        Our strategy emphasizes prominent and appealing concessions counters designed for rapid service and efficiency, including a guest friendly grab and go experience. We design our megaplex theatres to have more concessions capacity to make it easier to serve larger numbers of customers. Strategic placement of large concessions stands within theatres increases their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the concessions stands.

        We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

        Our entertainment and dining experience at certain theatres features casual and premium upscale dine-in theatre options as well as bar and lounge areas.

Properties

        The following table sets forth the general character and ownership classification of our theatre circuit, excluding unconsolidated joint ventures and managed theatres, as of March 29, 2012:

Property Holding Classification	Theatres	Screens
Owned	19	174
Leased pursuant to ground leases	6	73
Leased pursuant to building leases	313	4,691

Total	338	4,938

        Our theatre leases generally have initial terms ranging from 15 to 20 years, with options to extend the leases for up to 20 additional years. The leases typically require escalating minimum annual rent payments and additional rent payments based on a percentage of the leased theatre's revenue above a base amount and require us to pay for property taxes, maintenance, insurance and certain other property-related expenses. In some instances, our escalating minimum annual rent payments are contingent upon increases in the consumer price index. In some cases, our rights as tenant are subject and subordinate to the mortgage loans of lenders to our lessors, so that if a mortgage were to be foreclosed, we could lose our lease. Historically, this has never occurred.

        We lease our corporate headquarters in Kansas City, Missouri.

        Currently, the majority of the concessions, 35 mm projectors, seating and other equipment required for each of our theatres are owned. The majority of our digital projection equipment is leased from DCIP.

Employees

        As of March 29, 2012, we employed approximately 850 full-time and 17,700 part-time employees. Approximately 45% of our U.S. theatre associates were paid the minimum wage.

        Fewer than 2% of our U.S. employees, consisting primarily of motion picture projectionists, are represented by a union, the International Alliance of Theatrical Stagehand Employees and Motion Picture Machine Operators (and affiliated local unions). We believe that our relationship with this union is satisfactory. We consider our employee relations to be good.

Theatrical Exhibition Industry and Competition

        Theatrical exhibition is the primary initial distribution channel for new motion picture releases, and we believe that the theatrical success of a motion picture is often the most important factor in establishing the film's value in the other parts of the product life cycle (DVD, cable television and other ancillary markets).

        Theatrical exhibition has demonstrated long-term steady growth. U.S. and Canadian box office revenues increased from $5.0 billion in 1989 to $10.2 billion in 2011, driven by increases in both ticket prices and attendance.

        The following table represents information about the exhibition industry obtained from the National Association of Theatre Owners ("NATO") and Rentrak.

Calendar Year	Box Office Revenues (in millions)	Attendance (in millions)	Average Ticket Price	Number of Theatres	Indoor Screens	Screens Per Theatre
2011	$10,190	1,285	$7.93	5,697	38,960	6.8
2010	10,580	1,339	7.90	5,773	38,892	6.7
2009	10,600	1,414	7.50	5,561	38,605	6.9
2008	9,634	1,341	7.18	5,403	38,934	7.2
2007	9,632	1,400	6.88	5,545	38,159	6.9
2006	9,170	1,401	6.55	5,543	37,776	6.8

        There are approximately 1,089 companies competing in the North American theatrical exhibition industry, approximately 597 of which operate four or more screens. Industry participants vary substantially in size, from small independent operators to large international chains. Based on information obtained from Rentrak, we believe that the four largest exhibitors (in terms of box office revenue) generated approximately 58% of the box office revenues in 2011. This statistic is up from 33% in 2000 and is evidence that the theatrical exhibition business in the United States and Canada has been consolidating. According to NATO, average screens per theatre have increased from 6.5 in 2005 to 6.8 in 2011, which we believe is indicative of the industry's development of megaplex theatres.

        Our theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competition is often intense with respect to attracting patrons, licensing motion pictures and finding new theatre sites. Where real estate is readily available, there are few barriers preventing another company from opening a theatre near one of our theatres, which may adversely affect operations at our theatre. However, in certain of our densely populated major metropolitan markets, we believe a scarcity of attractive retail real estate opportunities enhances the strategic value of our existing theatres. We also believe the complexity inherent in operating in these major metropolitan markets is a deterrent to other less sophisticated competitors, protecting our market share position.

        The theatrical exhibition industry faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events, and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems, as well as from all other forms of entertainment.

        Movie-going is a compelling consumer out-of-home entertainment experience. Movie theatres currently garner a relatively small share of overall consumer entertainment time and spend, leaving significant room for further expansion and growth in the United States. In addition, our industry benefits from available capacity to satisfy additional consumer demand without capital investment.

        As major studio releases have declined in recent years, we believe companies like Open Road Films could fill an important gap that exists in the market today for consumers, movie producers and theatrical exhibitors by providing a broader availability of movies to consumers. Theatrical exhibitors are uniquely positioned to not only support, but also benefit from new distribution companies and content providers. We believe the theatrical exhibition industry will continue to be attractive for a number of key reasons, including:

        A Highly Popular and Affordable Out-of-Home Entertainment Experience.    Going to the movies has been and remains one of the most popular and affordable out-of-home entertainment options for decades. The estimated average price of a movie ticket was $7.93 in calendar 2011, considerably less than other out-of-home entertainment alternatives such as concerts and sporting events. In calendar 2011, attendance at indoor movie theatres in the United States and Canada was 1.3 billion. This contrasts to the 111.8 million combined annual attendance generated by professional baseball, basketball and football over the same period.

        Adoption of Digital Technology.    The theatrical exhibition industry is well underway in its overall conversion from film-based to digital projection technology. This digital conversion will position the industry with lower distribution and exhibition expenses, efficient delivery of alternative content and niche programming, and premium experiences for consumers. Digital projection also results in a premium visual experience for patrons, and digital content gives the theatre operator greater flexibility in programming. The industry will benefit from the conversion to digital delivery, alternative content, 3D formats and dynamic pricing models. As theatre exhibitors have adopted digital technology, the theatre circuits have shown enhanced productivity, profitability and efficiency. Digital technology has increased attendance and average ticket prices. Digital technology also facilitates live and pre-recorded networked and single-site meetings and corporate events in movie theatres and will allow for the distribution of live and pre-recorded entertainment content and the sale of associated sponsorships.

        Long History of Steady Growth.    The theatrical exhibition industry has produced steady growth in revenues over the past several decades. In recent years, net new build activity has slowed, and screen count has rationalized and is expected to decline in the near term before stabilizing, thereby increasing revenue per screen for existing theatres. The combination of the popularity of movie-going, its steady long-term growth characteristics and the industry's consolidation and relative maturity makes theatrical exhibition a high cash flow generating business today. Box office revenues in the United States and Canada have increased from $5.0 billion in 1989 to $10.2 billion in 2011, driven by increases in both ticket prices and attendance across multiple economic cycles. The industry has also demonstrated its resilience to economic downturns; during four of the last six recessions, attendance and box office revenues grew an average of 8.1% and 12.3%, respectively.

        Importance to Content Providers.    We believe that the theatrical success of a motion picture is often the key determinant in establishing the film's value in the other parts of the product life cycle, such as DVD, cable television, merchandising and other ancillary markets. For each $1.00 of theatrical box office receipts, an average of $1.33 of additional revenue is generated in the remainder of a film's product life cycle. As a result, we believe motion picture studios will continue to work cooperatively with theatrical exhibitors to ensure the continued value of the theatrical window.

Regulatory Environment

        The distribution of motion pictures is, in large part, regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees resulting from one of those cases, to which we were not a party, have a material impact on the industry and us. Those consent decrees bind certain major motion picture distributors and require the motion pictures of such distributors to be offered and licensed to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

        Our theatres must comply with Title III of the Americans with Disabilities Act, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, and awards of damages to private litigants or additional capital expenditures to remedy such noncompliance. Although we believe that our theatres are in substantial compliance with the ADA, in January 1999 the Civil Rights Division of the Department of Justice, or the Department, filed suit against us alleging that certain of our theatres with stadium-style seating violate the ADA. In separate rulings in 2002 and 2003, the Court ruled against us in the "line of sight" and the "non-line of sight" aspects of this case. In 2003, the Court entered a consent order and final judgment about the non-line of sight aspects of this case. On December 5, 2008, the Ninth Circuit Court of Appeals reversed the trial court as to the appropriate remedy and remanded the case back to the trial court for findings consistent with its decision. We have reached a settlement regarding the extent of betterments related to the remaining remedies required for line-of-sight violations which the trial court approved the settlement on November 29, 2010. We estimate that the total cost of these betterments will be approximately $60.0 million, and through March 29, 2012 we have incurred and capitalized approximately $51.6 million of these costs. The estimate is based on actual costs incurred on remediation work completed to date.

        As an employer covered by the ADA, we must make reasonable accommodations to the limitations of employees and qualified applicants with disabilities, provided that such reasonable accommodations do not pose an undue hardship on the operation of our business. In addition, many of our employees are covered by various government employment regulations, including minimum wage, overtime and working conditions regulations.

        Our operations also are subject to federal, state and local laws regulating such matters as construction, renovation and operation of theatres as well as wages and working conditions, citizenship, health and sanitation requirements and licensing. We believe our theatres are in material compliance with such requirements.

        We also own and operate theatres and other properties which may be subject to federal, state and local laws and regulations relating to environmental protection. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of contamination, regardless of fault or the legality of original disposal. We believe our theatres are in material compliance with such requirements.

Seasonality

        Our revenues are dependent upon the timing of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business is highly seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

Legal Proceedings

        In the normal course of business, we are party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc. (No. 99 01034 FMC (SHx), filed in the U.S. District Court for the Central District of California).    On January 29, 1999, the Department of Justice (the "Department") filed suit alleging that our stadium style theatres violated the ADA and related regulations. The Department alleged that we had failed to provide persons in wheelchairs seating arrangements with lines-of-sight comparable to the general public. The Department alleged various non-line-of_sight violations as well.

        We reached a settlement with the Department regarding the extent of betterments and remedies required for line-of-sight violations which the trial court approved on November 29, 2010. On January 21, 2003, the trial court entered summary judgment in favor of the Department on the non-line-of-sight matters. On December 5, 2003, the trial court entered a consent order and final judgment on non-line-of-sight issues under which we agreed to remedy certain violations at its stadium-style theatres and at certain theatres it may open in the future. Currently we estimate that these betterments will be required at approximately 140 stadium-style theatres. We estimate that the total cost of these betterments will be approximately $60.0 million, and through March 29, 2012 we have incurred and capitalized approximately $51.6 million of these costs. The estimate is based on actual costs incurred on remediation work completed to date.

        Michael Bateman v. American Multi-Cinema, Inc. (No. CV07-00171).    In January 2007, a class action complaint was filed against us in the Central District of the United States District Court of California (the "District Court") alleging violations of the Fair and Accurate Credit Transactions Act ("FACTA"). FACTA provides in part that neither expiration dates nor more than the last 5 numbers of a credit or debit card may be printed on receipts given to customers. FACTA imposes significant penalties upon violators where the violation is deemed to have been willful. Otherwise damages are limited to actual losses incurred by the card holder. On October 11, 2011, the District Court granted final approval of the class action settlement. The settlement did not have a material adverse impact to our financial condition, results of operations or cash flows. A Notice of Appeal to the Ninth Circuit Court of Appeals from the District Court's final approval order was filed by a putative class member who objected to the class settlement in the district court; the appeal is pending.

        On May 14, 2009, Harout Jarchafjian filed a similar lawsuit alleging that we willfully violated FACTA and seeking statutory damages, but without alleging any actual injury (Jarchafjian v. American Multi-Cinema, Inc. (C.D. Cal. Case No. CV09-03434)). The District Court granted final approval of the class action settlement on October 3, 2011. The settlement did not have a material adverse impact to our financial condition, results of operations or cash flows.

        In addition to the cases noted above, we are also currently a party to various ordinary course claims from vendors (including concession suppliers and film distributors), landlords and other legal proceedings. If management believes that a loss arising from these actions is probable and can reasonably be estimated, our records the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no point is more probable than another. As additional information becomes available, any potential liability related to these actions is assessed and the estimates are revised, if necessary. Except as described above, management believes that the ultimate outcome of such other matters, individually and in the aggregate, will not have a material adverse effect on our financial position or overall trends in results of operations. However, litigation and claims are subject to inherent uncertainties and unfavorable outcomes could occur. An unfavorable outcome could include monetary damages. If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the outcome occurs or in future periods.

MANAGEMENT

        Our business and affairs are managed by our board of directors currently consisting of nine members. Gerardo I. Lopez, our Chief Executive Officer, is a director of Parent. Aaron J. Stone is our Chairman of the Board and a non-employee director. The role of Chairman of the Board is held by Mr. Stone to represent the interest of stockholders.

        The following table sets forth certain information regarding our directors, executive officers and key employees as of May 18, 2012:

Name	Age	Position(s) Held
Aaron J. Stone	39	Chairman of the Board, Director (Parent and AMCE)
Gerardo I. Lopez	52	Chief Executive Officer, President and Director (Parent, AMCE and American Multi-Cinema, Inc.)
Dana B. Ardi	64	Director (Parent and AMCE)
Stephen P. Murray	49	Director (Parent and AMCE)
Lee Solomon	40	Director (Parent and AMCE)
Philip H. Loughlin	44	Director (Parent and AMCE)
Eliot P. S. Merrill	41	Director (Parent and AMCE)
Brion B. Applegate	58	Director (Parent and AMCE)
Craig R. Ramsey	60	Executive Vice President and Chief Financial Officer (Parent, AMCE and American Multi-Cinema, Inc.); Director (American Multi-Cinema, Inc.)
John D. McDonald	54	Executive Vice President, U.S. Operations (Parent, AMCE and American Multi-Cinema, Inc.); Director (American Multi-Cinema, Inc.)
Mark A. McDonald	53	Executive Vice President, Global Development (Parent, AMCE and American Multi-Cinema, Inc.)
Stephen A. Colanero	45	Executive Vice President and Chief Marketing Officer (Parent, AMCE and American Multi-Cinema, Inc.)
Robert J. Lenihan	58	President, Programming (Parent, AMCE and American Multi-Cinema, Inc.)
Samuel D. Gourley	60	President, AMC Film Programming (Parent, AMCE and American Multi-Cinema, Inc.)
Kevin M. Connor	49	Senior Vice President, General Counsel and Secretary (Parent, AMCE and American Multi-Cinema, Inc.)
Michael W. Zwonitzer	47	Senior Vice President Finance (Parent, AMCE and American Multi-Cinema, Inc.)
Chris A. Cox	46	Senior Vice President and Chief Accounting Officer (Parent, AMCE and American Multi-Cinema, Inc.)
Terry W. Crawford	55	Senior Vice President and Treasurer (Parent, AMCE and American Multi-Cinema, Inc.)
George Patterson	58	Senior Vice President, Food and Beverage (American Multi-Cinema, Inc.)
Elizabeth Frank	43	Senior Vice President, Strategy and Strategic Partnerships (AMCE)

        All our current executive officers hold their offices at the pleasure of our board of directors, subject to rights under their respective employment agreements in some cases. There are no family relationships between or among any directors and executive officers, except that Messrs. John D. McDonald and Mark A. McDonald are brothers.

        Mr. Aaron J. Stone has served as Chairman of the Board of Parent and AMCE since February 2009. Mr. Stone has served as a Director of Parent since June 2007, and has served as a Director of AMCE since December 2004. Mr. Stone is a Senior Partner of Apollo Management, L.P., where he has been employed since 1997 and which, together with its affiliates, acts as manager of Apollo and related private securities investment funds. Mr. Stone also serves on the boards of directors of Core Media Group and Hughes Telematics, Inc. Mr. Stone has also served on the boards of directors of Connections Academy, LLC; Educate Inc.; Hughes Communications, Inc.; Hughes Network Systems, LLC; Intelstat, Ltd.; Parallel Petroleum; and Skyterra Communications Inc., among others. Mr. Stone served on the audit committees of Educate Inc., Hughes Network Systems, LLC, and Intelstat, Ltd. Prior to joining Apollo, Mr. Stone was a member of the Mergers and Acquisition Group at Smith Barney, Inc. Mr. Stone graduated cum laude with an A.B. degree from Harvard College. Mr. Stone has over 15 years of experience in analyzing and investing in public and private companies and led the diligence of Apollo's investment in AMC, and he provides our board with insight into strategic and financial matters of interest to AMC's management and shareholders.

        Mr. Gerardo I. Lopez has served as Chief Executive Officer, President and a Director of Parent and AMCE since March 2009. Prior to joining the Company, Mr. Lopez served as Executive Vice President of Starbucks Coffee Company and President of its Global Consumer Products, Seattle's Best Coffee and Foodservice divisions from September 2004 to March 2009. Prior thereto, Mr. Lopez served as President of the Handleman Entertainment Resources division of Handleman Company from November 2001 to September 2004. Mr. Lopez also serves on the boards of directors of Recreational Equipment, Inc., NCM, DCIP and Open Road Films. Mr. Lopez holds a B.S. degree in Marketing from George Washington University and a M.B.A. in Finance from Harvard Business School. Mr. Lopez has over 28 years of experience in marketing, sales and operations and management in public and private companies. His prior experience includes management of multi-billion-dollar operations and groups of over 2,500 associates.

        Dr. Dana B. Ardi has served as a Director of Parent and AMCE since April 2009. Dr. Ardi serves as Managing Director and Founder of Corporate Anthropology Advisors LLC, a human capital advisory firm that provides consulting and restructuring services to companies across diverse industry sectors. Prior to founding Corporate Anthropology Advisors LLC in 2009, Dr. Ardi served as a Managing Director at CCMP Capital Advisors, LLC from August 2006 through January 2009, as a Partner at J.P. Morgan Partners, LLC from June 2001 to July 2006, as a Partner at Flatiron Partners, LLC from 1999 to June 2001, as Co-chair of the Global Communications, Entertainment and Technology practice of TMP Worldwide from 1995 to 1999 and prior thereto, Dr. Ardi served as Senior Vice President of New Media at R.R. Donnelley & Sons Company. Dr. Ardi also serves on the board of directors of New Yorkers for Parks and the board of trustees of Chancellor University's Jack Welch Management Institute. Dr. Ardi provides our board of directors with insight and perspective on organizational design, succession planning, leadership training, executive search and tactical human resources matters. Dr. Ardi holds a B.S. degree from the State University of New York at Buffalo and M.S. and Ph.D. degrees in Education from Boston College.

        Mr. Stephen P. Murray has served as a Director of Parent since June 2007, and has served as a Director of AMCE since December 2004. Since March 2007 Mr. Murray has served as President and Chief Executive Officer of CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout and growth equity investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. From August 2006 to March 2007, Mr. Murray served as President and Chief Operating Officer of CCMP Capital Advisors, LLC. From 1989 through July 2006, Mr. Murray was employed by J.P. Morgan Partners and its predecessor entities, and became a Partner in 1994. Prior to joining J.P. Morgan Partners, LLC in 1989, Mr. Murray served as a Vice President with the Middle-Market Lending Division of Manufacturers Hanover. Mr. Murray focuses on investments in Consumer, Retail and Services, and Healthcare Infrastructure. Mr. Murray also serves on the boards of directors of ARAMARK Corporation, Crestcom, Infogroup, Inc., Medpace, Inc., Noble Environmental Power, Generac Power Systems, Crestcom, Jetro Holdings, Inc., LHP Hospital Group, Octagon Credit Investors, Strongwood Insurance and Warner Chilcott. Mr. Murray holds a B.A. degree from Boston College and a M.B.A. from Columbia Business School. Mr. Murray has over 20 years of experience as a private equity investment professional and provides our board with insight and perspective on general investment and financial matters.

        Mr. Lee Solomon has served as a Director of Parent since November 2011. Mr. Solomon is a Senior Advisor of Apollo Management, L.P., where he has been employed since 2009 and which, together with its affiliates, acts as manager of Apollo and related private securities investment funds. Mr. Solomon previously served as Chief Operating Officer of The Weinstein Company, LLC from 2008 to 2009 and prior to that time was a Principal of Grosvenor Park Media from 2005 to 2008. Mr. Solomon holds an MBA from the Stern School of Business at New York University with an emphasis in finance, and a BA in Economics and Political Science from the University of Rochester. Mr. Solomon has over 18 years of industry specific experience and provides our board of directors with insight and perspective on the industry, new distribution platforms, strategic partnerships and growth opportunities.

        Mr. Philip H. Loughlin has served as a Director of Parent and AMCE since January 2009. Mr. Loughlin joined Bain Capital in 1996 and has been a Managing Director since 2003. Prior to joining Bain Capital, Mr. Loughlin was a Consultant at Bain & Company and also served in operating roles at Eagle Snacks, Inc. and Norton Company. Mr. Loughlin also serves on the boards of directors of OSI Restaurant Partners, Inc., Arden Holdings Ltd., Applied Systems, Inc. International Markets Centers, LP, SquareTrade Holdings Company, Inc. and WorldPay (Ship Luxco). Mr. Loughlin serves on the audit committee of OSI Restaurant Partners. Mr. Loughlin previously served on the boards of directors of Burger King Corporation, Loews Cineplex Entertainment, Brenntag A.G., Professional Services Industries, Inc. and Cinemex and on the audit committees of Burger King Corporation and Loews Cineplex Entertainment. Mr. Loughlin received a M.B.A. from Harvard Business School where he was a Baker Scholar and graduated cum laude with an A.B. degree from Dartmouth College. Mr. Loughlin has 15 years of experience as a private equity investor, participated in the evaluation of Bain Capital's original investment in Loews and has significant experience in serving on boards of directors.

        Mr. Eliot P. S. Merrill has served as a Director of Parent and AMCE since January 2008. Mr. Merrill is a Managing Director of The Carlyle Group focusing on buyout opportunities in the media and telecommunications sectors. Prior to joining Carlyle in 2001, Mr. Merrill was a Principal at Freeman Spogli & Co., a buyout fund with offices in New York and Los Angeles. From 1995 to 1997, Mr. Merrill worked at Dillon Read & Co. Inc. Prior thereto, Mr. Merrill worked at Doyle Sailmakers, Inc. Mr. Merrill also serves as a director of The Nielsen Company B.V. Mr. Merrill holds an A.B. degree from Harvard College. Mr. Merrill has over 14 years of experience in the private equity industry and has focused on the analysis, assessment and capitalization of new acquisitions and existing portfolio companies. Prior to the Loews Mergers, Mr. Merrill served on the board of directors and audit committee of Loews Cineplex Entertainment Corporation.

        Mr. Brion B. Applegate has served as a Director of Parent and AMCE since June 2011. Mr. Applegate founded and is a Senior Managing Director of Spectrum Equity Investors ("Spectrum"), an investment firm that focuses on growth stage businesses with offices in Boston, MA and Menlo Park, CA. He began his career in private equity in 1979 with TA Associates and Burr, Egan Deleage & Company. His investment activities at Spectrum have focused upon software, communications infrastructure, entertainment, and other information businesses. Mr. Applegate's past board service includes QTC Management, Inc., Bug Music, Inc., Arrowhead General Insurance Agency, Inc., Apprise Media, LLC, Canon Communications, CBD Media, LLC, Local Insight Media, LP, Nassau Broadcasting Partners, LP, Eureka Networks, and Totality Corporation. Mr. Applegate also serves as a

Trustee of Colgate University. Mr. Applegate holds a B.A. degree from Colgate University and an M.B.A. from Harvard Business School.

        Mr. Craig R. Ramsey has served as Executive Vice President and Chief Financial Officer of Parent since June 2007. Mr. Ramsey has served as Executive Vice President and Chief Financial Officer of AMCE and American Multi-Cinema, Inc. since April 2003. Previously, Mr. Ramsey served as Executive Vice President, Chief Financial Officer and Secretary of AMCE and American Multi-Cinema, Inc. since April 2002. Mr. Ramsey served as Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer, of AMCE and American Multi-Cinema, Inc. from August 1998 until May 2002. Mr. Ramsey has served as a Director of American Multi-Cinema, Inc. since September 1999. Mr. Ramsey was elected Chief Accounting Officer of AMCE and American Multi-Cinema, Inc. in February 2000. Mr. Ramsey served as Vice President, Finance from January 1997 to October 1999 and prior thereto, Mr. Ramsey served as Director of Information Systems and Director of Financial Reporting since joining American Multi-Cinema, Inc. in February 1995. Mr. Ramsey has previously served on the board of directors of Bank Midwest. Mr. Ramsey holds a B.S. degree in Accounting and Business Administration from the University of Kansas.

        Mr. John D. McDonald has served as Executive Vice President, U.S. Operations of Parent and AMCE since July 2009. Mr. McDonald has served as Director of American Multi-Cinema, Inc. since November 2007 and has served as Executive Vice President, U.S. Operations of American Multi-Cinema, Inc. since July 2009. Prior to July 2009, Mr. McDonald served as Executive Vice President, U.S. and Canada Operations of American Multi-Cinema, Inc. effective October 1998. Mr. McDonald served as Senior Vice President, Corporate Operations from November 1995 to October 1998. Mr. McDonald is a member of the National Association of Theatre Owners Advisory board of directors. Mr. McDonald has successfully managed the integration for the Gulf States, General Cinema, and Loews mergers and acquisitions. Mr. McDonald attended California State Polytechnic University where he studied economics and history.

        Mr. Mark A. McDonald has served as Executive Vice President, Global Development since July 2009 of Parent and AMCE. Prior thereto, Mr. McDonald served as Executive Vice President, International Operations of Parent, Holdings and AMCE from October 2008 to July 2009. Mr. McDonald has served as Executive Vice President, International Operations of American Multi-Cinema, Inc., and AMC Entertainment International, Inc. ("AMCEI"), a subsidiary of American Multi-Cinema, Inc., since March 2007 and December 1998, respectively. Prior thereto, Mr. McDonald served as Senior Vice President, Asia Operations from November 1995 until his appointment as Executive Vice President, International Operations and Film in December 1998. Mr. McDonald served on the board of directors of AMCEI from March 2007 to May 2010. Mr. McDonald holds a B.A. degree from the University of Southern California and a M.B.A. from the Anderson School at University of California Los Angeles.

        Mr. Stephen A. Colanero has served as Executive Vice President and Chief Marketing Officer of Parent and AMCE since December 2009. Prior to joining AMC, Mr. Colanero served as Vice President of Marketing for RadioShack Corporation from April 2008 to December 2009. Mr. Colanero also served as Senior Vice President of Retail Marketing for Washington Mutual Inc. from February 2006 to August 2007 and as Senior Vice President, Strategic Marketing for Blockbuster Inc. from November 1994 to January 2006. Mr. Colanero holds a B.S. degree in Accounting from Villanova University and a M.B.A. in Marketing and Strategic Management from The Wharton School at the University of Pennsylvania.

        Mr. Robert J. Lenihan has served as President, Programming, of Parent and AMCE since April 2009. Prior to joining AMC, Mr. Lenihan served as Executive Vice President for Loews Cineplex Entertainment Corp from August 1998 to February 2002. Mr. Lenihan was appointed Senior Vice President and Head Film Buyer at Mann Theatres in 1985 and served in that capacity at Act III

Theatres, Century Theatres, Sundance Cinemas and most recently at Village Roadshow. Mr. Lenihan holds a B.S. degree from Rowan University.

        Mr. Samuel D. "Sonny" Gourley has served as President of AMC Film Programming of Parent and AMCE since December 2009. Mr. Gourley has served as President of AMC Film Programming a Division of AMC since November 2005. Prior thereto, Mr. Gourley served as Executive Vice President, National Film from November 2002 to November 2005 and Executive Vice President, East Film from November 1999 to November 2002. Mr. Gourley currently serves on the advisory board of Tent 25 Variety—The Children's Charity located in Los Angeles, as well as serving on the board of the local Tent 8 Variety—The Children's Charity in Kansas City. Mr. Gourley holds a B.A. degree in English from Miami University in Oxford, Ohio.

        Mr. Kevin M. Connor has served as Senior Vice President, General Counsel and Secretary of Parent since June 2007. Mr. Connor has served as Senior Vice President, General Counsel and Secretary of AMCE and American Multi-Cinema, Inc. since April 2003. Prior to April 2003, Mr. Connor served as Senior Vice President, Legal of AMCE and American Multi-Cinema, Inc. beginning November 2002. Prior thereto, Mr. Connor was in private practice in Kansas City, Missouri as a partner with the firm Seigfreid, Bingham, Levy, Selzer and Gee from October 1995. Mr. Connor holds a Bachelor of Arts degree in English and History from Vanderbilt University, a Juris Doctorate degree from the University of Kansas School of Law and a LLM in Taxation from the University of Missouri—Kansas City.

        Mr. Michael W. Zwonitzer has served as Senior Vice President, Finance of Parent and AMCE since July 2009. Prior thereto, Mr. Zwonitzer served as Vice President, Finance of Parent and Holdings since June 2007 and December 2004, respectively. Mr. Zwonitzer has served as Vice President, Finance of AMCE and American Multi-Cinema, Inc. since September 2004 and prior thereto, Mr. Zwonitzer served as Director of Finance from December 2002 to September 2004 and Manager of Financial Analysis from November 2000 to December 2002. Mr. Zwonitzer joined AMC in June 1998. Mr. Zwonitzer holds a B.S. degree in Accounting from the University of Missouri.

        Mr. Chris A. Cox has served as Senior Vice President and Chief Accounting Officer of Parent since June 2010. Prior thereto Mr. Cox served as Vice President and Chief Accounting Officer of Parent and Holdings since June 2007 and December 2004, respectively. Mr. Cox has served as Vice President and Chief Accounting Officer of AMCE and American Multi-Cinema, Inc. since May 2002. Prior to May 2002, Mr. Cox served as Vice President and Controller of American Multi-Cinema, Inc. since November 2000. Previously, Mr. Cox served as Director of Corporate Accounting for the Dial Corporation from December 1999 until November 2000. Mr. Cox holds a Bachelor's of Business Administration in Accounting and Finance degree from the University of Iowa.

        Mr. Terry W. Crawford has served as Senior Vice President and Treasurer of Parent since June 2010. Previously, Mr. Crawford served as Vice President and Treasurer of Parent since June 2007 and of Holdings, AMCE and American Multi-Cinema, Inc. since April 2005. Prior thereto, Mr. Crawford served as Vice President and Assistant Treasurer of Holdings, AMCE and American Multi-Cinema, Inc. from December 2004 until April 2005. Previously, Mr. Crawford served as Vice President, Assistant Treasurer and Assistant Secretary of AMCE from May 2002 until December 2004 and American Multi-Cinema, Inc. from January 2000 until December 2004. Mr. Crawford served as Assistant Treasurer and Assistant Secretary of AMCE from September 2001 until May 2002 and AMC from November 1999 until December 2004. Mr. Crawford served as Assistant Secretary of AMCE from March 1997 until September 2001 and American Multi-Cinema, Inc. from March 1997 until November 1999. Prior to joining AMC, Mr. Crawford served as Vice President and Treasurer for Metmor Financial, Inc., a wholly-owned subsidiary of Metropolitan Life Insurance Company. Mr. Crawford holds a B.S. degree in Business from Emporia State University and a M.B.A. from the University of Missouri—Kansas City.

        Mr. George Patterson has served as Senior Vice President of Food and Beverage of American Multi-Cinema, Inc. since February 2010. Prior thereto, Mr. Patterson served as Director of Asset

Strategy and Multibrand Execution for YUM Brands from 2002 to 2010. Prior to joining YUM Brands, Mr. Patterson was Co-founder and COO of Cool Mountain Creamery and Café from 1997 to 2002. Prior to developing Cool Mountain Creamery and Café, Mr. Patterson was Regional Vice President for Wendy's International restaurants. Mr. Patterson holds a B.A. degree from the University of Florida.

        Elizabeth Frank has served as Senior Vice President of Strategy and Strategic Partnerships for AMCE since August 2010. Prior to joining AMCE, Ms. Frank served as Senior Vice President of Global Programs for AmeriCares. Prior to AmeriCares, Ms. Frank served as Vice President of Corporate Strategic Planning for Time Warner Inc. Prior to Time Warner Inc., Ms. Frank was a partner at McKinsey & Company for nine years. Ms. Frank holds a Bachelor of Business Administration degree from Lehigh University and a Masters of Business Administration from Harvard University.

Board of Directors

        Upon the closing of this offering, we will amend and restate our current certificate of incorporation and file such amended and restated certificate of incorporation with the State of Delaware. Pursuant to such amended and restated certificate of incorporation, our board of directors will consist of between 7 and 15 directors. A majority of the board of directors will constitute a quorum for board meetings. The convening of a special meeting will be subject to advance written notice to all directors.

        We intend to avail ourselves of the "controlled company" exception under the applicable national securities exchange rules, which eliminates the requirement that we have a majority of independent directors on our board of directors and that we have compensation and nominating committees composed entirely of independent directors, but retains the requirement that we have an audit committee composed entirely of independent members. Our board of directors currently consists of nine directors. Prior to the consummation of this offering, we will add one independent director to our board. Within three months following the closing of this offering, our board of directors will consist of 11 directors, including two independent directors designated by the Sponsors one of which was designated prior to the consummation of this offering. We expect to add one additional independent director, also designated by the Sponsors, to our board of directors within 12 months after the closing of this offering.

        Pursuant to our amended and restated certificate of incorporation, our board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms, subject to the Sponsors' board designation rights, at the annual meeting of stockholders in the year in which their term expires. The classes are composed as follows:

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                                  ,                                 and the two additional independent directors we expect to be designated to our board of directors within 12 months after the closing of this offering will be Class I directors, whose terms will expire at the 2013 annual meeting of stockholders;

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                                  ,                                 ,                                 and                                     will be Class II directors, whose terms will expire at the 2014 annual meeting of stockholders; and

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                                  ,                                 ,                                 and                                 will be Class III directors, whose terms will expire at the 2015 annual meeting of stockholders.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

        If at any time we cease to be a "controlled company" under the applicable national securities exchange rules, the board of directors will take all action necessary to comply with such national securities exchange rules, including appointing a majority of independent directors to the board and establishing certain committees composed entirely of independent directors.

Committees of the Board of Directors

  Audit Committee

        Upon consummation of this offering, our audit committee will consist of                                ,                                 and                                 (the "Audit Committee"). The board of directors has determined that Mr.             qualifies as an Audit Committee financial expert as defined in Item 401(h) of Regulation S-K. Mr.             is independent as independence is defined in Rule 10A-3(b)(i) under the Exchange Act or under the applicable section of the national securities exchange rules. Within three months of the closing of this offering, the Audit Committee will be comprised of Mr.             , Mr.             and one additional independent director designated by the Sponsors. Within one year of the closing of this offering, we will nominate one additional independent director to replace Mr.              on the Audit Committee so that our Audit Committee will be comprised of three independent members, all of whom will be financially literate.

        The principal duties and responsibilities of our Audit Committee are as follows:

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  to monitor our financial reporting process and internal control system;

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  to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement and oversee their work;

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  to oversee the performance of our internal audit function; and

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  to oversee our compliance with legal, ethical and regulatory matters.

        The Audit Committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

  Compensation Committee

        Upon consummation of this offering, our compensation committee will consist of                          ,                                 ,                                 and                                 (the "Compensation Committee").

        The principal duties and responsibilities of our Compensation Committee are as follows:

  •
  to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

  •
  to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries; and

  •
  to provide oversight concerning the compensation of our chief executive officer, succession planning, performance of the chief executive officer and related matters.

  Nominating & Corporate Governance Committee

        Upon consummation of this offering, our nominating committee will consist of                                ,                                 ,                                 and                                 .

        The principal duties and responsibilities of the nominating committee will be as follows:

  •
  to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors; and

  •
  to make recommendations to our board of directors regarding board governance matters and practices.

Code of Business Conduct and Ethics

        We have a Code of Business Conduct and Ethics that applies to all of our associates, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Business Conduct and Ethics, which address the subject areas covered by the SEC's rules, may be obtained free of charge through our website: www.amctheatres.com under "Investor Relations—Corporate Governance." Any substantive amendment to, or waiver from, any provision of the Code of Business Conduct and Ethics with respect to any senior executive or financial officer shall be posted on this website. The information contained on our website is not part of this prospectus.

COMPENSATION DISCUSSION AND ANALYSIS

        This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers. These individuals are referred to as the "Named Executive Officers."

        Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of our Chief Executive Officer in setting compensation levels for our executive officers other than the Chief Executive Officer.

Executive Compensation Program Objectives and Overview

        The goals of the Compensation Committee with respect to executive compensation are to attract, retain, motivate and reward talented executives, to tie annual and long-term compensation incentives to the achievement of specified performance objectives, and to achieve long-term creation of value for our stockholders by aligning the interests of these executives with those of our stockholders. To achieve these goals, we endeavor to maintain compensation plans that are intended to tie a substantial portion of executives' overall compensation to key strategic, operational and financial goals such as achievement of budgeted levels of adjusted EBITDA or revenue, and other non-financial goals that the Compensation Committee deems important. From time to time, the Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels they believe, based on industry comparables and their general business and industry knowledge and experience, are comparable with executives in other companies of similar size and stage of development operating in the theatrical exhibition industry and similar retail type businesses, while taking into account our relative performance and our own strategic goals.

        We conduct a periodic review of the aggregate level of our executive compensation as part of the annual budget review and annual performance review processes, which includes determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. This review is based on our knowledge of how other theatrical exhibition industry and similar retail type businesses measure their executive performance and on the key operating metrics that are critical in our effort to increase the value of our company.

Current Executive Compensation Program Elements

        Our executive compensation program consists of the elements described in the following sections. The Compensation Committee determines the portion of compensation allocated to each element for each individual Named Executive Officer. Our Compensation Committee expects to continue these policies in the short term but will reevaluate the current policies and practices as it considers advisable.

        The Compensation Committee believes, based on general business and industry experience and knowledge of its members, that the use of the combination of base salary, annual performance bonuses, and long-term incentives (including stock option or other stock-based awards) offers the best approach to achieving our compensation goals, including attracting and retaining talented and capable executives and motivating our executives and other officers to expend maximum effort to improve the business results, earnings and overall value of our business.

Base Salaries

        Base salaries for our Named Executive Officers are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy, but we do not make any determinations or changes in compensation in reaction to market data alone. The Compensation Committee's goal is to provide total compensation packages that are competitive with prevailing practices in our industry and in the geographic markets in which we conduct business. However, the Compensation Committee retains flexibility within the compensation program to respond to and adjust for specific circumstances and our evolving business environment. Periodically, the Company obtains information regarding the salaries of employees at comparable companies, including approximately 150 multi-unit businesses in the retail, entertainment and food service industries. Base salaries for our Named Executive Officers are reviewed from time to time by the Compensation Committee and may be increased pursuant to such review and/or in accordance with guidelines contained in the various employment agreements in order to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Base salaries for our Named Executive Officers increased between 2.0% and 5.0% from fiscal 2011 to fiscal 2012.

Annual Performance Bonus

        The Compensation Committee has the authority to award annual performance bonuses to our Named Executive Officers. Under the current employment agreements, each Named Executive Officer is eligible for an annual bonus based on our annual incentive compensation program as it may exist from time to time. We believe that annual bonuses based on performance serve to align the interests of management and stockholders, and our annual bonus program is primarily designed to reward increases in adjusted EBITDA (as described below). Individual bonuses are performance based and, as such, can be highly variable from year to year. The annual incentive bonuses for our Named Executive Officers are determined by our Compensation Committee and, except with respect to his own bonus, our chief executive officer, based on our annual incentive compensation program as it may exist from time to time. For fiscal 2012, the annual incentive compensation program was based on a company component and an individual component. The company component was based on attainment of an adjusted EBITDA target (adjusted EBITDA less cash distributions of earnings from our equity method investees) of $340.0 million. The plan guideline was that no company performance component of the bonus would be paid below attainment of 90% of targeted adjusted EBITDA and that upon attainment of 100% of targeted adjusted EBITDA, each Named Executive Officer would receive 100% of his assigned bonus target. Upon attainment of 110% of targeted adjusted EBITDA, each Named Executive Officer would receive a maximum of 200% of his assigned bonus target. The individual component of the bonus does not have an adjusted EBITDA threshold but is based on achievement of key performance measures and overall performance and contribution to our strategic and financial goals. Under the annual incentive compensation program, our Compensation Committee and, except with respect to his own bonus, chief executive officer, retain discretion to decrease or increase bonuses relative to the guidelines based on qualitative or other objective factors deemed relevant by the Compensation Committee, which includes the ability to adjust factors used in determining incentive compensation to include or exclude unusual items.

        The following table summarizes the company component upon attainment of 100% of targeted adjusted EBITDA and the individual component of the annual performance bonus plan for fiscal 2012:

	Company Component at 100% Target	Individual Component
Gerardo I. Lopez	$421,950	$105,500
Craig R. Ramsey	222,850	55,700
John D. McDonald	219,650	54,900
Robert J. Lenihan	129,200	86,150
Stephen A. Colanero	146,200	97,500

        Our annual bonuses have historically been paid in cash and traditionally have been paid in a single installment in the first quarter following the completion of a given fiscal year following issuance of our annual audit report. Pursuant to current employment agreements, each Named Executive officer is eligible for an annual bonus pursuant to the annual incentive plan in place at the time. The Compensation Committee has discretion to increase the annual bonus paid to our Named Executive Officers using its judgment if the Company exceeds certain financial goals, or to reward for achievement of individual annual performance objectives. Our Compensation Committee and the Board of Directors have approved bonus amounts to be paid in fiscal 2013 for the performance during fiscal 2012. The Compensation Committee determined to exclude from the calculation of adjusted EBITDA a portion of the benefit realized from an accounting adjustment made during the fiscal year in the treatment of gift cards. As a result, the Company obtained an adjusted EBITDA of 96% of target for fiscal 2012, which is equivalent to a 60% payout of the assigned bonus target. The individual component of the bonus, which was subject to the approval by the Compensation Committee and the Board of Directors, was determined following a review of each Named Executive Officer's individual performance and contribution to our strategic and financial goals. The individual performance review has been conducted during the first quarter of fiscal 2013 and the individual component bonuses were finalized and approved by the Compensation Committee and the Board of Directors.

Special Incentive Bonus

        Pursuant to his employment agreement, Mr. Gerardo Lopez is entitled to a one-time special incentive bonus of $2,000,000 that vests at the rate of $400,000 per year over five years, effective March 2009, provided that he remains employed on each vesting date. The first three installments of the Special Incentive Bonus were paid in March 2012 and the fourth and fifth installments are payable upon vesting. The remaining unpaid Special Incentive Bonus of $800,000 shall immediately vest in full upon Mr. Lopez's involuntary termination within twelve months after a change of control, as defined in the employment agreement.

Long Term Incentive Equity Awards

        On June 11, 2007, Marquee Merger Sub Inc., a wholly-owned subsidiary of Parent, merged with and into Holdings, with Holdings continuing as the surviving corporation (the "holdco merger"). As a result of the holdco merger, Holdings became a wholly owned subsidiary of Parent, a newly formed entity controlled by the Sponsors. In connection with the holdco merger, on June 11, 2007, we adopted an amended and restated 2004 stock option plan (formerly known as the 2004 Stock Option Plan), which provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) and non-qualified stock options to acquire our common stock to eligible employees and consultants of ours and our subsidiaries and our non-employee directors. Options granted under the plan vest in equal installments over three to five years from the grant date, subject to the optionee's continued service with Parent or one of its subsidiaries. The Compensation Committee approved stock option grants to Mr. Stephen Colanero under the 2004 Stock Option Plan on July 8, 2010. On July 23, 2010, the Board determined that the Company would no longer grant any additional awards of shares of common stock of the Company under the 2004 Stock Option Plan.

        On July 8, 2010, the Board of Directors of Parent and the stockholders of Parent approved the adoption of the AMC Entertainment Holdings, Inc. 2010 Equity Incentive Plan ("2010 Equity Incentive Plan"). For further information, see "—Equity Incentive Plans—2010 Equity Incentive Plan." The 2010 Equity Incentive Plan provides for grants of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, other stock-based awards and performance-based compensation awards. During fiscal 2011, the Compensation Committee approved grants of stock options, restricted stock (time vesting), and restricted stock (performance vesting) to the named executive officers. The options granted under the plan vest in equal installments over four years from the grant date, subject to the optionee's continued service with the Company. The restricted share (time vesting) grants vest on the fourth anniversary of the date of grant, subject to the Named Executive Officer's continued service with the Company. The award agreements for the restricted shares (performance vesting) generally provide that 25% of the restricted shares awarded will become vested in each year over a four-year period upon the Company meeting certain pre-established annual performance targets. Because each annual performance target is set at the start of each respective single-fiscal year performance period, only 25% of the total restricted shares (performance vesting) awarded are deemed granted each year over the four-year period for reporting purposes in accordance with Accounting Standards Codification 718-10-55-95. The grant date fair value for the second year's performance period, fiscal 2012, is included in the Summary Compensation Table. The restricted share (performance vesting) grants for fiscal 2012 have a vesting term of approximately one year upon the Company meeting a pre-established annual adjusted EBITDA target of $340.0 million. The Named Executive Officers did not vest in the restricted share (performance vesting) grants for fiscal 2012 as the Company did not meet the adjusted EBITDA target established by the Compensation Committee. Further discussion of the 2010 Equity Incentive Plan compensation for the Named Executive Officers can be found in "—Potential Payments Upon Termination or Change in Control".

Retirement Benefits

        We provide retirement benefits to the Named Executive Officers under both qualified and non-qualified defined-benefit and defined-contribution retirement plans. The Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc. ("AMC Defined Benefit Retirement Income Plan") and the AMC 401(k) Savings Plan are both tax-qualified retirement plans in which the Named Executive Officers participate on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan and on the maximum amount that may be contributed to a qualified defined-contribution plan, the benefits that would otherwise be payable to the Named Executive Officers under the Defined Benefit Retirement Income Plan are limited. Because we did not believe that it was appropriate for the Named Executive Officers' retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we had established non-qualified supplemental defined-benefit plans that permit the Named Executive Officers to receive the same benefit that would be paid under our qualified defined-benefit plan up to the old IRS limit, as indexed, as if the Omnibus Budget Reconciliation Act of 1993 had not been in effect. On November 7, 2006, our Board of Directors approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan effective as of December 31, 2006. The Compensation Committee determined that this type of plan is not as effective as other elements of compensation in aligning executives' interests with the interests of stockholders. As a result, the Compensation Committee determined to freeze these plans. Benefits no longer accrue under the AMC Defined Benefit Retirement Income Plan or the AMC Supplemental Executive

Retirement Plan or the AMC Retirement Enhancement Plan for our Named Executive Officers or for other participants.

        Effective January 1, 2011, under the Company's 401(k) Savings Plan, the Company began to match 100% of each eligible employee's elective contributions up to 3% and 50% of contributions up to 5% of the employee's eligible compensation. During fiscal 2010 and the first three quarters of fiscal 2011, the Company matched 50% of each eligible employee's elective contributions up to 6% of the employee's eligible compensation.

        The "Pension Benefits" table and related narrative section "—Pension and Other Retirement Plans" below describes our qualified and non-qualified defined-benefit plans in which our Named Executive Officers participate.

Non-Qualified Deferred Compensation Program

        Named Executive Officers are permitted to elect to defer base salaries and their annual bonuses under the AMC Non-Qualified Deferred Compensation Plan. We believe that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Companies is also deferred.

        The "Non-Qualified Deferred Compensation" table and related narrative section "—Non-Qualified Deferred Compensation Plan" below describe the non-qualified deferred compensation plan and the benefits thereunder.

Severance and Other Benefits Upon Termination of Employment

        We believe that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, we provide such protections for each of the Named Executive Officers and for other of our senior officers in their respective employment agreements. The Compensation Committee evaluates the level of severance benefits provided to Named Executive Officers on a case-by-case basis. We consider these severance protections consistent with competitive practices.

        As described in more detail below under "—Potential Payments Upon Termination or Change in Control" pursuant to their employment agreements, each of the Named Executive Officers would be entitled to severance benefits in the event of termination of employment without cause and certain Named Executive Officers would be entitled to severance benefits due to death or disability. In the case of Mr. Lopez, resignation for good reason would also entitle the employee to severance benefits. We have determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions and as part of their overall compensation package.

        We believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide the executives with severance benefits if they terminate their employment within a certain number of days following specified changes in their compensation, responsibilities or benefits following a change in control. No claim for severance due to a change in control has been made by an executive who is a party to an employment agreement providing for such severance benefits since the merger of Marquee Inc. with AMCE (then a change in control for purposes of the agreements). The severance benefits for these executives are generally determined as if they continued to remain employed by us for two years following their actual termination date.

All Other Compensation

        The other compensation provided to each Named Executive Officer is reported in the All Other Compensation column of the "Summary Compensation Table" below, and is further described in footnote (8) to that table. All other compensation for fiscal 2012 consists of Company matching contributions under our 401(k) savings plan, which is a qualified defined contribution plan, life insurance premiums, relocation and commuting expenses, on-site parking and personal use of corporate aircraft. All other compensation benchmarked and reviewed, revised and approved by the Compensation Committee every year.

Policy with Respect to Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1.0 million paid to their chief executive officers and the four other most highly compensated executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options and other awards that may be granted to our Named Executive Officers as described above) satisfies the requirements for exemption from the $1.0 million deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of AMC and our stockholders.

Summary Compensation Table

        The following table presents information regarding compensation of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for services rendered during fiscal 2012. These individuals are referred to as "Named Executive Officers."

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)(7)	All Other Compensation ($)(8)	Total ($)
Gerardo I. Lopez	2012	$753,480	$400,000	$198,151	$—	$358,670	$—	$31,304	$1,741,605
Chief Executive Officer,	2011	728,000	400,000	985,845	307,819	203,800	—	41,903	2,667,367
President and Director (Parent, AMCE and American Multi-Cinema, Inc.)	2010	700,003	400,000	—	—	674,240	—	122,047	1,896,290
Craig R. Ramsey	2012	428,505	—	118,815	—	203,335	61,184	17,177	829,016
Executive Vice President	2011	408,100	—	591,582	184,750	106,100	45,696	14,662	1,350,890
and Chief Financial Officer (Parent, AMCE and American Multi-Cinema, Inc.)	2010	385,000	—	—	—	346,847	83,470	6,656	821,973
John D. McDonald	2012	422,384	—	118,815	—	186,690	147,751	15,156	890,796
Executive Vice President	2011	408,100	—	591,582	184,750	66,313	85,763	14,536	1,351,044
North American Operations (Parent, AMCE and American Multi-Cinema, Inc.)	2010	385,000	—	—	—	344,344	134,080	9,419	872,843
Robert J. Lenihan	2012	430,746	—	39,479	—	142,133	—	16,061	628,419
President, Film	2011	422,300	—	197,320	61,681	63,338	—	10,311	754,950
Programming (Parent, AMCE and American Multi-Cinema, Inc.)	2010	376,885	—	—	138,833	252,838	—	48,762	817,318
Stephen A. Colanero	2012	374,920	—	39,479	—	185,220	—	13,125	612,744
Executive Vice President,	2011	360,500	100,000	197,320	369,512	117,188	—	28,139	1,172,659
and Chief Marketing Officer (Parent, AMCE and American Multi-Cinema, Inc.)

(1)
The principal positions shown are at March 29, 2012. Compensation for Mr. Stephen Colanero is provided for years where he was a Named Executive Officer only.

(2)
The bonus activity for Mr. Lopez reflects the vested portion of his special incentive bonus. Mr. Colanero received a retention bonus on the first anniversary of his employment. The employment agreement for Mr. Colanero entitled him to receive a retention bonus after one year of service.

(3)
As required by SEC Rules, amounts shown in the column, "Stock Awards," presents the aggregate grant date fair value of restricted stock awards granted in the fiscal year in accordance with accounting rules ASC 718, Compensation—Stock Compensation. The number and grant date fair value of restricted stock (performance vesting) awarded each Named Executive Officer in fiscal 2012 appear in the Grants of Plan-Based Awards table. The estimated fair value of the stock at the grant date was approximately $755 per share in fiscal 2012 and $752 per share in fiscal 2011 and was based upon a contemporaneous valuation reflecting market conditions. The valuation assumptions used for the restricted stock awards are provided in Note 10—Stockholders' Equity to our consolidated financial statements included elsewhere in this prospectus. The restricted share (time vesting) grants, which were made in fiscal 2011, vest on the fourth anniversary of the date of grant, subject to the Named Executive Officer's continued service with us. Of the total restricted share (performance vesting) awards approved by the Compensation Committee, approximately twenty-five percent of the total awards will be granted each year over a four-year period in accordance with ASC 718-10-55-95. Only the restricted share (performance vesting) awards that have been granted (twenty-five percent in both fiscal 2011 and fiscal 2012) have been included in the Summary Compensation Table. The restricted share (performance vesting) grants for fiscal 2012 and fiscal 2011 had a vesting term of approximately one year upon the Company meeting a pre-established annual adjusted EBITDA target of $340.0 million and $387.8 million, respectively. The Named Executive Officers did not vest in the restricted share (performance vesting) grants for both fiscal 2012 and fiscal 2011 as the Company did not meet the adjusted EBITDA target established by the Compensation Committee.

(4)
As required by SEC Rules, amounts shown in the column, "Option Awards," presents the aggregate grant date fair value of option awards granted in the fiscal year in accordance with accounting rules ASC 718, Compensation—Stock Compensation. These amounts reflect the Company's cumulative accounting expense over the vesting period and do not correspond to the actual value that will be realized by the Named Executive Officers. Options are to acquire shares of Parent common stock. The valuation assumptions used for the stock option awards are provided in Note 10—Stockholders' Equity to our consolidated financial statements included elsewhere in this prospectus.

In July 2010, the Named Executive Officers received a grant of non-qualified stock options under the 2010 Equity Incentive Plan. The number and grant date fair value of options awarded to each Named Executive Officer appear in the Grants of Plan-Based Awards table. The options vest in four equal annual installments, subject to continued employment. The stock options expire after ten years from the date of the grant. The estimated grant date fair value of the options was $293.72 per share and was determined using the Black-Scholes option-pricing model. The option exercise price was $752 per share. Also, in July 2010, Mr. Colanero received a grant of 1,023 non-qualified stock options under the 2004 Stock Option Plan. These options vest ratably over 5 years, subject to continued employment, with an exercise price of $752 per share. The estimated grant date fair value of the options was $300.91 per share and was determined using the Black-Scholes option-pricing model.

No option awards granted to Named Executive Officers in the above table were forfeited in fiscal 2012, fiscal 2011 or fiscal 2010.

(5)
For fiscal 2012, bonus amounts were approved for both the company component bonus and the individual component bonus of the annual incentive compensation plan. The Company attained an adjusted EBITDA of 96% of target, which is equivalent to a 60% payout of the assigned bonus target for the company component. The individual component bonus of the annual incentive compensation plan was approved during the first quarter of fiscal 2013 following a review of each Named Executive Officer's individual performance and contribution to the Company's strategic and financial goals. For fiscal 2011, the individual component bonus of the annual incentive compensation plan was approved during the first quarter of fiscal 2012 following a review of each Named Executive Officer's individual performance and contribution to the Company's strategic and financial goals. No company component bonuses were earned for fiscal 2011 under the annual incentive compensation program because the Company did not meet the minimum 90% of targeted adjusted EBITDA threshold. For fiscal 2010, bonus amounts were approved for both the company component bonus and the individual component bonus of the annual incentive compensation plan. The Company attained an adjusted EBITDA of 104% of target, which is equivalent to an approximate 142% payout of the assigned bonus target for the company component. Further discussion on the annual incentive bonus program for the Named Executive Officers can be found under "—Annual Performance Bonus."

(6)
The following table represents the aggregate increases and decreases in actuarial present value of each officer's accumulated benefit amounts:

		Defined Benefit Plan	Supplemental Executive Retirement Plan
Craig R. Ramsey	2012	$39,071	$20,258
	2011	17,441	9,043
	2010	42,764	22,173
John D. McDonald	2012	97,301	50,450
	2011	44,869	23,264
	2010	87,134	45,179
(7)
This column includes the nonqualified deferred compensation above market earnings for the difference between market interest rates determined pursuant to SEC rules and the interest contingently credited by the Company on salary deferred by the Named Executive Officers. For fiscal 2012, above market earnings of 4.1% for Mr. Ramsey was $1,855. For fiscal 2011, above market earnings of 17.6% to 23.8% for Mr. Ramsey and Mr. McDonald were $19,212 and $17,630, respectively. For fiscal 2010, above market earnings of 19.7% to 21.6% for Mr. Ramsey and Mr. McDonald were $18,533 and $1,767, respectively. Further discussion on the nonqualified deferred compensation for the Named Executive Officers can be found in the Compensation Discussion and Analysis—Nonqualified Deferred Compensation section.

(8)
All Other Compensation is comprised of Company matching contributions under our 401(k) savings plan which is a qualified defined contribution plan, life insurance premiums, amusement park passes, on-site parking, and personal use of corporate aircraft. The following table summarizes "All Other Compensation" provided to the Named Executive Officers for fiscal 2012:

	Company Matching Contributions to 401(k) Plan	Life Insurance Premiums	Amusement Park Pass	On-Site Parking	Personal Use of Corporate Aircraft	Total
Gerardo I. Lopez	$19,800	$1,794	$2,000	$—	$7,710	$31,304
Craig R. Ramsey	10,029	5,148	2,000	—	—	17,177
John D. McDonald	9,976	3,180	2,000	—	—	15,156
Robert J. Lenihan	9,891	3,354	2,000	816	—	16,061
Stephen A. Colanero	9,955	1,170	2,000	—	—	13,125

From time to time business travel on the Company's corporate aircraft requires multi-leg flights, a portion of which are deemed personal to the extent they involve commuting for the Company's benefit. The incremental cost allocated to our executives for the commuting aspect of multi-leg business trips includes variable costs incurred, such as hourly charges, fuel charges, applicable taxes and miscellaneous fees and excludes non-variable costs such as the Company's monthly management fee for the corporate aircraft. Infrequently, family of Named Executive Officers ride along on the Company aircraft when the aircraft is already going to a specific destination for a business purpose. The Company does not allocate any incremental cost to the executive for the family member's use.

Compensation of Named Executive Officers

        The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2012. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary and annual bonus.

        The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer's base salary and annual bonus is provided below.

        The "Pension Benefits" table and related description of the material terms of our pension plans describe each Named Executive Officer's retirement benefits under the Companies' defined-benefit pension plans to provide context to the amounts listed in the Summary Compensation Table. The "Grant of Plan-based Awards" table and related footnotes provides material terms of the Company's 2010 Equity Incentive Plan and the 2004 Stock Option Plan. The discussion in the section "Potential Payments Upon Termination or Change in Control" explains the potential future payments that may become payable to our Named Executive Officers.

Description of Employment Agreements—Salary and Bonus Amounts

        We have entered into employment agreements with each of Messrs. Lopez, Ramsey, McDonald, Lenihan, and Colanero. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below.

        Gerardo I. Lopez.    On February 23, 2009, we entered into an employment agreement with Gerardo I. Lopez to serve as its Chief Executive Officer and President. The term of the agreement is for three years, with automatic one-year extensions each year. The agreement provides that Mr. Lopez will receive an initial annualized base salary of $700,000. The Board of Directors or Compensation Committee, based on its review, has discretion to increase (but not reduce) the base salary each year. Mr. Lopez's target incentive bonus for fiscal 2012 was equal to 70% of his annual base salary. In addition, Mr. Lopez is receiving a one-time special incentive bonus that vests at the rate of $400,000 per year over five years, effective March 2009, provided he remains employed on each vesting date. The first three installments of the special incentive bonus were paid in March 2012 and the fourth and fifth installments are payable upon vesting. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive

Compensation Program Elements" of the Compensation Discussion and Analysis above. The agreement also provides that Mr. Lopez will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with related business expenses and travel. Change in control, severance arrangements and restrictive covenants in Mr. Lopez's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        Craig R. Ramsey.    On July 1, 2001, we entered into an employment agreement with Craig R. Ramsey who serves as the Executive Vice President and Chief Financial Officer and reports directly to the Chairman of the Board, President and Chief Executive Officer. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Ramsey will receive an initial annualized base salary of $275,000. Subject to their review, the Chairman of the Board, President and Chief Executive Officer and, if applicable, the Compensation Committee have discretion to increase the base salary each year. The agreement also provides for annual bonuses for Mr. Ramsey based on the applicable incentive compensation program of the company and consistent with the determination of the Chairman of the Board, President and Chief Executive Officer and, if applicable, the Compensation Committee. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Ramsey will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Change in control and severance arrangements in Mr. Ramsey's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        John D. McDonald.    On July 1, 2001, we entered into an employment agreement with John D. McDonald, who serves as an Executive Vice President, North America Operations. Mr. McDonald reports directly to our President and Chief Operating Officer or such officer's designee. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. McDonald will receive an initial annualized base salary of $275,000. Subject to their review, the President and Chief Operating Officer with the approval of the Chairman of the Board, President and Chief Executive Officer and, if applicable, the Compensation Committee have discretion to increase the base salary each year. The agreement also provides for annual bonuses for Mr. McDonald based on the applicable incentive compensation program of the Company and consistent with the determination of the President and Chief Operating Officer with the approval of the Chairman of the Board, President and Chief Executive Officer and, if applicable, the Compensation Committee. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. McDonald will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Change in control and severance arrangements in Mr. McDonalds' employment agreements are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        Robert J. Lenihan.    On April 7, 2009, we entered into an employment agreement with Robert J. Lenihan who serves as the President of Film Programming. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Lenihan will receive an initial annualized base salary of $410,000. Subject to their review, the Board of Directors or the Compensation Committee have discretion to increase (but not reduce) the base salary each year. The agreement also provides for annual bonuses for Mr. Lenihan and the target incentive for a particular fiscal year of the Company shall be determined by the Board of Directors or the Compensation

Committee, in its sole discretion, based on performance objectives. The target incentive bonus for each fiscal year during the period of employment shall equal 50% of the base salary. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Lenihan will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with carrying out the Executive's duties for the Company. Change in control and severance arrangements in Mr. Lenihan's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        Stephen A. Colanero.    On November 24, 2009, we entered into an employment agreement with Stephen A. Colanero who serves as the Executive Vice President and Chief Marketing Officer. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Colanero will receive an initial annualized base salary of $350,000. The base salary will be reviewed by the Board of Directors or the Compensation Committee on an annual basis and may, in its discretion, increase (but not decrease) the rate then in effect. The agreement also provides for annual bonuses for Mr. Colanero determined by the Board of Directors or the Compensation Committee in its sole discretion, based on performance objectives established with respect to that particular fiscal year. The target incentive bonus for each fiscal year during the period of employment shall equal 65% of the base salary. In making its determination with respect to salary and bonus levels, the Committee considers the factors discussed in the "—Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Colanero will be eligible for benefits offered by the Company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred while carrying out his duties for the Company, subject to the Company's expense reimbursement policies. Severance arrangements in Mr. Colanero's employment agreement are discussed in detail below under "—Potential Payments Upon Termination or Change in Control."

 Grants of Plan-based Awards—Fiscal 2012

        The following table summarizes plan-based awards granted to named executive officers during fiscal 2012:

									All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards					Exercise Or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gerardo I. Lopez
AIP—Company(1)	N/A	N/A	$42,195	$421,950	$843,900	—	—	—	—	—	$—	$—
AIP—Individual(2)	N/A	N/A	52,750	105,500	158,250	—	—	—	—	—	—	—
2010 Plan-Performance(3)	06/22/2011	07/08/2010	—	—	—	—	262.25	—	—	—	—	198,151
Craig R. Ramsey
AIP—Company(1)	N/A	N/A	22,285	222,850	445,700	—	—	—	—	—	—	—
AIP—Individual(2)	N/A	N/A	27,850	55,700	83,550	—	—	—	—	—	—	—
2010 Plan-Performance(3)	06/22/2011	07/08/2010	—	—	—	—	157.25	—	—	—	—	118,815
John D. McDonald
AIP—Company(1)	N/A	N/A	21,965	219,650	439,300	—	—	—	—	—	—	—
AIP—Individual(2)	N/A	N/A	27,450	54,900	82,350	—	—	—	—	—	—	—
2010 Plan-Performance(3)	06/22/2011	07/08/2010	—	—	—	—	157.25	—	—	—	—	118,815
Robert J. Lenihan
AIP—Company(1)	N/A	N/A	12,920	129,200	258,400	—	—	—	—	—	—	—
AIP—Individual(2)	N/A	N/A	43,075	86,150	129,225	—	—	—	—	—	—	—
2010 Plan-Performance(3)	06/22/2011	07/08/2010	—	—	—	—	52.25	—	—	—	—	39,479
Stephen A. Colanero
AIP—Company(1)	N/A	N/A	14,620	146,200	292,400	—	—	—	—	—	—	—
AIP—Individual(2)	N/A	N/A	48,750	97,500	146,250	—	—	—	—	—	—	—
2010 Plan-Performance(3)	06/22/2011	07/08/2010	—	—	—	—	52.25	—	—	—	—	39,479

(1)
The company component bonus of the annual incentive compensation program ("AIP") was based primarily on attainment of an adjusted EBITDA target of $340.0 million. The plan guideline was that no company performance component of the bonus would be paid below attainment of 90% of targeted adjusted EBITDA and that upon attainment of 100% of targeted adjusted EBITDA, each Named Executive Officer would receive 100% of his assigned bonus target. Upon attainment of 110% of targeted adjusted EBITDA, each Named Executive Officer would receive a maximum of 200% of his assigned bonus target. The Company obtained an adjusted EBITDA of 96% of target for fiscal 2012, which is equivalent to a 60% payout of the assigned bonus target.

(2)
The individual component bonus of the AIP for fiscal 2012 was determined during the first quarter of fiscal 2013 following a review of each Named Executive Officer's individual performance and contribution to the Company's strategic and financial goals.

(3)
The amounts shown in this row presents the number and aggregate grant date fair value of restricted stock (performance vesting) awards granted in June 2011 in accordance with accounting rules ASC 718, Compensation—Stock Compensation. Of the total restricted share (performance vesting) awards approved by the Compensation Committee, approximately twenty-five percent of the total awards will be granted each year over a four-year period in accordance with ASC 718-10-55-95. Only the restricted share (performance vesting) awards that have been granted (twenty-five percent in fiscal 2012) have been included in the Grants of Plan-based Awards Table. The restricted share (performance vesting) grants for fiscal 2012 have a vesting term of approximately one year upon the Company meeting a pre-established annual adjusted EBITDA target of $340.0 million. The estimated fair value of the stock at the grant date was approximately $755 per share and was based upon a contemporaneous valuation reflecting market conditions. The Named Executive Officers did not vest in the restricted share (performance vesting) grants for fiscal 2012 as the Company did not meet the adjusted EBITDA target established by the Compensation Committee.

        The valuation assumptions used for the stock option and restricted stock awards are provided in Note 10—Stockholders' Equity to our consolidated financial statements included elsewhere in this prospectus.

Outstanding Equity Awards at end of Fiscal 2012

        The following table presents information regarding the outstanding equity awards of Parent common stock held by each of our Named Executive Officers as of March 29, 2012, including the vesting dates for the portions of these awards that had not vested as of that date:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gerardo I. Lopez
2004 Plan-Option(1)	9,588.27000	6,392.18000	—	$323.95	03/06/2019	—	—	—	$—
2010 Plan-Option(5)	262.00000	786.00000	—	752.00	07/19/2020	—	—	—	—
2010 Plan-Time(6)	—	—	—	—	—	—	—	1,048.00	566,203.00
Craig R. Ramsey
2004 Plan-Option(2)	4,092.28723	—	—	491.00	12/23/2014	—	—	—	—
2010 Plan-Option(5)	157.25000	471.75000	—	752.00	07/19/2020	—	—	—	—
2010 Plan-Time(6)	—	—	—	—	—	—	—	629.00	339,830.00
John D. McDonald
2004 Plan-Option(2)	2,046.14362	—	—	491.00	12/23/2014	—	—	—	—
2010 Plan-Option(5)	157.25000	471.75000	—	752.00	07/19/2020	—	—	—	—
2010 Plan-Time(6)	—	—	—	—	—	—	—	629.00	339,830.00
Robert J. Lenihan
2004 Plan-Option(3)	409.20000	613.80000	—	339.59	05/28/2019	—	—	—	—
2010 Plan-Option(5)	52.50000	157.50000	—	752.00	07/19/2020	—	—	—	—
2010 Plan-Time(6)	—	—	—	—	—	—	—	210.00	113,457.00
Stephen A. Colanero
2004 Plan-Option(4)	204.60000	818.40000	—	752.00	07/12/2020	—	—	—	—
2010 Plan-Option(5)	52.50000	157.50000	—	752.00	07/19/2020	—	—	—	—
2010 Plan-Time(6)	—	—	—	—	—	—	—	210.00	113,457.00

(1)
The options vest at a rate of 20% per year commencing on March 6, 2010.

(2)
The options vest at a rate of 20% per year commencing on December 23, 2005. The option exercise price per share of $1,000 was adjusted to $491 per share pursuant to the anti-dilution provisions of the 2004 Stock Option Plan to give effect to the payment of a one-time nonrecurring dividend paid by Parent on June 15, 2007 of $652,800,000 to the holders of its 1,282,750 shares of common stock.

(3)
The options vest at a rate of 20% per year commencing on May 28, 2010.

(4)
The options vest at a rate of 20% per year commencing on July 12, 2011.

(5)
The options vest at a rate of 25% per year commencing on July 19, 2011.

(6)
The restricted stock (time vesting) vests on the fourth anniversary on July 19, 2014.

        The restricted share (performance vesting) grants did not vest in fiscal 2012 and were not included in the "Outstanding Equity Awards at the end of Fiscal 2012" table. Of the total restricted share (performance vesting) awards approved by the Compensation Committee, approximately twenty-five percent of the total awards will be granted each year, starting in fiscal 2011, over a four-year period in accordance with ASC 718-10-55-95. The restricted share (performance vesting) grants have a vesting term of approximately one year upon the Company meeting a pre-established target determined by the Compensation Committee. Fifty percent of the total restricted share (performance vesting) awards approved have not been granted as of March 29, 2012 pursuant to ASC 718-10-55-95.

 Option Exercises and Stock Vested—Fiscal 2012

        None of our Named Executive Officers exercised options or held any outstanding vested stock awards during fiscal 2012.

Pension Benefits

        The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Executive Officers under our qualified and nonqualified defined-benefit pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Gerardo I. Lopez	—	—	$—	$—
Craig R. Ramsey	Defined Benefit Retirement Income Plan	12.00	236,361	—
	Supplemental Executive Retirement Plan	12.00	122,551	—
John D. McDonald	Defined Benefit Retirement Income Plan	31.05	460,041	—
	Supplemental Executive Retirement Plan	31.05	238,528	—
Robert J. Lenihan	—	—	—	—
Stephen A. Colanero	—	—	—	—

(1)
The accumulated benefit is based on service and earnings considered by the plans for the period through March 29, 2012. The present value has been calculated assuming the Named Executive Officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the plans. The interest assumption is 4.86%. The post-retirement mortality assumption is based on the 2012 IRS Prescribed Mortality-Static Annuitant, male and female mortality table. See Note 13—Employee Benefit Plans to our audited consolidated financial statements included elsewhere in this prospectus for more information.

Pension and Other Retirement Plans

        We provide retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit plans. The AMC Defined Benefit Retirement Income Plan is a tax-qualified retirement plan in which the Named Executive Officers participate on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by ERISA and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan, the benefits that would otherwise be payable to the Named Executive Officers under the Defined Benefit Retirement Income Plan are limited. Because we did not believe that it was appropriate for the Named Executive Officers' retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we have non-qualified supplemental defined-benefit plans that permit the Named Executive Officers to receive the same benefit that would be paid under our qualified defined-benefit plan up to the old IRS limit, as indexed, as if the Omnibus Budget Reconciliation Act of 1993 had not been in effect. On November 7, 2006, our Board of Directors approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan, effective as of December 31, 2006. As amended, benefits do not accrue after December 31, 2006, but vesting continues for associates with less than five years of vesting service. The material terms of the AMC Defined Benefit Retirement Income Plan and the AMC Supplemental Executive Retirement Plan are described below.

        AMC Defined Benefit Retirement Income Plan.    The AMC Defined Benefit Retirement Income Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. As mentioned above, the plan was frozen effective December 31, 2006.

        The plan provides benefits to certain of our employees based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a)(17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. Under the defined benefit plan, a participant earns a vested right to an accrued benefit upon completion of five years of vesting service.

        AMC Supplemental Executive Retirement Plan.    AMC also sponsors a Supplemental Executive Retirement Plan to provide the same level of retirement benefits that would have been provided under the retirement plan had the federal tax law not been changed in the Omnibus Budget Reconciliation Act of 1993 to reduce the amount of compensation which can be taken into account in a qualified retirement plan. The plan was frozen, effective December 31, 2006, and no new participants can enter the plan and no additional benefits can accrue thereafter.

        Subject to the forgoing, any individual who is eligible to receive a benefit from the AMC Defined Benefit Retirement Income Plan after qualifying for early, normal or late retirement benefits thereunder, the amount of which is reduced by application of the maximum limitations imposed by the Internal Revenue Code, is eligible to participate in the Supplemental Executive Retirement Plan.

        The benefit payable to a participant equals the monthly amount the participant would receive under the AMC Defined Benefit Retirement Income Plan without giving effect to the maximum recognizable compensation for qualified retirement plan purposes imposed by the Internal Revenue Code, as amended by Omnibus Budget Reconciliation Act of 1993, less the monthly amount of the retirement benefit actually payable to the participant under the AMC Defined Benefit Retirement Income Plan, each as calculated as of December 31, 2006. The benefit is an amount equal to the actuarial equivalent of his/her benefit, computed by the formula above, payable in either a lump sum (in certain limited circumstances, specified in the plan) or equal semi-annual installments over a period of two to ten years, with such form, and, if applicable, period, having been irrevocably elected by the participant.

        If a participant's employment with us terminates for any reason (or no reason) before the earliest date he/she qualifies for early, normal or late retirement benefits under the AMC Defined Benefit Retirement Income Plan, no benefit is payable under the Supplemental Executive Retirement Plan.

 Nonqualified Deferred Compensation

        The following table presents information regarding the contributions to and earnings on the Named Executive Officers' deferred compensation balances during fiscal 2012, and also shows the total deferred amounts for the Named Executive Officers at the end of fiscal 2012:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)
Gerardo I. Lopez	$17,388	$400,000	$343	$1,200,000	$17,731
Craig R. Ramsey	19,231	—	8,233	—	208,822
John D. McDonald	24,948	—	3,712	—	145,979
Robert J. Lenihan	—	—	—	—	—
Stephen A. Colanero	—	—	—	—	—

(1)
The activity for Mr. Lopez reflects the vested portion of his special incentive bonus that became vested during fiscal 2012.

(2)
The first three installments of the special incentive bonus were paid in March 2012.

Non-Qualified Deferred Compensation Plan

        We permit the Named Executive Officers and other key employees to elect to receive a portion of their compensation reported in the Summary Compensation Table on a deferred basis. Deferrals of compensation during fiscal 2012 and in recent years have been made under the AMC Non-Qualified Deferred Compensation Plan. Participants of the plan are able to defer annual salary and bonus (excluding commissions, expense reimbursement or allowances, cash and non-cash fringe benefits and any stock-based incentive compensation). Amounts deferred under the plans are credited with an investment return determined as if the participant's account were invested in one or more investment funds made available by the Committee and selected by the participant. We may, but need not, credit the deferred compensation account of any participant with a discretionary or profit sharing credit as determined by us. The deferred compensation account will be distributed either in a lump sum payment or in equal annual installments over a term not to exceed 10 years as elected by the participant and may be distributed pursuant to in-service withdrawals pursuant to certain circumstances. Any such payment shall commence upon the date of a "Qualifying Distribution Event" (as such term is defined in the Non-Qualified Deferred Compensation Plan). The Qualifying Distribution Events are designed to be compliant with Section 409A of the Internal Revenue Code.

        Pursuant to his employment agreement, Mr. Gerardo Lopez is entitled to a one-time special incentive bonus of $2.0 million that vests at the rate of $400,000 per year over five years, effective March 2009, provided that he remains employed on each vesting date. The first three installments of the special incentive bonus were paid in March 2012 and the fourth and fifth installments are payable upon vesting. The remaining unpaid Special Incentive Bonus of $800,000 shall immediately vest in full upon Mr. Lopez's involuntary termination within twelve months after a change of control, as defined in the employment agreement.

Potential Payments Upon Termination or Change in Control

        The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with Parent and/or a change in control of Parent, changes in responsibilities, salary or benefits. In addition to the benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of Holdings under the terms of our 2010

Equity Incentive Plan. Outstanding options awards held by Mr. Lopez under the 2004 Stock Option Plan may also be subject to accelerated vesting in connection with a change in control pursuant to the terms of his employment agreement.

        Assumptions.    As prescribed by the SEC's disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on the last business day of fiscal 2012.

Gerardo I. Lopez

        Mr. Lopez's employment agreement, described above under "—Employment Agreements—Salary and Bonus Payments," provides for certain benefits to be paid to Mr. Lopez in connection with a termination of his employment under the circumstances described below.

        Severance Benefits.    In the event Mr. Lopez's employment is terminated as a result of an involuntary termination during the employment term without cause (other than termination due to death or "Disability"), or by Mr. Lopez pursuant to a termination for "Good Reason" or after a "Change of Control" (as those terms are defined in the employment agreement), Mr. Lopez will be entitled to severance pay equal to two times the sum of his base salary plus the average of each Annual Incentive Plan bonus paid to the Executive during the 24 months preceding the severance date. In addition, upon such a qualifying termination, the stock options granted pursuant to the employment agreement under the 2004 Stock Option Plan and the stock options and restricted stock granted pursuant to the 2010 Equity Incentive Plan shall vest in full. The special incentive bonus equal to $2,000,000, which vests in equal annual installments over five years, shall immediately vest and be paid in full upon the involuntary termination of employment within twelve months after a change of control.

        If Mr. Lopez had terminated employment with us on March 29, 2012 pursuant to his employment agreement under the circumstances described in the preceding paragraph, we estimate that he would have been entitled to a cash payment equal to $1,506,960. This amount is derived by multiplying two by the sum of $753,480, which represents Mr. Lopez's annualized base salary rate in effect on March 29, 2012. Mr. Lopez would have been entitled to a cash payment equal to the average of each Annual Incentive Plan bonus paid during the past 24 months. Mr. Lopez received an Annual Incentive Plan bonus in fiscal 2012 and 2011 of $358,670 and $203,800, respectively, which would entitle him to receive an average Annual Incentive Plan cash payment of $281,235. Additionally, Mr. Lopez would have been entitled to accelerated vesting of unvested stock options granted pursuant to the employment agreement with a grant date fair value of $1,382,756 (options were valued based on a Black-Sholes option pricing model as of March 2009) and accelerated vesting of unvested stock options and restricted stock (time vesting and performance vesting) granted pursuant to the 2010 Equity Incentive Plan with a grant date fair value of $849,575. (The amounts represent the intrinsic value of unvested stock options and restricted stock as of March 29, 2012, based on an estimated stock price of approximately $540. The estimated fair value of the stock was based on management's best estimate of fair value.) The estimated fair value takes into account fifty percent of the total restricted stock (performance vesting) award under the 2010 Equity Incentive Plan, as the first two years, or fifty percent of the award, which was granted according to Accounting Standards Codification 718-10-55-95, did not vest and has been forfeited. The remaining two-fifths of the Special Incentive Bonus of $2.0 million, or $800,000, shall immediately vest and be paid in full upon Mr. Lopez's involuntary termination within twelve months after a change of control.

Other Named Executive Officers

        The employment agreements for each of the other Named Executive Officers, described above under "—Employment Agreements—Salary and Bonus Payments," provide for certain benefits to be paid to the executive in connection with a termination of his employment under the circumstances described below and/or a change in control.

        Severance Benefits.    In the event the executive's employment is terminated during the employment term as a result of the executive's death or "Disability" or by us pursuant to a "Termination Without Cause" or by the executive following certain changes in his responsibilities, annual base salary or benefits, the executive (or his personal representative) will be entitled to a lump cash severance payment equal to one or two years of his base salary then in effect.

        Mr. Lenihan and Mr. Colanero will be entitled to receive cash severance payments equal to two years of their individual base salary in equal installments over a period of twenty-four consecutive months and, pursuant to their employment agreements, are not entitled to severance benefits for an employment termination resulting from death or "Disability".

        Upon a termination of employment with us on March 29, 2012 under the circumstances described in the preceding paragraph, we estimate that each Named Executive Officer (other than Mr. Lopez) would have been entitled to a lump sum cash payment as follows: Mr. Craig Ramsey—$857,010; Mr. John McDonald—$844,768; Mr. Robert Lenihan—$861,492; and Mr. Stephen Colanero—$749,840. These amounts are derived by multiplying two by the respective executive's annualized base salary rate in effect on March 29, 2012 by two.

        Pursuant to the 2010 Equity Incentive Plan, if within one year following a Change of Control, the Named Executive Officer's service is terminated by the Company without cause, the unvested stock options and restricted stock shall vest in full. Upon such a qualifying termination, we estimate that each Named Executive Officer (other than Mr. Lopez) would have been entitled to accelerated vesting of unvested stock options and restricted stock (time vesting and performance vesting) with a grant date fair value as follows: Mr. Craig Ramsey—$509,745; Mr. John McDonald—$509,745; Mr. Robert Lenihan—$169,915; and Mr. Stephen Colanero—$169,915. (The amounts represent the intrinsic value of unvested stock options and restricted stock as of March 29, 2012, based on an estimated stock price of approximately $540. The estimated fair value of the stock was based on management's best estimate of fair value). The estimated grant date fair value takes into account fifty percent of the total restricted stock (performance vesting) award under the 2010 Equity Incentive Plan, as the first two years or fifty percent of the award, which has been granted according to Accounting Standards Codification 718-10-55-95, did not vest and has been forfeited.

        Restrictive Covenants.    Pursuant to each Named Executive Officer's employment agreement, the executive has agreed not to disclose any confidential information of ours at any time during or after his employment with American Multi-Cinema, Inc./AMCE.

Director Compensation—Fiscal 2012

        The following section presents information regarding the compensation paid during fiscal 2011 to members of our Board of Directors who are not also our employees (referred to herein as "Non-Employee Directors"). The compensation paid to Mr. Gerardo I. Lopez, who is also an employee, is presented above in the Summary Compensation Table and the related explanatory tables. Mr. Lopez did not receive additional compensation for his service as a director.

Non-Employee Directors

        We paid our directors an annual cash retainer of $50,000, plus $1,500 for each meeting of the board of directors they attended in person or by phone, plus $1,000 for each committee meeting they attended. We also reimbursed all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

        The following table presents information regarding the compensation of our non-employee Directors for fiscal 2012:

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation ($)	All other Compensation ($)	Total ($)
Aaron J. Stone	$55,500	$—	$—	$—	$—	$—	$55,500
Dr. Dana B. Ardi	$54,500	—	—	—	—	—	$54,500
Stephen P. Murray	$55,500	—	—	—	—	—	$55,500
Stan Parker(1)	$4,500	—	—	—	—	—	$4,500
Philip H. Loughlin	$55,500	—	—	—	—	—	$55,500
Eliot P. S. Merrill	$59,500	—	—	—	—	—	$59,500
Brion B. Applegate(3)	$54,500	—	—	—	—	—	$54,500
Lee Solomon(2)	$52,500	—	—	—	—	—	$52,500

(1)
On November 23, 2011, Stan Parker resigned from his position as a member of the Company's Board of Directors.

(2)
On November 23, 2011, Lee Solomon was elected as a member of the Company's Board of Directors.

(3)
On June 16, 2011, Brion B. Applegate was elected as a member of the Company's Board of Directors.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee members whose names appear on the Compensation Committee Report were committee members during all of fiscal 2012. No member of the Compensation Committee is or has been a former or current executive officer of the Company or has had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has one or more executive officers serving on our Board of Directors or on the Compensation Committee during the fiscal year ended March 29, 2012.

Risk Oversight

        The Board of Directors executes its oversight responsibility for risk management directly and through its Committees, as follows:

        The Audit Committee has primary oversight responsibility with respect to financial and accounting risks. The Audit Committee discusses with management the Company's major financial risk exposures and the Company's risk assessment and risk management policies. Management provides to the Audit Committee periodic assessments of the Company's risk management processes and systems of internal control. The Chairman of the Audit Committee reports to the full Board regarding material risks as deemed appropriate.

        The Board's other Committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Board of Directors is kept abreast of its Committees' risk oversight and other activities via reports of the Committee Chairmen to the full Board. These reports are presented at every regular Board of

Directors meeting and include discussions of Committee agenda topics, including matters involving risk oversight.

        The Board of Directors considers specific risk topics, including risks associated with our Annual Operating Plan and our capital structure. In addition, the Board of Directors receives detailed regular reports from the members of our SLT that include discussions of the risks and exposures involved in their respective areas of responsibility. Further, the Board of Directors is routinely informed of developments that could affect our risk profile or other aspects of our business.

Policies and Practices as They Relate to Risk Management

        The Compensation Committee believes the elements of the Company's executive compensation program effectively link performance-based compensation to financial goals and stockholders' interests without encouraging executives to take unnecessary or excessive risks in the pursuit of those objectives. The Compensation Committee believes that the overall mix of compensation elements is appropriately balanced and does not encourage the taking of short-term risks at the expense of long-term results. Long-term incentives for our executives are awarded in the form of equity instruments reflecting, or valued by reference to, our common stock. Long-term incentive awards are generally made on an annual basis and are subject to a multi-year vesting schedule which helps ensure that award recipients always have significant value tied to long-term stock price performance. The Compensation Committee believes that the combination of granting the majority of long-term incentives in the form of option awards, together with the Company stock actually owned by our executives, appropriately links the long-term interests of executives and stockholders, and balances the short-term nature of annual incentive cash bonuses and any incentives for undue risk-taking in our other compensation arrangements.

Equity Incentive Plans

        As of the date of this prospectus, our employees and directors hold outstanding stock options for the purchase of up to            shares of our common stock. Those options were granted under the AMC Entertainment Holdings, Inc. Amended and Restated 2004 Stock Option Plan (the "2004 Plan") and our 2010 Equity Incentive Plan. As of                   , 2012,      of those options had vested and the balance were not vested. The exercise prices of those options ranged from $       per share to $      per share and each of those options had a maximum term of ten years from the applicable date of grant.

        The following sections provide more detailed information concerning our incentive plans and the shares that are available for future awards under these plans. Each summary below is qualified in its entirety by the full text of the relevant plan document and/or option agreement, which has been filed with the Securities and Exchange Commission and is an exhibit to the Form S-1 Registration Statement of which this prospectus is a part and is available through the Securities and Exchange Commission's Internet site at http://www.sec.gov.

2004 Plan

        We adopted the 2004 Plan as amended and restated as of July 11, 2007. Under the 2004 Plan, we are generally authorized to grant options to purchase shares of our common stock to certain of our employees, non-employee directors and consultants and certain employees of our subsidiaries. Options under the 2004 Plan are either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options. All options granted under the plan expire no later than ten years from their date of grant. No new awards will be granted under the 2004 Plan after the consummation of this offering.

        Our Compensation Committee administers the 2004 Plan. As is customary in incentive plans of this nature, the number of shares subject to outstanding awards under the 2004 Plan and the exercise prices of those awards, are subject to adjustment in the event of changes in our capital structure, reorganizations and other extraordinary events. In the event of a corporate event (as defined in the plan), the plan administrator has discretion to provide for the accelerated vesting of awards, among other things.

        Our board of directors or our Compensation Committee may amend or terminate the 2004 Plan at any time. The 2004 Plan requires that certain amendments, to the extent required by applicable law or any applicable listing agency or deemed necessary or advisable by the board of directors, be submitted to stockholders for their approval.

Purpose

        The purpose of the 2010 Plan is to attract, retain and motivate the officers, employees, non-employee directors, and consultants of us, and any of our subsidiaries and affiliates and to promote the success of our business by providing the participants with appropriate incentives.

Administration

        The 2010 Plan will be administered by the Compensation Committee.

Available Shares

        The aggregate number of shares of our common stock for delivery pursuant to awards granted under the 2010 Plan is            shares (subject to adjustment), which may be either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury.

        Subject to adjustment as provided for in the 2010 Plan, (i) the number of shares available for granting incentive stock options under the 2010 Plan will not exceed            shares and (ii) the maximum number of shares that may be granted to a participant each year is          . To the extent shares subject to an award are not issued or delivered by reason of (i) the expiration, cancellation, forfeiture or other termination of an award, (ii) the withholding of such shares in satisfaction of applicable taxes or (iii) the settlement of all or a portion of an award in cash, then such shares will again be available for issuance under the 2010 Plan.

Eligibility

        Directors, officers and other employees of us and of any of our subsidiaries and affiliates, as well as others performing consulting services for us or any of our subsidiaries or affiliates will be eligible for grants under the 2010 Plan.

Awards

        The 2010 Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights ("SARs"), restricted stock awards, other stock-based awards or performance-based compensation awards.

        Award agreements under the 2010 Plan generally have the following features, subject to change by the Compensation Committee:

  •
  Non-Qualified Stock Option Award Agreement:  25% of the options will vest on each of the first four anniversaries of the date of grant; provided, however, that the options will become fully vested and exercisable if within one year following a Change of Control, the participant's service is terminated by us or any of our affiliates without Cause.

  •
  Restricted Stock Award Agreement (Time Vesting):  The restricted shares will become vested on the fourth anniversary of the date of grant; provided, however, that the restricted shares will become fully vested if, within one year following a Change of Control, the participant's service is terminated by us or any of our affiliates without Cause.

  •
  Restricted Stock Award Agreement (Performance Vesting):  25% of the restricted shares will become vested in each year over a four-year period upon us meeting certain pre-established annual performance targets; provided, however, that the restricted shares will become fully vested if within one year following a Change of Control, the participant's service is terminated by us or any of our affiliates without Cause.

        "Change of Control" unless otherwise specified in the award agreement, means an event or series of events that results in any of the following: (a) a change in our ownership occurs on the date that any one person or more than one person acting as a group (as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than our subsidiaries, acquires ownership of our stock that, together with stock held by such person or group, constitutes more than fifty percent (50%) of our total voting power. However, if any one person (or more than one person acting as a group) is considered to own more than fifty percent (50%) of the total fair market value or total voting power of our stock prior to the acquisition, any acquisition of additional stock by the same person or persons is not considered to cause a change in our ownership; (b) a change in our effective control occurs if, during any twelve-month period, the individuals, who at the beginning of such period constitute our board of directors (the "Incumbent Board"), cease for any reason to constitute at least a majority of the board of directors, provided, however, that if the election, or nomination for election by our stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered a member of the Incumbent Board, and provided, further, that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a "Change of Control", and after any such reduction the "Incumbent Board" shall mean the board of directors as so reduced; or (c) a change in the ownership of a substantial portion of our assets occurs on the date that any one person, or more than one person acting as a group (as determined under Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than any of our subsidiaries, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) our assets that have a total gross fair market value of more than fifty percent (50%) of the total gross fair market value of all our assets immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of our assets, or the value of the assets being disposed of, determined in good faith by the board of directors without regard to any liabilities associated with such assets; provided, that, in no event shall a Change of Control be deemed to occur under clause (a), (b) or (c) hereof, for purposes of the 2010 Plan and any award agreement, as a result of (i) an initial public offering of our stock or (ii) a change in the majority of the Incumbent Board in connection with an initial public offering of our stock or a secondary public offering of our stock.

        "Cause" means, (i) a material breach by the participant of any of the participant's obligations under any written agreement with us or any of our affiliates, (ii) a material violation by the participant of any of our policies, procedures, rules and regulations applicable to employees generally or to similarly situated employees, in each case, as they may be amended from time to time in our sole discretion; (iii) the failure by the participant to reasonably and substantially perform his or her duties to us or our affiliates (other than as a result of physical or mental illness or injury) or the failure by the participant to comply with reasonable directives of our board of directors; (iv) the participant's willful misconduct (including abuse of controlled substances) or gross negligence that is injurious to us, our affiliates or any of our respective customers, clients or employees; (v) the participant's fraud, embezzlement, misappropriation of funds or beach of fiduciary duty against us or any of our affiliates (or any predecessor thereto or successor thereof); or (vi) the commission by the participant of a felony or other serious crime involving moral turpitude. Notwithstanding the foregoing, if the participant is a party to an employment agreement with us or any of our affiliates at the time of his or her termination of employment and such employment agreement contains a different definition of "cause" (or any derivation thereof), the definition in such employment agreement will control for purposes of the award agreement.

        In consideration for the grants of the awards, the award agreements subject the participants to certain restrictive covenants and confidentiality obligations.

Adjustment

        In the event of any corporate event or transaction involving us, any of our subsidiaries and/or affiliates such as a merger, reorganization, capitalization, stock split, spin-off, or any similar corporate event or transaction, the Compensation Committee will, to prevent dilution or enlargement of participants' rights under the 2010 Plan, substitute or adjust in its sole discretion the awards.

Amendment and Termination

        Subject to the terms of the 2010 Plan, the Compensation Committee, in its sole discretion, may amend, alter, suspend, discontinue or terminate the 2010 Plan, or any part thereof or any award (or award agreement), at any time. In the event any award is subject to Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), the Compensation Committee may amend the 2010 Plan and/or any award agreement without the applicable participant's prior consent to exempt the 2010 Plan and/or any award from the application of Section 409A, preserve the intended tax treatment of any such award or comply with the requirements of Section 409A.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding beneficial ownership of our capital stock as of May 18, 2012 after giving effect to the Reclassification, with respect to:

  •
  each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of any class of its capital stock, together with their addresses;

  •
  each of our directors;

  •
  each of our Named Executive Officers; and

  •
  all directors and nominees and executive officers as a group.

Percentage of Shares Beneficially Owned
Name and Address	Number of Shares Beneficially Owned	Before Offering	After Offering
5% Beneficial Owners:
J.P. Morgan Partners (BHCA), L.P. and Related Funds(1)(2)		38.97%
Apollo Investment Fund V, L.P. and Related Funds(3)(4)		38.97%
Bain Capital Investors, LLC and Related Funds(5)(6)		15.13%
The Carlyle Group Partners III Loews, L.P. and Related Funds(7)(8)		15.13%
Spectrum Equity Investors IV. L.P. and Related Funds(9)(10)		9.79%
Directors and Named Executive Officers:		*
Gerardo I. Lopez(11)(12)		*
Craig R. Ramsey(11)(13)		*
John D. McDonald(11)(14)		*
Robert J. Lenihan(11)(15)		*
Stephen A. Colanero(11)(16)		*
Dr. Dana B. Ardi(1)		*
Stephen P. Murray(1)		*
Lee Solomon(17)		*
Aaron J. Stone(17)		*
Philip H. Loughlin(5)(6)		*
Eliot P. S. Merrill(7)		*
Brion B. Applegate(9)(10)		*
All directors and executive officers as a group (20 persons)		*

*
less than 2%

(1)
Represents             shares of common stock owned by J.P. Morgan Partners Global Investors, L.P.,             shares of common stock owned by J.P. Morgan Partners Global Investors Cayman, L.P.,             shares of common stock owned by J.P. Morgan Partners Global Investors Cayman II, L.P.,             shares of common stock owned by AMCE (Ginger), L.P.,             shares of common stock owned by AMCE (Luke), L.P.,             shares of common stock owned by J.P. Morgan Partners Global Investors (Selldown), L.P.,             shares of common stock owned by AMCE (Scarlett), L.P.,              shares of common stock owned by J.P. Morgan Partners Global Investors (Selldown) II, L.P.,             shares of common stock owned by J.P. Morgan Partners Global Fund/AMC/Selldown II, L.P.,             shares of common stock owned by J.P. Morgan Partners Global Investors (Selldown) II-C, L.P., (collectively, the "Global Investor Funds") and              shares of common stock owned by J.P. Morgan Partners (BHCA), L.P. ("JPMP BHCA"). The general partner of the Global Investor Funds is JPMP Global Investors, L.P. ("JPMP Global"). The general partner of

  JPMP BHCA is JPMP Master Fund Manager, L.P. ("JPMP MFM"). The general partner of JPMP Global and JPMP MFM is JPMP Capital Corp. ("JPMP Capital"), a wholly owned subsidiary of JPMorgan Chase & Co., a publicly traded company ("JPM Chase"). Each of JPMP Global, JPMP MFM and JPMP Capital may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own the shares held by the Global Investor Funds and JPMP BHCA. Each of JPMP Global, JPMP MFM and JPMP Capital disclaims beneficial ownership of such shares. Voting and investment control over the shares held by the Global Investor Funds and JPMP BHCA is exercised by an investment committee of JPMP Capital. Members of this committee are Ina Drew, John Wilmot and Ana Capella Gomez-Acebo, each of whom disclaims beneficial ownership of such shares.

Stephen P. Murray is President and Chief Executive Officer of CCMP Capital Advisors, LLC, a private equity firm comprised of the former buyout/growth equity professionals of J.P. Morgan Partners who separated from JPM Chase to form an independent private equity platform. Dr. Dana B. Ardi is the Managing Director and Founder of Corporate Anthropology Advisors, LLC, a consulting company that provides human capital advisory and innovative solutions that build value through organizational design and people development. Mr. Murray and Dr. Ardi are serving on the Board of Directors of the Company as designees of J.P. Morgan Partners. Each of Mr. Murray and Dr. Ardi disclaims any beneficial ownership of any shares beneficially owned by the J.P. Morgan Partners entities. The address of Dr. Ardi is 211 Central Park West, New York, New York 10024. The address of Mr. Murray is c/o CCMP Capital Advisors, LLC, 245 Park Avenue, New York, New York 10167. The address of each of the JPMorgan Partners entities is c/o J.P. Morgan Partners, LLC, 270 Park Avenue, New York, New York 10017, except that the address of each Cayman entity is c/o Walkers SPV Limited, PO Box 908 GT, Walker House, George Town, Grand Cayman, Cayman Islands. Each of the Global Investor Funds, JPMP BHCA, JPMP Global, JPMP MFM and JPMP Capital are part of the J.P. Morgan Partners private equity business unit of JPM Chase. J.P. Morgan Partners is one of our Sponsors.

(2)
Includes             shares of common stock of certain co-investors, which, pursuant to a voting agreement, must be voted by such co-investors to elect JPMP designees for Parent's board of directors.

(3)
Represents shares owned by the following group of investment funds: (i)              shares of common stock owned by Apollo Investment Fund V, L.P.; (ii)              shares of common stock owned by Apollo Overseas Partners V, L.P.; (iii)               shares of common stock owned by Apollo Netherlands Partners V(A), L.P.; (iv)              shares of common stock owned by Apollo Netherlands Partners V(B), L.P.; and (v)              shares of common stock owned by Apollo German Partners V GmbH & Co. KG (collectively, the "Apollo Funds"). Apollo Advisors V, L.P. ("Advisors V") is the general partner or the managing general partner of each of the Apollo Funds. Apollo Capital Management V, Inc. ("ACM V") is the general partner of Advisors V. Apollo Management V, L.P. ("Management V") serves as the day-to-day manager of each of the Apollo Funds. AIF V Management, LLC ("AIF V LLC") is the general partner of Management V and Apollo Management, L.P. ("Apollo Management") is the sole member and manager of AIF V LLC. Each of Advisors V, ACM V, Management V, AIF V LLC and Apollo Management disclaim beneficial ownership of all shares of common stock owned by the Apollo Funds. The address of the Apollo Funds, Advisors V, Management V, AIF V LLC and Apollo Management is c/o Apollo Management, L.P., Two Manhattanville Road, Suite 203, Purchase, New York 10017.

Leon Black, Joshua Harris and Marc Rowan effectively have the power to exercise voting and investment control over ACM V, with respect to the shares held by the Apollo Funds. Each of Messrs. Black, Harris and Rowan disclaim beneficial ownership of such shares.

(4)
Includes             shares of common stock of certain co-investors, which, pursuant to a voting agreement, must be voted by such co-investors to elect Apollo designees to Parent's board of directors.

(5)
Represents shares owned by the following group of investment funds associated with Bain: (i)              shares of common stock owned by Bain Capital (Loews) I Partnership, whose administrative member is Bain Capital (Loews) L, L.L.C., whose general partners are Bain Capital (Loews) A Partnership, Bain Capital (Loews) L Partnership and Bain Capital (Loews) P Partnership, each of whose general partners are (x) Bain Capital Holdings (Loews) I, L.P., whose general partner is Bain Capital Partners VII, L.P., whose general partner is Bain Capital Investors, LLC ("BCI") and (y) Bain Capital AIV (Loews) II, L.P., whose general partner is Bain Capital Partners VIII, L.P., whose general partner is BCI and (ii)              shares of common stock owned by Bain Capital AIV (Loews) II, L.P., whose general partner is Bain Capital Partners VIII, L.P., whose general partner is BCI. The address of Mr. Loughlin and each of the Bain entities is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

BCI, by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by each of the Bain entities. BCI disclaims beneficial ownership of such shares.

(6)
Voting and investment control over the shares held by Bain Capital (Loews) I Partnership and Bain Capital AIV (Loews) II, L.P. is exercised by the investment committee of BCI. Members of the investment committee are Andrew B. Balson, Steven W. Barnes, Joshua Bekenstein, John P. Connaughton, Todd Cook, Paul B. Edgerley, Christopher Gordon, Blair Hendrix, Jordan Hitch, Matthew S. Levin, Ian K. Loring, Philip Loughlin, Mark E. Nunnelly, Stephen G. Pagliuca, Mark Verdi, Michael Ward and Stephen M. Zide, each of whom disclaims beneficial ownership of the shares.

(7)
Represents shares owned by the following group of investment funds affiliated with Carlyle: (i)              shares of common stock owned by Carlyle Partners III Loews, L.P., whose general partner is TC Group III, L.P., whose general partners is TC Group III, L.L.C., whose sole managing member is TC Group, L.L.C., whose sole managing member is TCG Holdings, L.L.C. and (ii)              shares of common stock owned by CP III Coinvestment, L.P., whose general partner is TC Group III, L.P., whose general partner is TC Group III, L.L.C., whose sole managing member is TC Group, L.L.C., whose sole managing member is TCG Holdings, L.L.C. Mr. Merrill is a Managing Director of the Carlyle Group, and in such capacity, may be deemed to share beneficial ownership of the shares of common stock held by investment funds associated with or designated by the Carlyle Group. Mr. Merrill expressly disclaims beneficial ownership of the shares held by the investment funds associated with or designated by the Carlyle Group. The address of Mr. Merrill and the Carlyle Group is c/o The Carlyle Group, 520 Madison Avenue, 42nd floor, New York, New York 10022.

(8)
Voting and investment control over the shares held by Carlyle Partners III Loews, L.P. and CP III Coinvestment, L.P. is exercised by the three-person managing board of TCG Holdings, L.L.C. Members of this managing board are William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein, each of whom disclaims beneficial ownership of the shares.

(9)
Represents shares owned by the following group of investment funds affiliated with Spectrum: (i)              shares of common stock owned by Spectrum Equity Investors IV, L.P., whose general partner is Spectrum Equity Associates IV, L.P., (ii)              shares of common stock owned by Spectrum Equity Investors Parallel IV, L.P. whose general partner is Spectrum Equity Associates IV, L.P., and (iii)              shares of common stock owned by Spectrum IV Investment Managers' Fund, L.P. Brion B. Applegate is a Senior Managing Director of Spectrum. The address of Mr. Maroni and Spectrum Equity Investors is c/o Spectrum Equity Investors, One International Place, 29th Floor, Boston, Massachusetts 02110.

  SpectrumEquity Associates IV, L.P., by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by Spectrum Equity Investors IV, L.P. and Spectrum Equity Investors Parallel IV, L.P. Spectrum Equity Associates IV, L.P. disclaims beneficial ownership of such shares.

(10)
Voting and investment control over the shares held by the Spectrum entities is exercised by the investment committees of Spectrum Equity Associates IV, L.P. and Spectrum IV Investment Managers' Fund, L.P. Members of each of these investment committees are Brion B. Applegate, William P. Collatos, Benjamin M. Coughlin, Randy J. Henderson, Michael J. Kennealy, Kevin J. Maroni, Christopher T. Mitchell and Victor E. Parker, each of whom disclaims beneficial ownership of the shares.

(11)
The address of such person is c/o AMC Entertainment Holdings, Inc., 920 Main Street, Kansas City, Missouri 64105.

(12)
Includes             shares underlying options.

(13)
Includes             shares underlying options.

(14)
Includes             shares underlying options.

(15)
Includes             shares underlying options.

(16)
Includes             shares underlying options.

(17)
Although each of Messrs. Solomon and Stone may be deemed a beneficial owner of shares of Parent beneficially owned by Apollo due to his affiliation with Apollo and its related investment managers and advisors, each such person disclaims beneficial ownership of any such shares. The address of Messrs. Solomon and Stone is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(18)
Includes             shares underlying options.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

        As of March 29, 2012 we had $2.2 billion of outstanding indebtedness. The following is a summary of provisions relating to our indebtedness.

Senior Secured Credit Facility

        On December 15, 2010, we amended our senior secured credit facility, entered into on January 26, 2006 with a syndicate of banks and other financial institutions, which consists of a:

  •
  term loan facility with $142.5 million of term loans, maturing on January 26, 2013 ("Term Loan due 2013") and $476.6 million of term loans maturing on December 15, 2016 ("Term Loan due 2016"); and

  •
  $192.5 million revolving credit facility maturing on December 15, 2015.

        The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

        On February 22, 2012, we entered into an amendment to the senior secured credit facility pursuant to which we borrowed term loans (the "Term Loan due 2018"), and used the proceeds, together with cash on hand, to fund the cash tender offer and redemption of the 8% Senior Subordinated Notes due 2014 and to repay the then existing Term Loan due 2013.

        As of March 29, 2012, we had $767.4 million outstanding carrying value under our term loan facility and $180.0 million available under our revolving credit facility.

Interest Rate and Fees

        The borrowings under the senior secured credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the base rate of Citibank, N.A. and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the offered rate for deposits in U.S. dollars appearing on the applicable Telerate screen for the interest period relevant to such borrowing adjusted for certain additional reserves. The current applicable margin for borrowings under the revolving credit facility is 2.25% with respect to base rate borrowings and 3.25% with respect to LIBOR borrowings (which margins may be reduced subject to our attaining certain leverage ratios), the current applicable margin for borrowings under the Term Loan due 2013 is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings (which margins may be reduced subject to our attaining certain leverage ratios), and the applicable margin for borrowings under the Term Loan due 2016 is 2.25% with respect to base rate borrowings and 3.25% with respect to LIBOR borrowings.

        In addition to paying interest on outstanding principal under the senior secured credit facility, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50%.

Prepayments

        The senior secured credit facility requires us to prepay outstanding term loans, subject to certain exceptions, with:

  •
  after its first full fiscal year after the closing, 50% of AMCE's excess cash flow if AMCE's net senior secured leverage ratio is greater than a certain threshold as of the last day of any fiscal year;

  •
  100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, subject to certain exceptions and limitations; and

  •
  100% of the net proceeds of any incurrence of debt other than debt permitted under the senior secured credit facility.

        We may voluntarily repay outstanding loans under the senior secured credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

Amortization

        Balances under the Term Loan due 2013 and the Term Loan due 2016 amortize each year in amounts equal to 1% per annum in equal quarterly installments for (a) the first six years and nine months in the case of the Term Loan due 2013, with the remaining amount payable on January 26, 2013, and (b) the first ten years and nine months in the case of the Term Loan due 2016, with the remaining amount payable on December 15, 2016.

        Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity on December 15, 2015.

Guarantee and Security

        All obligations under the senior secured credit facility are unconditionally guaranteed by, subject to certain exceptions, each of AMCE's existing and future direct and indirect wholly-owned domestic subsidiaries.

        All obligations under the senior secured credit facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of our assets as well as those of each subsidiary guarantor, including, but not limited to, the following, and subject to certain exceptions:

  •
  a pledge of 100% of the equity interests of substantially all of AMCE's domestic subsidiaries and 65% of the equity interests of AMCE's "first-tier" foreign subsidiaries; and

  •
  a security interest in substantially all of AMCE's tangible and intangible assets as well as those of each subsidiary guarantor.

Certain Covenants and Events of Default

        The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, AMCE's ability, and the ability of AMCE's subsidiaries, to:

  •
  sell assets;

  •
  incur additional indebtedness;

  •
  prepay other indebtedness (including the notes);

  •
  pay dividends and distributions or repurchase its capital stock;

  •
  create liens on assets;

  •
  make investments;

  •
  make certain acquisitions;

  •
  engage in mergers or consolidations;

  •
  engage in certain transactions with affiliates;

  •
  amend certain charter documents and material agreements governing its subordinated indebtedness;

  •
  change the business conducted by AMCE and its subsidiaries; and

  •
  enter into agreements that restrict dividends from subsidiaries.

        In addition, the senior secured credit facility requires AMCE, commencing with the fiscal quarter ended September 28, 2006, to maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The senior secured credit facility also contains certain customary affirmative covenants and events of default.

Notes Due 2019, Notes due 2020

        On June 9, 2009, AMCE sold $600.0 million aggregate principal amount of its Notes due 2019. The Notes due 2019 bear interest at the rate of 8.75% per annum, payable in June and December of each year. The Notes due 2019 are redeemable at our option, in whole or in part, at any time on or after June 1, 2014 at 104.375% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after June 1, 2017, plus interest accrued to the redemption date. The Notes due 2019 are unsecured and rank equally with all of AMCE's existing and future senior indebtedness (as defined in the indenture for the Notes due 2019). As of March 29, 2012, we had $588.4 million carrying value outstanding under our Notes due 2019.

        On December 15, 2010, AMCE sold $600.0 million aggregate principal amount of its Notes due 2020. The Notes due 2020 bear interest at a rate of 9.75% per annum, payable in June and December of each year. The Notes due 2020 are redeemable at our option, in whole or in part, at any time on or after December 1, 2015 at 104.875% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after December 1, 2018. In addition, AMCE may redeem up to 35% of the aggregate principal amount of the Notes due 2020 using net proceeds from certain equity offerings completed on or prior to December 1, 2013. As of March 29, 2012, we had $600.0 million carrying value outstanding under our Notes due 2020.

        The indentures relating to the outstanding notes allow us to incur all permitted indebtedness (as defined therein) without restriction, which includes all amounts borrowed under the senior secured credit facility. The indentures also allow us to incur additional debt as long as it can satisfy the coverage ratio of each indenture after giving effect thereto on a pro forma basis.

        The indentures also contain covenants limiting dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets, and require us to make an offer to purchase such notes upon the occurrence of a change in control, as defined in the indentures. These covenants are substantially similar to the covenants in all the indentures are subject to a number of important qualifications. The indentures do not impose any limitation on the incurrence of liabilities that are not considered "indebtedness" under the indentures, such as certain sale/leaseback transactions; nor do the note indentures impose any limitation on the amount of liabilities incurred by our subsidiaries, if any, that might be designated as "unrestricted subsidiaries" (as defined in the indentures). Furthermore, we are not restricted from making advances to, or investing in, other entities (including unaffiliated entities) and its subsidiaries are not restricted from entering into agreements restricting its ability to pay dividends or otherwise transfer funds to it.

        The indenture relating to the Notes due 2020, also contains provisions subordinating AMCE's obligations under those notes to its obligations under its existing senior secured credit facility and other senior indebtedness. These include a provision that applies if there is a payment default under its existing senior secured credit facility or other senior indebtedness and one that applies if there is a non-payment default that permits acceleration of indebtedness under its existing senior secured credit facility. If there is a payment default under the senior secured credit facility or other senior indebtedness, generally no payment may be made on any of the Notes due 2020 until such payment default has been cured or waived or such senior indebtedness had been discharged or paid in full. If there is a non-payment default under the senior secured credit facility, or with respect to designated senior indebtedness (as defined), if any, that would permit the lenders to accelerate the maturity date of the existing senior secured credit facility or any such designated senior indebtedness, no payment may be made on the Notes due 2020 for a period (a "payment blockage period") commencing upon the receipt by the indenture trustees for the due 2020 Notes of notice of such default and ending up to 179 days thereafter. Not more than one payment blockage period may be commenced during any period of 365 consecutive days. Our failure to make payment on the due 2020 Notes when due or within any applicable grace period, whether or not occurring under a payment blockage period, will be an event of default with respect to such existing due 2020 Notes.

        The proceeds of this offering will be used to: first, to retire $191.0 million principal amount of our outstanding 8% senior subordinated notes due 2014 and second, to pay an estimated $22.0 million lump sum payment to the Sponsors pursuant to the Fee Agreement with our Sponsors. See "Use of Proceeds."

        As of March 29, 2012, we were in compliance with all financial covenants relating to the senior secured credit facility, the Notes due 2014, the Notes due 2019, and the Notes due 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        As a public company we will have a policy that will ensure that all transactions with related parties are fair, reasonable and in the parties' best interest. In this regard, generally the board of directors or one of the committees reviews material transactions between the Company and related parties to determine that, in their best business judgment, such transactions meet that standard. The Company believes that each of the transactions described below is on terms at least as favorable to it as could have been obtained from an unaffiliated third party. Set forth below is a description of certain transactions which have occurred since April 3, 2008 or which involve obligations that remain outstanding as of March 29, 2012.

        Parent is owned by the Sponsors, other co-investors and by certain members of management as follows: JPMP (20.834%); Apollo (20.834%); Bain Capital Partners (15.126%); The Carlyle Group (15.126%); Spectrum Equity Investors (9.788%); Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. (3.909%); Co-Investment Partners, L.P. (3.909%); Caisse de Depot et Placement du Quebec (3.127%); AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (2.736%); SSB Capital Partners (Master Fund) I, L.P. (1.955%); CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., and GSO Credit Opportunities Fund (Helios), L.P. (1.564%); Credit Suisse Anlagestiftung, Pearl Holding Limited, Vega Invest (Guernsey) Limited and Partners Group Private Equity Performance Holding Limited (0.782%); Screen Investors 2004, LLC (0.152%); and current and former members of management (0.158%).

        For a description of certain employment agreements between us and Messrs. Gerardo I. Lopez, John D. McDonald, Craig R. Ramsey and Mark A. McDonald see "Compensation Discussion and Analysis—Compensation of Named Executive Officers."

Governance Agreements

        In connection with the creation of Parent by the Sponsors and the related borrowing under the Parent's term loan facility, Parent, the Sponsors and the other former stockholders of Holdings, as applicable, entered into various agreements defining the rights of our stockholders with respect to voting, governance and ownership and transfer of our stock, all of which will be replaced with the exception of the Stockholders Agreement, which will be amended upon completion of this offering. In connection with this offering, the Sponsors and certain of our pre-existing stockholders will enter into an Amended and Restated Stockholders Agreement, which, together with our Second Amended and Restated Certificate of Incorporation and the Management Stockholders Registration Rights Agreement, will define the rights of such stockholders post-initial public offering with respect to voting, governance, ownership and transfer of our stock (collectively, the "Governance Agreements").

        The Governance Agreements will provide that our Board of Directors will initially consist of up to 12 directors, two of whom shall be designated by JPMP, two of whom shall be designated by Apollo, one of whom shall be our Chief Executive Officer, one of whom shall be designated by Carlyle, one of whom shall be designated by Bain, one of whom shall be designated by Spectrum, one of whom shall be designated by Bain, Carlyle and Spectrum, voting together, so long as such designee is consented to by each of Bain and Carlyle and three of whom will be independent directors initially designated by the Sponsors. Each of the directors will have one vote on all matters placed before our Board of Directors. Each of JPMP's and Apollo's right to appoint two directors shall be reduced to the right to appoint one director if at any time such Sponsor ceases to own at least 10% of our outstanding common stock or if the Sponsors together with certain of our pre-existing stockholders cease to collectively own more than 50% of our outstanding common stock. The right of Bain, Carlyle and Spectrum to designate a director as a group will terminate if such Sponsors cease to collectively own at least 15% of our outstanding common stock or if the Sponsors together with certain of our pre-existing stockholders cease to collectively own more than 50% of our outstanding common stock. A Sponsor will lose all of its director designation rights if at any time it ceases to own at least 5% of our outstanding common stock.

        The Amended and Restated Stockholders Agreement will provide that, until the date neither of Apollo or JPMP has a right to designate directors to the board (the "Blockout Period"), certain continuing stockholders party thereto (other than the Sponsors) will generally vote their shares of capital stock in favor of any matter in proportion to the shares of capital stock of Apollo and JPMP voted in favor of such matter, except in certain specified instances. The Amended and Restated Stockholders Agreement will also provide that, until the date on which any one of Bain, Carlyle and Spectrum ceases to own at least 25% of the shares of our common stock that they will own immediately following this offering, Bain, Carlyle and Spectrum will generally vote their shares of capital stock in favor of any matter in which any two out of Bain, Carlyle and Spectrum agree, except in certain specified instances.

        The Amended and Restated Stockholders Agreement will set forth a number of transfer provisions for the Sponsors and our other pre-existing stockholders with respect to their interests in us, including the following:

        Drag-along rights.    If, during the five-year period following this offering and for so long as the Sponsors and our other pre-existing stockholders hold in the aggregate at least 50.1% of the outstanding shares of common stock, Sponsors constituting at least three of any of Apollo, JPMP, Bain or Carlyle propose to transfer shares of Parent to an independent third party in a bona fide arm's-length transaction or series of transactions (other than an open market public sale) that results in a sale of at least 50.1% of our shares, such Sponsors may elect to require each of the other stockholders party to the Amended and Restated Stockholders Agreement to transfer to such third party all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale.

        Tag-along rights.    If, during the five-year period following the offering, any Sponsor proposes to transfer shares held by it (other than an open market public sale), then such stockholder shall give notice to each other stockholder party to the Amended and Restated Stockholders Agreement and the Management Stockholders Registration Rights Agreement, who shall each have the right to participate on a pro rata basis in the proposed transfer on the terms and conditions offered by the proposed purchaser.

        Demand rights.    Subject to the consent of at least two of any of JPMP, Apollo, Carlyle and Bain during the first two years following the offering, each Sponsor has the right at any time following the offering to make a written request for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders at our expense, subject to certain limitations. Subject to the same consent requirement, the other pre-existing stockholders of Parent as a group shall have the right at any time following the offering to make one written request to Parent for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders with an aggregate offering price to the public of at least $200 million.

        Piggyback rights.    If we at any time propose to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by our stockholders for sale to the public under the Securities Act, we will give written notice of the proposed registration to each stockholder party to the Amended and Restated Stockholders Agreement and the Management Stockholders Registration Rights Agreement, who shall then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations.

        Holdback agreements.    Each stockholder will agree that it will not offer for public sale any equity interests during the 30 days before and a period not to exceed 90 days (180 days in the case of the offering) after the effective date of any registration statement filed by us in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

        The Management Stockholders Registration Rights Agreement provides our pre-existing stockholders who are employees of AMCE with piggyback registration rights and holdback agreements similar to those set forth in the Amended and Restated Stockholders Agreement.

Amended and Restated Fee Agreement

        In connection with the merger with LCE Holdings, we entered into an Amended and Restated Fee Agreement with the Sponsors, which provides for an annual management fee of $5 million, payable quarterly and in advance to each Sponsor, on a pro rata basis, until the 12th anniversary from December 23, 2004, and such time as the Sponsors own less than 20% in the aggregate of our company. In addition, the fee agreement provides for reimbursements by us to the Sponsors for their out-of-pocket expenses. The Amended and Restated Agreement terminated on June 11, 2007, the date of the holdco merger, and was superseded by a substantially identical agreement entered into by us, the Sponsors and our other stockholders.

        Upon the consummation of a change in control transaction or an initial public offering, each of the Sponsors will receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. We estimate that our payment to the Sponsors would be $24.4 million had the offering occurred on September 29, 2011. See Note 13—Related Party Transactions to the unaudited consolidated financial information and Note 18—Related Party Transactions to the audited consolidated financial information included elsewhere in this prospectus.

        The fee agreement also provides that we will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

DCIP

        In February 2007, Mr. Travis Reid was hired as the chief executive officer of DCIP, a joint venture among AMCE, Cinemark USA and Regal formed to implement digital cinema in our theatres and to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema. Mr. Reid was a member of the Company's Board of Directors until October 15, 2010.

        On March 10, 2010 DCIP completed its financing transactions for the deployment of digital projection systems to nearly 14,000 movie theatre screens across North America, including screens operated or managed by AMCE, Regal and Cinemark. At closing the Company contributed 342 projection systems that it owned to DCIP which were recorded at estimated fair value as part of an additional investment in DCIP of $21.8 million. The Company also made cash investments in DCIP of $840,000 at closing, and DCIP made a distribution of excess cash to us after the closing date and prior to year-end of $1.3 million. The Company recorded a loss on contribution of the 342 projection systems of $563,000, based on the difference between estimated fair value and its carrying value on the date of contribution. On March 26, 2010 the Company acquired 117 digital projectors from third party lessors for $6.8 million and sold them together with seven digital projectors that it owned to DCIP for $6.6 million. The Company recorded a loss on the sale of these 124 systems to DCIP of $697,000. As of March 29, 2012, the Company operated 3,692 digital projection systems leased from DCIP pursuant to operating leases and expects to have installed over 4,300 digital projectors by the end of fiscal year

2013. The additional digital projection systems will allow the Company to add additional 3D screens to its circuit where the Company is generally able to charge a higher admission price than 2D.

Market Making Transactions

        On August 18, 2004, Holdings sold $304.0 million in aggregate principal amount at maturity of its Discount Notes due 2014. On June 9, 2009, AMCE sold $600.0 million in aggregate principal amount of its Notes due 2019. On January 26, 2006, AMCE sold $325.0 million in aggregate principal amount of its Notes due 2016. JP Morgan Securities Inc., an affiliate of J.P. Morgan Partners, LLC which owns approximately 20.8% of our company, was an initial purchaser of these notes. Credit Suisse Securities (USA) LLC, whose affiliates own approximately 1.6% of our company, was also an initial purchaser of these notes.

        On December 15, 2010, AMCE sold $600.0 million in aggregate principal amount of our 9.75% Senior Subordinated Notes due 2020. J.P. Morgan Securities LLC, an affiliate of J.P. Morgan Partners, LLC which owned approximately 20.8% of Holdings prior to the Holdings Merger, was an initial purchaser of these notes.

AMCE Dividend to Parent

        During fiscal 2012, AMCE used cash on hand to pay a dividend distribution to Parent in an aggregate amount of $109.6 million. Parent used the available funds to pay corporate overhead expenses incurred in the ordinary course of business and to redeem the Parent Term Loan Facility due June 2012, plus accrued and unpaid interest of $219.4 million.

        During fiscal 2011, AMCE made dividend distributions to Holdings in an aggregate amount of $278.3 million, and Holdings used the available funds to make a principal payment related to a tender offer for the Discount Notes due 2014, plus interest payments, and to make dividend distributions to its stockholder, Parent. Holdings and Parent also used the available funds to pay corporate overhead expenses incurred in the ordinary course of business.

        During fiscal 2010, AMCE made dividend distributions to Holdings in an aggregate amount of $330.0 million, and Holdings used the available funds to make a cash interest payment on the Discount Notes due 2014 and to make dividend distributions to its stockholder, Parent. Parent made payments to purchase term loans and reduced the principal balance of its Parent Term Loan Facility from $466.9 million to $193.3 million with a portion of the dividend proceeds. In addition, Holdings and Parent used the available funds to pay corporate overhead expenses incurred in the ordinary course of business.

Tax Sharing Arrangement with Parent

        Pursuant to its tax sharing arrangement as discussed in note 1 to the audited consolidated financial statements included elsewhere in this prospectus, AMCE has recorded $32.5 million due from Parent related to AMCE tax benefits utilized as part of the consolidated tax return.

Director Independence

        As of May 18, 2012, our Board of Directors was comprised of Dana B. Ardi, Gerardo I. Lopez, Philip H. Loughlin, Brion B. Applegate, Eliot P. S. Merrill, Stephen P. Murray, Lee Solomon and Aaron J. Stone. We have no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association which has requirements that a majority of our board of directors be independent. For purposes of complying with the disclosure requirements of the Securities and Exchange Commission, we have adopted the definition of independence used by the New York Stock Exchange. Under this definition of independence, none of our directors are independent.

 DESCRIPTION OF CAPITAL STOCK

Authorized Capital

        The following description of material terms of our capital stock and certain provisions of our certificate of incorporation and bylaws, each of which will be in effect on the closing of this offering, are summaries and are qualified by reference to the certificate of incorporation and the bylaws, copies of which have been filed as exhibits to the registration statement, of which this prospectus forms a part.

        Our authorized capital stock consists of:

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  shares of common stock, par value $0.01 per share; and

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  shares of preferred stock, par value $0.01 per share.

Common Stock

        At the completion of this offering, there will be                    shares of common stock issued and outstanding.

Voting Rights

        Each holder of common stock will be entitled to one vote per share.

        Our directors will be elected by all of our common stockholders voting together as a single class.

        Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of our outstanding voting power. Except as otherwise required by the DGCL, the Amended and Restated Stockholders Agreement, as amended upon completion of this offering, our certificate of incorporation or the voting rights granted to any preferred stock we subsequently issue, the holders of outstanding shares of common stock and preferred stock entitled to vote thereon, if any, will vote as one class with respect to all matters to be voted on by our stockholders. Except as otherwise provided by law, and subject to any voting rights granted to any preferred stock we subsequently issue, amendments to our certificate of incorporation must be approved by the holders of at least a majority of the outstanding common stock. Under the DGCL, amendments to our certificate of incorporation that would alter or change the powers, preferences or special rights of the common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

Dividends

        Holders of common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by our board of directors, subject to any preferential rights of any outstanding preferred stock.

Other Rights

        Upon our liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, will be entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of any class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

        Upon the closing of this offering, our board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of                    shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. Upon the closing of this offering, there will be no shares of preferred stock outstanding. We have no present plans to issue any shares of preferred stock. See "—Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws."

Options

        As of the completion of this offering, options to purchase a total of                    shares of common stock will be outstanding, of which                    will be eligible for exercise or sale immediately following the completion of this offering. Options issued concurrently with completion of the offering, if any, will be exercisable at the same price as the offering price. Common stock may be subject to the granting of options under the equity incentive plan. See "Compensation Discussion and Analysis—Equity Incentive Plan" and "Shares Eligible for Future Sale."

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws

        We plan to elect in our amended and restated certificate of incorporation to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

        Certain other provisions of the amended and restated certificate of incorporation and bylaws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for our shares. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of us without prior approval of our board of directors. These provisions are meant to encourage persons interested in acquiring control of us to first consult with our board of directors to negotiate terms of a potential business combination or offer. We believe that these provisions protect against an unsolicited proposal for a takeover of us that might affect the long term value of our stock or that may be otherwise unfair to our stockholders. For example, our amended and restated certificate of incorporation and bylaws:

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  provide for a classified board of directors, pursuant to which our board of directors will be divided into three classes whose members will serve three-year staggered terms;

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  provide that the size of the board of directors will be set by members of the board, and any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office or by the Sponsors that designated a director who is no longer a member of the board if the Sponsors continue to have such a right of designation pursuant to the Governance Agreements;

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  do not permit stockholders to take action by written consent unless the Sponsors own at least 50.1% of our outstanding common stock;

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  provide that, except as otherwise required by law, special meetings of stockholders can only be called by our board of directors;

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  establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors;

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  limit consideration by stockholders at annual meetings only those proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting;

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  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive; and

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  do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

Special Meeting of Stockholders

        Special meetings of our stockholders may be called only by a majority of our directors.

Actions by Written Consent

        Stockholder action by written consent in lieu of a meeting may only be taken so long as the Sponsors own a majority of our outstanding common stock. Thereafter, stockholder action can be taken only at an annual or special meeting of stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year's annual meeting of our stockholders, a stockholder's notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized But Unissued Shares

        The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Amendments to Certificate of Incorporation or Bylaws

        Our certificate of incorporation provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend our certificate of incorporation or bylaws. In addition, under the DGCL, an amendment to our certificate of incorporation that would alter or change the powers, preferences or special rights of the common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Subject to our bylaws, our board of directors may from time to time make, amend, supplement or repeal our bylaws by vote of a majority of our board of directors.

Registration Rights

        Our governance agreements provide for registration rights for the Sponsors, their co-investors and certain members of management. Under the governance agreements, we are required to file at our expense, at any time after the expiration of any underwriter lock-up period applicable to the Sponsors in connection with this offering, a registration statement under the Securities Act covering the resale by the Sponsors and any of their permitted transferees of all shares of common stock held by such Sponsor. The Sponsors, the co-investors and management and any of their respective permitted transferees also will have "piggyback" registration rights entitling them to participate in any future offering of the common stock by us, subject to certain exceptions and limitations. See "Certain Relationships and Related Party Transactions—Governance Agreements."

Limitation of Liability and Indemnification of Directors and Officers

        As permitted by the Delaware General Corporation Law, or DGCL, we have adopted provisions in our certificate of incorporation that limit or eliminate the personal liability of our directors and officers for monetary damages for a breach of their fiduciary duty of care as a director or officer. The duty of care generally requires that, when acting on behalf of the corporation, directors and officers exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for:

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  any breach of the person's duty of loyalty to us or our stockholders;

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  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

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  any transaction from which the person derived an improper personal benefit.

These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

        As permitted by the DGCL, our certificate of incorporation and bylaws provide that:

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  we will indemnify our current and former directors and officers and anyone who is or was serving at our request as the director or officer of, or our legal representative in, another entity, and may indemnify our current or former employees and other agents, to the fullest extent permitted by the DGCL, subject to limited exceptions; and

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  we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

        We currently maintain liability insurance for our directors and officers.

        Our certificate of incorporation requires us to advance expenses to our directors and officers in connection with a legal proceeding, subject to receiving an undertaking from such director or officer to repay advanced amounts if it is determined he or she is not entitled to indemnification. Our bylaws provide that we may advance expenses to our employees and other agents, upon such terms and conditions, if any, as we deem appropriate.

        We intend to enter into separate indemnification agreements with each of our directors and officers, which may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance, if available on reasonable terms.

        Currently, to our knowledge, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is expected to be                  .

Listing

        We have applied to list the common stock on a national securities exchange under the symbol "AMC".

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock, and no predictions can be made about the effect, if any, that market sales of shares of our common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, our common stock in the public market may have an adverse effect on the market price for the common stock and could impair our ability to raise capital through future sales of our securities. See "Risk Factors—Risks Related to this Offering—Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock."

Sale of Restricted Shares and Lock-Up Agreements

        Upon completion of this offering, we will have an aggregate of            shares of our common stock outstanding, excluding shares reserved at            , 2012 for issuance upon exercise of options that have been granted under our stock option plans (            of which were exercisable at such date).

        Of these shares, the            shares of our common stock to be sold in this offering, or                    shares if the underwriters' option to purchase additional shares is exercised in full, will be freely tradable without restriction or further registration under the Securities Act, except for any shares which may be acquired by any of our "affiliates" as that term is defined in Rule 144 under the Securities Act, which will be subject to the resale limitations of Rule 144.

        The remaining            shares of our common stock and non-voting common stock outstanding will be restricted securities, as that term is defined in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act, subject to the contractual provisions of our agreements with our Sponsors. See "Certain Relationships and Related Party Transactions—Governance Agreements."

        Our Sponsors and our directors and officers who would hold in the aggregate                    shares of our common stock (after giving effect to the exercise of stock options), are subject to various lock-up agreements that prohibit the holders from offering, selling, contracting to sell, granting an option to purchase, making a short sale or otherwise disposing of any shares of our common stock or any option to purchase shares of our common stock or any securities exchangeable for or convertible into shares of common stock for a period of 180 days after the date of this prospectus.

        In the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless                    waives, in writing, such an extension.

Rule 144

        In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Registration Rights

        Upon completion of this offering, the Sponsors and their co-investors will hold in the aggregate approximately                     shares of our common stock. Pursuant to the Governance Agreements described above in "Certain Relationships and Related Party Transactions—Governance Agreements," the Sponsors and their co-investors will have the right, subject to various conditions and limitations, to demand the filing of, and include such shares of our common stock in, future registration statements relating to our common stock. Further, certain members of management who will hold in the aggregate approximately                    shares of our common stock (after giving effect to the exercise of stock options), will have the right subject to various conditions and limitations, to include such shares of our common stock in future registration statements relating to our common stock. These registration rights of our stockholders could impair the prevailing market price and impair our ability to raise capital by depressing the price at which we could sell our common stock.

Options

        In addition to the                    shares of common stock outstanding immediately after this offering, as of the date of this prospectus, there will be outstanding options to purchase                    shares of our common stock, of which                    options are currently exercisable.

        As soon as practicable after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of our common stock reserved for issuance under our equity incentive plan. Accordingly, shares of our common stock registered under such registration statement will be available for sale in the open market upon exercise by the holders, subject to vesting restrictions, Rule 144 limitations applicable to our affiliates and the contractual lock-up provisions described above.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock by "Non-U.S. Holders" (as defined below) that acquire shares of our common stock pursuant to this offering and that hold such shares as capital assets (generally, for investment). This discussion is not a complete analysis or listing of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules. In addition, this description of the material U.S. federal income tax consequences does not address the tax treatment of special classes of holders, such as:

  •
  partnerships or other pass-through entities;

  •
  banks or other financial institutions;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  tax-exempt entities;

  •
  insurance companies;

  •
  dealers or traders in securities or currencies;

  •
  persons holding the shares as part of a hedging, integrated or conversion transaction, constructive sale or "straddle;"

  •
  persons who acquired shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  foreign personal holding companies;

  •
  persons subject to the alternative minimum tax;

  •
  companies that accumulate earnings to avoid U.S. federal income tax;

  •
  holders whose functional currency is not the U.S. Dollar; and

  •
  U.S. expatriates.

        This summary does not address consequences of the medicare contribution tax, or consequences under any laws other than U.S. federal income tax laws, such as estate and gift tax consequences (except to the extent specifically provided herein) or tax consequences under any state, local or foreign laws.

        For purposes of this summary, a "U.S. Holder" means a beneficial owner of our common stock that is:

  (i)
  an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes;

  (ii)
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created in or organized under the laws of the United States, any state thereof or the District of Columbia;

  (iii)
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  (iv)
  a trust (x) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more "U.S. persons," as defined in section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If you are an individual, you may be treated as a resident alien of the United States, as opposed to a non-resident alien, for U.S. federal income tax purposes if you are present in the United States for at least 31 days in a calendar year and for an aggregate of at least 183 days during a three-year period ending in such calendar year. For purposes of this calculation, you would count all of the days that you were present in the then-current year, one-third of the days that you were present in the immediately preceding year and one-sixth of the days that you were present in the second preceding year. Resident aliens are subject to United States federal income tax as if they were U.S. citizens, and thus would constitute "U.S. Holders" for purposes of the discussion below. If you are a citizen or tax resident of a country with which the United States has a tax treaty, other rules may apply in determining whether you are a resident alien.

        The term "Non-U.S. Holder" means a beneficial owner of shares of our common stock that is neither a U.S. Holder nor a partnership (including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes).

        If a partnership (or other entity treated as a partnership or disregarded entity for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the U.S. federal income tax treatment of a partner (or other owner) generally will depend upon the status of the partner (or other owner) and the activities of the entity. Partners (or other owners) of equity interests in such entities that are considering the purchase of shares of our common stock should consult their tax advisors regarding the tax consequences of acquiring, owning and disposing of shares of our common stock.

        The following discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the "IRS") with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

        This summary is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of shares of our common stock and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. Prospective purchasers are urged to consult their own tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of shares of our common stock.

Distributions

        Distributions of cash or property that we pay in respect of our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Except as described below under "—U.S. Trade or Business Income," you generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of your tax basis in our common stock, and thereafter will be treated as capital gain;

however, except to the extent that we elect (or the paying agent or other intermediary through which you hold your shares elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution, in which case you would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded our current and accumulated earnings and profits. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, you will be required to provide a properly executed IRS Form W-8BEN (or other applicable form) certifying your entitlement to benefits under the treaty. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. You are urged to consult your own tax advisor regarding your possible entitlement to benefits under an income tax treaty.

Sale, Exchange or Other Taxable Disposition of Shares

        You generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our common stock unless:

  •
  the gain is U.S. trade or business income, in which case, such gain will be taxed as described below under "—U.S. Trade or Business Income;"

  •
  you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources; or

  •
  we are or have been a "U.S. real property holding corporation" (a "USRPHC") under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and your holding period for the common stock, in which case, subject to the exception set forth in the second sentence of the next paragraph, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income.

        In general, a corporation is a USRPHC if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. In the event that we are determined to be a USRPHC, gain will not be subject to tax as U.S. trade or business income if at all times during the applicable period you are the beneficial owner (directly and indirectly) of 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market during such period. No assurance can be given that we will not be a USRPHC, or that our common stock will be considered regularly traded, when a Non-U.S. Holder sells its shares of our common stock.

U.S. Trade or Business Income

        For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our common stock will be considered to be "U.S. trade or business income" if (A)(i) such income or gain is effectively connected with your conduct of a trade or business within the United States and (ii) you are eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, if you are an individual, a fixed base) that you maintain in the United States or (B) we are or have been a USRPHC at any time during the shorter of the five-year period ending on the date of the disposition of your interest and your holding period for the common stock (subject to the exception set forth above in the second paragraph of "—Sale, Exchange or Other Taxable Disposition of Shares"). Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided that you comply with all applicable certification and disclosure requirements, including providing a properly executed IRS Form W-8 ECI or successor form); instead, you are subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on your U.S. trade or business income. If you are a corporation, any U.S. trade or business income that you receive may also be subject to a "branch profits tax" at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.

U.S. Federal Estate Tax

        If you are an individual Non-U.S. Holder who is treated as the owner of or has made certain lifetime transfers of an interest in our common stock, you will be required to include the value thereof in your gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Requirements

        We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which such Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to you generally will be exempt from backup withholding if you provide a properly executed IRS Form W-8 BEN (or successor form) or otherwise establish an exemption and we do not have actual knowledge, or reason to know, that you are a U.S. person, or that the conditions of such other exemption are not, in fact, satisfied.

        The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker (U.S. or non-U.S.) will be subject to information reporting and possible backup withholding unless you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption and the broker does not have actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related financial intermediary"). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related financial intermediary, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. You are urged to consult your tax advisor on the application of information reporting and backup withholding in light of your particular circumstances.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be refunded or allowed as a credit against your U.S. federal income tax liability, if any, provided that any required information is furnished to the IRS in a timely manner.

Recent Legislation

        The Hiring Incentives to Restore Employment Act, Pub. L. No. 111-147, recently passed by the United States Congress generally imposes a withholding tax at a rate of 30% on payments to certain non-U.S. entities (including financial intermediaries) of dividends on, and the gross proceeds of dispositions of, U.S. common stock, unless various U.S. information reporting and due diligence requirements that are different from, and in addition to, the beneficial owner certification requirements described above have been satisfied (generally relating to ownership by U.S. persons of interests in or accounts with such entities). These withholding requirements are expected to be phased in for dividend payments made on or after January 1, 2014, and for payments of gross proceeds of dispositions of U.S. common stock made on or after January 1, 2015. You should consult your tax advisor regarding the possible implications of this legislation on your investment in our common stock.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated                            , we have agreed to sell to the underwriters named below, for whom J.P. Morgan and Goldman, Sachs are acting as representatives. Subject to certain conditions, each underwriter has severally agreed to purchase the respective numbers of shares of common stock indicated in the following table:

Underwriter	Number of Shares
J.P. Morgan Securities LLC
Goldman, Sachs & Co.
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.

Total

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than the shares covered by the option described below unless and until this option is exercised. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to              additional shares from us at the initial public offering price less the underwriting discounts and commissions. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following table summarizes the compensation and estimated expenses we will pay. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase      additional shares.

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Underwriting Discounts and Commissions paid	$	$	$	$
Expenses payable

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The representatives have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

        We and our officers and directors have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters have performed in the past and may perform in the future investment banking, commercial banking, consent solicitation agency and advisory services for us for which they have received customary fees and expenses. In addition, from time to time, certain of the underwriters may hold de minimis amounts of our outstanding securities and/or indebtedness in the ordinary course of their business. Affiliates of certain of the underwriters are holders of our outstanding 8% Senior Subordinated Notes Due 2014 and will receive a portion of our net proceeds from this offering. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        We have agreed to indemnify the several underwriters and Goldman Sachs in its capacity as Qualified Independent Underwriter against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        We have applied to list the shares of common stock on a national securities exchange under the symbol "AMC".

        In connection with the listing of the common stock on a national securities exchange, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 400 beneficial owners.

        Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations among us and the underwriters. The principal factors to be considered in determining the initial public offering price will include the following:

  •
  the information included in this prospectus and otherwise available to the underwriters;

  •
  market conditions for initial public offerings;

  •
  the history of and prospects for our business and earnings and our past and present operations;

  •
  our past and present earnings and current financial position;

  •
  an assessment of our management;

  •
  the market of securities of companies in business similar to ours; and

  •
  the general condition of the securities markets.

        The initial public offering price may not correspond to the price at which our common stock will trade in the public market subsequent to this offering, and an active trading market may not develop and continue after this offering.

        In connection with the offering the underwriters may engage in stabilizing transactions, transactions involving the option to purchase additional shares, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  The underwriters' option to purchase additional shares involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. If the underwriters sell more shares than could be covered by the option to purchase additional shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the national securities exchange where our common stock will be listed and, if commenced, may be discontinued at any time.

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), from and including the date on which the European Union Prospectus Directive (the "EU Prospectus Directive") is implemented in that

Relevant Member State (the "Relevant Implementation Date") an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

  •
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

CONFLICTS OF INTEREST

        Prior to the completion of this offering, JPMP, an affiliate of J.P. Morgan owned more than 10% of our outstanding common stock and therefore J.P. Morgan is presumed to have a "conflict of interest" with us under FINRA Rule 2720. Accordingly, J.P. Morgan's interest may go beyond receiving customary underwriting discounts and commissions. In particular, there may be a conflict of interest between J.P. Morgan's own interests as underwriter (including in negotiating the initial public offering price) and the interests of its affiliate JPMP (as a principal stockholder). Because of the conflict of interest under FINRA Rule 2720, this offering is being conducted in accordance with the applicable provisions of that rule. FINRA Rule 2720 requires that the "qualified independent underwriter" (as such term is defined by FINRA Rule 2720) participates in the preparation of the registration statement and prospectus and conducts due diligence. Accordingly, Goldman Sachs is assuming the responsibilities of acting as the qualified independent underwriter in this offering. Although the qualified independent underwriter has participated in the preparation of the registration statement and prospectus and conducted due diligence, we cannot assure you that this will adequately address any potential conflicts of interest related to J.P. Morgan and JPMP. We have agreed to indemnify Goldman Sachs for acting as qualified independent underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that Goldman Sachs may be required to make for these liabilities. Pursuant to Rule 2720, no sale of the shares shall be made to an account over which J.P. Morgan exercises discretion without the prior specific written consent of the account holder. Affiliates of certain of the underwriters are holders of our outstanding 8% Senior Subordinated Notes Due 2014 and will receive a portion of our net proceeds from this offering.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP. Weil, Gotshal & Manges LLP advised the underwriters in connection with the offering of the common stock.

EXPERTS

        The consolidated financial statements of AMC Entertainment Holdings, Inc. as of March 29, 2012 and March 31, 2011, and for the three fiscal years ended March 29, 2012, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the March 29, 2012 consolidated financial statements contains an explanatory paragraph that states that the Company changed its accounting treatment for business combinations due to the adoption of new accounting requirements issued by the FASB.

        The financial statements of National CineMedia, LLC as of December 29, 2011 and December 30, 2010 and for the three fiscal years ended December 29, 2011 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement and, as permitted by the SEC's rules, does not contain all of the information presented in the registration statement. For further information with respect to us and our common stock offered hereby, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

        Because certain of our subsidiaries already have public debt and also due to this offering, they are subject to the informational requirements of the Exchange Act. They fulfill their obligations with respect to such requirements by filing periodic reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet site at www.amctheatres.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
AMC Entertainment Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of AMC Entertainment Holdings, Inc. (the Company) as of March 29, 2012 and March 31, 2011, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three 52-week periods ended March 29, 2012. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AMC Entertainment Holdings, Inc. as of March 29, 2012 and March 31, 2011, and the results of its operations and its cash flows for each of the three 52-week periods ended March 29, 2012 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company has elected to change its method of accounting for the recognition of gift card breakage income in 2012. That change was effected by and is inseparable from the effects of the Company's 2012 changes in estimated gift card breakage rates and the estimated pattern of actual gift card redemptions.

As discussed in Note 2 to the consolidated financial statements, the Company has also elected to change the presentation of gift card breakage income for all periods presented.

/s/ KPMG LLP
Kansas City, Missouri July 6, 2012

AMC Entertainment Holdings, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)	52 Weeks Ended March 29, 2012		52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010
Revenues
Admissions		$1,777,467	$1,697,858	$1,711,853
Concessions		709,872	664,108	646,716
Other theatre		113,255	75,133	72,761

Total revenues		2,600,594	2,437,099	2,431,330

Operating Costs and Expenses
Film exhibition costs		945,012	887,758	928,632
Concession costs		97,236	83,187	72,854
Operating expense		721,426	713,846	610,774
Rent		468,823	475,810	440,664
General and administrative:
Merger, acquisition and transaction costs		4,206	16,838	2,578
Management fee		5,000	5,000	5,000
Other		51,495	58,157	58,274
Depreciation and amortization		214,029	212,413	188,342
Impairment of long-lived assets		285	12,779	3,765

Operating costs and expenses		2,507,512	2,465,788	2,310,883

Operating income (loss)		93,082	(28,689)	120,447
Other expense (income)
Other expense (income)		1,965	42,687	(74,202)
Interest expense
Corporate borrowings		172,159	177,459	168,439
Capital and financing lease obligations		5,968	6,198	5,652
Equity in earnings of non-consolidated entities		(12,559)	(17,178)	(30,300)
Gain on NCM transactions		—	(64,441)	—
Investment loss (income)		17,607	(491)	(287)

Total other expense		185,140	144,234	69,302

Earnings (loss) from continuing operations before income taxes		(92,058)	(172,923)	51,145
Income tax provision (benefit)		2,015	1,950	(36,300)

Earnings (loss) from continuing operations		(94,073)	(174,873)	87,445
Earnings (loss) from discontinued operations, net of income taxes		(25)	569	(7,534)

Net earnings (loss)		$(94,098)	$(174,304)	$79,911

Basic earnings (loss) per share of common stock:
Earnings (loss) from continuing operations		$(73.54)	$(136.73)	$68.38
Earnings (loss) from discontinued operations		(.02)	0.44	(5.89)

Net earnings (loss) per share		$(73.56)	$(136.29)	$62.49

Average shares outstanding:
Basic		1,279.14	1,278.92	1,278.82

Diluted earnings (loss) per share of common stock:
Earnings (loss) from continuing operations		$(73.54)	$(136.73)	$68.24
Earnings (loss) from discontinued operations		(.02)	0.44	(5.88)

Net earnings (loss) per share		$(73.56)	$(136.29)	$62.36

Average shares outstanding:
Diluted		1,279.14	1,278.92	1,281.42

Pro forma basic loss per share (See Note 1)	$

Pro forma diluted loss per share (See Note 1)	$

Pro forma average shares outstanding (See Note 1)
Basic

Diluted

See Notes to Consolidated Financial Statements.

AMC Entertainment Holdings, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	Unaudited Pro Forma Balance Sheet March 29, 2012 (Note 1)	March 29, 2012	March 31, 2011
Assets
Current assets:
Cash and equivalents	$277,605	$277,605	$417,408
Receivables, net of allowance for doubtful accounts of $2,018 and $2,036	43,038	43,038	26,563
Other current assets	85,916	85,916	86,030

Total current assets	406,559	406,559	530,001
Property, net	883,697	883,697	958,722
Intangible assets, net	135,024	135,024	149,493
Goodwill	1,953,686	1,953,686	1,953,686
Other long-term assets	261,301	261,301	264,052

Total assets	$3,640,267	$3,640,267	$3,855,954

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$195,938	$195,938	$165,416
Dividends payable	21,969	—	—
Accrued expenses and other liabilities	148,348	148,348	139,338
Deferred revenues and income	174,355	174,355	141,237
Current maturities of corporate borrowings and capital and financing lease obligations	61,846	61,846	9,955

Total current liabilities	602,456	580,487	455,946
Corporate borrowings	2,087,495	2,087,495	2,305,608
Capital and financing lease obligations	59,413	59,413	62,220
Deferred revenues for exhibitor services agreement	328,442	328,442	333,792
Other long-term liabilities	426,829	426,829	432,439

Total liabilities	3,504,635	3,482,666	3,590,005

Commitments and contingencies
Stockholders' equity:
Common Stock	14	—	—
Class A-l Common Stock voting ($.01 par value, 1,500,000 shares authorized; 382,475.00000 shares issued and outstanding as of March 29, 2012 and March 31, 2011)	—	4	4
Class A-2 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 382,475.00000 shares issued and outstanding as of March 31, 2011 and April 1, 2010)	—	4	4
Class N Common Stock nonvoting ($.01 par value, 375,000 shares authorized; 2,021.01696 shares issued and outstanding as of March 29, 2012 and 1,700.63696 outstanding as of March 31, 2011)	—	—	—
Class L-1 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 256,085.61252 shares issued and outstanding as of March 29, 2012 and March 31, 2011)	—	3	3
Class L-2 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 256,085.61252 shares issued and outstanding as of March 29, 2012 and March 31, 2011)	—	3	3
Additional paid-in capital	651,356	673,325	671,363
Treasury Stock, 4,314 shares at cost	(2,596)	(2,596)	(2,596)
Accumulated other comprehensive loss	(20,203)	(20,203)	(3,991)
Accumulated deficit	(492,939)	(492,939)	(398,841)

Total stockholders' equity	135,632	157,601	265,949

Total liabilities and stockholders' equity	$3,640,267	$3,640,267	$3,855,954

See Notes to Consolidated Financial Statements.

AMC Entertainment Holdings, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010
Cash flows from operating activities:
Net earnings (loss)	$(94,098)	$(174,304)	$79,911
Adjustments to reconcile net earnings (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	214,029	212,413	188,342
Interest accrued to principal on corporate borrowings	9,446	10,981	10,570
Discount on repurchase of Discount Notes due 2014	—	(70,877)	—
Interest paid and discount on repurchase of Parent Term Loan	(59,965)	—	(29,046)
Impairment of assets	285	12,779	3,765
Deferred income taxes	—	—	(34,000)
Gain on NCM transactions	—	(64,441)	—
Impairment of RealD Inc. Investment	17,751	—	—
Theatre and other closure expense	7,449	60,763	2,573
Write-off of issuance costs related to early extinguishment of debt	—	—	3,468
Loss (gain) on extinguishment of debt	922	16,008	(85,451)
Loss (gain) on disposition of Cinemex	—	(569)	7,534
Loss (gain) on dispositions	(605)	(9,719)	1,260
Equity in earnings and losses from non-consolidated entities, net of distributions	20,553	18,715	5,862
Change in assets and liabilities, net of acquisition:
Receivables	(18,554)	4,381	(2,474)
Other assets	(3,712)	671	2,323
Accounts payable	26,747	(30,487)	13,383
Accrued expenses and other liabilities	21,977	(3,879)	37,952
Other, net	(5,196)	1,397	(7,036)

Net cash provided by (used in) operating activities	137,029	(16,168)	198,936

Cash flows from investing activities:
Capital expenditures	(139,359)	(129,347)	(97,011)
Purchase of digital projection equipment for sale/leaseback	—	—	(6,784)
Proceeds from sale/leaseback of digital projection equipment	953	4,905	6,570
Acquisition of Kerasotes, net of cash acquired	—	(280,606)	—
Proceeds from NCM, Inc. stock sale	—	102,224	—
Proceeds from disposition of Cinemex, net of cash disposed	—	1,840	4,315
Proceeds from disposition of long-term assets	1,474	58,391	—
Investments in non-consolidated entities, net	(26,880)	(1,619)	—
LCE screen integration	—	—	(81)
Other, net	98	(5,825)	(3,346)

Net cash used in investing activities	(163,714)	(250,037)	(96,337)

Cash flows from financing activities:
Proceeds from issuance of Senior Subordinated Notes due 2020	—	600,000	—
Proceeds from issuance of Senior Fixed Rate Notes due 2019	—	—	585,492
Repayment of revolving credit facility	—	—	(185,000)
Proceeds from issuance of Term Loan due 2018	297,000	—	—
Repayment of Term Loan due 2013	(140,657)	—	—
Repurchase of Senior Subordinated Notes due 2014	(108,965)	—	—
Repurchase of Senior Fixed Rate Notes due 2012	—	—	(250,000)
Repurchase of Senior Subordinated Notes due 2016	—	(325,000)	—
Payment of tender offer and consent solicitation consideration on
Senior Subordinated Notes due 2016	—	(5,801)	—
Repurchase of Parent Term Loan	(159,440)	—	(160,035)
Principal payments under Term Loan	(4,875)	(6,500)	(6,500)
Principal payments under capital and financing lease obligations	(3,422)	(4,194)	(3,423)
Repayment of Discount Notes due 2014	—	(169,918)	—
Deferred financing costs	(6,827)	(14,742)	(16,639)
Change in construction payables	13,512	(727)	6,714

Net cash provided by (used in) financing activities	(113,674)	73,118	(29,391)
Effect of exchange rate changes on cash and equivalents	556	(1,098)	(1,212)

Net increase (decrease) in cash and equivalents	(139,803)	(194,185)	71,996
Cash and equivalents at beginning of year	417,408	611,593	539,597

Cash and equivalents at end of year	$277,605	$417,408	$611,593

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (refunded) during the period for:
Interest (including amounts capitalized of $58, $64, and $14)	$219,493	$185,448	$177,066
Income taxes, net	807	729	(2,033)
Schedule of non-cash investing and financing activities:
Investment in NCM (See Note 7—Investments)	$—	$86,159	$2,290
Investment in DCIP (See Note 7—Investments)	—	—	21,768
Investment in RealD Inc. (See Note 7—Investments)	—	27,586	—
See Note 3—Acquisition for non-cash activities related to acquisition.

See Notes to Consolidated Financial Statements.

AMC Entertainment Holdings, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Class A-1 Voting Common Stock		Class A-2 Voting Common Stock		Class N Voting Common Stock		Class L-1 Voting Common Stock		Class L-2 Voting Common Stock
													Accumulated Other Comprehensive Income (Loss)
											Additional Paid-in Capital	Treasury Stock		Accumulated Deficit	Total Stockholders' Equity
(In thousands, except share and per share data)	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance April 2, 2009	382,475.00000	$4	382,475.00000	$4	1,700.63696	—	256,085.61252	$3	256,085.61252	$3	$668,453	$(2,596)	$17,061	$(304,448)	$378,484
Comprehensive earnings:
Net earnings	—	—	—	—	—	—	—	—	—	—	—	—	—	79,911	79,911
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	(13,021)	—	(13,021)
Change in fair value of cash flow hedges	—	—	—	—	—	—	—	—	—	—	—	—	(6)	—	(6)
Losses on interest rate swaps reclassified to interest expense corporate borrowings	—	—	—	—	—	—	—	—	—	—	—	—	558	—	558
Pension and other benefit adjustments	—	—	—	—	—	—	—	—	—	—	—	—	(8,499)	—	(8,499)
Unrealized loss on marketable securities	—	—	—	—	—	—	—	—	—	—	—	—	731	—	731

Comprehensive earnings	—	—	—	—	—	—	—	—	—	—	—	—	—	—	59,674
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,384	—	—	—	1,384

Balance April 1, 2010	382,475.00000	4	382,475.00000	4	1,700.63696		256,085.61252	3	256,085.61252	3	669,837	(2,596)	(3,176)	(224,537)	439,542
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(174,304)	(174,304)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	(5,678)	—	(5,678)
Pension and other benefit adjustments	—	—	—	—	—	—	—	—	—	—	—	—	(1,109)	—	(1,109)
Unrealized net loss on marketable securities	—	—	—	—	—	—	—	—	—	—	—	—	5,972	—	5,972

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(175,119)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,526	—	—	—	1,526
Issuance of Class N Common Stock	—	—	—	—	320.38	—	—	—	—	—	—	—	—	—	—

Balance March 31, 2011	382,475.00000	4	382,475.00000	4	2,021.01696	—	256,085.61252	3	256,085.61252	3	671,363	(2,596)	(3,991)	(398,841)	265,949

Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(94,098)	(94,098)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	2,465	—	2,465
Pension and other benefit adjustments	—	—	—	—	—	—	—	—	—	—	—	—	(18,883)	—	(18,883)
Change in fair value of marketable securities	—	—	—	—	—	—	—	—	—	—	—	—	(17,490)	—	(17,490)
Unrealized net loss on marketable securities reclassified to investment loss	—	—	—	—	—	—	—	—	—	—	—	—	17,696	—	17,696

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(110,310)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,962	—	—	—	1,962

Balance March 29, 2012	382,475.00000	$4	382,475.00000	$4	2,021.01696	$—	256,085.61252	$3	256,085.61252	$3	$673,325	$(2,596)	$(20,203)	$(492,939)	$157,601

See Notes to Consolidated Financial Statements

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

        AMC Entertainment Holdings, Inc. (also referred to as "Parent" or the "Company"), through its direct and indirect subsidiaries, is principally involved in the theatrical exhibition business and owns, operates or has interests in theatres located in the United States and Canada, China (Hong Kong), and the United Kingdom. The Company's principal wholly owned operating subsidiary is AMC Entertainment Inc. ("AMCE").

        On March 31, 2011, Marquee Holdings Inc. ("Holdings"), a direct, wholly-owned subsidiary of Parent and a holding company, the sole asset of which consisted of the capital stock of AMCE, was merged with and into Parent, with Parent continuing as the surviving entity. As a result of the merger, AMCE became a direct subsidiary of Parent.

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used for, but not limited to: (1) Impairments, (2) Film exhibition costs, (3) Income and operating taxes, (4) Theatre and Other Closure Expense (Income), and (5) Gift card and packaged ticket breakage. Actual results could differ from those estimates.

        Principles of Consolidation:    The consolidated financial statements include the accounts of AMCE and all subsidiaries, as discussed above. All significant intercompany balances and transactions have been eliminated in consolidation. There are no noncontrolling (minority) interests in the Company's consolidated subsidiaries; consequently, all of its stockholders' equity, net earnings (loss) and comprehensive earnings (loss) for the periods presented are attributable to controlling interests.

        Fiscal Year:    The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. Fiscal 2012, fiscal 2011, and fiscal 2010 reflect 52 week periods.

        Revenues:    Revenues are recognized when admissions and concessions sales are received at the theatres. The Company defers 100% of the revenue associated with the sales of gift cards and packaged tickets until such time as the items are redeemed or breakage income is recorded. In the fourth quarter of fiscal 2012, the Company changed its accounting method for recognizing gift card breakage income. Prior to the fourth quarter of fiscal 2012, the Company recognized breakage income when gift card redemptions were deemed remote and the Company determined that there was no legal obligation to remit the unredeemed gift cards to the relevant tax jurisdiction ("Remote Method"), which based on historical information the Company concluded to be 18 months after the gift card was issued. In the fourth quarter of fiscal 2012, the Company accumulated a sufficient level of historical data from a large pool of homogeneous transactions to allow management to reasonably and objectively determine an estimated gift card breakage rate and the pattern of actual gift card redemptions. Accordingly, the Company changed its method for recording gift card breakage income to recognize breakage income and derecognize the gift card liability for unredeemed gift cards in proportion to actual redemptions of gift cards ("Proportional Method"). Breakage for packaged tickets continues to be recognized as the redemption of these items is determined to be remote, that is if a ticket has not been used within 18 months after being purchased. During fiscal 2012, the Company recognized $32,633,000 of net gift card breakage income, of which $14,969,000 represented the adjustment related to the change from the Remote Method to the Proportional Method. Additionally, concurrent with the accounting change

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

discussed above, the Company changed the presentation of gift card breakage income from other income to other theatre revenues during fiscal 2012, with conforming changes made for all prior periods presented. During the fiscal years ended March 29, 2012, March 31, 2011 and April 1, 2010, the Company recognized $32,633,000, $14,131,000 and $13,591,000 of income, respectively, related to the derecognition of gift card liabilities which was recorded in other theatre revenues in the Consolidated Statements of Operations. Refer to Note 2—Accounting Changes to the Consolidated Financial Statements for the impact to the Company's Consolidated Financial Statements.

        Film Exhibition Costs:    Film exhibition costs are accrued based on the applicable box office receipts and estimates of the final settlement to the film licenses. Film exhibition costs include certain advertising costs. As of March 29, 2012 and March 31, 2011, the Company recorded film payables of $76,997,000 and $62,598,000, respectively, which is included in accounts payable in the accompanying Consolidated Balance Sheets.

        Concession Costs:    The Company records payments from vendors as a reduction of concession costs when earned unless it is determined that the payment was for the fair value of services provided to the vendor where the benefit to the vendor is sufficiently separable from the Company's purchase of the vendor's products. In the latter instance, revenue is recorded when and if the consideration received is in excess of fair value, which excess is recorded as a reduction of concession costs. In addition, if the payment from the vendor is for a reimbursement of expenses, then those expenses are offset.

        Screen Advertising:    On March 29, 2005, the Company and Regal Entertainment Group combined their respective cinema screen advertising businesses into a new joint venture company called National CineMedia, LLC ("NCM") and on July 15, 2005, Cinemark Holdings, Inc. ("Cinemark") joined NCM, as one of the founding members. NCM engages in the marketing and sale of cinema advertising and promotions products; business communications and training services; and the distribution of digital alternative content. The Company records its share of on-screen advertising revenues generated by NCM in other theatre revenues.

        Guest Frequency Program:    On April 1, 2011, the Company fully launched AMC Stubs, a guest frequency program which allows members to earn rewards, including $10 for each $100 spent, redeemable on future purchases at AMC locations. The portion of the admissions and concessions revenues attributed to the rewards is deferred as a reduction of admissions and concessions revenues, based on member redemptions. Rewards must be redeemed no later than 90 days from the date of issuance. Upon redemption, deferred rewards are recognized as revenues along with associated cost of goods. Rewards not redeemed within 90 days are forfeited and recognized as admissions or concessions revenues based on original point of sale. The program's annual membership fee is deferred, net of estimated refunds, and is recognized ratably over the one-year membership period.

        Advertising Costs:    The Company expenses advertising costs as incurred and does not have any direct-response advertising recorded as assets. Advertising costs were $10,208,000, $6,723,000 and $9,103,000 for the periods ended March 29, 2012, March 31, 2011 and April 1, 2010, respectively, and are recorded in operating expense in the accompanying Consolidated Statements of Operations.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Cash and Equivalents:    Under the Company's cash management system, checks issued but not presented to banks frequently result in book overdraft balances for accounting purposes and are classified within accounts payable in the balance sheet. The change in book overdrafts are reported as a component of operating cash flows for accounts payable as they do not represent bank overdrafts. The amount of these checks included in accounts payable as of March 29, 2012 and March 31, 2011 was $49,338,000 and $54,619,000, respectively. All highly liquid debt instruments and investments purchased with an original maturity of three months or less are classified as cash equivalents.

        Intangible Assets:    Intangible assets are recorded at cost or fair value, in the case of intangible assets resulting from acquisitions, and are comprised of lease rights, amounts assigned to theatre leases acquired under favorable terms, guest frequency program intangible asset, management contracts, trademarks and trade names, each of which are being amortized on a straight-line basis over the estimated remaining useful lives of the assets except for the guest frequency program intangible asset, the AMC trademark and the Kerasotes trade names. The guest frequency program intangible asset is amortized over eight years based upon the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise used up. This pattern indicates that over 2/3rds of the cash flow generated from the asset is derived during the first five years. The AMC trademark and Kerasotes trade names are considered indefinite lived intangible assets, and therefore are not amortized but rather evaluated for impairment annually. In fiscal 2011, the Company impaired favorable lease intangible assets in the amount of $1,334,000.

        Investments:    The Company accounts for its investments in non-consolidated entities using either the cost or equity methods of accounting as appropriate, and has recorded the investments within other long-term assets in its Consolidated Balance Sheets and records equity in earnings and losses of those entities accounted for following the equity method of accounting within equity in earnings of non-consolidated entities in its Consolidated Statements of Operations. The Company follows the guidance in ASC 323-30-35-3, which prescribes the use of the equity method for investments where the Company has significant influence. The Company classifies gains and losses on sales of and changes of interest in equity method investments within equity in earnings of non-consolidated entities or in separate line items on the face of the Consolidated Statements of Operations when material, and classifies gains and losses on sales of investments accounted for using the cost method in investment income. Gains and losses on cash sales are recorded using the weighted average cost of all interests in the investments. Gains and losses related to non-cash negative common unit adjustments are recorded using the weighted average cost of those units accounted for as Tranche 2 Investments in NCM which were received in connection with prior common unit adjustments. See Note 7—Investments for further discussion of the Company's investments in NCM. As of March 29, 2012, the Company holds equity method investments comprised of a 15.47% interest in NCM, a joint venture that markets and sells cinema advertising and promotions; a 26.22% interest in Movietickets.com, a joint venture that provides moviegoers with a way to buy movie tickets online, access local showtime information, view trailers and read reviews; a 29% interest in Digital Cinema Implementation Partners LLC, a joint venture charged with implementing digital cinema in the Company's theatres; a 50% ownership interest in two U.S. motion picture theatres and one IMAX screen; and a 50% interest in Midland Empire Partners, LLC, a joint venture developing live and film entertainment venues in the Power & Light District of Kansas City, Missouri. During fiscal 2011, the Company formed a motion picture distribution company, Open Road Films, and holds a 50% ownership interest. At March 29, 2012, the Company's recorded

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

investments are less than its proportional ownership of the underlying equity in these entities by approximately $13,675,000, excluding NCM. Included in equity in earnings of non-consolidated entities for the 52 weeks ended March 29, 2012 is an impairment charge of $2,742,000 related to a joint venture investment that was considered to be other than a temporary decline in value. Included in equity in earnings of non-consolidated entities for the 52 weeks ended March 31, 2011 is an impairment charge of $8,825,000 related to a joint venture investment in Midland Empire Partners, LLC. The decline in the fair market value of the investment was considered other than temporary due to inadequate projected future cash flows.

        The Company's investment in RealD Inc. is an available-for-sale marketable equity security and is carried at fair value (Level 1). Unrealized gains and losses on available-for-sale securities are included in the Company's Consolidated Balance Sheets as a component of accumulated other comprehensive loss. See Note 7—Investments for further discussion of the Company's investment in RealD Inc.

        Goodwill:    Goodwill represents the excess of purchase price over fair value of net tangible and identifiable intangible assets related to acquisitions. The Company is not required to amortize goodwill as a charge to earnings; however, the Company is required to conduct an annual review of goodwill for impairment.

        The Company's recorded goodwill was $1,953,686,000 as of March 29, 2012 and March 31, 2011. The Company evaluates goodwill and its trademarks for impairment annually as of the beginning of the fourth fiscal quarter or more frequently as specific events or circumstances dictate. The Company's goodwill is recorded in its Theatrical Exhibition operating segment, which is also the reporting unit for purposes of evaluating recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value the Company is required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The Company performed its annual impairment analysis during the fourth quarter of fiscal 2012 and elected to early adopt Accounting Standards Update ("ASU") No. 2011-08, Intangibles—Goodwill and Other (Topic 350)—Testing Goodwill for Impairment, ("ASU 2011-08") in the fourth quarter of fiscal 2012. Under this amendment, the Company has an option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of its reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test, as described in ASC 350-20. During the fourth quarter of fiscal 2012, the Company assessed qualitative factors and reached a determination that it is not more likely than not that the fair value of the Company's reporting unit is less than its carrying value, and therefore, no impairment charge was incurred.

        During fiscal 2011, the Company determined fair value by using an enterprise valuation methodology determined by applying multiples to cash flow estimates less net indebtedness, which the Company believes is an appropriate method to estimate fair value. There is considerable management judgment with respect to cash flow estimates and appropriate multiples and discount rates to be used in determining fair value and such management estimates fall under Level 3 within the fair value measurement hierarchy, see Note 16—Fair Value Measurements.

        Other Long-term Assets:    Other long-term assets are comprised principally of investments in partnerships and joint ventures, costs incurred in connection with the issuance of debt securities, which

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

are being amortized to interest expense over the respective lives of the issuances, and capitalized computer software, which is amortized over the estimated useful life of the software.

        Leases:    The majority of the Company's operations are conducted in premises occupied under lease agreements with initial base terms ranging generally from 15 to 20 years, with certain leases containing options to extend the leases for up to an additional 20 years. The Company does not believe that exercise of the renewal options are reasonably assured at the inception of the lease agreements and, therefore, considers the initial base term as the lease term. Lease terms vary but generally the leases provide for fixed and escalating rentals, contingent escalating rentals based on the Consumer Price Index not to exceed certain specified amounts and contingent rentals based on revenues with a guaranteed minimum.

        The Company records rent expense for its operating leases on a straight-line basis over the base term of the lease agreements commencing with the date the Company has "control and access" to the leased premises, which is generally a date prior to the "lease commencement date" in the lease agreement. Rent expense related to any "rent holiday" is recorded as operating expense, until construction of the leased premises is complete and the premises are ready for their intended use. Rent charges upon completion of the leased premises subsequent to the theatre opening date are expensed as a component of rent expense.

        Occasionally, the Company will receive amounts from developers in excess of the costs incurred related to the construction of the leased premises. The Company records the excess amounts received from developers as deferred rent and amortizes the balance as a reduction to rent expense over the base term of the lease agreement.

        The Company evaluates the classification of its leases following the guidance in ASC 840-10-25. Leases that qualify as capital leases are recorded at the present value of the future minimum rentals over the base term of the lease using the Company's incremental borrowing rate. Capital lease assets are assigned an estimated useful life at the inception of the lease that generally corresponds with the base term of the lease.

        Occasionally, the Company is responsible for the construction of leased theatres and for paying project costs that are in excess of an agreed upon amount to be reimbursed from the developer. ASC 840-40-05-5 requires the Company to be considered the owner (for accounting purposes) of these types of projects during the construction period and therefore is required to account for these projects as sale and leaseback transactions. As a result, the Company has recorded $40,655,000 and $42,190,000 as financing lease obligations for failed sale leaseback transactions on its Consolidated Balance Sheets related to these types of projects as of March 29, 2012 and March 31, 2011, respectively.

        Sale and Leaseback Transactions:    The Company accounts for the sale and leaseback of real estate assets in accordance with ASC 840-40. Losses on sale leaseback transactions are recognized at the time of sale if the fair value of the property sold is less than the undepreciated cost of the property. Gains on sale and leaseback transactions are deferred and amortized over the remaining base term of the lease.

        Impairment of Long-lived Assets:    The Company reviews long-lived assets, including definite-lived intangibles, investments in non-consolidated subsidiaries accounted for under the equity method,

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

marketable equity securities and internal use software for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company identifies impairments related to internal use software when management determines that the remaining carrying value of the software will not be realized through future use. The Company reviews internal management reports on a quarterly basis as well as monitors current and potential future competition in the markets where it operates for indicators of triggering events or circumstances that indicate potential impairment of individual theatre assets. The Company evaluates theatres using historical and projected data of theatre level cash flow as its primary indicator of potential impairment and considers the seasonality of its business when making these evaluations. The Company performs impairment analysis during the fourth quarter because Christmas and New Year's holiday results comprise a significant portion of the Company's operating cash flow and the actual results from this period, which are available during the fourth quarter of each fiscal year, are an integral part of the impairment analysis. Under these analyses, if the sum of the estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized in the amount by which the carrying value of the asset exceeds its estimated fair value. Assets are evaluated for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date for the fair value of furniture, fixtures and equipment. The expected disposal date does not exceed the remaining lease period unless it is probable the lease period will be extended and may be less than the remaining lease period when the Company does not expect to operate the theatre to the end of its lease term. The fair value of assets is determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows. The fair value of furniture, fixtures and equipment has been determined using similar asset sales and in some instances with the assistance of third party valuation studies. The discount rate used in determining the present value of the estimated future cash flows was based on management's expected return on assets during fiscal 2012.

        There is considerable management judgment necessary to determine the estimated future cash flows and fair values of the Company's theatres and other long-lived assets, and, accordingly, actual results could vary significantly from such estimates which fall under Level 3 within the fair value measurement hierarchy, see Note 16—Fair Value Measurements. During fiscal 2012, the Company recognized non-cash impairment losses of $20,788,000 related to long-term assets. The Company recognized an impairment loss of $285,000 on three theatres with 33 screens (in Arkansas, Maryland and Utah), which was related to property, net. The Company adjusted the carrying value of a joint venture investment, resulting in an impairment charge of $2,742,000. The Company also adjusted the carrying value of a common stock investment in RealD Inc., resulting in an impairment charge of $17,751,000.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Impairment losses in the Consolidated Statements of Operations are included in the following captions:

(In thousands)	52 weeks Ended March 29, 2012	52 weeks Ended March 31, 2011	52 weeks Ended April 1, 2010
Impairment of long-lived assets	$285	$12,779	$3,765
Equity in (earnings) losses of non-consolidated entities	2,742	8,825	—
Investment loss (income)	17,751	—	—

Total impairment losses	$20,778	$21,604	$3,765

        Foreign Currency Translation:    Operations outside the United States are generally measured using the local currency as the functional currency. Assets and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average rates of exchange. The resultant translation adjustments are included in foreign currency translation adjustment, a separate component of accumulated other comprehensive loss. Gains and losses from foreign currency transactions, except those intercompany transactions of a long-term investment nature, are included in net earnings (loss).

        Earnings (loss) per Share:    Basic earnings (loss) per share is computed by dividing net earnings (loss) by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share includes the effects of outstanding stock options, if dilutive.

        The following table sets forth the computation of basic and diluted earnings (loss) from continuing operations per common share:

(In thousands, except per share data)	52 weeks Ended March 29, 2012	52 weeks Ended March 31, 2011	52 weeks Ended April 1, 2010
Numerator:
Earnings (loss) from continuing operations	$(94,073)	$(174,873)	$87,445

Denominator:
Shares for basic earnings (loss) per common share	1,279.14	1,278.92	1,278.82
Stock options	—	—	2.60

Shares for diluted earnings per common share	1,279.14	1,278.92	1,281.42

Basic earnings (loss) from continuing operations per common share	$(73.54)	$(136.73)	$68.38

Diluted earnings (loss) from continuing operations per common share	$(73.54)	$(136.73)	$68.24

        Options to purchase 35,678.2 and 35,684.2 shares of common stock at a weighted average exercise price of $450 per share and 5,366 and 5,372 shares of nonvested restricted stock were outstanding

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

during the years ended March 29, 2012 and March 31, 2011, respectively, but were not included in the computations of diluted earnings per share since the shares were anti-dilutive. Options to purchase 10,830.71809 shares of common stock at a weighted average exercise price of $491 per share were outstanding during the year ended April 1, 2010, but were not included in the computations of diluted earnings per share since the options were anti-dilutive.

        Pro forma Stockholders' equity and loss per share (Unaudited):    The pro forma effect of the conversion of various classes of common stock to common stock and expected payment of $21,969,000 pursuant to our Management Agreement have been reflected in the accompanying pro forma information as of and for the period ended March 29, 2012 as a dividend. Prior to consummating this offering, Parent intends to reclassify each share of its existing Class A common stock, Class N common stock and Class L common stock. Pursuant to the reclassification, which is being treated in a manner similar to a stock split, each holder of shares of Class A common stock, Class N common stock and Class L common stock will receive                         shares of common stock for one share of Class A common stock, Class L common stock or Class N common stock. Pro forma per share data also gives effect to an increase of                         shares which, when multiplied by an assumed offering price of per share (the mid-point of the estimated offering price range set forth on the cover page of this prospectus), would be sufficient to replace the expected payment of $21,969,000 pursuant to our Management Agreement.

        Stock-based Compensation:    The options and restricted stock have been accounted for using the fair value method of accounting for stock-based compensation arrangements, and the Company has valued the options using the Black-Scholes formula and has elected to use the simplified method for estimating the expected term of "plain vanilla" share option grants as it does not have enough historical experience to provide a reasonable estimate. See Note 10—Stockholders' Equity for further information.

        Income and Operating Taxes:    The Company accounts for income taxes in accordance with ASC 740-10. Under ASC 740-10, deferred income tax effects of transactions reported in different periods for financial reporting and income tax return purposes are recorded by the asset and liability method. This method gives consideration to the future tax consequences of deferred income or expense items and recognizes changes in income tax laws in the period of enactment. The statement of operations effect is generally derived from changes in deferred income taxes on the balance sheet.

        Casualty Insurance:    For fiscal 2012, the Company was self-insured for general liability up to $500,000 per occurrence and carried a $400,000 deductible limit per occurrence for workers compensation claims. Effective April 1, 2011, the Company is self-insured for general liability up to $1,000,000 per occurrence and carries a $500,000 deductible limit per occurrence for workers compensation claims. The Company utilizes actuarial projections of its ultimate losses to calculate its reserves and expense. The actuarial method includes an allowance for adverse developments on known claims and an allowance for claims which have been incurred but which have not yet been reported. As of March 29, 2012 and March 31, 2011, the Company had recorded casualty insurance reserves of $15,163,000 and $14,420,000, respectively, net of estimated insurance recoveries. The Company recorded expenses related to general liability and workers compensation claims of $12,900,000, $12,398,000 and $11,363,000 for the periods ended March 29, 2012, March 31, 2011 and April 1, 2010, respectively.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Other Expense (Income):    The following table sets forth the components of other expense (income):

	Fifty-two Weeks Ended
(In thousands)	March 29, 2012	March 31, 2011	April 1, 2010
(Gain) loss on extinguishment of Parent Term Loan Facility	$510	$—	$(85,234)
Loss on redemption of 12% Senior Discount Notes due 2014	—	14,840	—
Loss on redemption of 8 5/8% Senior Notes due 2012	—	—	11,276
Loss on redemption of 11% Senior Subordinated Notes due 2016	—	24,332	—
Loss on redemption and modification of Senior Secured Credit Facility Term	383	3,656	—
Loss on redemption of 8% Senior Subordinated Notes due 2014	640	—	—
Other expense (income)	432	(141)	(244)

Other expense (income)	$1,965	$42,687	$(74,202)

        New Accounting Pronouncements:    In September 2011, the Financial Accounting Standards Board ("FASB") issued ASU 2011-08, Intangibles-Goodwill and Other (Topic 350)—Testing Goodwill for Impairment. Under this amendment, an entity will have an option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. ASU 2011-08 will be effective for the goodwill impairment test performed for fiscal years beginning after December 15, 2011. Early adoption is permitted. The Company adopted ASU 2011-08 in the fourth quarter of fiscal 2012 and the adoption of ASU 2011-08 did not have a material impact on the Company's consolidated financial position, cash flows, or results of operations. For further information, see Goodwill within Note 1—The Company and Significant Accounting Policies.

        In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220)—Presentation of Comprehensive Income, ("ASU 2011-05"). This ASU provides companies with an option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two-separate but consecutive statements. This ASU will eliminate the option of presenting the components of other comprehensive income as part of the statement of changes in stockholder's equity. In December 2011, the FASB issued ASU No. 2011-12, Comprehensive Income (Topic 220)—Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standard Update No. 2011-05, ("ASU 2011-12"), which defers the requirement within ASU 2011-05 to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. During the deferral entities should continue

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect prior to the issuance of ASU 2011-05. ASU 2011-05 and the deferrals in ASU 2011-12 will be effective for fiscal years and interim periods within those years, beginning after December 15, 2011 with retrospective application required. The Company will adopt these accounting standard updates as of the beginning of fiscal 2013 and include the presentation requirements in its consolidated financial statements as of the first quarter of fiscal 2013.

        In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurements (Topic 820)—Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs, ("ASU 2011-04"). This ASU will require disclosures regarding transfers between Level 1 and Level 2 of the fair value hierarchy, disclosures about the sensitivity of a fair value measurement categorized within Level 3 of the fair value hierarchy, and the categorization by level of the fair value hierarchy for items that are not measured at fair value in the statement of financial position, but for which the fair value of such items is required to be disclosed. ASU 2011-04 will be effective during interim and annual periods beginning after December 15, 2011 and is effective for the Company as of the beginning of fiscal 2013. Early adoption is not permitted. The Company will include the disclosures required in its notes to its consolidated financial statements, effective in the first quarter of fiscal year 2013.

        Subsequent Events:    The Company has evaluated subsequent events through July 6, 2012.

NOTE 2—ACCOUNTING CHANGES

        Prior to the fourth quarter of fiscal 2012, the Company recognized breakage income when gift card redemptions were deemed remote and the Company determined that there was no legal obligation to remit the unredeemed gift cards to the relevant tax jurisdiction ("Remote Method"), which, based on historical information, the Company concluded to be 18 months after the gift card was issued. At the end of the fourth quarter of fiscal 2012, the Company concluded it had accumulated a sufficient level of historical data from a large pool of homogeneous transactions to allow management to reasonably and objectively determine an estimated gift card breakage rate and the pattern of actual gift card redemptions. Accordingly, the Company changed its method for recognizing gift card breakage income to recognize breakage income and derecognize the gift card liability for unredeemed gift cards in proportion to actual redemptions of gift cards ("Proportional Method"). The Company believes the Proportional Method is preferable to the Remote Method as it better reflects the gift card earnings process resulting in the recognition of gift card breakage income over the period of gift card redemptions (i.e., over the performance period). The Company will continue to review historical gift card redemption information at each reporting period to assess the continued appropriateness of the gift card breakage rates and pattern of redemption.

        In accordance with ASC 250, Accounting Changes and Error Corrections, the Company concluded that this accounting change represented a change in accounting estimate effected by a change in accounting principle and accordingly, accounted for the change as a change in estimate following a cumulative catch-up method. As a result, the cumulative catch-up adjustment recorded at the end of the fourth quarter of fiscal 2012 resulted in an additional $14,969,000 of gift card breakage income under the Proportional Method. Inclusive of this cumulative catch-up, the Company recognized $32,633,000 of gift card breakage income in fiscal 2012. Gift card breakage income presented in other

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 2—ACCOUNTING CHANGES (Continued)

theatre revenues that was previously presented in other income during the fiscal years ended March 31, 2011 and April 1, 2010 was $14,131,000 and $13,591,000, respectively.

        Additionally, concurrent with the accounting change discussed above, the Company changed the presentation of gift card breakage income from other income to other theatre revenues in the Consolidated Statements of Operations during fiscal 2012, with conforming changes made for all prior periods presented. The Company believes newly adopted presentation of gift card breakage income is preferable in the circumstances because breakage is an expected revenue stream to be earned at the time the cards are issued and is a key element and consideration of the profitability of their gift card sale program, and because it makes the Company's statements more comparable to its primary competitors.

NOTE 3—ACQUISITION

        On May 24, 2010, the Company completed the acquisition of substantially all of the assets (92 theatres and 928 screens) of Kerasotes Showplace Theatres, LLC ("Kerasotes"). Kerasotes operated 95 theatres and 972 screens in mid-sized, suburban and metropolitan markets, primarily in the Midwest. More than three quarters of the Kerasotes theatres feature stadium seating and almost 90 percent have been built since 1994. The Company acquired Kerasotes based on their highly complementary geographic presence in certain key markets. Additionally, the Company expects to realize synergies and cost savings related to the Kerasotes acquisition as a result of moving to the Company's operating practices, decreasing costs for newspaper advertising and concessions and general and administrative expense savings, particularly with respect to the consolidation of corporate related functions and elimination of redundancies. The purchase price for the Kerasotes theatres paid in cash at closing was $276,798,000, net of cash acquired, and was subject to working capital and other purchase price adjustments as described in the Unit Purchase Agreement. The Company paid working capital and other purchase price adjustments of $3,808,000 during the second quarter of fiscal 2011, based on the final closing date working capital and deferred revenue amounts, and has included this amount as part of the total purchase price.

        The acquisition of Kerasotes is being treated as a purchase in accordance with Accounting Standards Codification, ("ASC") 805, Business Combinations, which requires allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the transaction. The allocation of purchase price is based on management's judgment after evaluating several factors, including bid prices

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 3—ACQUISITION (Continued)

from potential buyers and a valuation assessment. The following is a summary of the final allocation of the purchase price:

(In thousands)	Total
Cash	$809
Receivables, net(1)	3,832
Other current assets	13,428
Property, net	201,520
Intangible assets, net(2)	17,387
Goodwill(3)	119,874
Other long-term assets	4,531
Accounts payable	(13,538)
Accrued expenses and other liabilities	(12,439)
Deferred revenues and income	(1,806)
Capital and financing lease obligations	(12,583)
Other long-term liabilities(4)	(39,600)

Total estimated purchase price	$281,415

(1)
Receivables consist of trade receivables recorded at fair value. The Company did not acquire any other class of receivables as a result of the acquisition of Kerasotes.

(2)
Intangible assets consist of certain Kerasotes' trade names, a non-compete agreement, and favorable leases. See Note 6—Other Intangible Assets for further information.

(3)
Goodwill arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations. Amounts recorded for goodwill are not subject to amortization and are expected to be deductible for tax purposes.

(4)
Other long-term liabilities consist of certain theatre and ground leases that have been identified as unfavorable.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 3—ACQUISITION (Continued)

        During the fifty-two weeks ended March 31, 2011, the Company incurred acquisition-related costs for Kerasotes of approximately $12,600,000, which are included in general and administrative expense: merger, acquisition and transaction costs in the Consolidated Statements of Operations.

        In connection with the acquisition of Kerasotes, the Company divested of seven Kerasotes theatres with 85 screens as required by the Antitrust Division of the United States Department of Justice. The Company also sold the Kerasotes digital projector systems, one vacant theatre that had previously been closed by Kerasotes, and closed another Kerasotes theatre. Proceeds from the divested and closed theatres and other property exceeded the carrying amount by approximately $10,945,000, which was recorded as a reduction to goodwill.

        The Company was also required by the Antitrust Division of the United States Department of Justice to divest of four AMC theatres with 57 screens. The Company recorded a gain on disposition of assets of $10,056,000 for one divested AMC theatre with 14 screens during the fifty-two weeks ended March 31, 2011, which reduced operating expenses by approximately $10,056,000. Additionally, the Company acquired two theatres with 26 screens that were received in exchange for three of the AMC theatres with 43 screens. The Company recorded revenues of approximately $225,200,000 from May 24, 2010 through March 31, 2011 resulting from the acquisition of Kerasotes, and recorded operating costs and expenses of approximately $237,500,000, including $30,900,000 of depreciation and amortization and $12,600,000 of merger, acquisition and transaction costs. The Company recorded $934,000 of other expense related to Kerasotes.

        The unaudited pro forma financial information presented below sets forth the Company's historical statements of operations for the periods indicated and gives effect to the acquisition as if the business combination and required divestitures had occurred as of the beginning of fiscal 2010. Such information is presented for comparative purposes to the Consolidated Statements of Operations only and does not purport to represent what the Company's results of operations would actually have been had these

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 3—ACQUISITION (Continued)

transactions occurred on the date indicated or to project its results of operations for any future period or date.

(In thousands)	52 Weeks Ended Pro forma March 31, 2011	52 Weeks Ended Pro forma April 1, 2010
	(unaudited)	(unaudited)
Revenues
Admissions	$1,716,426	$1,889,149
Concessions	672,761	727,481
Other theatre	75,921	80,716

Total revenues	2,465,108	2,697,346

Operating Costs and Expenses
Film exhibition costs	897,590	1,021,725
Concession costs	84,616	82,717
Operating expense	729,833	680,638
Rent	480,016	479,290
General and administrative:
Merger, acquisition and transaction costs*	16,838	2,578
Management fee	5,000	5,000
Other	59,808	75,241
Depreciation and amortization	216,095	214,382
Impairment of long-lived assets	12,779	3,765

Operating costs and expenses	2,502,575	2,565,336

Operating income (loss)	(37,467)	132,010
Other expense (income)
Other expense (income)	42,687	(74,202)
Interest expense
Corporate borrowings	177,459	168,439
Capital and financing lease obligations	6,370	6,768
Equity in earnings of non-consolidated entities	(17,178)	(30,300)
Gain on NCM transactions	(64,441)	—
Investment income	(491)	(89)

Total other expense	144,406	70,616

Earnings (loss) from continuing operations before income taxes	(181,873)	61,394
Income tax provision (benefit)	(1,450)	(32,500)

Earnings (loss) from continuing operations	(180,423)	93,894
Earnings (loss) from discontinued operations, net of income taxes	569	(7,534)

Net earnings (loss)	$(179,854)	$86,360

*
Primarily represents non-recurring transaction costs for the acquisition and related transactions.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 3—ACQUISITION (Continued)

	52 Weeks Ended Pro forma March 31, 2011	52 Weeks Ended Pro forma April 1, 2010
	(unaudited)	(unaudited)
Average Screens—continuing operations(1)	5,173	5,271

(1)
Includes consolidated theatres only.

NOTE 4—DISCONTINUED OPERATIONS

        On December 29, 2008, the Company sold all of its interests in Cinemex, which then operated 44 theatres with 493 screens primarily in the Mexico City Metropolitan Area, to Entretenimiento GM de Mexico S.A. de C.V. ("Entretenimiento"). The purchase price received at the date of the sale and in accordance with the Stock Purchase Agreement was $248,141,000. During the year ended April 1, 2010, the Company received payments of $4,315,000 for purchase price related to tax payments and refunds, and a working capital calculation and post closing adjustments. During the years ended March 29, 2012 and March 31, 2011, the Company received payments, net of legal fees, of $114,000 and $1,840,000, respectively, of the purchase price related to tax payments and refunds. Additionally as of March 29, 2012, the Company estimates that it is contractually entitled to receive an additional $6,602,000 of the purchase price related to tax payments and refunds. While the Company believes it is entitled to these amounts from Cinemex, the collection will require litigation, which was initiated by the Company on April 30, 2010. Resolution could take place over a prolonged period. In fiscal 2010, as a result of the litigation, the Company established an allowance for doubtful accounts related to this receivable and further directly charged off certain amounts as uncollectible with an offsetting charge of $8,861,000 recorded to loss on disposal included as a component of discontinued operations. The Company does not have any significant continuing involvement in the operations of the Cinemex theatres after the disposition. The results of operations of the Cinemex theatres have been classified as discontinued operations for all periods presented.

        Components of amounts reflected as earnings (loss) from discontinued operations in the Company's Consolidated Statements of Operations are presented in the following table:

Statements of operations data:

(In thousands)	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010
Operating Costs and Expenses
Loss (gain) on disposal	$25	$(569)	$7,534

Operating costs and expenses	25	(569)	7,534

Operating income (loss)	(25)	569	(7,534)

Earnings (loss) before income taxes	(25)	569	(7,534)
Income tax provision	—	—	—

Net earnings (loss) from discontinued operations	$(25)	$569	$(7,534)

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 5—PROPERTY

        A summary of property is as follows:

(In thousands)	March 29, 2012	March 31, 2011
Property owned:
Land	$50,134	$51,161
Buildings and improvements	184,420	184,671
Leasehold improvements	898,916	884,214
Furniture, fixtures and equipment	1,309,969	1,338,915

	2,443,439	2,458,961
Less—accumulated depreciation and amortization	1,573,608	1,515,466

	869,831	943,495

Property leased under capital leases:
Buildings and improvements	32,503	33,864
Less—accumulated amortization	18,637	18,637

	13,866	15,227

	$883,697	$958,722

        Property is recorded at cost or fair value, in the case of property resulting from acquisitions. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes. The estimated useful lives for leasehold improvements reflect the shorter of the base terms of the corresponding lease agreements or the expected useful lives of the assets. The estimated useful lives are as follows:

Buildings and improvements	5 to 40 years
Leasehold improvements	1 to 20 years
Furniture, fixtures and equipment	1 to 10 years

        Expenditures for additions (including interest during construction) and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are included in operating expense in the accompanying Consolidated Statements of Operations.

        Depreciation expense was $186,147,000, $182,939,000 and $163,506,000 for the periods ended March 29, 2012, March 31, 2011, and April 1, 2010, respectively.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 6—OTHER INTANGIBLE ASSETS

        Activity of other intangible assets is presented below:

		March 29, 2012		March 31, 2011
(In thousands)	Remaining Useful Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable Intangible Assets:
Favorable leases	1 to 9 years	$108,177	$(63,683)	$110,231	$(55,227)
Guest frequency program	1 year	46,000	(44,206)	46,000	(41,906)
Loews' trade name	—	2,300	(2,300)	2,300	(2,300)
Loews' management contracts	10 to 19 years	35,400	(29,931)	35,400	(29,570)
Non-compete agreement	3 years	6,406	(2,365)	6,406	(1,084)
Other intangible assets	10 years	13,309	(13,139)	13,309	(13,122)

Total, amortizable		$211,592	$(155,624)	$213,646	$(143,209)

Unamortized Intangible Assets:
AMC trademark		$74,000		$74,000
Kerasotes trade names		5,056		5,056

Total, unamortizable		$79,056		$79,056

        Amortization expense associated with the intangible assets noted above is as follows:

(In thousands)	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010
Recorded amortization	$14,469	$14,652	$13,934

        Estimated amortization expense for the next five fiscal years for intangible assets is projected below:

(In thousands)	2013	2014	2015	2016	2017
Projected amortization expense	$11,663	$9,284	$8,427	$7,061	$6,400

NOTE 7—INVESTMENTS

        Investments in non-consolidated affiliates and certain other investments accounted for under the equity method generally include all entities in which the Company or its subsidiaries have significant influence, but not more than 50% voting control. Investments in non-consolidated affiliates as of March 29, 2012, include a 15.47% interest in National CineMedia, LLC ("NCM"), a 50% interest in two U.S. motion picture theatres and one IMAX screen, a 26.22% equity interest in Movietickets.com, Inc. ("MTC"), a 50% interest in Midland Empire Partners, LLC, a 29% interest in Digital Cinema Implementation Partners, LLC ("DCIP") and a 50% interest in Open Road Releasing, LLC, operator of Open Road Films, LLC ("ORF"). Indebtedness held by equity method investees is non-recourse to the Company.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 7—INVESTMENTS (Continued)

RealD Inc. Common Stock

        The Company holds an investment in RealD Inc. common stock, which is accounted for as an equity security, available for sale, and is recorded in the Consolidated Balance Sheets in other long-term assets at fair value (Level 1). Under its RealD Inc. motion picture license agreement, the Company received a ten-year option to purchase 1,222,780 shares of RealD Inc. common stock at approximately $0.00667 per share. The stock options vested in 3 tranches upon the achievement of screen installation targets and were valued at the underlying stock price at the date of vesting. At the date of exercise, the fair market value of the RealD Inc. common stock was recorded in other long-term assets with an offsetting entry recorded to other long-term liabilities as a deferred lease incentive. The aggregate deferred lease incentive recorded in other long-term liabilities was $27,586,000 and is being amortized on a straight-line basis over the remaining terms of the license agreements, which at the exercise dates, range from approximately 8.6 years to approximately 9.9 years, to reduce RealD license expense recorded in the statement of operations under operating expense. As of March 29, 2012, the unamortized deferred lease incentive balance included in other long-term liabilities was $23,768,000. Fair value adjustments of RealD Inc. common stock are recorded to other long-term assets with an offsetting entry to accumulated other comprehensive loss.

        The investment in RealD Inc. common stock had been in an unrealized loss position for approximately six months at December 29, 2011. The Company reviewed the unrealized loss for a possible other-than-temporary impairment and determined that the loss as of December 29, 2011 was other-than-temporary and recognized an impairment loss of $17,751,000 within investment expense (income), related to unrealized losses previously recorded in accumulated other comprehensive loss, as the Company has determined the decline in fair value below historical cost to be other-than-temporary. Consideration was given to the financial condition and near-term prospects of the issuer, the length of time and extent to which the fair value has been less than cost and the Company's intent and ability to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.

DCIP Transactions

        On March 10, 2010, DCIP completed its financing of $660.0 million for the deployment of digital projection systems to nearly 14,000 movie theatre screens across North America, including screens operated or managed by the Company, Cinemark Holdings, Inc. ("Cinemark") and Regal. At closing the Company contributed 342 projection systems that it owned to DCIP, which were recorded at estimated fair value as part of an additional investment in DCIP of $21,768,000. The Company also made cash investments in DCIP of $840,000 at closing and DCIP made a distribution of excess cash to the Company after the closing date and prior to fiscal 2010 year-end of $1,262,000. The Company recorded a loss on contribution of the 342 projection systems of $563,000, based on the difference between estimated fair value and the carrying value on the date of contribution. On March 26, 2010 the Company acquired 117 digital projectors from third party lessors for $6,784,000 and sold them together with seven digital projectors that it owned to DCIP for $6,570,000. The Company recorded a loss on the sale of these 124 systems to DCIP of $697,000. On September 20, 2010, the Company sold 29 digital projectors in a sale and lease back to DCIP from its Canadian theatres for $1,655,000 and incurred a loss of $110,000. On October 29, 2010, the Company sold 57 digital projectors from

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 7—INVESTMENTS (Continued)

Kerasotes theatres in a sale and leaseback to DCIP for $3,250,000, with no gain or loss recorded on the projectors. On March 31, 2011, DCIP completed additional financing of $220.0 million, which is expected to complete the deployment of nearly 15,000 digital projection systems in the U.S. and Canada, including screens owned or managed by the Company.

        The digital projection systems leased from DCIP and its affiliates replaced most of the Company's existing 35 millimeter projection systems. The Company adjusted its estimated depreciable lives for its existing equipment that will be replaced and has accelerated the depreciation of these existing 35 millimeter projection systems, based on the estimated digital projection system deployment timeframe. The net book value of our existing 35 millimeter projection systems was $1,400,000 as of March 29, 2012. We currently estimate that the projector systems scheduled to be replaced will be fully depreciated in fiscal 2013.

NCM Transactions

        On March 29, 2005, the Company along with Regal combined their screen advertising operations to form NCM. On July 15, 2005, Cinemark joined the NCM joint venture by contributing its screen advertising business. On February 13, 2007, National CineMedia, Inc. ("NCM, Inc."), a newly formed entity that now serves as the sole manager of NCM, closed its initial public offering, or IPO, of 42,000,000 shares of its common stock at a price of $21.00 per share.

        In connection with the completion of NCM, Inc.'s IPO, on February 13, 2007, the Company entered into the Third Amended and Restated Limited Liability Company Operating Agreement (the "NCM Operating Agreement") among the Company, Regal and Cinemark (the "Founding Members") and NCM, Inc.. Pursuant to the NCM Operating Agreement, the members are granted a redemption right to exchange common units of NCM for, at the option of NCM, Inc., NCM, Inc. shares of common stock on a one-for-one basis, or a cash payment equal to the market price of one share of NCM, Inc.'s common stock. Upon execution of the NCM Operating Agreement, each existing preferred unit of NCM held by the Founding Members was redeemed in exchange for $13.7782 per unit, resulting in the cancellation of each preferred unit. NCM used the proceeds of a new $725,000,000 term loan facility and $59,800,000 of net proceeds from the NCM, Inc. IPO to redeem the outstanding preferred units. The Company received approximately $259,347,000 in the aggregate for the redemption of all its preferred units in NCM. The Company received approximately $26,467,000 from selling common units in NCM to NCM, Inc. in connection with the exercise of the underwriters' over-allotment option in the NCM, Inc. IPO.

        Also in connection with the completion of NCM, Inc.'s IPO, the Company agreed to modify NCM's payment obligations under the prior Exhibitor Services Agreement ("ESA") in exchange for approximately $231,308,000. The ESA provides a term of 30 years for advertising and approximately five year terms (with automatic renewal provisions) for meeting event and digital programming services, and provides NCM with a five year right of first refusal for the services beginning one year prior to the end of the term. The ESA also changed the basis upon which the Company is paid by NCM from a percentage of revenues associated with advertising contracts entered into by NCM to a monthly theatre access fee. The theatre access fee is now composed of a fixed payment per patron and a fixed payment per digital screen, which increases by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. The

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 7—INVESTMENTS (Continued)

theatre access fee paid in the aggregate to the Founding Members will not be less than 12% of NCM's aggregate advertising revenue, or it will be adjusted upward to meet this minimum payment. Additionally, the Company entered into the First Amended and Restated Loews Screen Integration Agreement with NCM on February 13, 2007, pursuant to which the Company paid NCM an amount that approximated the EBITDA that NCM would have generated if it had been able to sell advertising in the Loews Cineplex Entertainment Corporation ("Loews") theatre chain on an exclusive basis commencing upon the completion of NCM, Inc.'s IPO, and NCM issued to AMC common membership units in NCM, increasing the Company's ownership interest to approximately 33.7%; such Loews payments were made quarterly until the former screen advertising agreements expired in fiscal 2009. The Loews Screen Integration payments totaling $15,982,000 have been paid in full in fiscal 2010. The Company is also required to purchase from NCM any on-screen advertising time provided to the Company's beverage concessionaire at a negotiated rate. In addition, the Company expects to receive mandatory quarterly distributions of excess cash from NCM. Immediately following the NCM, Inc. IPO, the Company held an 18.6% interest in NCM.

        As a result of NCM, Inc.'s IPO and debt financing, the Company recorded a change of interest gain of $132,622,000 and received distributions in excess of its investment in NCM related to the redemption of preferred and common units of $106,188,000. The Company reduced its investment in NCM to zero and recognized the change of interest gain and the excess distribution in earnings as it has not guaranteed any obligations of NCM and is not otherwise committed to provide further financial support for NCM.

        Annual adjustments to the common membership units are made pursuant to the Common Unit Adjustment Agreement dated as of February 13, 2007 between NCM, Inc. and the Founding Members. The Common Unit Adjustment Agreement was created to account for changes in the number of theatre screens operated by each of the Founding Members. Prior to fiscal 2011, each of the Founding Members has increased the number of screens it operates through acquisitions and newly built theatres. Since these incremental screens and increased attendance in turn provide for additional advertising revenues to NCM, NCM agreed to compensate the Founding Members by issuing additional common membership units to the Founding Members in consideration for their increased attendance and overall contribution to the joint venture. The Common Unit Adjustment Agreement also provides protection to NCM in that the Founding Members may be required to transfer or surrender common units to NCM based on certain limited events, including declines in attendance and the number of screens operated. As a result, each Founding Member's equity ownership interests are proportionately adjusted to reflect the risks and rewards relative to their contributions to the joint venture.

        The Common Unit Adjustment Agreement provides that transfers of common units are solely between the Founding Members and NCM. There are no transfers of units among the Founding Members. In addition, there are no circumstances under which common units would be surrendered by the Company to NCM in the event of an acquisition by one of the Founding Members. However, adjustments to the common units owned by one of the Founding Members will result in an adjustment to the Company's equity ownership interest percentage in NCM.

        Pursuant to the Company's Common Unit Adjustment Agreement, from time to time common units of NCM held by the Founding Members will be adjusted up or down through a formula ("Common Unit Adjustment"), primarily based on increases or decreases in the number of theatre

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 7—INVESTMENTS (Continued)

screens operated and theatre attendance generated by each Founding Member. The common unit adjustment is computed annually, except that an earlier common unit adjustment will occur for a Founding Member if its acquisition or disposition of theatres, in a single transaction or cumulatively since the most recent common unit adjustment, will cause a change of 2% or more in the total annual attendance of all of the Founding Members. In the event that a common unit adjustment is determined to be a negative number, the Founding Member shall cause, at its election, either (a) the transfer and surrender to NCM of a number of common units equal to all or part of such Founding Member's common unit adjustment or (b) pay to NCM an amount equal to such Founding Member's common unit adjustment calculated in accordance with the Common Unit Adjustment Agreement.

        Effective March 27, 2008, the Company received 939,853 common membership units of NCM as a result of the Common Unit Adjustment, increasing the Company's interest in NCM to 19.1%. The Company recorded the additional units received as a result of the Common Unit Adjustment at a fair value of $21,598,000, based on a price for shares of NCM, Inc. on March 26, 2008, of $22.98 per share, and as a new investment (Tranche 2 Investment), with an offsetting adjustment to deferred revenue. Effective May 29, 2008, NCM issued 2,913,754 common membership units to another Founding Member due to an acquisition, which caused a decrease in the Company's ownership share from 19.1% to 18.52%. Effective March 17, 2009, the Company received 406,371 common membership units of NCM as a result of the Common Unit Adjustment, increasing the Company's interest in NCM to 18.53%. The Company recorded these additional units at a fair value of $5,453,000, based on a price for shares of NCM, Inc. on March 17, 2009, of $13.42 per share, with an offsetting adjustment to deferred revenue. Effective March 17, 2010, the Company received 127,290 common membership units of NCM. As a result of the Common Unit Adjustment among the Founding Members, the Company's interest in NCM decreased to 18.23% as of April 1, 2010. The Company recorded the additional units received at a fair value of $2,290,000, based on a price for shares of NCM, Inc. on March 17, 2010, of $17.99 per share, with an offsetting adjustment to deferred revenue. Effective June 14, 2010 and with a settlement date of June 28, 2010, the Company received 6,510,209 common membership units in NCM as a result of an Extraordinary Common Unit Adjustment in connection with the Company's acquisition of Kerasotes. The Company recorded the additional units at a fair value of $111,520,000, based on a price for shares of NCM, Inc. on June 14, 2010, of $17.13 per share, with an offsetting adjustment to deferred revenue. As a result of the Extraordinary Common Unit Adjustment, the Company's interest in NCM increased to 23.05%.

        All of the Company's NCM membership units are redeemable for, at the option of NCM, Inc., cash or shares of common stock of NCM, Inc. on a share-for-share basis. On August 18, 2010, the Company sold 6,500,000 shares of common stock of NCM, Inc. in an underwritten public offering for $16.00 per share and reduced the Company's related investment in NCM by $36,709,000, the carrying amount of all shares sold. Net proceeds received on this sale were $99,840,000 after deducting related underwriting fees and professional and consulting costs of $4,160,000, resulting in a gain on sale of $63,131,000. In addition, on September 8, 2010, the Company sold 155,193 shares of NCM, Inc. to the underwriters to cover over-allotments for $16.00 per share and reduced the Company's related investment in NCM by $867,000, the carrying amount of all shares sold. Net proceeds received on this sale were $2,384,000 after deducting related underwriting fees and professional and consulting costs of $99,000, resulting in a gain on sale of $1,517,000. As a result of the membership unit conversions and sales, the Company's ownership interest in NCM was reduced to 17.02% as of September 30, 2010.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 7—INVESTMENTS (Continued)

        Effective March 17, 2011, the Company was notified by NCM that its Common Unit Adjustment Agreement was determined to be a negative number. The Company elected to surrender 1,479,638 common membership units to satisfy the Common Unit Adjustment, leaving it with 17,323,782 units, or a 15.66% ownership interest in NCM as of March 31, 2011. The Company recorded the surrendered common units as a reduction to deferred revenues for exhibitor services agreement at fair value of $25,361,000, based on a price per share of NCM, Inc. of $17.14 on March 17, 2011, and recorded the reduction of the Company's NCM investment at weighted average cost for Tranche 2 Investments of $25,568,000, resulting in a loss on the surrender of the units of $207,000. The gain from the NCM, Inc. stock sales and the loss from the surrendered NCM common units are reported as Gain from NCM transactions on the Consolidated Statements of Operations. As a result of theatre closings and a related decline in attendance, the NCM Common Unit Adjustment for calendar 2011 called for a reduction in common units. The Company elected to pay NCM $214,000 to retain 16,717 common units effective March 16, 2012. The amount paid to retain the units decreased the deferred revenues for exhibitor services agreement available for amortization to advertising income for future periods.

        The NCM, Inc. IPO and related transactions have the effect of reducing the amounts NCM, Inc. would otherwise pay in the future to various tax authorities as a result of an increase in its proportionate share of tax basis in NCM's tangible and intangible assets. On the IPO date, NCM, Inc. and the Founding Members entered into a tax receivable agreement. Under the terms of this agreement, NCM, Inc. will make cash payments to the Founding Members in amounts equal to 90% of NCM, Inc.'s actual tax benefit realized from the tax amortization of the intangible assets described above. For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing NCM, Inc.'s actual income and franchise tax liability to the amount of such taxes that NCM, Inc. would have been required to pay had there been no increase in NCM Inc.'s proportionate share of tax basis in NCM's tangible and intangible assets and had the tax receivable agreement not been entered into. The tax receivable agreement shall generally apply to NCM, Inc.'s taxable years up to and including the 30th anniversary date of the NCM, Inc. IPO and related transactions. Pursuant to the terms of the tax receivable agreement, the Company received payments of $3,796,000 from NCM, Inc. in fiscal year 2009 with respect to NCM, Inc.'s 2007 taxable year, in fiscal year 2010, the Company received payments of $8,788,000 with respect to NCM, Inc.'s 2008 and 2009 taxable year and in fiscal year 2011, the Company received $6,637,000 with respect to NCM, Inc.'s 2008 and 2010 taxable years. In fiscal 2012, the Company received $6,248,000 with respect to NCM, Inc.'s 2009, 2010 and 2011 taxable years. Distributions received under the tax receivable agreement from NCM, Inc. were recorded as additional proceeds received related to the Company's Tranche 1 or 2 Investments and were recorded in earnings in a similar fashion to the proceeds received from the NCM, Inc. IPO and the receipt of excess cash distributions.

        As of March 29, 2012, the Company owns 17,323,782 units or a 15.47% interest in NCM. As a founding member, the Company has the ability to exercise significant influence over the governance of NCM, and, accordingly accounts for its investment following the equity method. The fair market value of the units in National CineMedia, LLC was approximately $264,361,000 based on a price for shares of NCM, Inc. on March 29, 2012 of $15.26 per share.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 7—INVESTMENTS (Continued)

Related Party Transactions

        As of March 29, 2012 and March 31, 2011, the Company has recorded $1,909,000 and $1,708,000, respectively, of amounts due from NCM related to on-screen advertising revenue. As of March 29, 2012 and March 31, 2011, the Company had recorded $1,823,000 and $1,355,000, respectively, of amounts due to NCM related to the ESA. The Company recorded revenues for advertising from NCM of $24,351,000, $22,408,000 and $20,352,000 during the fiscal years ended March 29, 2012, March 31, 2011, and April 1, 2010, respectively. The Company recorded expenses related to its beverage advertising agreement with NCM of $13,447,000, $12,458,000 and $12,107,000 during fiscal years 2012, 2011, and 2010, respectively.

        As of March 29, 2012 and March 31, 2011, the Company has recorded $1,437,000 and $3,376,000, respectively, of amounts due from DCIP related to equipment purchases made on behalf of DCIP for the installation of digital projection systems. After the projectors are installed and the Company is reimbursed for its installation costs, the Company will make capital contributions to DCIP for projector and installation costs in excess of the cap ($68,000 per system for digital conversions). The Company pays equipment rent monthly and records the equipment rental expense on a straight-line basis including scheduled escalations of rent to commence after six and one-half years from the initial deployment date. The difference between the cash rent and straight-line rent is recorded to deferred rent, a long-term liability account. As of March 29, 2012 and March 31, 2011, the Company has recorded $5,003,000 and $1,471,000 of deferred rent, respectively. The Company recorded digital equipment rental expense of $6,969,000 and $2,975,000 during the fifty-two weeks ended March 29, 2012 and March 31, 2011, respectively.

        As of March 29, 2012, the Company has recorded $597,000 of amounts due from Open Road Films for promoted content and has recorded $1,843,000 of amounts payable for film rentals. The Company has incurred approximately $7,000,000 in film exhibition costs on titles distributed by Open Road Films during the fifty-two weeks ended March 29, 2012.

Summary Financial Information

        Investments in non-consolidated affiliates accounted for under the equity method as of March 29, 2012, include interests in National CineMedia, LLC ("NCM"), two U.S. motion picture theatres and one IMAX screen, Movietickets.com, Inc. ("MTC"), Midland Empire Partners, LLC, Digital Cinema Implementation Partners, LLC ("DCIP"), and Open Road Films.

        Condensed financial information of the Company's non-consolidated equity method investments is shown below. Amounts are presented under U.S. GAAP for the periods of ownership by the Company.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 7—INVESTMENTS (Continued)

Financial Condition:

	March 29, 2012
(In thousands)	NCM	Other	Total
Current assets	$84,700	$101,157	$185,857
Noncurrent assets	321,700	1,189,041	1,510,741
Total assets	406,400	1,290,198	1,696,598
Current liabilities	54,200	93,734	147,934
Noncurrent liabilities	864,000	1,028,647	1,892,647
Total liabilities	918,200	1,122,381	2,040,581
Stockholders' equity (deficit)	(511,800)	167,817	(343,983)
Liabilities and stockholders' deficit	406,400	1,290,198	1,696,598
The Company's recorded investment(1)	$71,517	$37,544	$109,061

	March 31, 2011
(In thousands)	NCM	Other	Total
Current assets	$70,582	$68,500	$139,082
Noncurrent assets	301,600	736,490	1,038,090
Total assets	372,182	804,990	1,177,172
Current liabilities	33,216	75,901	109,117
Noncurrent liabilities	847,482	593,477	1,440,959
Total liabilities	880,698	669,378	1,550,076
Stockholders' equity (deficit)	(508,516)	135,612	(372,904)
Liabilities and stockholders' deficit	372,182	804,990	1,177,172
The Company's recorded investment(1)	$74,551	$28,084	$102,635

(1)
Certain differences in the Company's recorded investment, for one U.S. motion picture theatre where it has a 50% interest, and its proportional ownership share resulting from the acquisition of the asset in a business combination where the investment was initially recorded at fair value, are amortized to equity in (earnings) or losses over the estimated useful life of approximately 20 years for the underlying building.

Operating Results:

	52 Weeks Ended March 29, 2012
(In thousands)	NCM	Other	Total
Revenues	$443,700	$215,240	$658,940
Operating costs and expenses	311,100	240,821	551,921
Net earnings (loss)	132,600	(25,581)	107,019
The Company's recorded equity in earnings (loss)	$28,489	$(15,930)	$12,559

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 7—INVESTMENTS (Continued)

	52 Weeks Ended March 31, 2011
(In thousands)	NCM	Other	Total
Revenues	$413,639	$85,539	$499,178
Operating costs and expenses	281,716	107,374	389,090
Net earnings (loss)	131,923	(21,835)	110,088
The Company's recorded equity in earnings	$32,851	$(15,673)	$17,178

	52 Weeks Ended April 1, 2010
(In thousands)	NCM	Other	Total
Revenues	$391,815	$40,736	$432,551
Operating costs and expenses	262,578	48,241	310,819
Net earnings (loss)	129,237	(7,505)	121,732
The Company's recorded equity in earnings (loss)	$34,436	$(4,136)	$30,300

        The Company reviews investments in non-consolidated subsidiaries accounted for under the equity method for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be fully recoverable. The Company reviews unaudited financial statements on a quarterly basis and audited financial statements on an annual basis for indicators of triggering events or circumstances that indicate the potential impairment of these investments as well as current equity prices for its investment in NCM and discounted projections of cash flows for certain of its other investees. Additionally, the Company has quarterly discussions with the management of significant investees to assist in the identification of any factors that might indicate the potential for impairment. In order to determine whether the carrying value of investments may have experienced an "other-than-temporary" decline in value necessitating the write-down of the recorded investment, the Company considers the period of time during which the fair value of the investment remains substantially below the recorded amounts, the investees financial condition and quality of assets, the length of time the investee has been operating, the severity and nature of losses sustained in current and prior years, a reduction or cessation in the investee's dividend payments, suspension of trading in the security, qualifications in accountant's reports due to liquidity or going concern issues, investee announcement of adverse changes, downgrading of investee debt, regulatory actions, changes in reserves for product liability, loss of a principal customer, negative operating cash flows or working capital deficiencies and the recording of an impairment charge by the investee for goodwill, intangible or long-lived assets. Once a determination is made that an other-than-temporary impairment exists, the Company writes down its investment to fair value.

        Included in equity in earnings of non-consolidated entities for the fifty-two weeks ended March 31, 2011 is an impairment charge of $8,825,000 related to a joint venture investment. The decline in the fair market value of the investment was considered other than temporary due to inadequate projected cash flows, the nature of losses sustained in current and prior years, negative operating cash flows and the length of time the investee has been operating. The decline in the fair market value of the investment was considered other than temporary due to competitive theatre builds. The impairment charges related to joint venture investments are included within equity in earnings of non-consolidated entities on the Consolidated Statements of Operations.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 7—INVESTMENTS (Continued)

        The Company recorded the following changes in the carrying amount of its investment in NCM and equity in earnings of NCM during the fifty-two weeks ended April 1, 2010, March 31, 2011, and March 29, 2012.

(In thousands)	Investment in NCM(1)	Deferred Revenue(2)	Due to NCM	Cash Received (Paid)	Equity in (Earnings) Losses	Advertising (Revenue)	(Gain) on NCM Transactions
Ending balance April 2, 2009	$26,733	$(253,164)	$(81)	$—	$—	$—	$—
Receipt under Tax Receivable Agreement	—	—	—	8,788	(8,788)	—	—
Receipt of Common Units	2,290	(2,290)	—	—	—	—	—
Receipt of excess cash distributions	(1,847)	—	—	25,827	(23,980)	—	—
Payments on Loews' Screen Integration Agreement	—	—	81	(81)	—	—	—
Receipt of tax credits	(1)	—	—	18	(17)	—	—
Change in interest loss(3)	(57)	—	—	—	57	—	—
Amortization of deferred revenue	—	3,132	—	—	—	(3,132)	—
Equity in earnings(4)	1,708	—	—	—	(1,708)	—	—

Ending balance April 1, 2010	$28,826	$(252,322)	$—	$34,552	$(34,436)	$(3,132)	$—

Receipt of Common Units(3)	$111,520	$(111,520)	$—	$—	$—	$—	$—
Exchange and sale of NCM stock(5)	(37,576)	—	—	102,224	—	—	(64,648)
Surrender of Common Units(6)	(25,568)	25,361	—	—	—	—	207
Receipt of excess cash distributions	(8,592)	—	—	28,843	(20,251)	—	—
Receipt under Tax Receivable Agreement(7)	(1,815)	—	—	6,637	(4,822)	—	—
Receipt of tax credits	(7)	—	—	22	(15)	—	—
Amortization of deferred revenue	—	4,689	—	—	—	(4,689)	—
Equity in earnings(4)	7,763	—	—	—	(7,763)	—	—

Ending balance March 31, 2011	$74,551	$(333,792)	$—	$137,726	$(32,851)	$(4,689)	$(64,441)

Receipt of excess cash distributions	$(6,444)	$—	$—	$25,275	$(18,831)	$—	$—
Receipt under Tax Receivable Agreement(7)	(1,840)	—	—	6,248	(4,408)	—	—
Payment to retain Common Units(8)	—	214	—	(214)	—	—	—
Amortization of deferred revenue	—	5,136	—	—	—	(5,136)	—
Equity in earnings(4)	5,250	—	—	—	(5,250)	—	—

Ending balance March 29, 2012	$71,517	$(328,442)	$—	$31,309	$(28,489)	$(5,136)	$—

(1)
The NCM common membership units held by the Company immediately following the NCM, Inc. IPO are carried at zero cost (Tranche 1 Investment). As provided under the Common Unit Adjustment Agreement dated as of February 13, 2007, the Company received additional NCM common membership units in fiscal 2010 and 2011, valued at $2,290,000 and $111,520,000, respectively (Tranche 2 Investments).

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 7—INVESTMENTS (Continued)

(2)
Represents the unamortized portion of the Exhibitors Services Agreement (ESA) modification payments received from NCM. Such amounts are being amortized to "Other theatre revenues" over a 30 year period ending in 2036, using a units-of-revenue method, as described in ASC 470-10-35 (formerly EITF 88-18, Sales of Future Revenues).

(3)
AMC's ownership share decreased from 19.1% to 18.52% effective May 29, 2008 due to NCM's issuance of 2,913,754 common membership units to another founding member due to an acquisition. In fiscal 2010, AMC's ownership share decreased to 18.23% due to the allocation of the annual Common Unit Adjustment.

(4)
Represents equity in earnings on the Tranche 2 Investments only.

(5)
All of the Company's NCM membership units are redeemable for, at the option of NCM, cash or shares of common stock of NCM, Inc. on a share-for-share basis. On August 18, 2010, the Company sold 6,500,000 shares of common stock of NCM, Inc. in an underwritten public offering for $16.00 per share and reduced the Company's related investment in NCM by $36,709,000, the carrying amount of all shares sold. Net proceeds received on this sale were $99,840,000 after deducting related underwriting fees and professional and consulting costs of $4,160,000, resulting in a gain on sale of $63,131,000. In addition, on September 8, 2010, the Company sold 155,193 shares of NCM, Inc. to the underwriters to cover over-allotments for $16.00 per share and reduced the Company's related investment in NCM by $867,000, the carrying amount of all shares sold. Net proceeds received on this sale were $2,384,000 after deducting related underwriting fees and professional and consulting costs of $99,000, resulting in a gain on sale of $1,517,000.

(6)
As a result of theatre dispositions and closings and a related decline in attendance, the NCM Common Unit Adjustment for calendar 2010 called for a reduction in common units. The Company elected to surrender 1,479,638 common units effective March 17, 2011 at a fair value of $25,361,000 and a weighted average cost basis for Tranche 2 Investments of $25,568,000, resulting in a loss of $207,000. The fair value of the units surrendered reduced the deferred revenues for exhibitor services agreement available for amortization to advertising income for future periods.

(7)
Distributions received under the Tax Receivable Agreement in fiscal 2011 and 2012, were allocated among the Tranche 1 Investment and the Tranche 2 Investments based on the ownership percentages as of the date of the related NCM, Inc. taxable year to which the distribution relates.

(8)
As a result of theatre closings and a related decline in attendance, the NCM Common Unit Adjustment for calendar 2011 called for a reduction in common units. The Company elected to pay NCM $214,000 to retain 16,717 common units effective March 16, 2012. The amount paid to retain the units decreased the deferred revenues for exhibitor services agreement available for amortization to advertising income for future periods.

Equity Method Accounting for Tranche 1 and Tranche 2 Investments in NCM

        Following the NCM IPO, the Company will not recognize undistributed equity in the earnings on the original NCM membership units (Tranche 1 Investment) until NCM's future net earnings, less distributions received, surpass the amount of the excess distribution. The Company will recognize equity in earnings only to the extent it receives cash distributions from NCM. The Company considers the excess distribution described above as an advance on NCM's future earnings and, accordingly, future earnings of NCM should not be recognized through the application of equity method accounting until such time as the Company's share of NCM's future earnings, net of distributions received, exceeds the excess distribution. The Company believes that the accounting model provided by ASC 323-10-35-22 for recognition of equity investee losses in excess of an investor's basis is analogous to the accounting for equity income subsequent to recognizing an excess distribution.

        The Company has received 7,983,723 additional units in NCM subsequent to the IPO as a result of Common Unit Adjustments received from March 27, 2008 through June 14, 2010 (Tranche 2

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 7—INVESTMENTS (Continued)

Investments). The Company follows the guidance in ASC 323-10-35-29 (formerly EITF 02-18, Accounting for Subsequent Investments in an Investee after Suspension of Equity Loss Recognition) by analogy, which also refers to AICPA Technical Practice Aid 2220.14. Both sets of literature indicate that if a subsequent investment is made in an equity method investee that has experienced significant losses, the investor must determine if the subsequent investment constitutes funding of prior losses. The Company concluded that the construction or acquisition of new theatres that has led to the Common Unit adjustments included in its Tranche 2 Investments equates to making additional investments in NCM. The Company has evaluated the receipt of the additional common units in NCM and the assets exchanged for the additional units and has determined that the right to use its incremental new screens would not be considered funding of prior losses. This determination was formed by considering that (i) NCM does not receive any additional funds from the Tranche 2 Investments, (ii) both NCM and AMC record their respective increases to Members' Equity and Investment at the same amount (fair value of the units issued), (iii) the additional investments result in additional ownership in NCM and (iv) the investments in additional common units are not subordinate to the other equity of NCM. As such, the additional common units received would be accounted for as a Tranche 2 Investment separate from the Company's initial investment following the equity method. The Company's Tranche 2 Investments correspond with the NCM Members' equity amounts in its capital account.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 8—SUPPLEMENTAL BALANCE SHEET INFORMATION

        Other assets and liabilities consist of the following:

(In thousands)	March 29, 2012	March 31, 2011
Other current assets:
Prepaid rent	$38,400	$38,250
Income taxes receivable	—	1,497
Prepaid insurance and other	14,582	12,191
Merchandise inventory	11,771	10,214
Deferred tax asset	14,300	18,000
Other	6,863	5,878

	$85,916	$86,030

Other long-term assets:
Investments in real estate	$10,721	$10,504
Deferred financing costs	32,347	32,195
Investments in equity method investees	109,061	102,635
Computer software	30,807	26,049
Deferred tax asset	57,700	54,000
Investment in RealD Inc. common stock	15,945	33,455
Other	4,720	5,214

	$261,301	$264,052

Accrued expenses and other liabilities:
Taxes other than income	$43,071	$44,456
Income taxes payable	496	—
Interest	39,660	37,231
Payroll and vacation	10,326	9,516
Current portion of casualty claims and premiums	7,266	6,043
Accrued bonus	12,132	6,164
Theatre and other closure	6,332	6,935
Accrued licensing and percentage rent	11,688	8,058
Current portion of pension and other benefits liabilities	1,217	1,292
Other	16,160	19,643

	$148,348	$139,338

Other long-term liabilities:
Unfavorable lease obligations	$125,772	$143,426
Deferred rent	126,224	112,762
Pension and other benefits	55,757	41,198
Deferred gain on sale and leaseback transactions	14,423	16,656
Deferred lease incentive	23,768	26,678
Tax liability	7,000	7,000
Casualty claims and premiums	10,344	10,299
Theatre and other closure	59,139	66,917
Other	4,402	7,503

	$426,829	$432,439

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 9—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS

        A summary of the carrying value of corporate borrowings and capital and financing lease obligations is as follows:

(In thousands)	March 29, 2012	March 31, 2011
Senior Secured Credit Facility-Term Loan due 2013	$—	$141,779
Senior Secured Credit Facility-Term Loan due 2016 (3.49% as of March 29, 2012)	470,343	474,096
Senior Secured Credit Facility-Term Loan due 2018 (4.25% as of March 29, 2012)	297,050	—
8% Senior Subordinated Notes due 2014	190,775	299,402
8.75% Senior Fixed Rate Notes due 2019	588,366	587,263
9.75% Senior Subordinated Notes due 2020	600,000	600,000
Parent Term Loan Facility (5.31% as of March 30, 2011)	—	209,568
Capital and financing lease obligations, 9% - 11.5%	62,220	65,675

	2,208,754	2,377,783
Less: current maturities	(61,846)	(9,955)

	$2,146,908	$2,367,828

        Minimum annual payments required under existing capital and financing lease obligations (net present value thereof) and maturities of corporate borrowings as of March 29, 2012 are as follows:

	Capital and Financing Lease Obligations
				Principal Amount of Corporate Borrowings
(In thousands) Fiscal Years	Minimum Lease Payments	Less Interest	Principal		Total
2013	$8,456	$5,649	$2,807	$59,039	$61,846
2014	8,107	5,378	2,729	150,005	152,734
2015	8,129	5,089	3,040	8,004	11,044
2016	8,235	4,760	3,475	8,004	11,479
2017	8,235	4,391	3,844	451,327	455,171
Thereafter	64,464	18,139	46,325	1,484,999	1,531,324

Total	$105,626	$43,406	$62,220	$2,161,378	$2,223,598

Senior Secured Credit Facility

        The Senior Secured Credit Facility is with a syndicate of banks and other financial institutions and, prior to the third amendment on December 15, 2010, had provided AMC Entertainment financing of up to $850,000,000, consisting of a $650,000,000 term loan facility with a maturity date of January 26, 2013 and a $200,000,000 revolving credit facility that matures in 2012. The revolving credit facility includes borrowing capacity available for letters of credit and for swingline borrowings on same-day notice.

        Third Amendment.    On December 15, 2010, the Company entered into a third amendment to its Senior Secured Credit Agreement dated as of January 26, 2006 to, among other things: (i) extend the

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 9—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

maturity of the term loans held by accepting lenders and to increase the interest rate with respect to such term loans, (ii) replace the Company's existing revolving credit facility (with higher interest rates and a longer maturity than the existing revolving credit facility), and (iii) amend certain of the existing covenants therein. The following are key terms of the amendment:

  •
  The term loan maturity was extended to December 15, 2016 (the "Term Loan due 2016") for the then aggregate principal amount of $476,597,000 held by lenders who consented to the amendment. The remaining then aggregate term loan principal amount of $142,528,000 (the "Term Loan due 2013") was scheduled to mature on January 26, 2013.

  •
  The amended five-year revolving credit facility includes a borrowing capacity of $192,500,000 through December 15, 2015 and is available for letters of credit and for swingline borrowings on same-day notice. The current applicable margin for borrowings under the revolving credit facility is 2.25% with respect to base rate borrowings and 3.25% with respect to LIBOR borrowings. The Company is required to pay an unused commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum. It will also pay customary letter of credit fees. As of March 29, 2012, AMC Entertainment had approximately $12,498,000 in outstanding letters of credit issued under the credit facility, leaving approximately $180,002,000 available to borrow against the revolving credit facility.

        The Company recorded a loss on the modification of the Senior Secured Credit Agreement of $3,656,000 in Other expense during the fifty-two weeks ended March 31, 2011, which included third party modification fees and other expenses of $3,289,000 and previously capitalized financing fees related to the revolving credit facility of $367,000. The Company capitalized deferred financing costs paid to creditors of $1,943,000 related to the modification of the Senior Secured Credit Agreement during the year ended March 31, 2011.

        Incremental Amendment.    On February 22, 2012, the Company entered into an amendment to its Senior Secured Credit Facility pursuant to which the Company borrowed term loans (the "Term Loan due 2018"), and used the proceeds, together with cash on hand, to fund the cash tender offer and redemption of the 8% Senior Subordinated Notes due 2014 and to repay the existing Term Loan due 2013. The Term Loan due 2018 was issued under the Senior Secured Credit Facility for $300,000,000 aggregate principal amount and the net proceeds received were $297,000,000. The issuance of the 1% discount is amortized to interest expense over the term of the loan. The Term Loan due 2018 requires repayments of principal of 1% per annum and the remaining principal payable upon maturity on February 22, 2018. The Company capitalized deferred financing costs paid to creditors of $5,157,000 related to the issuance of the Term Loan due 2018 during the year ended March 29, 2012. Concurrently with the Term Loan due 2018 borrowings on February 22, 2012, the Company redeemed all outstanding Term Loan due 2013 at a redemption price of 100% of the then outstanding aggregate principal balance of $140,657,000, plus accrued and unpaid interest. The Company recorded a loss on extinguishment of the Term Loan due 2013 in Other expense, due to previously capitalized deferred financing fees of $383,000, during the fifty-two weeks ended March 29, 2012.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 9—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

        Borrowings under the Senior Secured Credit Facility bear interest at a rate equal to an applicable margin plus, at the Company's option, either a base rate or LIBOR. The current applicable margin for borrowings under the Term Loan due 2016 is 3.25% with respect to LIBOR borrowings and the applicable margin for borrowings under the Term Loan due 2018 is 4.25%, which is based on LIBOR plus 3.25% and is subject to a 1.00% minimum LIBOR rate with respect to LIBOR borrowings. Prior to extinguishment, the Term Loan due 2013 bore interest at 2.021% on February 22, 2012, which was based on LIBOR plus 1.75%. The Company will repay $5,003,648 of the Term Loan due 2016 per annum through September 30, 2016, with any remaining balance due on December 15, 2016. The Term Loan due 2018 requires repayments of principal of $3,000,000 per annum and the remaining principal payable upon maturity on February 22, 2018. AMC Entertainment may voluntarily repay outstanding loans under the Senior Secured Credit Facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

        All obligations under the Senior Secured Credit Facility are guaranteed by each of AMC Entertainment's wholly-owned domestic subsidiaries. All obligations under the Senior Secured Credit Facility, and the guarantees of those obligations (as well as cash management obligations), are secured by substantially all of AMC Entertainment's assets as well as those of each subsidiary guarantor.

        The Senior Secured Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, AMC Entertainment's ability, and the ability of its subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness (including the notes); pay dividends and distributions or repurchase their capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; change in control of permitted holders, amend certain charter documents and material agreements governing subordinated indebtedness, including the 8% Senior Subordinated Notes due 2014, the 8.75% Senior Notes due 2019, and the 9.75% Senior Subordinated Notes due 2020; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries.

        In addition, the Senior Secured Credit Facility requires that AMC Entertainment and its subsidiaries maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The Senior Secured Credit Facility also contains certain customary affirmative covenants and events of default.

        AMCE is restricted, in certain circumstances, from paying dividends to Parent by the terms of the indentures governing its outstanding senior and subordinated notes and its Senior Secured Credit Facility.

Notes Due 2014

        On February 24, 2004, AMC Entertainment sold $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the "Notes due 2014"). AMC Entertainment applied the net proceeds from the sale of Notes due 2014, plus cash on hand, to redeem all outstanding $200,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2009 and $83,406,000 aggregate principal amount of its Notes due 2011. The Notes due 2014 bear interest at the rate of 8% per annum, payable in March and September. The Notes due 2014 are redeemable at the option of AMC

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 9—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

Entertainment, in whole or in part, at any time on or after March 1, 2009 at 104% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus in each case interest accrued to the redemption date. The Notes due 2014 are unsecured senior subordinated indebtedness and subordinated to all existing and future senior indebtedness of AMC Entertainment.

        In connection with the merger, in which the Company was acquired by Holdings in fiscal 2005, the carrying value of the Notes due 2014 was adjusted to fair value. As a result, a discount of $1,500,000 was recorded and will be amortized to interest expense over the remaining term of the notes.

        On February 7, 2012, the Company launched a cash tender offer to purchase up to $160,000,000 aggregate principal amount of its outstanding $300,000,000 aggregate principal amount of the 8% Senior Subordinated Notes due 2014 ("Notes due 2014"). On February 21, 2012, holders of $108,955,000 aggregate principal amount of the Notes due 2014 tendered pursuant to the cash tender offer. On February 22, 2012, the Company accepted for purchase $58,063,000 aggregate principal amount, plus accrued and unpaid interest of the Notes due 2014, for total consideration equal to (i) $972.50 per $1,000 in principal amount of notes validly tendered plus (ii) $30 per $1,000 in principal amount of the notes validly tendered. On March 7, 2012, the Company accepted for purchase the remaining $50,892,000 aggregate principal amount, plus accrued and unpaid interest of the Notes due 2014 tendered on February 21, 2012, for total consideration equal to (i) $972.50 per $1,000 in principal amount of notes validly tendered plus (ii) $30 per $1,000 in principal amount of the notes validly tendered. In addition, the Company accepted for purchase $10,000 aggregate principal amount, plus accrued and unpaid interest of Notes due 2014 tendered after February 21, 2012, for total consideration equal to $972.50 per $1,000 in principal amount of the notes validly tendered. The Company recorded a loss on extinguishment related to the cash tender offer and redeemed its Notes due 2014 of $640,000 in Other expense during the fifty-two weeks ended March 29, 2012, which included tender offer and consent fees paid to the holders of $213,000, write-off of a non-cash discount of $155,000, and other expenses of $272,000. On March 7, 2012, the Company announced its intent to redeem $51,035,000 aggregate principal amount of the Notes due 2014 at a price of $1,000 per $1,000 principal amount such that an aggregate of $160,000,000 of Notes due 2014 would be retired through the tender offer and redemption. On April 6, 2012, the Company completed the redemption of $51,035,000 aggregate principal amount of Notes due 2014 at a redemption price of 100% of the principal amount plus accrued and unpaid interest.

Notes Due 2016

        Concurrently with the 9.75% Senior Subordinated Notes due 2020 ("Notes due 2020") offering on December 15, 2010, the Company launched a cash tender offer and consent solicitation for any and all of its then outstanding $325,000,000 aggregate principal amount of the 11% Senior Subordinated Notes due 2016 (the "Notes due 2016") at a purchase price of $1,031 plus a $30 consent fee for each $1,000 of principal amount of outstanding Notes due 2016 validly tendered and accepted by the Company on or before the early tender date (the "Cash Tender Offer"). The Company used the net proceeds from the issuance of the Notes due 2020 on December 15, 2010 to pay the consideration for the Cash Tender Offer plus accrued and unpaid interest on $95,098,000 principal amount of Notes due 2016 validly tendered. The Company recorded a loss on extinguishment related to the Cash Tender Offer of

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 9—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

$7,631,000 in Other expense during the fifty-two weeks ended March 31, 2011, which included previously capitalized deferred financing fees of $1,681,000, a tender offer and consent fee paid to the holders of $5,801,000 and other expenses of $149,000. The Company redeemed the remaining $229,902,000 aggregate principal amount outstanding Notes due 2016 at a price of $1,055 per $1,000 principal amount on February 1, 2011 in accordance with the terms of the indenture. The Company recorded a loss on extinguishment related to the Cash Tender Offer of $16,701,000 in Other expense during the fifty-two weeks ended March 31, 2011, which included previously capitalized deferred financing fees of $3,958,000, a tender offer and consent fee paid to the holders of $12,644,000 and other expenses of $99,000.

Notes Due 2019

        On June 9, 2009, AMC Entertainment issued $600,000,000 aggregate principal amount of 8.75% Senior Notes due 2019 (the "Notes due 2019") issued under an indenture (the "Indenture"), with U.S. Bank National Association, as trustee. The Company applied the net proceeds from the sale of Notes due 2019 to redeem the then outstanding $250,000,000 aggregate principal amount of its 8 5/8% Senior Notes due 2012 (the "Fixed Notes due 2012"). On June 9, 2009, the Company redeemed $238,065,000 principal amount of the Fixed Notes due 2012 at a purchase price of $1,000 plus a $30 consent fee for each $1,000 of principal amount, plus accrued and unpaid interest, of the outstanding Fixed Notes due 2012 that were validly tendered and accepted by the Company on or before the early tender date (the "Cash Tender Offer"). The Company recorded a loss on extinguishment related to the Cash Tender Offer of $10,826,000 in Other expense during the fifty-two weeks ended April 1, 2010, which included previously capitalized deferred financing fees of $3,312,000, a consent fee paid to the holders of $7,142,000 and other expenses of $372,000. On August 15, 2009, the Company redeemed the remaining $11,935,000 of Fixed Notes due 2012 at a price of $1,021.56 per $1,000 principal in accordance with the terms of the indenture. The Company recorded a loss of $450,000 in Other expense related to the extinguishment of the remaining Fixed Notes due 2012 during the fifty-two weeks ended April 1, 2010, which included previously capitalized deferred financing fees of $157,000, consent fee paid to the holders of $257,000 and other expenses of $36,000.

        The Notes due 2019 bear interest at a rate of 8.75% per annum, payable on June 1 and December 1 of each year (commencing on December 1, 2009), and have a maturity date of June 1, 2019. The Notes due 2019 are redeemable at the Company's option in whole or in part, at any time on or after June 1, 2014 at 104.375% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after June 1, 2017, plus accrued and unpaid interest to the redemption date. In addition, AMC Entertainment may redeem up to 35% of the aggregate principal amount of the notes using net proceeds from certain equity offerings completed on or prior to June 1, 2012 at a redemption price of 108.75%. The Company capitalized deferred financing costs of $16,259,000 related to the issuance of the Notes due 2019 during the year ended April 1, 2010.

        The Notes due 2019 are general unsecured senior obligations of AMC Entertainment, fully and unconditionally guaranteed, jointly and severally, on a senior basis by each of AMC Entertainment's existing and future domestic restricted subsidiaries that guarantee AMC Entertainment's other indebtedness.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 9—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

        The indenture governing the Notes due 2019 contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets. It also contains provisions subordinating AMC Entertainment's obligations under the Notes due 2019 to AMC Entertainment's obligations under its Senior Secured Credit Facility and other senior indebtedness. The Notes due 2019 were issued at a 2.418% discount which is amortized to interest expense following the interest method over the term of the notes.

Notes Due 2020

        On December 15, 2010, the Company completed the offering of $600,000,000 aggregate principal amount of its 9.75% Senior Subordinated Notes due 2020 (the "Notes due 2020"). The Notes due 2020 mature on December 1, 2020, pursuant to an indenture dated as of December 15, 2010, among the Company, the Guarantors named therein and U.S. Bank National Association, as trustee (the "Indenture"). The Company will pay interest on the Notes due 2020 at 9.75% per annum, semi-annually in arrears on June 1 and December 1, commencing on June 1, 2011. The Company may redeem some or all of the Notes due 2020 at any time on or after December 1, 2015 at 104.875% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after December 1, 2018, plus accrued and unpaid interest to the redemption date. In addition, the Company may redeem up to 35% of the aggregate principal amount of the Notes due 2020 using net proceeds from certain equity offerings completed prior to December 1, 2013 at a redemption price of 109.75%. The Company capitalized deferred financing costs of $12,699,000 related to the issuance of Notes due 2020 during the year ended March 31, 2011. The Notes due 2020 are unsecured senior subordinated indebtedness and subordinated to all existing and future senior indebtedness of AMC Entertainment.

        The Indenture provides that the Notes due 2020 are general unsecured senior subordinated obligations of the Company and are fully and unconditionally guaranteed on a joint and several senior subordinated unsecured basis by all of its existing and future domestic restricted subsidiaries that guarantee its other indebtedness.

        The indenture governing the Notes due 2020 contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets.

        Each indenture relating to the Company's notes (Notes due 2014, Notes due 2019, and Notes due 2020) allows it to incur specified permitted indebtedness (as defined therein) without restriction. Each indenture also allows the Company to incur any amount of additional debt as long as it can satisfy the coverage ratio of each indenture, after giving effect to the event on a pro forma basis. Under the indenture for the Notes due 2014 (the Company's most restrictive indenture), the Company could borrow approximately $301,800,000 (assuming an interest rate of 10.0% per annum on the additional indebtedness) in addition to specified permitted indebtedness at March 29, 2012. If the Company cannot satisfy the coverage ratios of the indentures, generally the Company can incur, in addition to amounts borrowed under the Senior Secured Credit Facility, no more than $100,000,000 of new "permitted indebtedness" under the terms of the indentures relating to the Notes due 2014.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 9—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS (Continued)

        As of March 29, 2012, the Company was in compliance with all financial covenants relating to the Senior Secured Credit Facility, the Notes due 2014, the Notes due 2019, and the Notes due 2020.

Change of Control

        Upon a change of control (as defined in the indentures), AMCE would be required to make an offer to repurchase all of the outstanding Notes due 2014, Notes due 2019, and Notes due 2020 at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Sponsors are considered Permitted Holders as defined in each of the indentures and as such could create certain voting arrangements that would not constitute a change of control under the indentures.

Parent Term Loan Facility

        During fiscal 2012, Parent made payments to extinguish the remaining principal balance of its Parent Term Loan Facility due June 2012 of $160,921,000, plus accrued and unpaid interest.

NOTE 10—STOCKHOLDERS' EQUITY

        The Company's common stock consists of 256,085.61252 voting shares of Class L-1 Common Stock, par value $0.01 per share ("Class L-1 Common Stock"), 256,085.61252 voting shares of Class L-2 Common Stock, par value $0.01 per share ("Class L-2 Common Stock" and, together with the Class L-1 Common Stock, the "Class L Common Stock"), 382,475 voting shares of Class A-1 Common Stock, par value $0.01 per share (the "Class A-1 Common Stock"), 382,475 voting shares of Class A-2 Common Stock, par value $0.01 per share (the "Class A-2 Common Stock" and, together with the Class A-1 Common Stock, the "Class A Common Stock"), and 5,128.77496 nonvoting shares of Class N Common Stock, par value $0.01 per share (the Class N Common Stock"), such that (i) the former non-management stockholders of LCE Holdings, including the Bain Investors, the Carlyle Investors and the Spectrum Investors (collectively, the "Former LCE Sponsors"), hold all of the outstanding shares of Class L Common Stock, (ii) the pre-existing non-management stockholders of Holdings, including the JPMP Investors and the Apollo Investors (collectively, the "Pre-Existing Holdings Sponsors" and, the Pre-Existing Holdings Sponsors together with the Former LCE Sponsors, the "Sponsors") and other co-investors (the "Coinvestors"), held all of the outstanding shares of Class A Common Stock, and (iii) management stockholders of Holdings (the "Management Stockholders" and, together with the Sponsors and Coinvestors, the "Stockholders") hold all of the non-voting Class N Common Stock.

        The Class L Common Stock, Class A Common Stock and Class N Common Stock will automatically convert on a one-for-one basis into shares of Residual Common Stock, par value $0.01 per share, upon (i) written consent of each of the Sponsors or (ii) the completion of an initial public offering of capital stock of Parent, Holdings or AMCE (an "IPO").

        The issuance of the equity securities was exempt from registration under the Securities Act of 1933 and the rules promulgated thereunder (the "Securities Act") in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 10—STOCKHOLDERS' EQUITY (Continued)

Common Stock Rights and Privileges

        The Company's Class A-1 voting Common Stock, Class A-2 voting Common Stock, Class N nonvoting Common Stock, Class L-1 voting Common Stock and Class L-2 voting Common Stock entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions with respect to dividends. Additionally, each share of Class A Common Stock, Class L Common Stock and Class N Common Stock shall automatically convert into one share of Residual Common Stock on a one-for-one basis immediately prior to the consummation of an Initial Public Offering.

Stock-Based Compensation

        The Company has an amended and restated 2004 Stock Option Plan ("2004 Stock Option Plan") and 2010 Equity Incentive Plan. The Company has recorded stock-based compensation expense of $1,962,000, $1,526,000, and $1,384,000 within general and administrative: other during each of the fifty-two weeks ended March 29, 2012, March 31, 2011, and April 1, 2010, respectively. Compensation expense for stock options and restricted stock are recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award. The Company's financial statements reflect an increase to additional paid-in capital related to stock-based compensation for awards and all outstanding options of $1,962,000 and $1,526,000 during fiscal 2012 and 2011, respectively.

        As of March 29, 2012, there was approximately $4,412,000 of total estimated unrecognized compensation cost related to nonvested stock-based compensation arrangements under both the 2010 Equity Incentive Plan and the 2004 Stock Option Plan expected to be recognized over a weighted average 2.3 years.

2004 Stock Option Plan

        The Company has adopted a stock-based compensation plan that permits a maximum of 49,107.44681 options to be issued on Parent's stock under the 2004 Stock Option Plan. The stock options have a ten year term and generally step vest in equal amounts from one to three or five years from the date of the grant. Vesting may accelerate for a certain participant if there is a change of control (as defined in the employee agreement). All outstanding options have been granted to employees of the Company.

        The Company accounts for stock options using the fair value method of accounting and has elected to use the simplified method for estimating the expected term of "plain vanilla" share option grants, as it does not have enough historical experience to provide a reasonable estimate. The Company has valued the options granted during the fifty-two weeks ended April 1, 2010 using the Black-Scholes option pricing model, which included a valuation prepared by management on behalf of the Compensation Committee of the Board of Directors of Parent. This reflected market conditions as of May 28, 2009 which indicated a fair value price per share of the underlying shares of $339.59 per share, a purchase of 2,542 shares by Parent for $323.95 per share from the Company's former Chief Executive Officer pursuant to his Separation and General Release Agreement dated February 23, 2009 and a sale of 385.862 shares by Parent to the Company's current Chief Executive Officer pursuant to his Employment Agreement dated February 23, 2009 for $323.95 per share. See Assumptions Used to

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 10—STOCKHOLDERS' EQUITY (Continued)

Estimate Option Values below for further information regarding assumptions used in determining fair value.

        On July 8, 2010, the Board approved a grant of 1,023 non-qualified stock options to a certain employee of the Company under the amended and restated 2004 Stock Option Plan. These options vest ratably over 5 years with an exercise price of $752 per share. Expense for this award will be recognized on a straight-line basis over the vesting period. The estimated grant date fair value of the options granted on 1,023 shares was $300.91 per share, or $308,000, and was determined using the Black-Scholes option-pricing model. The option exercise price was $752 per share, and the estimated fair value of the shares was $752, resulting in $0 intrinsic value for the option grant. See 2010 Equity Incentive Plan below for further information regarding assumptions used in determining fair value.

        On July 23, 2010, the Board of Directors of Parent (the "Board") determined that the Company would no longer grant any awards of shares of common stock of Parent under the 2004 Stock Option Plan.

2010 Equity Incentive Plan

        On July 8, 2010, the Board and the stockholders of the Company approved the adoption of the AMC Entertainment Holdings, Inc. 2010 Equity Incentive Plan (the "Plan"). The Plan provides for grants of non-qualified stock options, incentive stock options, stock appreciation rights ("SARs"), restricted stock awards, other stock-based awards or performance-based compensation awards.

        Subject to adjustment as provided for in the Plan, (i) the aggregate number of shares of common stock of Parent available for delivery pursuant to awards granted under the Plan is 39,312 shares, (ii) the number of shares available for granting incentive stock options under the Plan will not exceed 19,652 shares and (iii) the maximum number of shares that may be granted to a participant each year is 7,862.

        On July 8, 2010, the Board approved the grants of 5,399 non-qualified stock options, 5,399 restricted stock (time vesting), and 5,404 restricted stock (performance vesting) to certain of its employees. On February 1, 2011, the Board approved the grants of 137 non-qualified stock options, 137 restricted stock (time vesting), and 138 restricted stock (performance vesting) to certain of its employees. The estimated fair value of the stock at the grant date of July 8, 2010 was approximately $752 per share. The common stock value of $752 per share was based upon a contemporaneous valuation reflecting market conditions on July 8, 2010, which was prepared by an independent third party valuation specialist, and was used to estimate grants of 6,167 options and 6,431 shares of restricted stock granted in July 2010. The third party valuation was reviewed by management and provided to the Company's board of directors and the Compensation Committee of the board of directors. In determining the fair market value of the common stock, the board of directors and the Compensation Committee of the board of directors considered the valuation report and other qualitative and quantitative factors that they considered relevant. The common stock value of $752 per share was used to estimate the fair value of each of the remaining grants of options and shares of restricted stock granted on each of August 2, 2010, December 23, 2010, March 22, 2011, and April 6, 2011 as the Company believed at the time of grant that the valuation reflected current market conditions on each of such grant dates. The Company believes that market conditions had not changed significantly over the course of these grant dates.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 10—STOCKHOLDERS' EQUITY (Continued)

        On June 22, 2011, the restricted stock (performance vesting) shares for fiscal 2012 were granted and the target was communicated following ASC 718-10-55-95. The grant date common stock value of $755 per share was based upon a contemporaneous valuation reflecting market conditions on June 22, 2011, which was prepared by an independent third party valuation specialist, and was used to estimate grant value of 1,346 shares of restricted stock (performance vesting) granted on June 22, 2011. The third party valuation was reviewed by management and provided to the Company's Board of Directors and the Compensation Committee of the Board of Directors. In determining the fair market value of the common stock, the Board of Directors and the Compensation Committee of the Board of Directors considered the valuation report and other qualitative and quantitative factors that they considered relevant.

        The award agreements under the Plan generally have the following features, subject to discretionary approval by Parent's compensation committee:

  •
  Non-Qualified Stock Option Award Agreement: The Board approved the grant of 5,536 stock options, of which 5,491 stock options have been granted. Twenty-five percent of the options will vest on each of the first four anniversaries of the date of grant; provided, however, that the options will become fully vested and exercisable if within one year following a Change of Control (as defined in the Plan), the participant's service is terminated by the Company without cause. The stock options have a ten year term from the date of grant. The estimated grant date fair value of the options granted on 5,491 shares was $293.72 per share, or $1,613,000, and was determined using the Black-Scholes option-pricing model. The option exercise price was $752 per share, and the estimated fair value of the shares was $752, resulting in $0 intrinsic value for the option grants.

  •
  Restricted Stock Award Agreement (Time Vesting): The Board approved the grant of 5,536 shares of restricted stock (time vesting), of which 5,491 shares have been granted. The restricted shares will become vested on the fourth anniversary of the date of grant; provided, however, that the restricted shares will become fully vested if within one year following a Change of Control, the participant's service is terminated by the Company without cause. The estimated grant date fair value for the 5,491 shares of restricted stock (time vesting) granted was $4,129,000, or approximately $752 per share.

  •
  Restricted Stock Award Agreement (Performance Vesting): The Board approved the grant of 5,542 shares of restricted stock (performance vesting), of which approximately 1,346 shares and 1,372 shares have been granted in fiscal 2012 and fiscal 2011, respectively. Approximately twenty-five percent of the total 5,542 restricted shares approved by the Board will be granted each year over a four-year period. Each grant has a vesting term of approximately one year upon the Company meeting certain pre-established annual performance targets; provided, however, that the restricted shares will become fully vested if within one year following a Change of Control, the participant's service is terminated by the Company without cause. The fiscal 2012 and fiscal 2011 performance targets were established at the grant date following ASC 718-10-55-95 and the estimated grant date fair values were $1,016,000 (or approximately $755 per share) and $1,032,000, (or approximately $752 per share), respectively. During the third quarter of each year, it was determined to be improbable for the Company to meet its pre-established annual performance target for fiscal 2012 and fiscal 2011. The Company discontinued recognizing compensation cost for the restricted stock (performance vesting) grant for fiscal 2012 and fiscal 2011 and reversed compensation cost previously recognized in prior quarters.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 10—STOCKHOLDERS' EQUITY (Continued)

Stock Option Activity

        A summary of the Company's stock option activity under both the 2004 Option Plan and the 2010 Equity Incentive Plan is as follows:

	March 29, 2012		March 31, 2011		April 1, 2010
	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	35,684.1680905	$423.70	31,597.1680905	$383.58	26,811.1680905	$391.43
Granted(1)	7.00000	752.00	6,507.00000	752.00	4,786.00000	339.59
Forfeited	(13.00000)	752.00	(1,615.40000)	368.18	—	—
Exercised	—	—	(804.60000)	452.57	—	—

Outstanding at end of year and expected to vest(1)(2)	35,678.1680905	$449.88	35,684.1680905	$449.93	31,597.1680905	$383.58

Exercisable at end of year(3)	22,594.5380903	$429.74	17,238.4980902	$423.70	14,026.8080901	$452.94

Available for grant at end of year(4)	28,580.0000000		28,568.0000000		9,325.7042495

(1)
The weighted average remaining contractual life for outstanding options was 6.0 years, 7.0 years, and 7.6 years for fiscal 2012, 2011 and 2010, respectively. During fiscal 2012, 7 options were granted at an exercise price of $752. The options granted were based on an estimated fair value of $752 of common stock, resulting in an intrinsic value for the options on the grant date of $0. During fiscal 2011, 6,507 options were granted at an exercise price of $752. The options granted were based on an estimated fair value of $752 of common stock, resulting in an intrinsic value for the options on the grant date of $0. During fiscal 2010, 4,786 options were granted on May 28, 2009 at an exercise price of $339.59, based on an estimated fair value of $339.59 of common stock on May 28, 2009, resulting in an intrinsic value for the options on the grant date of $0.

(2)
The aggregate estimated intrinsic value for these options was approximately $4,578,000 as of March 29, 2012.

(3)
The aggregate estimated intrinsic value for these options was approximately $2,824,000 as of March 29, 2012.

(4)
At March 29, 2012, the shares available for grant were under the 2010 Equity Incentive Plan, and include all types of shares available for grant under the 2010 Equity Incentive Plan. The shares available for grant at March 29, 2012 were reduced by 5,366 shares of unvested restricted stock (time vesting). Also, at March 29, 2012, the shares available for grant do not include the awards approved by the Board that have not been granted, which includes 45 stock option shares, 45 shares of restricted stock (time vesting), and 2,824 shares of restricted stock (performance vesting).

        For options exercised, intrinsic value is calculated as the difference between the market price on the date of exercise (determined using the most recent contemporaneous valuation prior to the exercise) and the exercise price of the options. The total intrinsic value of options exercised was $241,000 during fiscal 2011 and there were no options exercised during fiscal 2012 and fiscal 2010.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 10—STOCKHOLDERS' EQUITY (Continued)

Parent received outstanding shares, instead of cash, from the exercise of stock options during fiscal 2011 to satisfy the aggregate strike price of approximately $364,000.

Assumptions Used To Estimate Option Values

        The following table reflects the weighted average fair value per option granted during each year under the 2004 Option Plan and the 2010 Equity Incentive Plan, as well as the significant assumptions used in determining weighted average fair value using the Black-Scholes option-pricing model:

	March 31, 2011		April 1, 2010
	2010 Plan	2004 Plan	2004 Plan
Weighted average fair value of options on grant date	$293.72	$300.91	$135.71
Risk-free interest rate	2.50%	2.58%	2.6%
Expected life (years)	6.25	6.50	6.5
Expected volatility(1)	35.0%	35.0%	35.0%
Expected dividend yield	—	—	—

(1)
The Company uses share values of its publicly traded competitor peer group for purposes of calculating volatility.

Restricted Stock Activity

        The following table represents the restricted stock activity:

	Shares of Restricted Stock	Weighted Average Grant Date Fair Value
Unvested at March 31, 2011	5,372	$752.00
Granted	1,353	755.00
Forfeited/canceled(1)	(1,359)	755.00

Unvested at March 29, 2012	5,366	$752.00

(1)
The Company did not meet its pre-established annual performance target for fiscal 2012, and therefore, the restricted stock (performance vesting) grant was canceled.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 11—INCOME TAXES

        Income tax provision reflected in the Consolidated Statements of Operations for the periods in the three years ended March 29, 2012 consists of the following components:

(In thousands)	March 29, 2012	March 31, 2011	April 1, 2010
Current:
Federal	$—	$—	$(2,800)
Foreign	—	—	—
State	2,015	1,950	500

Total current	2,015	1,950	(2,300)

Deferred:
Federal	—	—	(34,000)
Foreign	—	—	—
State	—	—	—

Total deferred	—	—	(34,000)

Total provision (benefit)	2,015	1,950	(36,300)
Tax provision from discontinued operations	—	—	—

Total provision (benefit) from continuing operations	$2,015	$1,950	$(36,300)

        The Company has recorded no alternative minimum taxes as its consolidated tax group expects no alternative minimum tax liability.

        Pre-tax income (losses) consisted of the following:

(In thousands)	March 29, 2012	March 31, 2011	April 1, 2010
Domestic	$(90,787)	$(172,694)	$51,361
Foreign	(1,296)	340	(7,750)

Total	$(92,083)	$(172,354)	$43,611

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 11—INCOME TAXES (Continued)

        The difference between the effective tax rate on earnings (loss) from continuing operations before income taxes and the U.S. federal income tax statutory rate is as follows:

(In thousands)	March 29, 2012	March 31, 2011	April 1, 2010
Income tax expense (benefit) at the federal statutory rate	$(32,220)	$(60,523)	$17,901
Effect of:
State income taxes	2,015	1,950	500
Change in ASC 740 (formerly FIN 48) reserve	(9,435)	(300)	1,000
Permanent items	825	—	(540)
Valuation allowance	40,830	60,823	(55,183)
Other, net	—	—	22

Income tax expense (benefit)	$2,015	$1,950	$(36,300)

Effective income tax rate	(2.2)%	(1.1)%	(71.0)%

        The significant components of deferred income tax assets and liabilities as of March 29, 2012 and March 31, 2011 are as follows:

	March 29, 2012		March 31, 2011
	Deferred Income Tax		Deferred Income Tax
(In thousands)	Assets	Liabilities	Assets	Liabilities
Property	$76,855	$—	$7,385	$—
Investments in equity method investees	—	(135,745)	—	(77,522)
Intangible assets	—	(25,288)	—	(24,462)
Pension postretirement and deferred compensation	24,364	—	18,481	—
Accrued reserves and liabilities	45,980	—	48,954	—
Deferred revenue	144,444	—	158,354	—
Deferred rents	114,644	—	116,513	—
Alternative minimum tax and other credit carryovers	15,056	—	13,901	—
Charitable contributions	1,757	—	1,642	—
Net operating loss carryforward	227,604	—	185,606	—

Total	$650,704	$(161,033)	$550,836	$(101,984)
Less: Valuation allowance	(417,671)	—	(376,852)	—

Total deferred income taxes(1)	$233,033	$(161,033)	$173,984	$(101,984)

(1)
See Note 8—Supplemental Balance Sheet Information for additional disclosures about net current deferred tax assets and net non-current deferred tax liabilities.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 11—INCOME TAXES (Continued)

        A rollforward of the Company's valuation allowance for deferred tax assets is as follows:

(In thousands)	Balance at Beginning of Period	Additions Charged (Credited) to Revenues, Costs and Expenses	Charged (Credited) to Goodwill	Charged (Credited) to Other Accounts(1)	Deductions and Write-offs	Balance at End of Period
Fiscal Year 2012
Valuation Allowance—deferred income tax assets	$376,852	40,830	—	(11)	—	$417,671
Fiscal Year 2011
Valuation Allowance—deferred income tax assets	$305,895	60,823	—	10,134	—	$376,852
Fiscal Year 2010
Valuation Allowance—deferred income tax assets	$334,972	(55,183)	—	26,106	—	$305,895

(1)
Primarily relates to amounts resulting from our tax sharing arrangement, changes in deferred tax assets and associated valuation allowance that are not related to income statement activity as well as amounts charged to other comprehensive income.

        The Company's federal income tax loss carryforward of $521,828,000 will begin to expire in 2020 and will completely expire in 2031 and will be limited annually due to certain change in ownership provisions of the Internal Revenue Code. The Company also has state income tax loss carryforwards of $790,265,000 which may be used over various periods ranging from 1 to 20 years.

        During fiscal 2010, management believed it was more likely than not that the Company had the ability to execute a feasible and prudent tax strategy that would provide for the realization of net operating losses by converting certain limited partnership units into common stock. Management has reduced its overall valuation allowance by $65,000,000 in fiscal 2010 for the estimated amount of net operating losses that would be realized as a result of this potential action. At March 29, 2012, this tax strategy was estimated to preserve net operating losses that expire through 2021.

        The Company has recorded a valuation allowance against its remaining net deferred tax asset in U.S. and foreign jurisdictions of $417,671,000 as of March 29, 2012.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 11—INCOME TAXES (Continued)

        A reconciliation of the change in the amount of unrecognized tax benefits during the year ended March 29, 2012 was as follows:

(In millions)	March 29, 2012	March 31, 2011	April 1, 2010
Balance at Beginning of Period	$34.3	$34.5	$33.5
Gross Increases—Current Period Tax Positions	0.7	1.2	1.5
Gross Decreases—Tax Position in Prior Periods	—	—	(0.5)
Favorable Resolutions with Authorities	(4.3)	—	—
Expired Attributes	(5.9)	(1.4)	—
Lapse of Statute of Limitations	—	—	—
Cash Settlements	—	—	—

Balance at End of Period	$24.8	$34.3	$34.5

        The Company's effective tax rate is not expected to be significantly impacted by the ultimate resolution of the uncertain tax positions because of the retention of a valuation allowance against most of its net operating loss carryforwards.

        The Company recognizes income tax-related interest expense and penalties as income tax expense and general and administrative expense, respectively. The liabilities for interest and penalties increased by $115,000 and $187,000, as of March 29, 2012 and March 31, 2011, respectively.

        There are currently unrecognized tax benefits which the Company anticipates will be resolved in the next 12 months; however, the Company is unable at this time to estimate what the impact on its unrecognized tax benefits will be.

        The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. An IRS examination of the tax years February 28, 2002 through December 31, 2003 of the former Loews Cineplex Entertainment Corporation and subsidiaries was concluded during fiscal 2007. An IRS examination for the tax years ended March 31, 2005 and March 30, 2006 was completed during 2009. Generally, tax years beginning after March 28, 2002 are still open to examination by various taxing authorities. Additionally, the Company has net operating loss ("NOL") carryforwards for tax years ended October 31, 2000 through March 28, 2002 in the U.S. and various state jurisdictions which have carryforwards of varying lengths of time. These NOLs are subject to adjustment based on the statute of limitations of the return in which they are utilized, not the year in which they are generated. Various state, local and foreign income tax returns are also under examination by taxing authorities. The Company does not believe that the outcome of any examination will have a material impact on its financial statements.

NOTE 12—LEASES

        Beginning in fiscal 1998, the Company has completed numerous real estate lease agreements with Entertainment Properties Trust ("EPT") including transactions accounted for as sale and leaseback transactions in accordance with Accounting Standards Codification No. 840, Leases. The leases are triple net leases that require the Company to pay substantially all expenses associated with the operation of the theatres such as taxes and other charges, insurance, utilities, service, maintenance and

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 12—LEASES (Continued)

any ground lease payments. As of March 29, 2012, the Company leased from EPT 40 theatres with 825 screens located in the United States and Canada.

        Following is a schedule, by year, of future minimum rental payments required under existing operating leases that have initial or remaining non-cancelable terms in excess of one year as of March 29, 2012:

(In thousands)	Minimum operating lease payments
2013	$417,237
2014	417,556
2015	415,533
2016	404,061
2017	387,027
Thereafter	1,909,774

Total minimum payments required	$3,951,188

        As of March 29, 2012, the Company has a lease agreement for one theatre with 12 screens which is under construction and is expected to open in fiscal 2014. Included above are digital projector equipment leases payable to DCIP.

        Included in other long-term liabilities as of March 29, 2012 and March 31, 2011 is $126,224,000 and $112,762,000, respectively, of deferred rent representing future minimum rental payments for leases with scheduled rent increases, and $125,772,000 and $143,426,000, respectively, for unfavorable lease liabilities.

        Rent expense is summarized as follows:

(In thousands)	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010
Minimum rentals	$415,677	$422,351	$391,493
Common area expenses	43,480	46,208	41,189
Percentage rentals based on revenues	9,666	7,251	7,982

Rent	468,823	475,810	440,664
Operating expense	6,969	2,975	45
General and administrative—other	1,778	1,690	1,382

Total	$477,570	$480,475	$442,091

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 13—EMPLOYEE BENEFIT PLANS

        The Company sponsors frozen non-contributory qualified and non-qualified defined benefit pension plans generally covering all employees who, prior to the freeze, were age 21 or older and had completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year ending thereafter, and who were not covered by a collective bargaining agreement. The Company also offers eligible retirees the opportunity to participate in a health plan. Certain employees are eligible for subsidized postretirement medical benefits. The eligibility for these benefits is based upon a participant's age and service as of January 1, 2009. The Company also sponsors a postretirement deferred compensation plan.

        On May 2, 2008, the Company's Board of Directors approved revisions to the Company's Post Retirement Medical and Life Insurance Plan effective January 1, 2009 and on July 3, 2008 the changes were communicated to the plan participants. As a result of these revisions, the Company recorded a negative prior service cost of $5,969,000 through other comprehensive income to be amortized over eleven years starting in fiscal 2010, based on expected future service of the remaining participants.

        The measurement date used to determine pension and other postretirement benefits is March 29, 2012.

        Net periodic benefit cost for the plans consists of the following:

	Pension Benefits			Other Benefits
(In thousands)	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010
Components of net periodic benefit cost:
Service cost	$180	$180	$180	$149	$154	$210
Interest cost	4,640	4,612	4,403	1,122	1,275	1,296
Expected return on plan assets	(4,465)	(3,986)	(2,990)	—	—	—
Amortization of prior service credit	—	—	—	(984)	(865)	(543)
Amortization of net (gain) loss	5	137	134	—	—	(278)

Net periodic benefit cost	$360	$943	$1,727	$287	$564	$685

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

        The following table summarizes the changes in other comprehensive loss:

	Pension Benefits		Other Benefits
(In thousands)	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011
Net (gain) loss	$15,615	$773	$3,324	$(109)
Net prior service credit	—	—	(1,035)	(283)
Amortization of net gain (loss)	(5)	(137)	—	—
Amortization of prior service credit	—	—	984	865

Total recognized in other comprehensive loss	$15,610	$636	$3,273	$473
Net periodic benefit cost	360	943	287	564

Total recognized in net periodic benefit cost and other comprehensive loss	$15,970	$1,579	$3,560	$1,037

        The following tables set forth the plan's change in benefit obligations and plan assets and the accrued liability for benefit costs included in the Consolidated Balance Sheets:

	Pension Benefits		Other Benefits
(In thousands)	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011
Change in benefit obligation:
Benefit obligation at beginning of period	$80,350	$76,441	$21,916	$21,984
Service cost	180	180	149	154
Interest cost	4,640	4,612	1,122	1,275
Plan participant's contributions	—	—	517	469
Actuarial (gain) loss	14,162	3,271	3,325	(108)
Plan amendment	—	—	(1,035)	(288)
Benefits paid	(2,660)	(4,154)	(1,456)	(1,570)

Benefit obligation at end of period	$96,672	$80,350	$24,538	$21,916

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

	Pension Benefits		Other Benefits
(In thousands)	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011
Change in plan assets:
Fair value of plan assets at beginning of period	$59,776	$54,457	$—	$—
Actual return on plan assets gain	3,011	6,446	—	—
Employer contribution	4,109	3,027	939	1,101
Plan participant's contributions	—	—	517	469
Benefits paid	(2,660)	(4,154)	(1,456)	(1,570)

Fair value of plan assets at end of period	$64,236	$59,776	$—	$—

Net liability for benefit cost:
Funded status	$(32,436)	$(20,574)	$(24,538)	$(21,916)

	Pension Benefits		Other Benefits
(In thousands)	March 29, 2012	March 31, 2011	March 29, 2012	March 31, 2011
Amounts recognized in the Balance Sheet:
Accrued expenses and other liabilities	$(155)	$(208)	$(1,062)	$(1,084)
Other long-term liabilities	(32,281)	(20,366)	(23,476)	(20,832)

Net liability recognized	$(32,436)	$(20,574)	$(24,538)	$(21,916)

Aggregate accumulated benefit obligation	$(96,672)	$(80,350)	$(24,538)	$(21,916)

        The following table summarizes pension plans with accumulated benefit obligations and projected benefit obligations in excess of plan assets:

	Pension Benefits
(In thousands)	March 29, 2012	March 31, 2011
Aggregated accumulated benefit obligation	$(96,672)	$(80,350)
Aggregated projected benefit obligation	(96,672)	(80,350)
Aggregated fair value of plan assets	64,236	59,776

        Amounts recognized in accumulated other comprehensive income consist of the following:

	Pension Benefits		Other Benefits
(In thousands)	March 29, 2012	March 31, 2011	March 29, 2012	March 31, 2011
Net actuarial loss	$21,639	$6,029	$4,823	$1,498
Prior service credit	—	—	(8,216)	(8,164)

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

        Amounts in accumulated other comprehensive loss expected to be recognized in components of net periodic pension cost in fiscal 2013 are as follows:

(In thousands)	Pension Benefits	Other Benefits
Net actuarial loss	$2,125	$202
Prior service credit	—	(984)

Total	$2,125	$(782)

Actuarial Assumptions

        The weighted-average assumptions used to determine benefit obligations are as follows:

	Pension Benefits		Other Benefits
	March 29, 2012	March 31, 2011	March 29, 2012	March 31, 2011
Discount rate	4.86%	5.86%	4.42%	5.51%
Rate of compensation increase	N/A	N/A	N/A	N/A

        The weighted-average assumptions used to determine net periodic benefit cost are as follows:

	Pension Benefits			Other Benefits
	52 Weeks Ended March 29, 2012	52 Weeks ended March 31, 2011	52 Weeks ended April 1, 2010	52 Weeks Ended March 29, 2012	52 Weeks ended March 31, 2011	52 Weeks ended April 1, 2010
Discount rate	5.86%	6.16%	7.43%	5.51%	5.97%	7.42%
Expected long-term return on plan assets	8.00%	8.00%	8.00%	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A	N/A	N/A	N/A

        In developing the expected long-term rate of return on plan assets at each measurement date, the Company considers the plan assets' historical returns, asset allocations, and the anticipated future economic environment and long-term performance of the asset classes. While appropriate consideration is given to recent and historical investment performance, the assumption represents management's best estimate of the long-term prospective return.

        For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 2012 was 8.5% for medical. The rates were assumed to decrease gradually to 5.0% for medical in 2019. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of March 29, 2012 by $2,543,000 and the aggregate of the service and interest cost components of postretirement expense for fiscal 2013 by $116,000. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement obligation for fiscal 2013 by $2,151,000 and the aggregate service and interest cost components of postretirement expense for fiscal 2013 by $99,000. The Company's retiree health plan provides a benefit to its retirees that is at least actuarially

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

equivalent to the benefit provided by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("Medicare Part D").

Cash Flows

        The Company expects to contribute $3,554,000 to the pension plans during fiscal 2013.

        The following table provides the benefits expected to be paid (inclusive of benefits attributable to estimated future employee service) in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter:

(In thousands)	Pension Benefits	Other Benefits Net of Medicare Part D Adjustments	Medicare Part D Adjustments
2013	$2,538	$1,031	$82
2014	2,853	1,083	93
2015	2,359	1,122	105
2016	3,049	1,178	113
2017	3,911	1,239	122
Years 2018 - 2022	22,458	6,803	791

Pension Plan Assets

        The Company's investment objectives for its defined benefit pension plan investments are: (1) to preserve the real value of its principal; (2) to maximize a real long-term return with respect to the plan assets consistent with minimizing risk; (3) to achieve and maintain adequate asset coverage for accrued benefits under the plan; and (4) to maintain sufficient liquidity for payment of the plan obligations and expenses. The Company uses a diversified allocation of equity, debt, commodity and real estate exposures that are customized to the Plan's cash flow benefit needs. The target allocations for plan assets are as follows:

Asset Category	Target Allocation
Fixed(1)	26%
High yield fund	4%
Equity Securities—U.S.	31%
Equity Securities—International	15%
Collective trust fund	10%
Private Real Estate	7%
Public REITs	2%
Commodities broad basket	5%

100%

(1)
Includes U.S. Treasury Securities and Bond market fund

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

        Valuation Techniques.    The fair values classified within Level 1 of the valuation hierarchy were determined using quoted market prices from actively traded markets. Pooled separate accounts and collective trust funds were classified within Level 2 hierarchy, which were not publicly quoted, as the underlying assets have observable Level 1 quoted pricing inputs which were used in determining the fair value of these investments.

        The fair value of the pension plan assets at March 29, 2012, by asset class are as follows:

		Fair Value Measurements at March 29, 2012 Using
(In thousands)	Total Carrying Value at March 29, 2012	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and cash equivalents	$15	$15	$—	$—
U.S. Treasury Securities	2,413	2,413	—	—
Equity securities:
U.S. companies	20,060	2,789	17,271	—
International companies	10,169	10,157	12	—
Public REITs	1,416	—	1,416	—
Bond market fund	13,345	13,345	—	—
Collective trust fund	6,510	—	6,510	—
Commodities broad basket fund	3,090	3,090	—	—
High yield bond fund	2,843	—	2,843	—
Private real estate	4,375	—	4,375	—

Total assets at fair value	$64,236	$31,809	$32,427	$—

        The fair value of the pension plan assets at March 31, 2011, by asset class are as follows:

		Fair Value Measurements at March 31, 2011 Using
(In thousands)	Total Carrying Value at March 31, 2011	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and cash equivalents	$32	$32	$—	$—
U.S. Treasury Securities	2,601	2,601	—	—
Equity securities:
U.S. companies	19,149	2,880	16,269	—
International companies	9,648	9,648	—	—
Bond market fund	12,288	12,288	—	—
Collective trust fund	5,817	—	5,817	—
Commodities broad basket fund	3,608	3,608	—	—
High yield bond fund	2,733	—	2,733	—
Real estate(1)	3,900	—	3,900	—

Total assets at fair value	$59,776	$31,057	$28,719	$—

(1)
This pooled separate account invests mainly in commercial real estate and includes mortgage loans which are backed by the associated properties. These real estate investments had a temporary withdrawal limitation related to past turmoil in the credit markets that resulted in a slowdown in

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

  the sale of commercial real estate assets. The temporary withdrawal limitation restriction ended March 25, 2011, and therefore the assets were transferred out of Level 3 pricing inputs and into Level 2 pricing inputs.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
(In thousands)	Real Estate
Balance at April 1, 2010	$1,819
Purchases	1,593
Unrealized loss relating to instruments still held at end of year	482
Transfers out of Level 3	(3,894)

Balance at March 31, 2011 and March 29, 2012	$—

Defined Contribution Plan

        The Company sponsors a voluntary 401(k) savings plan covering certain employees age 21 or older and who are not covered by a collective bargaining agreement. Effective January 1, 2011, under the Company's 401(k) Savings Plan, the Company began to match 100% of each eligible employee's elective contributions up to 3% and 50% of contributions up to 5% of the employee's eligible compensation. During fiscal 2010 and the first three quarters of fiscal 2011, the Company matched 50% of each eligible employee's elective contributions up to 6% of the employee's eligible compensation. The Company's expense under the 401(k) savings plan was $2,676,000, $1,650,000, and $1,654,000 for the periods ended March 29, 2012, March 31, 2011, and April 1, 2010, respectively.

Union-Sponsored Plans

        Certain theatre employees are covered by union-sponsored pension and health and welfare plans. Company contributions into these plans are determined in accordance with provisions of negotiated labor contracts. Contributions aggregated $261,000, $380,000, and $501,000, for the periods ended March 29, 2012, March 31, 2011 and April 1, 2010, respectively.

        In the third quarter of fiscal 2009, the Company received notice of a written demand for payment of a partial withdrawal liability assessment from a collectively bargained multiemployer pension plan that covers certain of its unionized theatre employees. Based on a payment schedule that the Company received from this plan, the Company began making quarterly payments on January 1, 2009 related to the $5,279,000 in partial withdrawal liability. In the second quarter of fiscal 2010, the Company made a complete withdrawal from the plan which triggered an additional liability of $1,422,000 which was assessed by the plan on April 19, 2010.

        During fiscal 2011, the Company recorded an estimated withdrawal liability of $3,040,000 related to three multiemployer pension plans where it had ceased making contributions. The plans have not yet delivered an assessment of the withdrawal liability to the Company.

        During fiscal 2012, the Company received the final assessment of the withdrawal liability from two multiemployer pension plans where it had ceased making contributions and reduced its withdrawal liability by $267,000.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 13—EMPLOYEE BENEFIT PLANS (Continued)

        As of March 29, 2012, the Company's liability related to these collectively bargained multiemployer pension plan withdrawals, net of payments, is $2,622,000. The Company estimates its potential complete withdrawal liability from its other multiemployer pension plans is immaterial.

NOTE 14—COMMITMENTS AND CONTINGENCIES

        The Company, in the normal course of business, is party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc.    (No. 99 01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the "Department") filed suit alleging that the Company's stadium style theatres violated the ADA and related regulations. The Department alleged the Company had failed to provide persons in wheelchairs seating arrangements with lines-of-sight comparable to the general public. The Department alleged various non-line-of-sight violations as well.

        The Company and the Department reached a settlement regarding the extent of betterments and remedies required for line-of-sight violations which the trial court approved on November 29, 2010. On January 21, 2003, the trial court entered summary judgment in favor of the Department on the non-line-of-sight matters. On December 5, 2003, the trial court entered a consent order and final judgment on non-line-of-sight issues under which the Company agreed to remedy certain violations at its stadium-style theatres and at certain theatres it may open in the future. Currently the Company estimates that these betterments will be required at approximately 140 stadium-style theatres. The Company estimates that the total cost of these betterments will be approximately $60,000,000, and through March 29, 2012 the Company has incurred and capitalized approximately $51,625,000 of these costs. The estimate is based on actual costs incurred on remediation work completed to date.

        Michael Bateman v. American Multi-Cinema, Inc.    (No. CV07-00171). In January 2007, a class action complaint was filed against the Company in the Central District of the United States District Court of California (the "District Court") alleging violations of the Fair and Accurate Credit Transactions Act ("FACTA"). FACTA provides in part that neither expiration dates nor more than the last 5 numbers of a credit or debit card may be printed on receipts given to customers. FACTA imposes significant penalties upon violators where the violation is deemed to have been willful. Otherwise damages are limited to actual losses incurred by the card holder. On October 11, 2011, the District Court granted final approval of the class action settlement. The settlement did not have a material adverse impact to the Company's financial condition, results of operations or cash flows. A Notice of Appeal to the Ninth Circuit Court of Appeals from the District Court's final approval order was filed by a putative class member who objected to the class settlement in the district court; the appeal is pending.

        On May 14, 2009, Harout Jarchafjian filed a similar lawsuit alleging that the Company willfully violated FACTA and seeking statutory damages, but without alleging any actual injury (Jarchafjian v. American Multi-Cinema, Inc. (C.D. Cal. Case No. CV09-03434)). The District Court granted final

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 14—COMMITMENTS AND CONTINGENCIES (Continued)

approval of the class action settlement on October 3, 2011. The settlement did not have a material adverse impact to the Company's financial condition, results of operations or cash flows.

        In addition to the cases noted above, the Company is also currently a party to various ordinary course claims from vendors (including concession suppliers and film distributors), landlords and other legal proceedings. If management believes that a loss arising from these actions is probable and can reasonably be estimated, the Company records the amount of the loss, or the minimum estimated liability when the loss is estimated using a range and no point is more probable than another. As additional information becomes available, any potential liability related to these actions is assessed and the estimates are revised, if necessary. Except as described above, management believes that the ultimate outcome of such other matters, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or overall trends in results of operations. However, litigation and claims are subject to inherent uncertainties and unfavorable outcomes could occur. An unfavorable outcome could include monetary damages. If an unfavorable outcome were to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the outcome occurs or in future periods.

NOTE 15—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS

        The Company has provided reserves for estimated losses from theatres and screens which have been permanently closed and vacant space with no right to future use. As of March 29, 2012, the Company has reserved $65,471,000 for lease terminations which have either not been consummated or paid, related primarily to nine theatres and vacant restaurant space. The Company is obligated under long-term lease commitments with remaining terms of up to 16 years for theatres which have been closed. As of March 29, 2012, base rents aggregated approximately $9,773,000 annually and $63,279,000 over the remaining terms of the leases.

        A rollforward of reserves for theatre and other closure is as follows:

	Fifty-two Week Period	Fifty-two Week Period	Fifty-two Week Period
(In thousands)	March 29, 2012	March 31, 2011	April 1, 2010
Beginning balance	$73,852	$6,694	$7,386
Theatre and other closure expense	7,449	60,763	2,573
Transfer of property tax liability	539	550	715
Transfer of deferred rent obligations	—	11,230	2,112
Transfer of capitalized lease obligation	32	—	—
Net book value of abandoned and other property dispositions	(485)	(1,819)	—
Foreign currency translation adjustment	(511)	48	—
Cash payments, net	(15,405)	(3,614)	(6,092)

Ending balance	$65,471	$73,852	$6,694

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 15—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS (Continued)

        The current portion of the ending balance is included with accrued expenses and other liabilities and the long-term portion of the ending balance is included with other long-term liabilities in the accompanying Consolidated Balance Sheets.

        During the fifty-two weeks ended March 29, 2012, the Company recognized $7,449,000 of theatre and other closure expense primarily related to accretion on previously closed properties with remaining lease obligations.

        During the fourth quarter of fiscal year ending March 31, 2011, the Company evaluated excess capacity and vacant and under-utilized retail space throughout the theatre circuit. On March 28, 2011, management decided to permanently close 73 underperforming screens and auditoriums in six theatre locations in the United States and Canada while continuing to operate 89 screens at these locations. The permanently closed screens are physically segregated from the screens that will remain in operation and access to the closed space is restricted. Additionally, management decided to discontinue development of and cease use of (including for storage) certain vacant and under-utilized retail space at four other theatres in the United States and the United Kingdom. As a result of closing the screens and auditoriums and discontinuing the development of and use of the other spaces, the Company recorded a charge of $55,015,000 for theatre and other closure expense, which is included in operating expense in the Consolidated Statements of Operations during the fiscal year ending March 31, 2011. The charge to theatre and other closure expense reflects the discounted contractual amounts of the existing lease obligations of $53,561,000 for the remaining 7 to 13 year terms of the leases as well as expenses incurred for related asset removal and shutdown costs of $1,454,000. A significant portion of each of the affected properties will be closed and no longer used. The charges to theatre and other closure expense do not result in any new, increased or accelerated obligations for cash payments related to the underlying long-term operating lease agreements.

        In addition to the auditorium closures, the Company permanently closed 22 theatres with 144 screens in the U.S. during the fifty-two weeks ended March 31, 2011. The Company recorded $5,748,000 for theatre and other closure expense, which is included in operating expense in the Consolidated Statements of Operations, due primarily to the remaining lease terms of 5 theatre closures and accretion of the closure liability related to theatres closed during prior periods. Of the theatre closures in fiscal 2011, 9 theatres with 35 screens are owned properties that will be marketed for sale; 7 theatres with 67 screens that had leases were allowed to expire; a single screen theatre with a management agreement was allowed to expire; and 5 theatres with 41 screens were closed with remaining lease terms in excess of one month.

        During the fifty-two weeks ended April 1, 2010, the Company recognized $2,573,000 of theatre and other closure expense due primarily to closure of one theatre and accretion of the closure liability related to theatres closed during prior periods

        Theatre and other closure reserves for leases that have not been terminated are recorded at the present value of the future contractual commitments for the base rents, taxes and maintenance. As of March 29, 2012, the future lease obligations are discounted at annual rates ranging from 7.55% to 9.0%.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 16—FAIR VALUE MEASUREMENTS

        Fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the entity transacts. The inputs used to develop these fair value measurements are established in a hierarchy, which ranks the quality and reliability of the information used to determine the fair values. The fair value classification is based on levels of inputs. Assets and liabilities that are carried at fair value are classified and disclosed in one of the following categories:

    Level 1:    Quoted market prices in active markets for identical assets or liabilities.

    Level 2:    Observable market based inputs or unobservable inputs that are corroborated by market data.

    Level 3:    Unobservable inputs that are not corroborated by market data.

        Recurring Fair Value Measurements.    The following table summarizes the fair value hierarchy of the Company's financial assets carried at fair value on a recurring basis as of March 29, 2012:

		Fair Value Measurements at March 29, 2012 Using
(In thousands)	Total Carrying Value at March 29, 2012	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Other long-term assets:
Money Market Mutual Funds	$72	$72	$—	$—
Equity securities, available-for-sale:
RealD Inc. Common Stock	15,945	15,945	—	—
Mutual Fund Large U.S. Equity	2,186	2,186	—	—
Mutual Fund Small/Mid U.S. Equity	332	332	—	—
Mutual Fund International	146	146	—	—
Mutual Fund Broad U.S. Equity	34	34	—	—
Mutual Fund Balance	79	79	—	—
Mutual Fund Fixed Income	267	267	—	—

Total assets at fair value	$19,061	$19,061	$—	$—

        Valuation Techniques.    The Company's money market mutual funds are invested in funds that seek to preserve principal, are highly liquid, and therefore are recorded on the balance sheet at the principal amounts deposited, which equals fair value. The equity securities, available-for-sale, primarily consist of common stock and mutual funds invested in equity, fixed income, and international funds and are measured at fair value using quoted market prices. The unrealized gain on the equity securities recorded in accumulated other comprehensive loss as of March 29, 2012 was approximately $6,642,000. See Note 7—Investments, for further information regarding RealD Inc. common stock and the related other-than-temporary impairment.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 16—FAIR VALUE MEASUREMENTS (Continued)

        The following table summarizes the fair value hierarchy of the Company's financial assets carried at fair value on a recurring basis as of March 31, 2011:

		Fair Value Measurements at March 31, 2011 Using
(In thousands)	Total Carrying Value at March 31, 2011	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and Equivalents:
Money Market Mutual Funds	$77	$77	$—	$—
Restricted short-term investments	2,284	2,284	—	—
Other long-term assets:
Equity securities, available-for-sale:
RealD Inc. Common Stock	33,455	33,455	—	—
Mutual Fund Large U.S. Equity	2,532	2,532	—	—
Mutual Fund Small/Mid U.S. Equity	291	291	—	—
Mutual Fund International	121	121	—	—
Mutual Fund Broad U.S. Equity	26	26	—	—
Mutual Fund Balance	56	56	—	—
Mutual Fund Fixed Income	262	262	—	—

Total assets at fair value	$39,104	$39,104	$—	$—

        Valuation Techniques.    The Company's money market mutual funds are invested in funds that seek to preserve principal, are highly liquid, and therefore are recorded on the balance sheet at the principal amounts deposited, which equals fair value. The restricted short-term investments are liquid, overnight deposits which are held as collateral for the Company's letters of credits, and are measured at fair value using principal amounts deposited plus any interest paid. The equity securities, available-for-sale, primarily consist of common stock and mutual funds invested in equity, fixed income, and international funds and are measured at fair value using quoted market prices and are classified.

        Nonrecurring Fair Value Measurements.    The following table summarizes the fair value hierarchy of the Company's assets that were measured at fair value on a nonrecurring basis:

		Fair Value Measurements During Fiscal 2012 Using
(In thousands)	Total Carrying Value	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Losses
Property, net:
Property owned, net	$99	—	—	$99	$285
Other long-term assets:
Investment in a joint venture	2,761	—	—	2,761	2,742

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 16—FAIR VALUE MEASUREMENTS (Continued)

		Fair Value Measurements at March 31, 2011 Using
(In thousands)	Total Carrying Value at March 31, 2011	Quoted prices in active market (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Losses
Property, net:
Property owned, net	$10,351	—	—	$10,351	$11,445
Intangible assets, net:
Favorable lease, net	—	—	—	—	1,334
Other long-term assets:
Investment in a joint venture	236	—	—	236	8,825

        In accordance with the provisions of the impairment of long-lived assets subsections of ASC 360-10, long-lived assets held and used that were considered impaired were written down to their fair value at December 29, 2011, March 29, 2012 and March 31, 2011 of $2,761,000, $99,000 and $10,587,000, respectively. For the fifty-two weeks ending March 29, 2012, $285,000 was recorded as an impairment of long-lived assets and $2,742,000 was recorded as a charge to equity in earnings of non-consolidated entities. For the fifty-two weeks ending March 31, 2011, $12,779,000 was recorded as an impairment of long-lived assets and $8,825,000 was recorded as a charge to equity in earnings of non-consolidated entities.

        Other Fair Value Measurement Disclosures.    The Company is required to disclose the fair value of financial instruments that are not recognized in the statement of financial position, for which it is practicable to estimate that value. At March 29, 2012, the carrying amount of the Company's liabilities for corporate borrowings was $2,146,534,000 and the fair value was approximately $2,146,136,000. At March 31, 2011, the carrying amount of the Company's liabilities for corporate borrowings was $2,312,108,000 and the fair value was approximately $2,419,438,000. Quoted market prices were used to value publicly held corporate borrowings. The carrying value of cash and equivalents approximates fair value because of the short duration of those instruments.

NOTE 17—OPERATING SEGMENT

        The Company reports information about operating segments in accordance with ASC 280-10, Segment Reporting, which requires financial information to be reported based on the way management organizes segments within a company for making operating decisions and evaluating performance. The Company has identified one reportable segment for its theatrical exhibition operations. Prior to fiscal 2009, the Company had three operating segments which consisted of United States and Canada Theatrical Exhibition, International Theatrical Exhibition, and Other. The reduction in the number of operating segments was a result of the disposition of Cinemex in December 2008. Cinemex was previously reported in the International Theatrical Exhibition operating segment and accounted for a substantial majority of that segment. In addition, in the second quarter of fiscal 2009, the Company consolidated the Other operating segment with the United States and Canada Theatrical Exhibition operating segment due to a previous contribution of advertising net assets to NCM. During fiscal 2009, the United States and Canada Theatrical Exhibition operating segment was renamed the Theatrical Exhibition operating segment.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 17—OPERATING SEGMENT (Continued)

        Information about the Company's revenues and assets by geographic area is as follows:

Revenues (In thousands)	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010
United States	$2,507,562	$2,346,674	$2,341,660
Canada	73,817	71,654	70,260
Europe	19,215	18,771	19,410

Total revenues	$2,600,594	$2,437,099	$2,431,330

Long-term assets, net (In thousands)	March 29, 2012	March 31, 2011
United States	$3,231,263	$3,322,766
Canada	2,241	2,434
Europe	204	753

Total long-term assets(1)	$3,233,708	$3,325,953

(1)
Long-term assets are comprised of property, intangible assets, goodwill and other long-term assets.

NOTE 18—RELATED PARTY TRANSACTIONS

Governance Agreements

        Agreements entered into by the Company, the Sponsors and the Company's other stockholders (collectively, the "Governance Agreements"), provide that the Board of Directors for the Company consist of up to nine directors, two of whom are designated by JPMP, two of whom are designated by Apollo, one of whom is the Chief Executive Officer of the Company, one of whom is designated by Carlyle, one of whom is designated by Bain, one of whom is designated by Spectrum and one of whom is designated by Bain, Carlyle and Spectrum, voting together, so long as such designee was consented to by each of Bain and Carlyle. Each of the directors respectively designated by JPMP, Apollo, Carlyle, Bain and Spectrum have three votes on all matters placed before the Board of Directors of the Company and the Chief Executive Officer of the Company and the director designated by Carlyle, Bain and Spectrum voting together have one vote each. The number of directors respectively designated by the Sponsors is to be reduced upon a decrease in such Sponsors' ownership in the Company below certain thresholds.

        The Voting Agreement among the Company and the pre-existing stockholders of the Company provides that, until the fifth anniversary of the Mergers (the "Blockout Period"), the former continuing stockholders of the Company (other than Apollo and JPMP) would generally vote their voting shares of capital stock of the Company in favor of any matter in proportion to the shares of capital stock of Apollo and JPMP voted in favor of such matter, except in certain specified instances. The Voting Agreement among the Company and the former stockholders of LCE Holdings further provides that during the Blockout Period, the former LCE Holdings stockholders would generally vote their voting shares of capital stock of the Company on any matter as directed by any two of Carlyle, Bain and

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 18—RELATED PARTY TRANSACTIONS (Continued)

Spectrum, except in certain specified instances. In addition, certain actions of the Company, including, but not limited to, change in control transactions, acquisition or disposition transactions with a value in excess of $10,000,000, the settlement of claims or litigation in excess of $2,500,000, an initial public offering of the Company, hiring or firing a chief executive officer, chief financial officer or chief operating officer, incurring or refinancing indebtedness in excess of $5,000,000 or engaging in new lines of business, require the approval of either (i) any three of JPMP, Apollo, Carlyle or Bain or (ii) Spectrum and (a) either JPMP or Apollo and (b) either Carlyle or Bain (the "Requisite Stockholder Majority") if at such time the Sponsors collectively held at least a majority of the Company's voting shares.

        Prior to the earlier of the end of the Blockout Period and the completion of an initial public offering of the capital stock, the Governance Agreements prohibit the Sponsors and the other pre-existing stockholders of the Company from transferring any of their interests in the Company, other than (i) certain permitted transfers to affiliates or to persons approved of by the Sponsors and (ii) transfers after the Blockout Period subject to the rights described below.

        The Governance Agreements set forth additional transfer provisions for the Sponsors and the other pre-existing stockholders of the Company with respect to the interests in the Company, including the following:

        Right of first offer.    After the Blockout Date and prior to an initial public offering, the Company and, in the event the Company does not exercise its right of first offer, each of the Sponsors and the other preexisting stockholders of the Company, have a right of first offer to purchase (on a pro rata basis in the case of the stockholders) all or any portion of the shares of the Company that a Sponsor or other former continuing stockholder of the Company was proposing to sell to a third party at the price and on the terms and conditions offered by such third party.

        Drag-along rights.    If, prior to an initial public offering, Sponsors constituting a Requisite Stockholder Majority propose to transfer shares of the Company to an independent third party in a bona fide arm's-length transaction or series of transactions that resulted in a sale of all or substantially all of the Company, such Sponsors may elect to require each of the other stockholders of the Company to transfer to such third party all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale.

        Tag-along rights.    Subject to the right of first offer described above, if any Sponsor or other former continuing stockholder of the Company proposes to transfer shares of the Company held by it, then such stockholder would give notice to each other stockholder, who would each have the right to participate on a pro rata basis in the proposed transfer on the terms and conditions offered by the proposed purchaser.

        Participant rights.    On or prior to an initial public offering, the Sponsors and the other pre-existing stockholders of the Company have the pro rata right to subscribe to any issuance by the Company or any subsidiary of shares of its capital stock or any securities exercisable, convertible or exchangeable for shares of its capital stock, subject to certain exceptions.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 18—RELATED PARTY TRANSACTIONS (Continued)

        The Governance Agreements also provide for certain registration rights in the event of an initial public offering of the Company, including the following:

        Demand rights.    Subject to the consent of at least two of any of JPMP, Apollo, Carlyle and Bain during the first two years following an initial public offering, each Sponsor has the right at any time following an initial public offering to make a written request to the Company for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders at the Company's expense, subject to certain limitations. Subject to the same consent requirement, the other pre-existing stockholders of the Company as a group have the right at any time following an initial public offering to make one written request to the Company for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders with an aggregate offering price to the public of at least $200,000,000.

        Piggyback rights.    If Parent at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by stockholders of the Company for sale to the public under the Securities Act, the Company must give written notice of the proposed registration to each stockholder, who then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations.

        Holdback agreements.    Each stockholder agrees that it would not offer for public sale any equity interests during a period not to exceed 90 days (180 days in the case of an initial public offering) after the effective date of any registration statement filed by the Company in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

Amended and Restated Fee Agreement

        In connection with the merger with LCE Holdings Inc., the Company and the Sponsors entered into an Amended and Restated Fee Agreement, which provided for an annual management fee of $5,000,000, payable quarterly and in advance to each Sponsor, on a pro rata basis, until the earliest of (i) the twelfth anniversary from December 23, 2004, and (ii) such time as the sponsors own less than 20% in the aggregate of the Company. In addition, the fee agreement provided for reimbursements by the Company to the Sponsors for their out-of-pocket expenses and to the Company of up to $3,500,000 for fees payable in any single fiscal year in order to maintain the Company's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees. The Amended and Restated Fee Agreement terminated on June 11, 2007, the date of the holdco merger, and was superseded by a substantially identical agreement entered into by the Company, the Sponsors and the Company's other stockholders.

        Upon the consummation of a change in control transaction or an initial public offering, each of the Sponsors will receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. As of March 29,

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 18—RELATED PARTY TRANSACTIONS (Continued)

2012, the Company estimates this amount would be $21,969,000. The Company expects to record any lump sum payment to the Sponsors as a dividend.

        The fee agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

        The Company is owned by the Sponsors, other co-investors and by certain members of management as follows: JPMP (20.834%); Apollo (20.834%); Bain Capital Partners (15.126%); The Carlyle Group (15.126%); Spectrum Equity Investors (9.788%); Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. (3.909%); Co-Investment Partners, L.P. (3.909%); Caisse de Depot et Placement du Quebec (3.127%); AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (2.736%); SSB Capital Partners (Master Fund) I, L.P. (1.955%); CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., and GSO Credit Opportunities Fund (Helios), L.P. (1.564%); Credit Suisse Anlagestiftung, Pearl Holding Limited, Vega Invest (Guernsey) Limited and Partners Group Private Equity Performance Holding Limited (0.782%); Screen Investors 2004, LLC (0.152%); and current and former members of management (0.158%)(1).

(1)
All percentage ownerships are approximate.

Control Arrangement

        The Sponsors have the ability to control the Company's affairs and policies and the election of directors and appointment of management.

DCIP

        In February 2007, Mr. Travis Reid was hired as the chief executive officer of DCIP, a joint venture between AMCE, Cinemark and Regal formed to explore the possibility of implementing digital cinema in our theatres and to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema. Mr. Reid resigned as CEO of DCIP in October 2010. Mr. Reid was a member of the Company's Board of Directors until October 15, 2010. See Note 7—Investments, for a discussion of transactions with DCIP.

Market Making Transactions

        On June 9, 2009, AMCE sold $600,000,000 in aggregate principal amount of its Notes due 2019. On December 15, 2010, AMCE sold $600,000,000 in aggregate principal amount of its Notes due 2020. J.P. Morgan Securities LLC, an affiliate of J.P. Morgan Partners, LLC, which owns approximately 20.8% of Parent, and Credit Suisse Securities (USA) LLC, whose affiliates own approximately 1.62% of Parent, were initial purchasers of the Notes due 2019 and Notes due 2020.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 19—CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

        The Company is a holding company that conducts substantially all of its business operations through its subsidiaries.

        There are significant restrictions on the Company's ability to obtain funds from any of its subsidiaries through dividends, loans or advances. Accordingly, these condensed financial statements have been presented on a "parent-only" basis. Under a parent-only presentation, the Company's investments in its consolidated subsidiaries are presented under the equity method of accounting. These parent-only financial statements should be read in conjunction with the Company's audited consolidated financial statements.

AMC Entertainment Holdings, Inc.
CONDENSED STATEMENTS OF OPERATIONS—PARENT ONLY

(In thousands)	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010
Operating Costs and Expenses
General and administrative:
Merger, acquisition and transaction costs	$1,336	$2,753	$195
Other	(281)	21	310

Operating costs and expenses	1,055	2,774	505

Other expense (income)
Equity in (earnings) loss of Marquee Holdings Inc.	—	—	(39,654)
Equity in loss of AMC Entertainment Inc.	81,988	122,853	—
Other expense (income)	563	14,840	(85,234)
Interest expense
Corporate borrowings	10,514	33,937	12,019
Investment income	(22)	(100)	(47)

Total other (income) expense	93,043	171,530	(112,916)

Earnings (loss) before income taxes	(94,098)	(174,304)	112,411
Income tax provision	—	—	32,500

Net earnings (loss)	$(94,098)	$(174,304)	$79,911

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 19—CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY (Continued)

AMC Entertainment Holdings, Inc.
CONSOLIDATED BALANCE SHEETS—PARENT ONLY

(In thousands, except share data)	March 29, 2012	March 31, 2011
Assets
Cash and equivalents	$5,268	$116,250
Receivables	—	—
Other current assets	—	—

Total current assets	5,268	116,250
Goodwill	30,019	30,019
Investment in AMC Entertainment Inc.	154,340	360,159
Other long-term assets	—	488

Total assets	$189,627	$506,916

Liabilities and Stockholders' Equity
Current liabilities:
Accrued expenses and other liabilities	$1,476	$2,599

Total current liabilities	1,476	2,599
Corporate borrowings	—	209,568
Deferred Taxes	30,550	28,800

Total liabilities	32,026	240,967

Stockholders' Equity:
Class A-1 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 382,475.00000 and 382,475.00000 shares issued and outstanding as of March 29, 2012 and March 31, 2011, respectively)	4	4
Class A-2 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 382,475.00000 and 382,475.00000 shares issued and outstanding as of March 29, 2012 and March 31, 2011, respectively)	4	4
Class N Common Stock nonvoting ($.01 par value, 375,000 shares authorized; 2,021.01696 shares issued and outstanding as of March 29, 2012 and March 31, 2011, respectively	—	—
Class L-1 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 256,085.61252 and 256,085.61252 shares issued and outstanding as of March 29, 2012 and March 31, 2011, respectively)	3	3
Class L-2 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 256,085.61252 shares issued and outstanding as of March 29, 2012 and March 31, 2011, respectively)	3	3
Additional paid-in capital	673,325	671,363
Treasury stock, 4,314 shares at cost	(2,596)	(2,596)
Accumulated other comprehensive loss	(20,203)	(3,991)
Accumulated deficit	(492,939)	(398,841)

Total stockholders' equity	157,601	265,949

Total liabilities and stockholders' equity	$189,627	$506,916

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 19—CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY (Continued)

AMC Entertainment Holdings, Inc.
CONDENSED STATEMENTS OF CASH FLOWS—PARENT ONLY

(In thousands)	52 Weeks Ended March 29, 2012	52 Weeks Ended March 31, 2011	52 Weeks Ended April 1, 2010
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
Cash flows from operating activities
Net earnings (loss)	$(94,098)	$(174,304)	$79,911
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Amortization of discount on corporate borrowings	—	—	—
Interest accrued to principal on Corporate borrowings	9,446	10,981	10,570
Discount on repurchase of Discount Notes due 2014	—	(70,877)	—
Interest paid and discount on Repurchase of Parent Term Loan	(59,965)	—	(29,046)
Deferred income taxes	—	—	32,500
Loss (gain) on extinguishment of debt	384	4,202	(85,451)
Equity in (earnings) loss of Marquee Holdings Inc.	—	—	(39,654)
Equity in loss of AMC Entertainment Inc.	81,988	122,853	—
Net change in operating activities:
Receivables and other assets	1,364	120	(344)
Accrueds and other liabilities	(612)	(3,341)	—
Other, net	1,195	2,126	1,499

Net cash used in operating activities	(60,298)	(108,240)	(30,015)

Cash flows from investing activities
Contribution from Marquee Holdings Inc.	—	—	300,881
Contribution from AMC Entertainment Inc.	109,581	278,258	—

Net cash provided by investing activities	109,581	278,258	300,881

Cash flows from financing activities
Repayment of Discount Notes due 2014	—	(169,918)	—
Repurchase of Parent Term Loan	(159,440)	—	(160,035)
Deferred financing costs	(825)	(100)	(203)
Proceeds from issuance of common stock	—	—	—
Treasury stock purchases	—	—	—

Net cash used in financing activities	(160,265)	(170,018)	(160,238)
Cash received from Marquee Holdings Inc. merger with Parent	—	2,605	—

Net increase (decrease) in cash and equivalents	(110,982)	2,605	110,628
Cash and equivalents at beginning of year	116,250	113,645	3,017

Cash and equivalents at end of year	$5,268	$116,250	$113,645

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 19—CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY (Continued)

AMC Entertainment Holdings, Inc.

CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY—PARENT ONLY

	Class A-1 Voting Common Stock		Class A-2 Voting Common Stock		Class N Nonvoting Common Stock
(In thousands, except share and per share data)	Shares	Amount	Shares	Amount	Shares	Amount
Balance April 2, 2009 through March 29, 2012	382,475.00000	$4	382,475.00000	$4	1,700.63696	$—
Comprehensive earnings
Net earnings	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—
Change in fair value of cash flow hedges	—	—	—	—	—	—
Losses on interest rate swaps reclassified to interest expense corporate borrowings	—	—	—	—	—	—
Pension and other benefit adjustments	—	—	—	—	—	—
Unrealized gain on marketable securities	—	—	—	—	—	—
Comprehensive earnings	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—

Balance April 1, 2010	382,475.0000	4	382,475.0000	4	1,700.63696	—
Comprehensive loss:
Net loss	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—
Pension and other benefit adjustments	—	—	—	—	—	—
Unrealized net loss on marketable securities	—	—	—	—	—	—
Comprehensive loss	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—
Issuance of Class N Common Stock	—	—	—	—	320.38	—

Balance March 31, 2011	382,475.00000	4	382,475.00000	4	2,021.01696	—
Comprehensive loss:
Net loss	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—
Pension and other benefit adjustments	—	—	—	—	—	—
Change in fair value of marketable securities	—	—	—	—	—	—
Unrealized net loss on marketable securities reclassified to investment loss	—	—	—	—	—	—

Comprehensive loss	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—

Balance March 29, 2012	382,475.00000	$4	382,475.00000	$4	2,021.01696	$—

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 19—CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY (Continued)

AMC Entertainment Holdings, Inc.

CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY—PARENT ONLY (Continued)

Class L-1 Voting Common Stock		Class L-2 Voting Common Stock
						Accumulated Other Comprehensive Income (Loss)
				Additional Paid-in Capital	Treasury Stock		Accumulated Deficit	Total Stockholders' Equity
Shares	Amount	Shares	Amount
256,085.61252	$3	256,085.61252	$3	$668,453	$(2,596)	$17,061	$(304,448)	$378,484

—	—	—	—	—	—	—	79,911	79,911
—	—	—	—	—	—	(13,021)	—	(13,021)
—	—	—	—	—	—	(6)	—	(6)

—	—	—	—	—	—	558	—	558
—	—	—	—	—	—	(8,499)	—	(8,499)
—	—	—	—	—	—	731	—	731

—	—	—	—	—	—	—	—	59,674
—	—	—	—	1,384	—	—	—	1,384

256,085.61252	3	256,085.61252	3	669,837	(2,596)	(3,176)	(224,537)	439,542

—	—	—	—	—	—	—	(174,304)	(174,304)
—	—	—	—	—	—	(5,678)	—	(5,678)
—	—	—	—	—	—	(1,109)	—	(1,109)
—	—	—	—	—	—	5,972	—	5,972

—	—	—	—	—	—	—	—	(175,119)
—	—	—	—	1,526	—	—	—	1,526
—	—	—	—	—	—	—	—	—

256,085.61252	3	256,085.61252	3	671,363	(2,596)	(3,991)	(398,841)	265,949

—	—	—	—	—	—	—	(94,098)	(94,098)
—	—	—	—	—	—	2,465	—	2,465
—	—	—	—	—	—	(18,883)	—	(18,883)
—	—	—	—	—	—	(17,490)	—	(17,490)
—	—	—	—	—	—	17,696	—	17,696

—	—	—	—	—	—	—	—	(110,310)
—	—	—	—	1,962	—	—	—	1,962

256,085.61252	$3	256,085.61252	$3	$673,325	$(2,596)	$(20,203)	$(492,939)	$157,601

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years Ended March 29, 2012, March 31, 2011 and April 1, 2010

NOTE 20—SUBSEQUENT EVENTS

        On May 20, 2012, Parent and Dalian Wanda Group Co., Ltd. ("Wanda"), a Chinese private conglomerate, announced that they have signed an agreement pursuant to which Wanda will acquire all of the outstanding equity interests in Parent. Upon the closing, Parent and the Company will become wholly owned subsidiaries of Wanda.

        The transaction, which is subject to government approval in China and the United States, is valued at approximately $2.6 billion. The consummation of the transaction is subject to customary closing conditions and the receipt of regulatory approvals.

        The proposed acquisition will constitute a change of control under the Company's Senior Secured Credit Facility and under the indentures governing the Company's outstanding Notes due 2014, Notes due 2019, and Notes due 2020. The Company will be required to either seek an amendment to the Senior Secured Credit Facility to permit the change of control or to repay all amounts outstanding thereunder. In addition, upon completion of the proposed acquisition, the Company will be required to make a "change of control offer" in respect of the Notes due 2014, Notes due 2019, and Notes due 2020 or seek a waiver of the requirement. Wanda has provided to us copies of commitment letters evidencing financing commitments to Wanda which, together with Wanda's cash on hand, are expected to be sufficient to fully finance the transaction in the event any outstanding indebtedness is repaid pursuant to the change in control offer.

AMC Entertainment Holdings, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Years Ended March 29, 2012, March 31, 2011 and April 1, 2010 (Continued)

NOTE 21—SUPPLEMENTAL FINANCIAL INFORMATION (UNAUDITED)

AMC Entertainment Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS BY QUARTER
(In thousands)

									Fiscal Year
	June 30, 2011	July 1, 2010	September 29, 2011	September 30, 2010	December 29, 2011	December 30, 2010	March 29, 2012	March 31, 2011
									2012	2011
Revenues
Admissions	$478,090	$448,597	$475,504	$458,572	$384,363	$427,358	$439,510	$363,331	$1,777,467	$1,697,858
Concessions	192,564	175,959	188,236	179,712	152,666	160,038	176,406	148,399	709,872	664,108
Other theatre	21,919	18,335	29,139	22,955	23,017	17,672	39,180	16,171	113,255	75,133

Total revenues	692,573	642,891	692,879	661,239	560,046	605,068	655,096	527,901	2,600,594	2,437,099

Cost and Expenses
Film exhibition costs	259,215	238,823	256,242	242,181	201,358	223,642	228,197	183,112	945,012	887,758
Concession costs	26,256	20,496	25,606	23,805	21,844	19,760	23,530	19,126	97,236	83,187
Operating expense	179,730	147,641	188,788	173,835	176,682	174,670	176,226	217,700	721,426	713,846
Rent	117,257	114,554	118,299	121,481	116,645	120,086	116,622	119,689	468,823	475,810
General and administrative:
Merger, acquisition and transaction costs	905	5,856	702	5,330	98	2,210	2,501	3,442	4,206	16,838
Management fee	1,250	1,250	1,250	1,250	1,250	1,250	1,250	1,250	5,000	5,000
Other	14,409	13,071	13,746	18,047	7,719	10,198	15,621	16,841	51,495	58,157
Depreciation and amortization	51,818	48,603	51,353	52,355	53,743	55,937	57,115	55,518	214,029	212,413
Impairment of long-lived assets	—	—	—	—	—	—	285	12,779	285	12,779

Total costs and expenses	650,840	590,294	655,986	638,284	579,339	607,753	621,347	629,457	2,507,512	2,465,788

Other expense (income)
Other income	380	—	36	(132)	13	21,762	1,536	21,057	1,965	42,687
Interest expense
Corporate borrowings	42,987	43,564	43,326	43,344	43,500	44,667	42,346	45,884	172,159	177,459
Capital and financing lease obligations	1,498	1,383	1,493	1,625	1,489	1,596	1,488	1,594	5,968	6,198
Equity in earnings of non-consolidated entities	(496)	1,766	4,801	(5,332)	(6,169)	(13,491)	(10,695)	(121)	(12,559)	(17,178)
Gain on NCM Tansactions	—	—	—	(64,648)	—	—	—	207	—	(64,441)
Investment income	(46)	(69)	(16)	(86)	17,701	(232)	(32)	(104)	17,607	(491)

Total other expense (income)	44,323	46,644	49,640	(25,229)	56,534	54,302	34,643	68,517	185,140	144,234

Earnings (loss) from continuing operations before income taxes	(2,590)	5,953	(12,747)	48,184	(75,827)	(56,987)	(894)	(170,073)	(92,058)	(172,923)
Income tax provision (benefit)	525	6,450	545	(1,300)	440	(3,025)	505	(175)	2,015	1,950

Earnings (loss) from continuing operations	(3,115)	(497)	(13,292)	49,484	(76,267)	(53,962)	(1,399)	(169,898)	(94,073)	(174,873)
Earnings (loss) from discontinued operations, net of income taxes	(9)	(17)	(18)	(8)	73	599	(71)	(5)	(25)	569

Net earnings (loss)	$(3,124)	$(514)	$(13,310)	$49,476	$(76,194)	$(53,363)	$(1,470)	$(169,903)	$(94,098)	$(174,304)

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$(2.44)	$(0.39)	$(10.39)	$38.70	$(59.62)	$(42.19)	$(1.09)	$(132.82)	$(73.54)	$(136.73)
Earnings (loss) from discontinued operations	(0.00)	(0.01)	(0.02)	(0.01)	0.05	0.46	(0.06)	(0.01)	(0.02)	0.44

Basic earnings (loss) per share:	$(2.44)	$(0.40)	$(10.41)	$38.69	$(59.57)	$(41.73)	$(1.15)	$(132.83)	$(73.56)	$(136.29)

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$(2.44)	$(0.39)	$(10.39)	$38.23	$(59.62)	$(42.19)	$(1.09)	$(132.82)	$(73.54)	$(136.73)
Earnings (loss) from discontinued operations	(0.00)	(0.01)	(0.02)	(0.01)	0.05	0.46	(0.06)	(0.01)	(0.02)	0.44

Diluted earnings (loss) per share:	$(2.44)	$(0.40)	$(10.41)	$38.22	$(59.57)	$(41.73)	$(1.15)	$(132.83)	$(73.56)	$(136.29)

Average shares outstanding
Basic	1,279.14	1,278.82	1,279.14	1,278.82	1,279.14	1,278.90	1,279.14	1,279.14	1,279.14	1,278.92

Diluted	1,279.14	1,278.82	1,279.14	1,294.51	1,279.14	1,278.90	1,279.14	1,279.14	1,279.14	1,278.92

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members of
National CineMedia, LLC
Centennial, Colorado

        We have audited the accompanying balance sheets of National CineMedia, LLC (the "Company") as of December 29, 2011 and December 30, 2010, and the related statements of income, comprehensive income, members' equity (deficit), and cash flows for the years ended December 29, 2011, December 30, 2010 and December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 29, 2011 and December 30, 2010, and the results of its operations and its cash flows for the years ended December 29, 2011, December 30, 2010 and December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Denver, Colorado
March 20, 2012

NATIONAL CINEMEDIA, LLC

BALANCE SHEETS

(In millions)

	December 29, 2011	December 30, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9.2	$13.8
Receivables, net of allowance of $4.3 and $3.7 million, respectively	96.6	100.1
Prepaid expenses	1.7	1.7
Prepaid management fees to managing member	1.0	0.8

Total current assets	108.5	116.4
NON-CURRENT ASSETS:
Property and equipment, net of accumulated depreciation of $54.8 and $46.4 million, respectively	24.6	19.8
Intangible assets, net of accumulated amortization of $20.8 and $10.8 million, respectively	274.9	275.2
Debt issuance costs, net	12.6	7.3
Other investment	0.2	6.7
Other long-term assets	0.6	0.6

Total non-current assets	312.9	309.6

TOTAL	$421.4	$426.0

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
CURRENT LIABILITIES:
Amounts due to founding members	22.0	25.2
Amounts due to managing member	21.2	28.2
Accrued expenses	16.2	8.6
Current portion of long-term debt	0.0	1.2
Current portion of interest rate swap agreements	24.0	25.3
Accrued payroll and related expenses	9.0	9.3
Accounts payable	12.8	10.5
Deferred revenue	2.9	3.8

Total current liabilities	108.1	112.1
NON-CURRENT LIABILITIES:
Borrowings	794.0	775.0
Interest rate swap agreements	46.8	45.5

Total non-current liabilities	840.8	820.5

Total liabilities	948.9	932.6

COMMITMENTS AND CONTINGENCIES (NOTE 9)
MEMBERS' EQUITY/(DEFICIT) (including accumulated other comprehensive loss of $56.9 and $58.3 million, respectively)	(527.5)	(506.6)

TOTAL	$421.4	$426.0

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF INCOME

(In millions)

	Year Ended December 29, 2011	Year Ended December 30, 2010	Year Ended December 31, 2009
REVENUE:
Advertising (including revenue from founding members of $38.2, $38.5 and $38.2 million, respectively)	$386.1	$379.4	$335.1
Fathom Events	49.2	48.0	45.5
Other	0.1	0.1	0.1

Total	435.4	427.5	380.7

OPERATING EXPENSES:
Advertising operating costs	24.6	21.7	20.0
Fathom Events operating costs (including $9.3, $8.6, and $7.7 million to founding members, respectively)	34.1	32.4	29.1
Network costs	17.7	20.0	18.6
Theatre access fees—founding members	55.4	52.6	52.7
Selling and marketing costs (including $1.1, $1.2 and $1.1 million to founding members, respectively)	59.8	57.9	50.2
Administrative costs	17.6	17.9	14.8
Administrative fee—managing member	13.7	16.6	10.8
Depreciation and amortization	18.8	17.8	15.6
Other costs	0.0	0.0	0.7

Total	241.7	236.9	212.5

OPERATING INCOME	193.7	190.6	168.2

NON-OPERATING EXPENSES:
Interest on borrowings	49.2	44.4	47.1
Interest income	0.0	0.0	(0.1)
Change in derivative fair value	1.3	5.3	(7.0)
Impairment on investment	6.7	0.0	0.0
Other non-operating	1.7	0.2	(1.9)

Total	58.9	49.9	38.1

INCOME BEFORE INCOME TAXES	134.8	140.7	130.1

Provision for income taxes	0.3	0.5	0.8
Equity loss from investment, net	0.0	0.7	0.8

NET INCOME	$134.5	$139.5	$128.5

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	Year Ended December 29, 2011	Year Ended December 30, 2010	Year Ended December 31, 2009
NET INCOME	$134.5	$139.5	$128.5

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized gain (loss) on cash flow hedge	1.4	(10.9)	26.1

COMPREHENSIVE INCOME	$135.9	$128.6	$154.6

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF MEMBERS' EQUITY/(DEFICIT)

(In millions)

	Units	Amount
Balance—January 1, 2009	99,419,620	$(685.6)
Capital contribution from founding members	11,781	0.1
Distribution to managing member	—	(57.8)
Distribution to founding members	—	(81.5)
Units issued for purchase of intangible asset	2,126,104	28.5
Comprehensive Income	—	154.6
Share-based compensation expense/capitalized	—	2.1

Balance—December 31, 2009	101,557,505	$(639.6)

Capital contribution from managing member	472,259	3.5
Distribution to managing member	—	(71.0)
Distribution to founding members	—	(85.1)
Units issued for purchase of intangible asset	8,722,428	151.3
Comprehensive Income	—	128.6
Share-based compensation issued	—	(0.1)
Share-based compensation expense/capitalized	—	5.8

Balance—December 30, 2010	110,752,192	$(506.6)

Capital contribution from managing member	385,128	5.5
Distribution to managing member	—	(78.7)
Distribution to founding members	—	(83.0)
Equity returned from purchase of intangible asset	(322,751)	(5.5)
Comprehensive Income	—	135.9
Share-based compensation issued	—	(0.1)
Share-based compensation expense/capitalized	—	5.0

Balance—December 29, 2011	110,814,569	$(527.5)

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 29, 2011	Year Ended December 30, 2010	Year Ended December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$134.5	$139.5	$128.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18.8	17.8	15.6
Non-cash share-based compensation	4.8	5.6	2.0
Net unrealized loss (gain) on hedging transactions	1.3	5.3	(7.0)
Impairment on investment	6.7	0.0	0.0
Equity loss from investment	0.0	0.7	0.8
Amortization of debt issuance costs	2.3	1.9	1.9
Write-off of debt issuance costs	1.5	0.0	0.0
Other non-cash operating activities	0.0	0.6	0.0
Changes in operating assets and liabilities:
Receivables—net	3.3	(11.1)	3.0
Accounts payable and accrued expenses	9.7	(1.6)	6.9
Amounts due to founding members and managing member	(4.6)	4.1	1.2
Other operating	(1.1)	0.8	(3.5)

Net cash provided by operating activities	177.2	163.6	149.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(13.5)	(10.1)	(8.4)
Proceeds from sale of property and equipment to founding member	0.0	3.0	0.0
Increase in investment in affiliate	0.0	0.0	(2.0)
Purchase of intangible assets	(15.9)	0.0	0.0

Net cash used in investing activities	(29.4)	(7.1)	(10.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	335.0	124.3	0.0
Repayments of borrowings	(317.2)	(152.5)	(3.0)
Payment of debt issuance costs	(9.1)	0.0	0.0
Founding members integration payments	1.9	3.9	3.6
Distributions to founding members and managing member	(168.4)	(159.6)	(135.9)
Unit settlement for share-based compensation	5.4	3.4	0.0

Net cash used in financing activities	(152.4)	(180.5)	(135.3)

CHANGE IN CASH AND CASH EQUIVALENTS	(4.6)	(24.0)	3.7
CASH AND CASH EQUIVALENTS:
Beginning of period	13.8	37.8	34.1

End of period	$9.2	$13.8	$37.8

See accompanying notes to financial statements.

NATIONAL CINEMEDIA, LLC

STATEMENTS OF CASH FLOWS (Continued)

(In millions)

	Year Ended December 29, 2011	Year Ended December 30, 2010	Year Ended December 31, 2009
Supplemental disclosure of non-cash financing and investing activity:
Purchase of an intangible asset with equity (equity returned)	$(5.5)	$151.3	$28.5
Settlement of put liability by issuance of debt	$0.0	$0.0	$7.0
Assets acquired in settlement of put liability	$0.0	$0.0	$2.5
Increase in cost method investment	$0.2	$0.0	$0.0
Supplemental disclosure of cash flow information:
Cash paid for interest	$39.2	$49.8	$38.8
Cash paid for income taxes	$0.3	$0.5	$0.8

See accompanying notes to financial statements.

1. THE COMPANY

  Description of Business

        National CineMedia, LLC ("NCM LLC" or "the Company") commenced operations on April 1, 2005 and operates the largest digital in-theatre network in North America, allowing NCM LLC to distribute advertising, Fathom entertainment programming events and corporate events (the "Services") under long-term exhibitor services agreements ("ESAs") with American Multi-Cinema, Inc. ("AMC"), a wholly owned subsidiary of AMC Entertainment, Inc. ("AMCE"), Regal Cinemas, Inc., a wholly owned subsidiary of Regal Entertainment Group ("Regal"), and Cinemark USA, Inc. ("Cinemark USA"), a wholly owned subsidiary of Cinemark Holdings, Inc. ("Cinemark"). AMC, Regal and Cinemark and their affiliates are referred to in this document as "founding members." NCM LLC also provides the Services to certain third-party theatre circuits under "network affiliate" agreements, which expire at various dates.

        At December 29, 2011, NCM LLC had 110,814,569 common membership units outstanding, of which 53,934,605 (48.7%) were owned by National CineMedia, Inc. ("NCM, Inc.", "manager" or "managing member"), 22,060,262 (19.9%) were owned by Regal, 17,495,920 (15.8%) were owned by Cinemark, and 17,323,782 (15.6%) were owned by AMC. The membership units held by the founding members are exchangeable into NCM, Inc. common stock on a one-for-one basis.

  Basis of Presentation

        The Company has prepared its financial statements and related notes of NCM LLC in accordance with accounting principles generally accepted in the United States of America ("GAAP") and the rules and regulations of the Securities and Exchange Commission ("SEC").

        The Company's business is seasonal and for this and other reasons operating results for interim periods may not be indicative of the Company's full year results or future performance. As a result of the various related-party agreements discussed in Note 5, the operating results as presented are not necessarily indicative of the results that might have occurred if all agreements were with non-related third parties.

        Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include those related to the reserve for uncollectible accounts receivable and equity-based compensation. Actual results could differ from those estimates.

        Reclassifications—Certain reclassifications of previously reported interest income and other within the statements of income, share based compensation within the statement of members' equity (deficit), other accrued expenses within accrued expenses and within network, administrative and unallocated costs in segment reporting have been made to conform to the current year presentation.

  Significant Accounting Policies

        Accounting Period—The Company operates on a 52-week fiscal year, with the fiscal year ending on the first Thursday after December 25, which, in certain years, results in a 53-week year.

        Segment Reporting—Advertising is the principal business activity of the Company and is the Company's reportable segment under the requirements of ASC 280, Segment Reporting. Fathom Consumer Events and Fathom Business Events are operating segments under ASC 280, but do not meet the quantitative thresholds for segment reporting. The Company does not evaluate its segments

1. THE COMPANY (Continued)

on a fully allocated cost basis, nor does the Company track segment assets separately. Therefore, the measure of segment operating income net of direct expenses presented herein is not prepared on the same basis as operating income in the statements of income and the results are not indicative of what segment results of operations would have been had it been operated on a fully allocated cost basis. The Company cautions that it would be inappropriate to assume that unallocated operating costs are incurred proportional to segment revenue or any directly identifiable segment expenses. Refer to Note 12.

        Revenue Recognition—Advertising revenue is recognized in the period in which an advertising contract is fulfilled against the contracted theatre attendees. Make-good provisions are made to defer contracted revenue to future periods when attendance is delivered and is included in accrued expenses. Deferred revenue refers to the unearned portion of advertising contracts. All deferred revenue is classified as a current liability. Fathom Events revenue is recognized in the period in which the event is held.

        Barter Transactions—The Company enters into barter transactions that exchange advertising program time for products and services used principally for selling and marketing activities. The Company records barter transactions at the estimated fair value of the advertising exchanged based on fair value received for similar advertising from cash paying customers. Revenues for advertising barter transactions are recognized when advertising is provided, and products and services received are charged to expense when used. The Company limits the use of such barter transactions to items and services for which it would otherwise have paid cash. Any timing differences between the delivery of the bartered revenue and the use of the bartered expense products and services are recorded through deferred revenue. Revenue and expense from barter transactions for the year ended December 29, 2011 were $1.6 million and $1.1 million, respectively, were $1.5 million and $1.1 million for the year ended December 30, 2010, respectively and were not material to the Company's statements of income for the year ended December 31, 2009.

        Operating Costs—Advertising related operating costs primarily include personnel and other costs related to advertising fulfillment, payments due to unaffiliated theatre circuits under the network affiliate agreements, and to a lesser extent, production costs of non-digital advertising.

        Fathom Events operating costs include revenue share under the amended and restated ESAs to the founding members and revenue share to affiliate theatres under separate agreements, payments to event content producers and other direct costs of the meeting or event, including equipment rental, catering and movie tickets acquired primarily from the founding members.

        Payment to the founding members of a theatre access fee is comprised of a payment per theatre attendee and a payment per digital screen, both of which escalate over time.

        Network costs include personnel, satellite bandwidth, repairs, and other costs of maintaining and operating the digital network and preparing advertising and other content for transmission across the digital network. These costs are not specifically allocated between the advertising business and the Fathom Events business.

        Leases—The Company leases various office facilities under operating leases with terms ranging from five to 16 years. The Company calculates straight-line rent expense over the initial lease term and renewals that are reasonably assured.

        Advertising Costs—Costs related to advertising and other promotional expenditures are expensed as incurred. Due to the nature of the business, the Company has an insignificant amount of advertising costs included in selling and marketing costs on the statements of income.

1. THE COMPANY (Continued)

        Cash and Cash Equivalents—All highly liquid debt instruments and investments purchased with an original maturity of three months or less are classified as cash equivalents and are considered available-for-sale securities. There are cash balances in a bank in excess of the federally insured limits or in the form of a money market demand account with a major financial institution.

        Restricted Cash—At December 29, 2011 and December 30, 2010, other non-current assets included restricted cash of $0.3 million, which secures a letter of credit used as a lease deposit on NCM LLC's New York office.

        Receivables—Bad debts are provided for using the allowance for doubtful accounts method based on historical experience and management's evaluation of outstanding receivables at the end of the period. Receivables are written off when management determines amounts are uncollectible. Trade accounts receivable are uncollateralized and represent a large number of geographically dispersed debtors. At December 29, 2011, there was one advertising agency group through which the Company sources national advertising revenue representing approximately 15% of the Company's outstanding gross receivable balance; however, none of the individual contracts related to the advertising agency were more than 10% of advertising revenue. At December 30, 2010, there were two advertising agency groups through which the Company sources national advertising revenue representing approximately 21% and 17% of the Company's outstanding gross receivable balance; however, none of the individual contracts related to the advertising agencies were more than 10% of advertising revenue. The collectability risk is reduced by dealing with large, national advertising agencies who have strong reputations in the advertising industry and clients with stable financial positions.

        Receivables consisted of the following, in millions:

	As of December 29, 2011	As of December 30, 2010
Trade accounts	$98.4	$100.9
Other	2.5	2.9
Less allowance for doubtful accounts	(4.3)	(3.7)

Total	$96.6	$100.1

        Long-lived Assets—Property and equipment is stated at cost, net of accumulated depreciation or amortization. Refer to Note 2. Major renewals and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed currently. In general, the equipment associated with the digital network of the founding member theatres is owned by the founding members, while the equipment associated with network affiliate theatres is owned by the Company. The Company records depreciation and amortization using the straight-line method over the following estimated useful lives:

Equipment	4 - 10 years
Computer hardware and software	3 - 5 years
Leasehold improvements	Lesser of lease term or asset life

        Software and web site development costs developed or obtained for internal use are accounted for in accordance with ASC Subtopic 350-40 Internal Use Software and ASC Subtopic 350-50 Website Development Costs. The subtopics require the capitalization of certain costs incurred in developing or obtaining software for internal use. The majority of software costs and website development costs, which are included in equipment, are depreciated over three to five years. As of December 29, 2011 and December 30, 2010, the Company had a net book value of $9.3 million and $9.2 million,

1. THE COMPANY (Continued)

respectively, of capitalized software and website development costs. Approximately $4.8 million, $6.5 million and $6.7 million was recorded for the years ended December 29, 2011, December 30, 2010 and December 31, 2009, respectively, in depreciation expense. For the years ended December 29, 2011, December 30, 2010 and December 31, 2009, the Company recorded $0.9 million, $1.2 million and $1.6 million in research and development expense, respectively.

        Construction in progress includes costs relating to installations of equipment into affiliate theatres. Assets under construction are not depreciated until placed into service.

        The Company assesses impairment of long-lived assets pursuant with ASC 360 Property, Plant and Equipment. This includes determining if certain triggering events have occurred that could affect the value of an asset. Thus far, we have recorded no impairment charges related to long-lived assets.

        Intangible assets—Intangible assets consist of contractual rights and are stated at cost, net of accumulated amortization. Refer to Note 3. The Company records amortization using the straight-line method over the contractual life of the intangibles, corresponding to the term of the ESAs or the term of the contract with the network affiliate. During the year ended December 29, 2011, the Company recorded net intangible assets of $10.4 million, which are amortized over a weighted average amortization period of 16.1 years. As of December 29, 2011, the gross carrying amount of the intangible assets is $295.7 million, with a remaining weighted average amortization period of 24.9 years.

        Amounts Due to/from Founding Members—Amounts due to/from founding members in the 2011 and 2010 periods include amounts due for the theatre access fee, offset by a receivable for advertising time purchased by the founding members on behalf of their beverage concessionaire, as well as revenue share earned for Fathom Events plus any amounts outstanding under other contractually obligated payments. Payments to or received from the founding members against outstanding balances are made monthly.

        Amounts Due to Managing Member—Amounts due to the managing member include amounts due under the NCM LLC operating agreement and other contractually obligated payments. Payments to or received from the managing member against outstanding balances are made monthly.

        Income Taxes—As a limited liability company, NCM LLC's taxable income or loss is allocated to the founding members and managing member and, therefore, the only provision for income taxes included in the financial statements is for income-based state and local taxes.

        NCM LLC's calendar years 2007 and 2008 tax returns are currently under examination by the Internal Revenue Service ("IRS"). In September 2011, NCM LLC received a Notice of Proposed Adjustment ("NOPA") for the calendar year 2007 examination primarily related to characterization of the cash received by the founding members at or around the date of NCM, Inc.'s initial public offering ("IPO"). As NCM LLC is a pass-through entity for federal income tax purposes, there will be no direct impact to the financial statements of NCM LLC. NCM LLC strongly disagrees with, and will contest, the IRS' positions.

1. THE COMPANY (Continued)

        Accumulated Other Comprehensive Loss—Accumulated other comprehensive loss is composed of the following (in millions):

	Years Ended
	December 29, 2011	December 30, 2010	December 31, 2009
Beginning Balance	$(58.3)	$(47.4)	$(73.5)
Change in fair value on cash flow hedge	0.1	(12.2)	24.8
Reclassifications into earnings	1.3	1.3	1.3

Ending Balance	$(56.9)	$(58.3)	$(47.4)

        Debt Issuance Costs—In relation to the issuance of long-term debt discussed in Note 6, there is a balance of $12.6 million and $7.3 million in deferred financing costs as of December 29, 2011 and December 30, 2010, respectively. These debt issuance costs are being straight-line amortized over the terms of the underlying obligation and are included in interest on borrowings, which approximates the effective interest method. In 2011, NCM LLC recorded a $1.5 million non-cash charge for deferred loan fees associated with the balance of the senior secured credit facility that was prepaid and paid $9.1 million in debt issuance costs in relation to the debt restructuring discussed in Note 6. For each of the years ended December 29, 2011, December 30, 2010, and December 31, 2009 the Company amortized $2.3 million, $1.9 million, and $1.9 million, respectively.

        Other Investment—Through March 15, 2010, the Company accounted for its investment in RMG Networks, Inc., ("RMG") under the equity method of accounting as required by ASC 323-10 Investments—Equity Method and Joint Ventures. During the first quarter of 2010, RMG sold additional common stock to other third party investors for cash, which reduced the Company's ownership in RMG resulting in cost method accounting. During the fourth quarter of 2011, the Company recorded an impairment to the value of the investment and the carrying value was adjusted to zero due to the potential of the Company being further diluted by a new round of preferred equity that was senior to the Company's investment, which occurred in early 2012. At December 29, 2011 and December 30, 2010, the Company's ownership in RMG was approximately 19%, respectively, of the issued and outstanding preferred and common stock of RMG. Refer to Note 10 for additional discussion.

        During the fourth quarter of 2011, the Company received equity securities in a privately held company as consideration for an advertising contract, which the Company accounted for as a cost method investment. Refer to Note 10 for additional discussion.

        Share-Based Compensation—NCM, Inc. issues two types of share-based compensation awards: stock options and non-vested (restricted) stock. Compensation cost of non-vested stock is valued based on the market price on the grant date, the probability of vesting and is expensed over the vesting period. Compensation cost of stock options is based on the estimated grant date fair value using the Black-Scholes option pricing model, which requires that NCM, Inc. make estimates of various factors. Under the fair value recognition provisions of ASC 718 Compensation—Stock Compensation, the Company recognizes share-based compensation net of an estimated forfeiture rate, and therefore only recognizes compensation cost for those shares expected to vest over the requisite service period of the award. The recognized expense, including equity based compensation costs of NCM, Inc. employees, is included in the operating results of NCM LLC. Refer to Note 7.

        Derivative Instruments—NCM LLC has interest rate swap agreements with four counterparties that, at their inception, qualified for and were designated as cash flow hedges against interest rate exposure on the entire $550.0 million of currently outstanding debt obligations under the senior secured credit

1. THE COMPANY (Continued)

facility. The interest rate swap agreements have the effect of converting a significant portion of the Company's variable rate debt to a fixed rate of 6.484%. All interest rate swaps were entered into for risk management purposes. The Company has no derivatives for other purposes.

        During 2008, cash flow hedge accounting was discontinued for one of the interest swap agreements. The Company did not elect cash flow hedge accounting and the interest rate swap with the new counterparty is recorded at fair value with any change in the fair value recorded in the statements of income. In accordance with ASC 815 Derivatives and Hedging, the net derivative loss related to the discontinued cash flow hedge is being amortized to interest expense over the remaining term of the interest rate swap.

        Both at inception and on an on-going basis the Company performs an effectiveness test using the hypothetical derivative method. The fair values of the interest rate swaps with the counterparties on which the Company has elected and qualifies for cash flow hedge accounting (representing notional amounts of $412.5 million associated with a like amount of the variable rate debt) are recorded on the Company's balance sheet as a liability with the change in fair value recorded in other comprehensive income since the instruments were determined to be perfectly effective at December 29, 2011 and December 30, 2010.

        The fair value of the Company's interest rate swaps are based on dealer quotes, and represents an estimate of the amount the Company would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates and the forward yield curve for 3-month LIBOR. Refer to Note 11.

  Recent Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs ("ASU 2011-04"), which amends certain fair value measurements and disclosures. The Company adopted ASU 2011-04 effective December 15, 2011 with no impact on its financial statements.

        In June 2011, the FASB issued Accounting Standards Update 2011-05, Presentation of Comprehensive Income ("ASU 2011-05"), which is an amendment to ASC 220 Comprehensive Income. Under ASU 2011-05, all items that are required to be recognized under current accounting standards as components of comprehensive income shall be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted ASU 2011-05 effective December 15, 2011. Since the provisions of ASU 2011-05 are presentation related only, the adoption of ASU 2011-05 does not have a material effect on the Company's financial statements.

        In December 2011, the FASB issued Accounting Standards Update 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05 ("ASU 2011-12"). ASU 2011-12 defers the specific requirement within ASU 2011-05 to present on the face of the financial statements items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. The effective dates for ASU 2011-12 are consistent with the effective dates for ASU 2011-05 and, similar to the Company's evaluation for the adoption of ASU 2011-05, the adoption of this guidance does not have a material effect on the Company's financial statements.

        The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

2. PROPERTY AND EQUIPMENT

	As of December 29, 2011	As of December 30, 2010
	(in millions)
Equipment, computer hardware and software	$73.7	$63.3
Leasehold Improvements	3.4	1.7
Less accumulated depreciation	(54.8)	(46.4)

Subtotal	22.3	18.6
Construction in Progress	2.3	1.2

Total property and equipment	$24.6	$19.8

        For the years ended December 29, 2011, December 30, 2010, and December 31, 2009, the Company recorded depreciation of $8.8 million, $11.4 million, and $12.5 million, respectively.

3. INTANGIBLE ASSETS

        The following is a summary of the Company's intangible assets (in millions):

	As of December 31, 2009	Additions(1)	Amortization	Other(2)	As of December 30, 2010
Gross carrying amount	$138.6	$151.3	0.0	$(3.9)	$286.0
Accumulated amortization	(4.4)	0.0	(6.4)	0.0	(10.8)

Total intangible assets, net	$134.2	$151.3	$(6.4)	$(3.9)	$275.2

	As of December 30, 2010	Additions(3)	Amortization	Other(2)	As of December 29, 2011
Gross carrying amount	$286.0	$10.4	0.0	$(0.7)	$295.7
Accumulated amortization	(10.8)	0.0	(10.0)	0.0	(20.8)

Total intangible assets, net	$275.2	$10.4	$(10.0)	$(0.7)	$274.9

(1)
During the first quarter of 2010, NCM LLC issued 2,212,219 common membership units to its founding members in exchange for the rights to exclusive access to net new theatre screens and attendees added by the founding members to NCM LLC's network. As a result, NCM LLC recorded an intangible asset at the fair value of $39.8 million.

During the second quarter of 2010, NCM LLC issued 6,510,209 common membership units to a subsidiary of AMCE as a result of that subsidiary's acquisition of Kerasotes Showplace Theatres, LLC (the "AMC Kerasotes Acquisition"). Such issuance provided NCM LLC with exclusive access, in accordance with the ESA, to the net new theatre screens and attendees added by AMCE to NCM LLC's network since the date of the last annual common unit adjustment through the date of the AMC Kerasotes Acquisition. As a result, NCM LLC recorded an intangible asset at the fair value of the common membership units of $111.5 million.

(2)
See Note 5 for further information on integration payments.

(3)
During the first quarter of 2011, NCM LLC's founding members returned a net 322,751 common membership units to NCM LLC, which is an adjustment to the previously issued common membership units issued in exchange for the rights to exclusive access, in accordance with the

3. INTANGIBLE ASSETS (Continued)

  ESA, to net new theatre screens and attendees added by the founding members to NCM LLC's network. As a result, NCM LLC recorded a reduction to the intangible asset at fair value of the common membership units of $5.5 million.

  During the third quarter of 2011, the Company purchased an intangible asset for $14.7 million and during the fourth quarter of 2011 purchased intangible assets for $1.2 million associated with network affiliate agreements. The assets will be amortized over the term of the respective agreements.

        The Company based the fair value of the intangible assets to its founding members on the market value of NCM, Inc.'s publicly traded stock when the common membership units were issued. The NCM LLC common membership units are fully convertible into NCM, Inc.'s common stock.

        Pursuant to ASC 350-10 Intangibles—Goodwill and Other, the intangible assets have a finite useful life and the Company amortizes the assets over the remaining useful life corresponding with the ESAs or the term of the contract with the network affiliate. Amortization of the asset related to Regal Consolidated Theatres began in the third quarter of 2011 when the Company began to access on-screen advertising in the Regal Consolidated Theatres due to the expiration of their prior on-screen advertising agreement.

        For the years ended December 29, 2011, December 30, 2010 and December 31, 2009 the Company recorded amortization of $10.0 million, $6.4 million and $2.9 million, respectively.

        The estimated aggregate amortization expense for each of the five succeeding years is as follows (in millions):

2012	$11.1
2013	11.1
2014	11.1
2015	11.1
2016	11.1

4. ACCRUED EXPENSES

	As of December 29, 2011	As of December 30, 2010
	(in millions)
Make-good reserve	$2.7	$2.8
Accrued interest	9.5	2.1
Deferred rent	2.9	2.2
Other accrued expenses	1.1	1.5

Total accrued expenses	$16.2	$8.6

5. RELATED-PARTY TRANSACTIONS

        Founding Member and Managing Member Transactions—Following is a summary of the transactions between the Company and the founding members and its managing member (in millions):

	Years ended
	December 29, 2011	December 30, 2010	December 31, 2009
Included in the Statements of Income:
Revenues:
Beverage concessionaire revenue (in Advertising revenue)(1)	$38.0	$37.2	$36.3
Advertising inventory revenue (in Advertising revenue)(2)	0.2	1.3	1.9
Operating Expenses:
Use of screens/theatres for Fathom Events (in Fathom Events operating costs)(3)	8.3	7.3	6.7
Purchase of movie tickets and concession products (in Fathom Events operating costs)(5)	1.0	1.3	1.0
Theatre access fee(4)	55.4	52.6	52.7
Purchase of movie tickets and concession products (in Selling and marketing costs)(5)	1.1	1.2	1.1
Administrative fee—managing member(6)	13.7	16.6	10.8
Included in the Balance Sheets:
Prepaid management fees to managing member(7)	$1.0	$0.8	$0.6
Integration payments (in Intangible assets)(8)	0.7	3.9	3.2
Integration payments (in Additional paid in capital (deficit))(9)	0.0	0.0	0.1

(1)
For the years ended December 29, 2011, December 30, 2010 and December 31, 2009, the founding members purchased 60 seconds of on-screen advertising time (with a right to purchase up to 90 seconds) from NCM LLC to satisfy their obligations under their beverage concessionaire agreements at a specified 30 second equivalent cost per thousand ("CPM").

(2)
The value of such purchases are calculated by reference to NCM LLC's advertising rate card.

(3)
These payments are at rates (percentage of event revenue) included in the ESAs based on the nature of the event.

(4)
Comprised of a payment per theatre attendee and a payment per digital screen with respect to the founding member theatres included in the Company's network.

(5)
Used primarily for marketing to NCM LLC's advertising clients and marketing resale to Fathom Business customers.

(6)
Pursuant to the NCM LLC operating agreement, as the sole manager of NCM LLC, NCM, Inc. provides certain specific management services to NCM LLC, including the services of the president and chief executive officer, president of sales and marketing, executive vice president and chief financial officer, executive vice president and chief operations officer and executive vice president and general counsel. In exchange for these services, NCM LLC reimburses NCM, Inc. for compensation paid to the officers (including share based compensation) and other expenses of the officers and for certain out-of-pocket costs.

(7)
The payments for estimated management services related to employment are made one month in advance. NCM LLC also provides administrative and support services to NCM, Inc. such as office

5. RELATED-PARTY TRANSACTIONS (Continued)

  facilities, equipment, supplies, payroll and accounting and financial reporting at no charge. Based on the limited activities of NCM, Inc. as a standalone entity, the Company does not believe such unreimbursed costs are significant.

(8)
On April 30, 2008, Regal acquired Consolidated Theatres and NCM LLC issued common membership units to Regal upon the closing of its acquisition in exchange for the right to exclusive access to the theatres. The Consolidated Theatres had a pre-existing advertising agreement and, as a result, Regal made integration payments pursuant to the ESAs on a quarterly basis in arrears through the second quarter of 2011 in accordance with certain run-out provisions.

(9)
On January 26, 2006, AMC acquired the Loews Cineplex Entertainment Inc. ("AMC Loews") theatre circuit and NCM LLC issued common membership units to AMC in exchange for the exclusive access to the theatres. AMC Loews had a pre-existing advertising agreement and, as a result, AMC made integration payments pursuant to the Loews screen integration agreement. These AMC Loews payments were made on a quarterly basis in arrears through February 2009 for Star Theatres in accordance with certain run-out provisions.

        Also, pursuant to the terms of the NCM LLC operating agreement in place since the completion of NCM, Inc.'s IPO, NCM LLC is required to make mandatory distributions on a proportionate basis to its members of available cash, as defined in the NCM LLC operating agreement, on a quarterly basis in arrears. Distributions for the years ended December 29, 2011, December 30, 2010 and December 31, 2009 are as follows (in millions):

	2011	2010	2009
AMC	$25.3	$28.8	$25.8
Cinemark	25.5	24.0	20.8
Regal	32.2	32.3	34.9
NCM, Inc.	78.7	71.0	57.8

Total	$161.7	$156.1	$139.3

        The available cash payment by NCM LLC to its founding members for the quarter ended December 29, 2011 of $22.1 million, which is included in amounts due to founding members at December 29, 2011, will be made in the first quarter of 2012. The available cash payment by NCM LLC to its managing member for the quarter ended December 29, 2011 of $21.0 million was included in amounts due to managing member as of December 29, 2011 and will be made in the first quarter of 2012. The available cash payment by NCM LLC to its founding members for the quarter ended December 30, 2010 of $25.7 million was made in the first quarter of 2011. The available cash payment by NCM LLC to its managing member for the quarter ended December 30, 2010 of $24.1 million was made in the first quarter of 2011.

        During 2010, in connection with AMC's acquisition of Kerasotes, AMC reimbursed NCM LLC approximately $3.0 million for the net book value of NCM LLC capital expenditures invested in digital network technology within the acquired Kerasotes theatres prior to the acquisition date.

5. RELATED-PARTY TRANSACTIONS (Continued)

        Amounts due to founding members at December 29, 2011 were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total
Theatre access fees, net of beverage revenues	$0.5	$0.5	$0.6	$1.6
Cost and other reimbursement	(0.5)	(0.5)	(0.7)	(1.7)
Distributions payable, net	6.7	6.8	8.6	22.1

Total	$6.7	$6.8	$8.5	$22.0

        Amounts due to founding members at December 30, 2010 were comprised of the following (in millions):

	AMC	Cinemark	Regal	Total
Theatre access fees, net of beverage revenues	$0.5	$0.4	$0.5	$1.4
Cost and other reimbursement	(0.2)	(0.5)	(0.0)	(0.7)
Distributions payable, net	8.5	7.6	8.4	24.5

Total	$8.8	$7.5	$8.9	$25.2

        Related Party Affiliates—During 2011, NCM LLC entered into a digital content agreement and a Fathom agreement with Showplex Cinemas, Inc. ("Showplex"), an affiliate of one of NCM, Inc.'s directors, for NCM LLC to provide in-theatre advertising and Fathom Events to Showplex in its theatre locations. The affiliate agreement was entered into at terms that are similar to those of the Company's other network affiliates. Included in advertising operating costs is approximately $0.2 million for the year ended December 29, 2011. As of December 29, 2011, approximately $0.1 million is included in accounts payable for amounts due to Showplex under the agreement.

        During 2009, NCM LLC entered into a digital content agreement and a Fathom agreement with LA Live Cinemas LLC ("LA Live"), an affiliate of Regal, for NCM LLC to provide in-theatre advertising and Fathom Events to LA Live in its theatre complex. The affiliate agreement was entered into at terms that are similar to those of the Company's other network affiliates. Included in advertising operating costs are approximately $0.3 million and $0.1 million for the years ended December 29, 2011 and December 30, 2010, respectively, for payments to the affiliate under the agreement. As of December 29, 2011 and December 30, 2010 approximately $0.1 million and $0.1 million, respectively, is included in accounts payable for amounts due to LA Live under the agreement. The amounts as of and for the year ended December 31, 2009 were inconsequential.

        During 2009, NCM LLC entered into a network affiliate agreement with Starplex Operating L.P. ("Starplex"), an affiliate of Cinemark, for NCM LLC to provide in-theatre advertising services and Fathom Events to Starplex in its theatre locations. The affiliate agreement was entered into at terms that are similar to those of the Company's other network affiliates. Included in advertising operating costs are $2.9 million and $1.3 million, respectively, for the years ended December 29, 2011 and December 30, 2010, for its shares of advertising sold in its theatres under the affiliate agreement. As of December 29, 2011 and December 30, 2010, approximately $0.7 million and $0.5 million, respectively, is included in accounts payable for amounts due to Starplex under the agreement.

        National CineMedia, Inc.—The management services agreement provides that NCM LLC employees may participate in the NCM, Inc. equity incentive plan (see Note 7).

5. RELATED-PARTY TRANSACTIONS (Continued)

        Amounts due to/from managing member were comprised of the following (in millions):

	As of December 29, 2011	As of December 30, 2010
Distributions payable	$21.0	$24.1
Cost and other reimbursement	0.2	4.1

Total	$21.2	$28.2

6. BORROWINGS

        Senior Secured Credit Facility—On February 13, 2007, concurrently with the closing of the IPO of NCM, Inc., NCM LLC entered into a senior secured credit facility with a group of lenders. The facility consisted of a six-year $80.0 million revolving credit facility and an eight-year, $725.0 million term loan facility. The revolving credit facility portion was available, subject to certain conditions, for general corporate purposes of the Company in the ordinary course of business and for other transactions permitted under the credit agreement, and a portion is available for letters of credit. The obligations under the credit facility are secured by a lien on substantially all of the assets of NCM LLC.

        On July 5, 2011, NCM LLC completed an amendment to NCM LLC's senior secured credit facility primarily to replace $66.0 million of the $80.0 million revolving credit facility that would have terminated on February 13, 2013, with a new $105.0 million revolving credit facility that will terminate on December 31, 2014, and to amend certain covenants and administrative items. The unused line fee increased from 0.375% per annum to 0.50% per annum. The $14.0 million portion of the $80.0 million revolving credit facility that was outstanding from Lehman Brothers Holdings, Inc. ("Lehman") (not subject to pro rata prepayment or re-borrowing) remains in place but will also mature on December 31, 2014, for a total revolving credit facility of $119.0 million. As discussed in further detail below, on July 5, 2011, NCM LLC prepaid $175.0 million of the term loan facility. There were no breakage costs associated with the $175.0 million prepayment or the replacement of the revolving credit facility. NCM LLC recorded a $1.5 million non-cash charge for deferred loan fees associated with the balance of the term loan facility that was prepaid. In addition, the applicable margin, currently at 150 basis points over LIBOR, was not changed.

        The outstanding balance of the term loan facility at December 29, 2011 and December 30, 2010 was $550.0 million and $725.0 million, respectively. The outstanding balance under the revolving credit facility at December 29, 2011 and December 30, 2010 was $44.0 million and $50.0 million, respectively. As of December 29, 2011, the interest rate swaps hedged the entire $550.0 million term loan at a fixed interest rate of 6.484% (both those accounted for as hedges and those that are not). The applicable margin on the term loan was lowered to 1.5% from 1.75% as a result of an upgrade of the corporate credit rating by the credit rating agencies specified in the credit agreement, in the first quarter of 2011. The weighted-average interest rate on the unhedged revolver was 2.01%. Commencing with the fourth fiscal quarter in fiscal year 2009, the applicable margin for the revolving credit facility is determined quarterly and is subject to adjustment based upon a consolidated net senior secured leverage ratio for NCM LLC (the ratio of secured funded debt less unrestricted cash and cash equivalents, over a non-GAAP measure defined in the credit agreement). The senior secured credit facility also contains a number of covenants and financial ratio requirements, with which the Company was in compliance at December 29, 2011, including the consolidated net senior secured leverage ratio. There are no borrower distribution restrictions as long as the Company's consolidated net senior secured leverage ratio is below 6.5 times and the Company is in compliance with its debt covenants. As of December 29,

6. BORROWINGS (Continued)

2011, the Company's consolidated net senior secured leverage ratio was 2.7 times (versus a covenant of 6.5 times). See Note 11 for an additional discussion of the interest rate swaps.

        NCM LLC, Lehman and Barclays Bank PLC ("Barclays") entered into an agreement in March 2010 whereby Lehman resigned its agency function and restructured its outstanding $14.0 million revolving credit loan. NCM LLC and the remaining revolving credit lenders consented to the appointment of Barclays as successor administrative agent and swing line lender under the credit agreement. Additionally, the revolving credit commitments of Lehman were reduced to zero and the aggregate revolving credit commitments were reduced to $66.0 million. The $14.0 million outstanding principal of the revolving credit loans held by Lehman will not be repaid in connection with any future prepayments of revolving credit loans, but rather Lehman's share of the revolving credit facility will be paid in full by NCM LLC, along with any accrued and unpaid fees and interest, on the revolving credit termination date, December 31, 2014.

        Senior Notes due 2021—On July 5, 2011 NCM LLC completed a private placement of $200.0 million in aggregate principal amount of 7.875% Senior Unsecured Notes due in 2021 ("Senior Notes"). The Senior Notes have a maturity date of July 15, 2021 and pay interest semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2012. The proceeds were used to prepay $175.0 million of NCM LLC's outstanding indebtedness under its existing senior secured credit facility discussed above, as well as pay $21.0 million on the existing revolving line of credit and pay offering costs. The outstanding balance of the Senior Notes at December 29, 2011 was $200.0 million. The notes are subordinated to all existing and future secured debt, including indebtedness under the Company's existing senior secured credit facility.

        Other—On March 19, 2009, the Company gave an $8.5 million note payable to Credit Suisse, Cayman Islands Branch ("Credit Suisse") with no stated interest to settle the $10.0 million contingent put obligation and to acquire the $20.7 million outstanding principal balance of debt of IdeaCast, Inc. ("IdeaCast") (together with all accrued interest and other lender costs required to be reimbursed by IdeaCast). At issuance the Company recorded the note at a present value of $7.0 million. At December 30, 2010, $1.2 million of the balance was recorded in current liabilities. The note was paid in full on January 15, 2011. Interest on the note was accreted at the Company's estimated incremental cost of debt based on then current market indicators over the term of the loan to interest expense. The amount of interest expense recognized on the note for the years ended December 29, 2011, December 30, 2010 and December 31, 2009 was an inconsequential amount, $0.5 million and $0.7 million, respectively.

  Future Maturities of Borrowings—

        The scheduled annual maturities on the credit facility and Senior Notes as of December 29, 2011 are as follows (in millions):

2012	$0.0
2013	0.0
2014	44.0
2015	550.0
2016	0.0
Thereafter	200.0

Total	$794.0

7. SHARE-BASED COMPENSATION

        At the date of the IPO, the Company adopted the NCM, Inc. 2007 Equity Incentive Plan. As of December 29, 2011, there were 10,076,000 shares of common stock available for issuance or delivery under the Equity Incentive Plan of which 2,973,786 remain available for grants as of December 29, 2011. Options awarded under the Equity Incentive Plan are granted with an exercise price equal to the closing market price of NCM, Inc. common stock on the date the Company's board of directors approves the grant. Upon vesting of the restricted stock awards or exercise of options, NCM LLC will issue common membership units to the Company equal to the number of shares of the Company's common stock represented by such awards. Options and non-vested restricted stock vest annually over a three or five-year period and options have either 10-year or 15-year contractual terms. A forfeiture rate of 5% was estimated to reflect the potential separation of employees.

        The recognized expense, including equity based compensation costs of NCM, Inc. employees, is included in the operating results of NCM LLC. The Company recognized $7.5 million, $7.0 million and $3.1 million for the years ended December 29, 2011, December 30, 2010 and December 31, 2009, respectively, of share-based compensation expense for these options and $0.1 million were capitalized during each of the years ended December 29, 2011, December 30, 2010 and December 31, 2009, respectively. As of December 29, 2011, unrecognized compensation cost related to nonvested options was approximately $6.4 million, which will be recognized over a weighted average remaining period of 1.7 years.

        The weighted average grant date fair value of granted options was $3.81, $4.84 and $2.17 for the years ended December 29, 2011, December 30, 2010 and December 31, 2009, respectively. The intrinsic value of options exercised during the year was $1.5 million, $2.2 million and $0.2 million for the years ended December 29, 2011, December 30, 2010 and December 31, 2009, respectively. The total fair value of awards vested during the years ended December 29, 2011, December 30, 2010 and December 31, 2009 was $6.2 million, $3.2 million and $0.3 million, respectively.

        The following assumptions were used in the valuation of the options:

	Fiscal 2011	Fiscal 2010	Fiscal 2009
Expected life of options	6.0 years	6.0 years	6.5 years
Risk free interest rate	1.16% to 2.39%	1.38% to 3.76%	2.23% to 3.70%
Expected volatility	30% - 53.6%	39%	30%
Dividend yield	3.8% to 4.0%	3.8% to 4.0%	3%

        Activity in the Equity Incentive Plan is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at December 30, 2010	3,876,224	$15.55
Granted	1,314,568	17.61
Exercised	(312,720)	13.55
Forfeited	(40,500)	14.66

Outstanding at December 29, 2011	4,837,572	$16.25	8.3	$2.3
Exercisable at December 29, 2011	1,863,256	15.95	8.0	$1.2
Vested and Expected to Vest at December 29, 2011	4,802,536	16.24	8.3	$2.3

7. SHARE-BASED COMPENSATION (Continued)

        The following table summarizes information about the stock options at December 29, 2011, including the weighted average remaining contractual life and weighted average exercise price:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding as of December 29, 2011	Weighted Average Remaining Life (in years)	Weighted Average Exercise Price	Number Exercisable as of December 29, 2011	Weighted Average Exercise Price
$5.35 - $14.58	990,962	7.5	$9.84	432,676	$9.26
$14.59 - $16.66	1,019,569	9.2	16.25	664,252	16.27
$16.67 - $16.97	948,206	8.0	16.97	308,994	16.97
$16.98 - $18.38	1,265,569	9.1	18.28	75,214	17.92
$18.39 - $29.05	613,266	7.1	21.27	382,120	21.77

	4,837,572	8.3	$16.25	1,863,256	$15.95

        Non-vested (Restricted) Stock—NCM, Inc. has a non-vested stock program as part of the Equity Incentive Plan. The plan provides for non-vested stock awards to officers, board members and other key employees, including employees of NCM LLC. Under the non-vested stock program, common stock of NCM, Inc. may be granted at no cost to officers, board members and key employees, subject to requisite service and meeting financial performance targets (for certain grants beginning in 2009), and as such restrictions lapse, the award vests in that proportion. The participants are entitled to cash dividends from NCM, Inc. and to vote their respective shares, although the sale and transfer of such shares is prohibited and the shares are subject to forfeiture during the restricted period. Additionally, the accrued cash dividends for 2009, 2010 and 2011 grants are subject to forfeiture during the restricted period. The shares are also subject to the terms and provisions of the Equity Incentive Plan. Non-vested stock awards granted in 2009 through 2011 (except grants to board members) include performance vesting conditions, which permit vesting to the extent that NCM, Inc. achieves specified non-GAAP targets at the end of the measurement period. Non-vested stock granted to non-employee directors vest after one year.

        The following table represents the shares of non-vested stock:

	Shares	Weighted Average Grant- Date Fair Value
Non-vested as of December 30, 2010	915,584	$16.77
Granted	470,865	17.66
Forfeited	(10,207)	16.28
Vested	(90,734)	19.43

Non-vested as of December 29, 2011	1,285,508	$16.92

        The recognized expense, including the equity based compensation costs of NCM, Inc. employees, is included in the operating results of NCM LLC. The Company recorded $4.3 million, $7.0 million and $2.4 million in compensation expense related to such outstanding non-vested shares during the years ended December 29, 2011, December 30, 2010 and December 31, 2009, respectively. Of the $4.3 million in compensation expense for the year ended December 29, 2011, a credit of $2.9 million was related to a true-up to NCM, Inc.'s expected performance against the specified non-GAAP targets for the 2009 and 2010 grants as of December 29, 2011. In addition, no compensation expense was recorded for the 2011 non-vested restricted stock grants subject to performance conditions as the grants are not expected to vest due to the projected underperformance against the specified non-GAAP targets as of

7. SHARE-BASED COMPENSATION (Continued)

December 29, 2011. Of the $7.0 million in compensation expense for the year ended December 30, 2010, $1.6 million was related to NCM, Inc.'s expected performance against the specified non-GAAP targets for the 2009 and 2010 grants as of December 30, 2010. During the years ended December 29, 2011, December 30, 2010 and December 31, 2009 there was $0.1 million, $0.1 million and an inconsequential amount capitalized, respectively. As of December 29, 2011, unrecognized compensation cost related to non-vested stock was approximately $3.8 million, which will be recognized over a weighted average remaining period of 1.2 years. The weighted average grant date fair value of non-vested stock was $17.66, $17.24 and $9.50 for the years ended December 29, 2011, December 30, 2010 and December 31, 2009, respectively. The total fair value of awards vested was $1.8 million, $1.6 million and $0.3 million during the years ended December 29, 2011, December 30, 2010 and December 31, 2009, respectively.

8. EMPLOYEE BENEFIT PLANS

        NCM LLC sponsors the NCM 401(k) Profit Sharing Plan (the "Plan") under Section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of substantially all full-time employees. The Plan provides that participants may contribute up to 20% of their compensation, subject to Internal Revenue Service limitations. Employee contributions are invested in various investment funds based upon election made by the employee. The recognized expense, including the discretionary contributions of NCM, Inc. employees, is included in the operating results of NCM LLC. The Company made discretionary contributions of $0.9 million, $0.9 million and $0.8 million during the years ended December 29, 2011, December 30, 2010 and December 31, 2009, respectively.

9. COMMITMENTS AND CONTINGENCIES

        Legal Actions—The Company is subject to claims and legal actions in the ordinary course of business. The Company believes such claims will not have a material effect on its financial position or results of operations.

        Operating Commitments—The Company leases office facilities for its headquarters in Centennial, Colorado and also in various cities for its sales and marketing personnel as sales offices. The Company has no capital lease obligations. Total lease expense for the years ended December 29, 2011, December 30, 2010 and December 31, 2009, was $2.3 million, $2.2 million and $2.3 million, respectively.

        Future minimum lease payments under noncancelable operating leases as of December 29, 2011 are as follows (in millions):

2012	$2.3
2013	2.3
2014	2.4
2015	2.3
2016	2.3
Thereafter	7.2

Total	$18.8

        Minimum Revenue Guarantees—As part of the network affiliate agreements entered in the ordinary course of business under which the Company sells advertising for display in various network affiliate theatre chains, the Company has agreed to certain minimum revenue guarantees on a per attendee basis. If a network affiliate achieves the attendance set forth in their respective agreement, the

9. COMMITMENTS AND CONTINGENCIES (Continued)

Company has guaranteed minimum revenue for the network affiliate per attendee if such amount paid under the revenue share arrangement is less than its guaranteed amount. The amount and term varies for each network affiliate, but terms range from three to 20 years, prior to any renewal periods of which some are at the option of the Company. The maximum potential amount of future payments the Company could be required to make pursuant to the minimum revenue guarantees is $17.3 million over the remaining terms of the network affiliate agreements. As of December 29, 2011 and December 30, 2010, the Company had no liabilities recorded for these obligations as such guarantees are less than the expected share of revenue paid to the affiliate.

10. FAIR VALUE MEASUREMENTS

        Fair Value of Financial Instruments—The carrying amount of the revolving credit facility is considered a reasonable estimate of fair value due to its floating-rate terms and the fact that it was recently amended during 2011. The carrying amounts and fair values of interest rate swap agreements are the same since the Company accounts for these instruments at fair value.

        The Company has estimated the fair value of its term loan based on an average of at least two non-binding broker quotes and the Company's analysis to be $530.6 million and $713.3 million at December 29, 2011 and December 30, 2010, respectively (Level 2). The carrying value of the term loan was $550.0 and $725.0 million as of December 29, 2011 and December 30, 2010, respectively.

        The carrying value of the Company's Senior Notes as of December 29, 2011 was $200.0 million and the estimated fair value was $198.4 million based on an average of at least two non-binding broker quotes and the Company's analysis (Level 2).

        During the fourth quarter of 2011, the Company received equity securities in a privately held company as consideration for an advertising contract. The fair value of the investment has not been estimated at December 29, 2011 as there were no identified events or changes in circumstances that had a significant adverse effect on the fair value of the investment and it is not practicable to do so because the equity securities are not in a publicly traded company. The carrying amount of the Company's investment was $0.2 million as of December 29, 2011. Refer to Note 1—Other Investment.

        During the fourth quarter of 2011, the Company recorded an impairment to the value of its investment in RMG due to the Company being further diluted by a new round of preferred equity financing that was senior to the Company's investment. The Company determined the impairment was other-than-temporary and the unrealized loss was reported as an impairment loss in the statements of income since the fair value was determined to be significantly below cost and recoverability was deemed unlikely. The key factor identified by management in making these assessments and determining the amount was due to a recapitalization of RMG that was completed in early 2012. The carrying amount of the Company's investment was $0.0 million and $6.7 million as of December 29, 2011 and December 30, 2010, respectively. Refer to Note 1—Other Investment.

10. FAIR VALUE MEASUREMENTS (Continued)

        Recurring Measurements—The fair values of the Company's assets and liabilities measured on a recurring basis pursuant to ASC 820-10 Fair Value Measurements and Disclosures are as follows (in millions):

		Fair Value Measurements at Reporting Date Using
	As of December 29, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
LIABILITIES:
Current Portion of Interest Rate Swap Agreements(1)	$24.0	$0.0	$24.0	$0.0
Interest Rate Swap Agreements(1)	46.8	0.0	46.8	0.0

Total Liabilities	$70.8	$0.0	$70.8	$0.0

		Fair Value Measurements at Reporting Date Using
	As of December 30, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
LIABILITIES:
Current Portion of Interest Rate Swap Agreements(1)	$25.3	$0.0	$25.3	$0.0
Interest Rate Swap Agreements(1)	45.5	0.0	45.5	0.0

Total Liabilities	$70.8	$0.0	$70.8	$0.0

(1)
Interest Rate Swap Agreements—Refer to Note 11.

11. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        NCM LLC has interest rate swap agreements with four counterparties that, at their inception, qualified for and were designated as cash flow hedges against interest rate exposure on the entire $550.0 million of currently outstanding debt obligations under the senior secured credit facility. The interest rate swap agreements have the effect of converting all of the Company's variable rate debt to a fixed rate of 6.484%.

        Cash flow hedge accounting was discontinued on September 15, 2008 for one of the interest rate swap agreements due to the event of default created by the bankruptcy of Lehman and the inability of the Company to continue to demonstrate the swap would be effective. The Company did not elect cash flow hedge accounting and the interest rate swap with Barclays is recorded at fair value with any change in the fair value recorded in the statements of income. There was no change, $4.0 million increase and $8.3 million decrease in the fair value of the liability for the years ended December 29, 2011, December 30, 2010 and December 31, 2009, respectively, which the Company recorded as a change in derivative fair value.

11. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

        In accordance with ASC 815 Derivatives and Hedging, the net derivative loss as of September 14, 2008 related to the discontinued cash flow hedge shall continue to be reported in accumulated other comprehensive income unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period. Accordingly, the net derivative loss is being amortized to interest expense over the remaining term of the interest rate swap through February 13, 2015. The amount amortized during the years ended December 29, 2011, December 30, 2010 and December 31, 2009 was $1.3 million per year. The Company estimates approximately $1.3 million will be amortized to interest on borrowings in the next 12 months.

        The fair values of the interest rate swaps with the counterparties on which we have elected and qualify for cash flow hedge accounting (representing notional amounts of $412.5 million associated with a like amount of the variable rate debt) are recorded on the Company's balance sheet as a liability with the change in fair value recorded in other comprehensive income since the instruments were determined to be perfectly effective at December 29, 2011 and December 30, 2010. There were no amounts reclassified into current earnings due to ineffectiveness during the periods presented other than as described herein.

        As of December 29, 2011 and December 30, 2010, the estimated fair value and line item caption of derivative instruments recorded were as follows (in millions):

	Liability Derivatives
	As of December 29, 2011		As of December 30, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments in cash flow hedges:
Current portion of interest rate swap agreements	Current Liabilities	$18.0	Current Liabilities	$19.0
Interest rate swap agreements	Other Liabilities	$35.1	Other Liabilities	$34.1
Derivatives not designated as hedging instruments:
Current portion of interest rate swap agreements	Current Liabilities	$6.0	Current Liabilities	$6.3
Interest rate swap agreements	Other Liabilities	$11.7	Other Liabilities	$11.4

Total derivatives		$70.8		$70.8

        The effect of derivative instruments in cash flow hedge relationships on the financial statements for the years ended December 29, 2011, December 30, 2010 and December 31, 2009 were as follows (in millions):

	Unrealized Gain (Loss) Recognized in NCM LLC's Other Comprehensive Income (Pre-tax) for the Years Ended			Realized (Loss) Recognized in Interest on Borrowings (Pre-tax) for the Years Ended
	Dec. 29, 2011	Dec. 30, 2010	Dec. 31, 2009	Dec. 29, 2011	Dec. 30, 2010	Dec. 31, 2009
Interest Rate Swaps	$(18.1)	$(30.3)	$9.3	$(19.5)	$(19.4)	$(16.7)

11. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (Continued)

        The effect of derivatives not designated as hedging instruments under ASC 815 on the financial statements for the years ended December 29, 2011, December 30, 2010 and December 31, 2009 were as follows (in millions):

	Gain or (Loss) Recognized in Non-Operating Expenses (Pre-tax) for the Years Ended
	December 29, 2011	December 30, 2010	December 31, 2009
Interest on borrowings	$(6.5)	$(6.2)	$(6.2)
Change in derivative fair value	(1.3)	(5.3)	7.0

Total	$(7.8)	$(11.5)	$0.8

12. SEGMENT REPORTING

        Advertising revenue accounts for 88.7%, 88.7% and 88.0%, of revenue for the years ended December 29, 2011, December 30, 2010 and December 31, 2009, respectively. The following table presents revenues less directly identifiable expenses to arrive at operating income net of direct expenses for the advertising reportable segment, the combined Fathom Events operating segments, and network, administrative and unallocated costs. Refer to Note 1-Segment Reporting.

	Year Ended December 29, 2011 (in millions)
	Advertising	Fathom Events and Other	Network, Administrative and Unallocated Costs	Total
Revenue	$386.1	$49.2	$0.1	$435.4
Operating costs	80.0	34.1	17.7	131.8
Selling and marketing costs	49.2	7.9	2.7	59.8
Administrative and other costs	2.6	0.8	27.9	31.3
Depreciation and amortization	0.0	0.0	18.8	18.8

Operating income	$254.3	$6.4	$(67.0)	$193.7

	Year Ended December 30, 2010 (in millions)
	Advertising	Fathom Events and Other	Network, Administrative and Unallocated Costs	Total
Revenue	$379.4	$48.0	$0.1	$427.5
Operating costs	74.3	32.4	20.0	126.7
Selling and marketing costs	46.5	8.1	3.3	57.9
Administrative and other costs	3.2	0.8	30.5	34.5
Depreciation and amortization	0.0	0.0	17.8	17.8

Operating income	$255.4	$6.7	$(71.5)	$190.6

12. SEGMENT REPORTING (Continued)

	Year Ended December 31, 2009 (in millions)
	Advertising	Fathom Events and Other	Network, Administrative and Unallocated Costs	Total
Revenue	$335.1	$45.5	$0.1	$380.7
Operating costs	72.7	29.1	18.6	120.4
Selling and marketing costs	40.6	8.6	1.0	50.2
Administrative and other costs	2.8	0.9	22.6	26.3
Depreciation and amortization	0.0	0.0	15.6	15.6

Operating income	$219.0	$6.9	$(57.7)	$168.2

        The following is a summary of revenues by category (in millions):

	Years Ended
	December 29, 2011	December 30, 2010	December 31, 2009
National Advertising Revenue	$267.5	$271.9	$236.8
Founding Member Advertising Revenue from Beverage Concessionaire Agreements	38.0	37.2	36.3
Local Advertising Revenue	80.6	70.3	62.0
Fathom Consumer Revenue	35.0	31.5	28.6
Fathom Business Revenue	14.2	16.5	16.9
Other Revenue	0.1	0.1	0.1

Total Revenues	$435.4	$427.5	$380.7

13. VALUATION AND QUALIFYING ACCOUNTS (in millions)

	Years Ended
	December 29, 2011	December 30, 2010	December 31, 2009
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
Balance at beginning of period	$3.7	$3.6	$2.6
Provision for bad debt	2.1	2.3	2.4
Write-offs, net	(1.5)	(2.2)	(1.4)

Balance at end of period	$4.3	$3.7	$3.6

14. QUARTERLY FINANCIAL DATA (UNAUDITED) (in millions)

2011	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Operations:
Revenues	$70.8	$114.0	$136.0	$114.6
Operating Expenses	55.8	63.8	62.0	60.1

Operating Income	15.0	50.2	74.0	54.5
Net Income	5.1	37.6	56.6	35.2

14. QUARTERLY FINANCIAL DATA (UNAUDITED) (in millions) (Continued)

2010	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Operations:
Revenues	$84.6	$99.1	$125.7	$118.1
Operating Expenses	58.2	55.8	58.6	64.3

Operating Income	26.4	43.3	67.1	53.8
Net Income	12.8	27.2	52.7	46.8

15. SUBSEQUENT EVENTS

        During early 2012, the Company restructured Fathom Events to place more focus on the Fathom Consumer division. Based on historical and expected future trends the Company believes the Fathom Consumer division has greater future growth prospects and is more in aligned with the movie exhibition business and the Company's strategy of becoming a more powerful digital media platform. The Company will continue to operate the Fathom Business division for a portion of the first quarter of 2012 to satisfy contractual obligations for events. Despite the revenue loss ($14.2 million in 2011), due to the reduction in direct expenses as well as indirect expenses such as operating, selling and marketing and administrative costs, the impact on the Company's future operating income is not expected to be material.

        During the first quarter of 2012, NCM LLC issued 651,612 common membership units to its founding members, which is an adjustment to the previously issued common membership units issued in exchange for the rights to exclusive access, in accordance with the ESAs, to net new theatre screens and attendees added by the founding members to NCM LLC's network. A cash payment of approximately $0.2 million will be received from AMC in lieu of surrendering 16,727 whole units and one partial unit. As a result, NCM LLC recorded an intangible asset at fair value of the common membership units of $9.9 million. The Company based the fair value of the intangible asset on the market value of the common membership units when issued, which are freely convertible into the Company's common stock. Pursuant to ASC 350-10 Intangibles—Goodwill and Other, the intangible asset has a finite useful life and the Company will amortize the asset over the remaining useful life corresponding with the ESAs.

Dealer Prospectus Delivery Obligation

        Until                    , 2012, (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

J.P. MORGAN
GOLDMAN, SACHS & CO.

BARCLAYS
CITI
CREDIT SUISSE
DEUTSCHE BANK SECURITIES

PROSPECTUS
                        , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimated.

Securities and Exchange Commission registration fee		$32,085

National securities exchange listing fee
Financial Industry Regulatory Authority, Inc. filing fee
Printing fees and expenses
Legal fees and expenses
Accounting fees and expenses
Blue Sky fees and expenses
Transfer agent and registrar fees and expenses
Miscellaneous expenses

Total	$

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 102 of the Delaware General Corporation Law (the "DGCL") grants us the power to limit the personal liability of our directors or our stockholders for monetary damages for breach of a fiduciary duty. Article VIII, Section A of our Amended and Restated Certificate of Incorporation eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the Delaware General Corporation Law (unlawful dividends); or for transactions from which the director derived improper personal benefit.

        Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against certain costs and expenses, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article VIII, Section B of our Amended and Restated Certificate of Incorporation requires us to indemnify any current or former directors or officers to the fullest extent permitted by the DGCL, and to pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to us of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise. Article VIII, Section B also permits us to indemnify any current or former employees or agents to the fullest extent permitted by the DGCL, and to pay expenses incurred in defending any such proceeding in advance of its final disposition upon such terms and conditions, if any, as we deem appropriate.

        Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person's status as such. As permitted by Section 145 and Section 6.08 of our Amended and Restated Bylaws, we carry insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

        The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Amended and

Restated Certificate of Incorporation or Amended and Restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

        In the past three years, we have not sold securities without registration under the Securities Act of 1933, except as described below.

        In connection with the Reclassification, we will issue                        shares of our common stock to holders of common stock of AMC Entertainment Holdings, Inc. This transaction will be effected without registration under the Securities Act in reliance on the exemption from registration provided under Section 4(2) promulgated thereunder.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibits

          See the Exhibit Index immediately following the signature pages included in this Registration Statement.

  (b)
  Financial Statement Schedules

          See the Index to Financial Statements included on page F-1 for a list of the financial statements included in this registration statement.

          All schedules not identified above have been omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this registration statement.

ITEM 17.    UNDERTAKINGS

        (a)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on July 6, 2012.

AMC Entertainment Holdings, Inc.
By:	/s/ GERARDO I. LOPEZ Gerardo I. Lopez Chief Executive Officer, President and Director

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GERARDO I. LOPEZ Gerardo I. Lopez	Chief Executive Officer, President (Principal Executive Officer)	July 6, 2012
/s/ CRAIG R. RAMSEY Craig R. Ramsey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 6, 2012
* Aaron J. Stone	Chairman of the Board and Director	July 6, 2012
* Dana B. Ardi	Director	July 6, 2012
* Stephen P. Murray	Director	July 6, 2012
* Lee Solomon	Director	July 6, 2012
* Philip H. Loughlin	Director	July 6, 2012

Signature		Title	Date

* Brion B. Applegate		Director	July 6, 2012
* Eliot P. S. Merrill		Director	July 6, 2012
* Kevin M. Connor		Senior Vice President, General Counsel and Secretary	July 6, 2012
* Chris A. Cox		Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 6, 2012
*By:	/s/ CRAIG R. RAMSEY Craig R. Ramsey Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
†1.1	Underwriting Agreement.
2.1(a)	Modified First Amended Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies, Inc. and its Jointly Administered Subsidiaries filed on March 1, 2002 with the United States Bankruptcy Court for the District of Delaware (incorporated by reference from Exhibit 2.2 of AMCE's Current Report on Form 8-K (File No. 1-8747) filed March 7, 2002).
2.1(b)
Agreement and Plan of Merger, dated June 20, 2005, by and among Marquee Holdings Inc. and LCE Holdings, Inc. (incorporated by reference from Exhibit 2.1 to AMCE'S Current Report on Form 8-K (File No. 1-8747) filed on June 24, 2005).
2.2
Purchase and Sale Agreement, dated as of March 9, 2002, by and among G.S. Theaters, L.L.C., a Louisiana limited liability Company, Westbank Theatres, L.L.C., a Louisiana limited liability company, Clearview Theatres, L.L.C., a Louisiana limited liability company, Houma Theater, L.L.C., a Louisiana limited liability company, Hammond Theatres, L.L.C., a Louisiana limited liability company, and American Multi-Cinema, Inc. together with Form of Indemnification Agreement (Appendix J) (incorporated by reference from Exhibit 2.1 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed March 13, 2002).
2.3
Agreement and Plan of Merger, dated as of July 22, 2004 by and among Marquee Holdings Inc., Marquee Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 2.1 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed July 23, 2004).
2.4
Agreement and Plan of Merger, dated June 11, 2007, by and among AMC Entertainment Holdings, Inc., Marquee Holdings Inc., and Marquee Merger Sub Inc. (incorporated by reference from Exhibit 2.1 to Holdings' Current Report on Form 8-K (File No. 1-33344) filed on June 13, 2007).
2.5
Unit Purchase Agreement among Kerasotes Showplace Theatres Holdings, LLC, Kerasotes Showplace Theatres, LLC, Showplace Theatres Holding Company, LLC, AMC ShowPlace Theatres, Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 2.1 to Holdings' Current Report on Form 8-K (File No. 1-33344) filed on July 14, 2010).
†3.1	Second Amended and Restated Certificate of Incorporation of AMC Entertainment Holdings, Inc.
†3.2	Second Amended and Restated Bylaws of AMC Entertainment Holdings, Inc.
4.1(a)
Credit Agreement, dated January 16, 2006 among AMC Entertainment Inc., Grupo Cinemex, S.A. de C.V., Cadena Mexicana de Exhibicion, S.A. de C.V., the Lenders and the Issuers named therein, Citicorp U.S. and Canada, Inc. and Banco Nacional de Mexico, S.A., Integrante del Groupo Financiero Banamex. (incorporated by reference from Exhibit 10.4 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(b)
Guaranty, dated January 26, 2006 by AMC Entertainment Inc. and each of the other Guarantors party thereto, in favor of the Guaranteed Parties named therein (incorporated by reference from Exhibit 10.5 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed January 31, 2006).

EXHIBIT NUMBER	DESCRIPTION
4.1(c)	Pledge and Security Agreement, dated January 26, 2006, by AMC Entertainment Inc. and each of the other Grantors party thereto in favor of Citicorp U.S. and Canada, Inc., as agent for the Secured Parties (incorporated by reference from Exhibit 10.9 to the Company's Current Report on Form 8-K (File No. 1-8747) filed January 31, 2006).
4.1(d)
Consent and Release, dated as of April 17, 2006, by and between AMC Entertainment Inc. and Citicorp U.S. and Canada, Inc. (incorporated by reference from Exhibit 4.1(d) to the Company's Registration Statement on Form S-4 (File No. 333-133574) filed April 27, 2006).
4.1(e)
Amendment No. 1 to Credit Agreement, dated as of February 14, 2007, between AMC Entertainment Inc., and Citicorp North America, as Administrative Agent (incorporated by reference from Exhibit 10.4 to the AMCE's Current Report on Form 8-K (File No. 1-8747) filed February 20, 2007).
4.1(f)
Amendment No. 2 to Credit Agreement, dated as of March 13, 2007, between AMC Entertainment Inc., and Citicorp North America, as Administrative Agent (incorporated by reference from Exhibit 10.1 to the AMCE's Current Report on Form 8-K (File No. 1-8747) filed March 15, 2007).
4.1(g)
Amendment No. 3 to Credit Agreement, dated December 15, 2010 among AMC Entertainment Inc., Citibank, N.A. as issuer and Citicorp North America, Inc., as swing lender and as administrative agent (incorporated by reference from Exhibit 4.4 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on December 17, 2010).
4.2(a)
Indenture, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014. (incorporated by reference from Exhibit 4.7 to AMCE's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
4.2(b)
First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.5(b) to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
4.2(c)
Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(c) to AMCE's Form 10-Q (File No. 1-8747) filed on February 13, 2006).
4.2(d)
Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(d) to AMCE's Registration Statement on Form S-4 (File No. 333-133574) filed April 27, 2006).
4.2(e)
Fourth Supplemental Indenture dated June 24, 2010, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.1 to AMCE's Form 10-Q (File 1-8747) filed on August 10, 2010).
4.2(f)
Fifth Supplemental Indenture, dated November 30, 2010, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014, pursuant to which AMC ITD, Inc. guaranteed the 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.3 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on December 17, 2010).
4.3
Registration Rights Agreement, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% senior subordinated notes due 2014. (incorporated by reference from Exhibit 4.8 to AMCE's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).

EXHIBIT NUMBER	DESCRIPTION
4.4(a)	Indenture, dated as of June 9, 2009, respecting AMCE's 8.75% Senior Notes due 2019, by and among AMCE, a Delaware corporation, the Guarantors party thereto from time to time and U.S. Bank National Association, as Trustee (incorporated by reference from Exhibit 4.1 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on June 9, 2009).
4.4(b)
First Supplemental Indenture, dated June 24, 2010, respecting AMC Entertainment Inc.'s 8.75% Senior Notes due 2019 (incorporated by reference from Exhibit 4.3 to AMCE's Form 10-Q (File 1-8747) filed on August 10, 2010).
4.4(c)
Second Supplemental Indenture, dated November 30, 2010, respecting AMC Entertainment Inc.'s 8.75% Senior Notes due 2019 pursuant to which AMC ITD, Inc. guaranteed the 8.75% Senior Notes due 2019 (incorporated by reference from Exhibit 4.4 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on December 17, 2010).
*4.4(d)	Third Supplemental Indenture, dated as of April 27, 2012, respecting AMCE's 8.75% Senior Notes due 2019.
4.4(e)
Fourth Supplemental Indenture, dated as of June 21, 2012, respecting AMCE's 8.75% Senior Notes due 2019 (incorporated by reference from Exhibit 4.1 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on June 22, 2012).
4.5
Registration Rights Agreement, dated as of June 9, 2009, respecting AMCE's 8.75% Senior Notes due 2019, by and among AMCE, the Guarantors party thereto from time to time, Credit Suisse Securities (USA) LLC, for itself and on behalf of the other Initial Purchasers, and J.P. Morgan Securities Inc., as Market Maker (incorporated by reference from Exhibit 4.2 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on June 9, 2009).
4.6
Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, between AMC Entertainment Inc. and HSBC Bank USA, National Association (incorporated by reference from Exhibit 4.1 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on January 31, 2006).
4.7(a)
Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, between AMC Entertainment Inc. and HSBC Bank USA, National Association (incorporated by reference from Exhibit 4.1 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on January 31, 2006).
4.7(b)
First Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 11% Senior Subordinated Notes due 2016 (incorporated by reference from Exhibit 4.12(b) to the AMCE's Registration Statement on Form S-4 (File No. 333-133574) filed April 27, 2006).
4.7(c)
Second Supplemental Indenture, dated June 24, 2010, respecting AMC Entertainment Inc.'s 11% Senior Subordinated Notes due 2016 (incorporated by reference to Exhibit 4.2 to AMCE's Form 10-Q (File 1-8747) filed on August 10, 2010).
4.8(a)
Registration Rights Agreement dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, among AMC Entertainment Inc., the guarantors party thereto, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., and J.P. Morgan Securities Inc. (incorporated by reference from Exhibit 4.2 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on January 31, 2006).

EXHIBIT NUMBER	DESCRIPTION
4.8(b)	Incremental Amendment, dated as of February 22, 2012, by and among AMC Entertainment Inc., a Delaware corporation as Borrower, Citicorp North America, Inc. as Administrative Agent under the Credit Agreement and Citicorp North America, Inc., as the Initial Term Loan due 2018 Lender and the other Loan Parties thereto (incorporated by reference from Exhibit 4.8 to AMCE's Form 10-K (File No. 1-8747) filed on May 25, 2012).
4.9(a)
Indenture, dated August 18, 2004, respecting Marquee Holdings Inc.'s 12% Senior Discount Notes due 2014 (incorporated by reference from Exhibit 4.13 to Holdings' Registration Statement on Form S-4 (File No. 333-122636) filed on February 8, 2005).
4.9(b)
Registration Rights Agreement dated August 18, 2004, respecting Marquee Holdings Inc.'s 12% Senior Discount Notes due 2014 (incorporated by reference from Exhibit 4.14 to Holdings's Registration Statement on Form S-4 (File No. 333-122636) filed on February 8, 2005).
4.9(c)
First Supplemental Indenture dated June 12, 2007, respecting Marque Holding Inc.'s 12% Senior Discount Notes due 2014 (incorporated by reference from Exhibit 4.1 to Holdings' Current Report on Form 8-K (File No. 1-33344) Filed on June 13, 2007).
4.10(a)
Credit Agreement, dated June 13, 2007 among AMC Entertainment Holdings, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference from Exhibit 4.10(a) to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-168105) filed August 25, 2010).
4.10(b)
First Amendment to the Credit Agreement, dated April 17, 2009 among AMC Entertainment Holdings, Inc. and the Lenders party thereto (incorporated by reference from Exhibit 4.10(b) to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-168105) filed August 25, 2010).
4.11(a)
Indenture, dated December 15, 2010, respecting AMC Entertainment Inc.'s 9.75% senior subordinated notes due 2020, between AMC Entertainment Inc., the Guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference from Exhibit 4.1 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on December 17, 2010).
*4.11(b)	First Supplemental Indenture, dated as of April 27, 2012, respecting AMCE's 9.75% Senior Subordinated Notes due 2020.
4.11(c)
Second Supplemental Indenture, dated as of June 21, 2012, respecting AMCE's 9.75% Senior Subordinated Notes due 2020 (incorporated by reference from Exhibit 4.2 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on June 22, 2012).
4.12
Registration Rights Agreement, dated December 15, 2010, respecting AMC Entertainment Inc.'s 9.75% Senior Subordinated Notes due 2020, among Goldman, Sachs & Co., J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc. and Foros Securities LLC, as representatives of the initial purchasers of the 2020 Senior Subordinated Notes and J.P. Morgan Securities LLC, as market maker (incorporated by reference from Exhibit 4.2 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on December 17, 2010).
†4.13	Form of Certificate of Common Stock.
†5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
10.1
Consent Decree, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.1 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on December 27, 2005).

EXHIBIT NUMBER	DESCRIPTION
10.2	Hold Separate Stipulation and Order, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.2 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.3
Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.3 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.4
Hold Separate Stipulation and Order, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.4 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.5
District of Columbia Final Judgment, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the District of Columbia (incorporated by reference from Exhibit 10.5 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.6
Stipulation for Entry into Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.6 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on December 27, 2005).
10.7
Stipulated Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.7 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on December 27, 2005).
†10.8	Form of amended and restated Stockholders Agreement of AMC Entertainment Holdings, Inc., among AMC Entertainment Holdings, Inc. and the stockholders of AMC Entertainment Holdings, Inc. party thereto.
†10.9
Form of amended and restated Management Stockholders Agreement of AMC Entertainment Holdings, Inc. among AMC Entertainment Holdings, Inc. and the stockholders of AMC Entertainment Holdings, Inc. party thereto.
10.10
Continuing Service Agreement, dated January 26, 2006, among AMC Entertainment Inc. (as successor to Loews Cineplex Entertainment Corporation) and Travis Reid, and, solely for the purposes of its repurchase obligations under Section 7 thereto, Marquee Holding Inc. (incorporated by reference from Exhibit 10.4 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.11
Non-Qualified Stock Option Agreement, dated January 26, 2006, between Marquee Holdings Inc. and Travis Reid (incorporated by reference from Exhibit 10.5 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on January 31, 2006).
10.12
Fee Agreement, dated June 11, 2007, by and among AMC Entertainment Holdings, Inc., Marquee Holdings Inc., AMC Entertainment Inc., J.P. Morgan Partners (BHCA), L.P., Apollo Management V, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., Apollo German Partners V GmbH & Co KG, Bain Capital Partners, LLC, TC Group, L.L.C., a Delaware limited liability company and Applegate and Collatos, Inc. (incorporated by reference from Exhibit 10.7 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on June 13, 2007).

EXHIBIT NUMBER	DESCRIPTION
10.13	American Multi-Cinema, Inc. Savings Plan, a defined contribution 401(k) plan, restated January 1, 1989, as amended (incorporated by reference from Exhibit 10.6 to AMCE's Registration Statement on Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.14(a)
Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc., as Amended and Restated, effective December 31, 2006, and as Frozen, effective December 31, 2006 (incorporated by reference from Exhibit 10.15(a) to AMCE's Form 10-K (File No. 1-8747) filed June 18, 2007).
10.14(b)
American Multi-Cinema, Inc. Supplemental Executive Retirement Plan, as Amended and Restated, generally effective January 1, 2006, and as Frozen, effective December 31, 2006 (incorporated by reference from Exhibit 10.15(b) to AMCE's Form 10-K (File No. 1-8747) filed June 18, 2007).
10.15	Division Operations Incentive Program (incorporated by reference from Exhibit 10.15 to AMCE's Registration Statement on Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
10.16
Summary of American Multi-Cinema, Inc. Executive Incentive Program (incorporated by reference from Exhibit 10.36 to AMCE's Registration Statement on Form S-2 (File No. 33-51693) filed December 23, 1993).
10.17
American Multi-Cinema, Inc. Retirement Enhancement Plan, as Amended and Restated, effective January 1, 2006, and as Frozen, effective December 31, 2006 (incorporated by reference from Exhibit 10.19 to the Company's Registration Statement on Form S-1 (File No. 333-139249) filed April 12, 2007, as amended).
10.18
AMC Non-Qualified Deferred Compensation Plan, as Amended and Restated, effective January 1, 2005 (incorporated by reference from Exhibit 10.21 to the Company's Registration Statement on Form S-1 (File No. 333-139249) filed April 12, 2007, as amended).
10.19	American Multi-Cinema, Inc. Executive Savings Plan (incorporated by reference from Exhibit 10.28 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
10.20
Agreement of Sale and Purchase dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (incorporated by reference from Exhibit 10.1 of AMCE's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
10.21
Option Agreement dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (incorporated by reference from Exhibit 10.2 of AMCE's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
10.22
Right to Purchase Agreement dated November 21, 1997, between AMC Entertainment Inc., as Grantor, and Entertainment Properties Trust as Offeree (Incorporated by reference from Exhibit 10.3 of AMCE's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).

EXHIBIT NUMBER	DESCRIPTION
10.23	Lease dated November 21, 1997 between Entertainment Properties Trust, as Landlord, and American Multi-Cinema, Inc., as Tenant (incorporated by reference from Exhibit 10.4 of AMCE's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997). (Similar leases have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 (Houston), Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24, Palm Promenade 24, Westminster Promenade 24, Hoffman Center 22, Elmwood Palace 20, Westbank Palace 16, Clearview Palace 12, Hammond Palace 10, Houma Palace 10, Livonia 20, Forum 30, Studio 29 (Olathe), Hamilton 24, Deer Valley 30, Mesa Grand 24 and Burbank 16.
10.24
Guaranty of Lease dated November 21, 1997 between AMC Entertainment Inc., as Guarantor, and Entertainment Properties Trust, as Owner (incorporated by reference from Exhibit 10.5 of AMCE's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997, (Similar guaranties have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 (Houston), Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24, Palm Promenade 24, Westminster Promenade 24, Hoffman Center 22, Elmwood Palace 20, Westbank Palace 16, Clearview Palace 12, Hammond Palace 10, Houma Palace 10, Livonia 20, Forum 30, Studio 29 (Olathe), Hamilton 24, Deer Valley 30, Mesa Grand 24 and Burbank 16.
10.30
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and John D. McDonald which commenced July 1, 2001. (incorporated by reference from Exhibit 10.29 to Amendment No. 1 to the AMCE's Form 10-K (File No. 1-8747) filed on July 27, 2001).
10.31
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Craig R. Ramsey which commenced on July 1, 2001. (incorporated by reference from Exhibit 10.36 to AMCE's Form 10-Q (File No. 1-8747) filed on August 12, 2002).
10.32
Investment Agreement entered into April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P. (incorporated by reference from Exhibit 4.7 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on April 20, 2001).
10.33
Standstill Agreement by and among AMC Entertainment Inc., and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P., dated as of April 19, 2001. (incorporated by reference from Exhibit 4.8 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on April 20, 2001).
10.34
Registration Rights Agreement dated April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P. (incorporated by reference from Exhibit 4.9 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on April 20, 2001).

EXHIBIT NUMBER	DESCRIPTION
10.35	Securities Purchase Agreement dated June 29, 2001 by and among Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P., Apollo Management V, L.P., AMC Entertainment Inc., Sandler Capital Partners V, L.P., Sandler Capital Partners V FTE, L.P. and Sandler Capital Partners V Germany, L.P. (incorporated by reference from Exhibit 4.6 to AMCE's Form 10-Q (File No. 1-8747) filed on August 10, 2001).
10.36
Form of Indemnification Agreement dated September 18, 2003 between the Company and Peter C. Brown, Charles S. Sosland, Charles J. Egan, Jr., Michael N. Garin, Marc J. Rowan, Paul E. Vardeman, Leon D. Black and Laurence M. Berg (incorporated by reference from Exhibit 10.1 to AMCE's Form 10-Q (File No. 1-8747) filed on February 5, 2004).
10.37	2003 AMC Entertainment Inc. Long-Term Incentive Plan (incorporated by reference from Exhibit 10.2 to AMCE's Form 10-Q (File No. 1-8747) filed on November 5, 2003).
10.40	Description of 2004 Grant under the 2003 AMC Entertainment Inc. Long-Term Incentive Plan (incorporated by reference from Exhibit 10.3 to AMCE's Form 10-Q (File No. 1-8747) filed on November 5, 2003).
10.41(a)
AMC Entertainment Holdings, Inc. Amended and Restated 2004 Stock Option Plan (incorporated by reference from Exhibit 10.9 to the AMCE's Current Report on Form 8-K (File No. 1-8747) filed on June 13, 2007).
10.41(b)	Form of Non-Qualified Stock Option Agreement (incorporated by reference from Exhibit 10.32(b) to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.41(c)	Form of Incentive Stock Option Agreement (incorporated by reference from Exhibit 10.32(c) to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
10.42(a)	AMC Entertainment Holdings, Inc. 2010 Equity Incentive Plan (incorporated by reference from Exhibit 10.1 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on July 14, 2010).
10.42(b)	Form of Non-Qualified Stock Option Award Agreement (incorporated by reference from Exhibit 10.2 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on July 14, 2010).
10.42(c)	Form of Restricted Stock Award Agreement (Time Vesting) (incorporated by reference from Exhibit 10.3 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on July 14, 2010).
10.42(d)	Form of Restricted Stock Award Agreement (Performance Vesting) (incorporated by reference from Exhibit 10.4 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on July 14, 2010).
10.43
Contribution and Unit Holders Agreement, dated as of March 29, 2005, among National Cinema Network, Inc., Regal CineMedia Corporation and National CineMedia, LLC (incorporated by reference from Exhibit 10.1 to the AMCE's Current Report on Form 8-K (File No. 1-8747) filed April 4, 2005).
10.44
Exhibitor Services Agreement, dated February 13, 2007 between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.2 to the Current Report on Form 8-K (File No. 1-33296) of National CineMedia, Inc., filed on February 16, 2007, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION
10.45	First Amended and Restated Loews Screen Integration Agreement, dated February 13, 2007 between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.8 to the Current Report on Form 8-K (File No. 1-33296) of National CineMedia, Inc., filed on February 16, 2007, and incorporated herein by reference).
10.46
Third Amended and Restated Limited Liability Company Operating Agreement, dated February 13, 2007 between American Multi-Cinema, Inc., Cinemark Media, Inc., Regal CineMedia Holdings, LLC and National CineMedia, Inc. (incorporated by reference from Exhibit 10.3 to the AMCE's Current Report on Form 8-K (File No. 1-8747) filed February 20, 2007).
10.50
Voting and Irrevocable Proxy Agreement, dated June 11, 2007, among AMC Entertainment Holdings, Inc., Carlyle Partners III Loews, L.P., CP III Coinvestment, L.P., Bain Capital Holdings (Loews) I, L.P., Bain Capital AIV (Loews) II, L.P., Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P. and Spectrum IV Investment Managers' Fund, L.P. (incorporated by reference from Exhibit 10.6 to the AMCE's Current Report on Form 8-K (File No. 1-8747) filed on June 13, 2007).
10.51
Voting and Irrevocable Proxy Agreement, dated June 11, 2007, among AMC Entertainment Holdings, Inc., J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., J.P. Morgan Partners Global Investors (Selldown) II, L.P., JPMP Global Fund/AMC/Selldown II, L.P., J.P. Morgan Partners Global Investors (Selldown) II-C, L.P., AMCE (Ginger), L.P., AMCE (Luke), L.P., AMCE (Scarlett), L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., Apollo German Partners V GmbH & Co KG and other co-investors. (incorporated by reference from Exhibit 10.5 to the AMCE's Current Report on Form 8-K (File No. 1-8747) filed on June 13, 2007).
10.52
Employment Agreement, dated as of November 6, 2002, by and among Kevin M. Connor, AMC Entertainment Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.49 to AMCE's Form 10-K (File No. 1-8747) filed on June 18, 2007).
10.53
Voting and Irrevocable Proxy Agreement, dated June 11, 2007, among AMC Entertainment Holdings, Inc., Carlyle Partners III Loews, L.P., CP III Coinvestment, L.P., Bain Capital Holdings (Loews) I, L.P., Bain Capital AIV (Loews) II, L.P., Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P. and Spectrum IV Investment Managers' Fund, L.P. (incorporated by reference from Exhibit 10.6 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on June 13, 2007).
10.54
Voting and Irrevocable Proxy Agreement, dated June 11, 2007, among AMC Entertainment Holdings, Inc., J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., J.P. Morgan Partners Global Investors (Selldown) II, L.P., JPMP Global Fund/AMC/Selldown II, L.P., J.P. Morgan Partners Global Investors (Selldown) II-C, L.P., AMCE (Ginger), L.P., AMCE (Luke), L.P., AMCE (Scarlett), L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P., Apollo German Partners V GmbH & Co KG and other co-investors. (incorporated by reference from Exhibit 10.5 to AMCE's Current Report on 8-K (File No. 1-8747) filed on June 13, 2007).

EXHIBIT NUMBER	DESCRIPTION
10.55	Amendment to Stock Purchase Agreement dated as of November 5, 2008 among Entretenimiento GM de Mexico S.A. de C.V., as Buyer, and AMC Netherlands HoldCo B.V., LCE Mexican Holdings, Inc., and AMC Europe S.A., as sellers (incorporated by reference from Exhibit 10.2 to AMCE's Current Report on Form 8-K (File No. 1-33344) filed January 5, 2009).
10.57
Stock Purchase Agreement dated as of November 5, 2008 among Entretenimiento GM de Mexico S.A. de C.V., as Buyer, and AMC Netherlands HoldCo B.V., LCE Mexican Holdings, Inc., and AMC Europe S.A., as sellers (filed as Exhibit 10.1 to the Company's Form 10-Q (File No. 1-33344) filed on November 17, 2008 and incorporated by reference herein).
10.58
Amendment to Exhibitor Services Agreement dated as of November 5, 2008, by and between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.1 to the Current Report on Form 8-K (File No. 1-33296) of National CineMedia, Inc., filed on February 6, 2008, and incorporated herein by reference).
10.59
Separation and General Release Agreement, dated as of February 23, 2009, by and between Peter C. Brown, AMC Entertainment Holdings, Inc., Marquee Holdings Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.1 to AMCE's Current Report on Form 8-K (File No. 1-33344) filed on February 25, 2009).
10.60
Employment Agreement, dated as of February 23, 2009, by and between Gerardo I. Lopez and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.2 to AMCE's Current Report on Form 8-K (File No. 1-8747) filed on February 24, 2009).
10.61
Employment Agreement, dated as of April 17, 2009, by and between Robert J. Lenihan and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.51 to AMCE's Form 10-K (File No. 1-8747) filed on June 15, 2010).
10.62
Employment Agreement, dated as of November 24, 2009, by and between Stephen A. Colanero and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.48 to AMCE's Form 10-K (File No. 1-8747) filed on June 3, 2011).
10.63
Waiver and Amendment No. 4 to Credit Agreement, dated July 2, 2012 by and between AMC Entertainment Inc. and Citicorp North America, Inc. (incorporated by reference from Exhibit 10.1 to AMCE's Form 8-U (File No. 1-8747) filed on July 3, 2012).
14.1	Code of Ethics (incorporated by reference from Exhibit 14 to AMCE's Form 10-K (File No. 1-8747) filed on June 23, 2004).
*21	Subsidiaries of AMC Entertainment Holdings, Inc.
*23.1
Consent of KPMG LLP, Independent Registered Public Accounting Firm, as to AMC Entertainment Holdings, Inc.'s consolidated financial statements as of and for each of the 52-week periods ended March 29, 2012, March 31, 2011 and April 1, 2010.
*23.2	Consent of Deloitte & Touche LLP as to National CineMedia, LLC's financial statements.
†23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
**24.1	Powers of Attorney.

*
Filed herewith.

**
Previously filed.

†
To be filed by amendment.